     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998



                                                      REGISTRATION NO. 333-50311

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO


                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             SL GREEN REALTY CORP.
      (Exact name of registrant as specified in its governing instrument)

                              70 WEST 36TH STREET
                               NEW YORK, NY 10018
                    (Address of principal executive offices)
                           --------------------------

                                STEPHEN L. GREEN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SL GREEN REALTY CORP.
                              70 WEST 36TH STREET
                               NEW YORK, NY 10018
                    (Name and address of agent for service)
                           --------------------------

                                   Copies to:

             MICHAEL F. TAYLOR, ESQ.                               ALAN L. GOSULE, ESQ.
                 BROWN & WOOD LLP                               ROBERT E. KING, JR., ESQ.
              ONE WORLD TRADE CENTER                                ROGERS & WELLS LLP
                NEW YORK, NEW YORK                                   200 PARK AVENUE
                    10048-0557                                   NEW YORK, NEW YORK 10166
                  (212) 839-5300                                      (212) 878-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF EACH CLASS              AMOUNT BEING       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
   OF SECURITIES BEING REGISTERED        REGISTERED(1)        PER SHARE(2)          PRICE(2)              FEE
       % Series A Convertible,
  Cumulative Preferred Stock
  liquidation preference $25.00 per
  share, $.01 par value per share          4,600,000             $25.00           $115,000,000          $33,925*
Common Stock, $.01 par value per
  share..............................         (3)                 $(3)                $(3)                 $0


(1) Includes 600,000 shares that are issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Such indeterminate number of shares of Common Stock that may, from time to time, be issued at indeterminate prices upon conversion or redemption of the PIERS.


*   Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 27, 1998

PROSPECTUS
                                4,000,000 SHARES

                                     [LOGO]
           % PREFERRED INCOME EQUITY REDEEMABLE SHARES(SM) ("PIERS(SM)")
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                              --------------------

    Distributions on the    % Preferred Income Equity Redeemable Shares(SM), a
series of preferred stock, $.01 par value per share (the "PIERS"), offered hereby (the "PIERS Offering"), of SL Green Realty Corp. (the "Company"), a Maryland corporation which qualifies for federal income tax purposes as a real estate investment trust (a "REIT"), are cumulative from the date of issue and are payable quarterly on or about the fifteenth day of January, April, July and October of each year, commencing on July 15, 1998, in an amount per share equal
to the greater of (i)    % of the liquidation preference per annum (equivalent
to $         per annum per PIERS) or (ii) the cash dividends paid or payable
(determined on each of the Dividend Payment Dates referred to below) on a number of shares of common stock, $.01 par value per shares of the Company ("Common Stock") equal to the number of shares of Common Stock (or portion thereof) into which a PIERS is convertible. See "Capital Stock -- PIERS -- Distributions."

    The PIERS are convertible at any time, at the option of the holder, unless
previously redeemed, into Common Stock at a conversion price of $     per share
of Common Stock (equivalent to a conversion rate of    shares of Common Stock
for each PIERS) (the "Conversion Price"), subject to adjustment in certain circumstances described herein. Except in certain circumstances relating to the preservation of the Company's status as a REIT for federal income tax purposes, the PIERS are not redeemable prior to July 15, 2003. On and after July 15, 2003, the PIERS will be redeemable by the Company, in whole or in part, at the option of the Company, for such number of shares of Common Stock as are issuable at the Conversion Price, provided that the Company may exercise this option only if for 20 trading days within any 30 consecutive trading days, including the last day of such period, the closing price of the Common Stock on the New York Stock
Exchange ("NYSE") exceeds $     per share, subject to adjustment in certain
circumstances. On and after July 15, 2003, the PIERS may also be redeemed at the
option of the Company, in whole or in part, initially at $       per PIERS and
thereafter at prices declining to $25.00 per share on and after July 15, 2007, plus in each case accumulated and unpaid distributions, if any, to the redemption date, provided that the Company may exercise this option only if the redemption price (other than the portion thereof consisting of accumulated and unpaid distributions) is paid solely out of the sale proceeds of other shares of stock of the Company, which may include other series of preferred stock, and from no other source. The PIERS are subject to mandatory redemption on April 15, 2008 at a price of $25 per PIERS, plus accumulated and unpaid distributions to the redemption date.


    Application will be made to list the PIERS and the Common Stock issuable upon conversion or redemption of the PIERS on the NYSE. The PIERS will be listed under the Symbol "SLGPrA," and the Common Stock will be listed under the symbol "SLG." Trading of the PIERS is expected to commence on the NYSE within 30 days from the closing of the PIERS Offering. On April 23, 1998, the last reported sale price of the Common Stock on the NYSE was $23.875 per share. See "Capital Stock -- Restrictions on Ownership and Transfer."

                           --------------------------


    Concurrent with this offering of PIERS by the Company (the "PIERS Offering") the Company is offering an aggregate of 10,000,000 shares of Common Stock (11,500,000 shares if the over-allotment option to the underwriters is exercised in full) by a separate Prospectus (the "Common Offering" and, together with the PIERS Offering, the "Offerings"). The consummation of the Common Offering is not contingent upon consummation of the PIERS Offering or vice versa.

                           --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE PIERS, INCLUDING, AMONG OTHERS:

    - CONCENTRATION OF ALL OF THE COMPANY'S PROPERTIES IN MANHATTAN (PRIMARILY IN MIDTOWN MANHATTAN), AND THE DEPENDENCE OF SUCH PROPERTIES ON THE CONDITIONS OF THE NEW YORK METROPOLITAN ECONOMY AND THE MIDTOWN MANHATTAN OFFICE MARKET;

    - THE POSSIBILITY THAT ONE OR MORE OF THE PENDING ACQUISITIONS WILL NOT
      CLOSE;

    - RISKS ASSOCIATED WITH RAPID GROWTH;

    - AN AFFILIATE OF LEHMAN BROTHERS INC. ("LEHMAN BROTHERS") THE LEAD MANAGER OF THE OFFERINGS, WILL RECEIVE $240 MILLION OF THE NET PROCEEDS OF THE OFFERINGS IN REPAYMENT OF A LOAN MADE TO ACQUIRE PROPERTIES, IN ADDITION TO UNDERWRITING DISCOUNTS AND COMMISSIONS;

    - THE POSSIBILITY THAT THE BOARD OF DIRECTORS OF THE COMPANY MAY IN THE FUTURE AMEND OR REVISE THE INVESTMENT, FINANCING, BORROWING, DISTRIBUTION AND CONFLICTS OF INTEREST POLICIES OF THE COMPANY, WITHOUT A VOTE OF THE COMPANY'S STOCKHOLDERS; AND

    - LIMITATIONS ON THE STOCKHOLDERS' ABILITY TO CHANGE CONTROL OF THE COMPANY, INCLUDING RESTRICTIONS ON OWNERSHIP OF MORE THAN 9.0% OF THE OUTSTANDING SHARES OF COMMON STOCK.
                       ----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                             PUBLIC (1)           COMMISSIONS (2)          COMPANY (3)
Per Share.............................................            $                      $                      $
Total (4).............................................            $                      $                      $

(1) Plus accumulated distributions, if any, from the date of original issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at approximately
    $      .
(4) The Company has granted the Underwriters an option to purchase up to an aggregate of 600,000 PIERS to cover over-allotments. If all of such shares are purchased, the total Price to Public, Discounts and Commissions and
    Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."
                         ------------------------------
    The PIERS offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice to, delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the PIERS offered hereby will be made through the facilities of The Depository Trust Company, in New York, New
York, on or about       , 1998.
                           --------------------------
LEHMAN BROTHERS                               PRUDENTIAL SECURITIES INCORPORATED


            , 1998

                                [MAP AND PHOTOS]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PIERS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF PIERS TO COVER A SYNDICATE SHORT POSITION IN THE PIERS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE PIERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY....................          1
The Company...........................          1
Risk Factors..........................          2
Recent Developments...................          4
Business and Growth Strategies........          6
The Properties........................          8
The PIERS Offering....................         10
Tax Status of the Company.............         12
Summary Selected Financial
  Information.........................         12

RISK FACTORS..........................         16
The Company's Dependence on the
  Midtown Markets Due to Limited
  Geographic Diversification Could
  Adversely Affect the Company's
  Financial Performance...............         16
Risk that Pending Acquisitions Will
  Not Close...........................         16
Risks Associated with Rapid Growth,
  the Recent Acquisition of Many of
  the New Propeties and the Lack of
  Operating History...................         16
The Managing Underwriter will Receive
  $240 Million from the Net Proceeds
  of the Offerings....................         17
The Company's Performance and Value
  are Subject to Risks Associated with
  the Real Estate Industry............         17
  The Company's ability to make
    distributions is dependent upon
    the ability of its office
    properties to generate income in
    excess of operating expenses......         17
  Tenant defaults and bankruptcies
    could adversely affect the
    Company's cash flow...............         17
  Lease expirations could adversely
    affect the Company's cash flow....         18
  Illiquidity of real estate
    investments could adversely affect
    the Company's financial
    condition.........................         18
  Operating costs could adversely
    affect the Company's cash flow....         18
  Investments in mortgage loans could
    cause expenses which could
    adversely affect the Company's
    financial condition...............         18
  Joint investments could be adversely
    affected by the Company's lack of
    sole decision-making authority and
    reliance upon a co-venturer's
    financial condition...............         19
  The expiration of net leases and
    operating subleases could
    adversely affect the Company's
    financial condition...............         19
  The Company's financial condition
    could be adversely affected due to
    its reliance on major tenants.....         20
The Company's Use of Debt Financing,
  Increases in Interest Rates,
  Financial Covenants and Absence of
  Limitation on Debt Could Adversely
  Affect the Company..................         20
  The required repayment of debt or
    interest thereon could adversely
    affect the Company's financial
    condition.........................         20
  Rising interest rates could
    adversely affect the Company's
    cash flow.........................         20
  The Company's policy of no
    limitation on debt could adversely
    affect the Company's cash flow....         21
The Ability of Stockholders to Effect
  a Change of Control of the Company
  is Limited..........................         21
  Stock ownership limits in the
    Charter could inhibit changes in
    control...........................         21
  Potential effects of staggered board
    could inhibit changes in
    control...........................         22
  Future issuances of common stock
    could dilute existing
    stockholders' interests...........         22
  Issuances of preferred stock could
    inhibit changes in control........         22
  Certain provisions of Maryland law
    could inhibit changes in
    control...........................         22
Dependence on Smaller and Growth-
  Oriented Businesses to Rent Class B
  Office Space Could Adversely Affect
  the Company's Cash Flow.............         22
Conflicts of Interest in Connection
  with the Formation Transactions and
  the Business of the Company.........         22
  A sale of, or a reduction in
    mortgage indebtedness on, any of
    the Properties will have different
    effects on holders of Units than
    on stockholders...................         22
  Failure to enforce terms of
    contribution and other
    agreements........................         23
  Conflicts of interest with
    affiliates of the Company.........         23
  Outside interests of officers and
    directors could conflict with the
    Company's interests...............         23

Limitations on Ability to Sell or
  Reduce the Mortgage Indebtedness on
  Certain Properties Could Adversely
  Affect the Value of the Common Stock
  and the PIERS.......................         23
Failure to Qualify as a REIT Would
  Cause the Company to be Taxed as a
  Corporation.........................         25
Competition in its Marketplace Could
  Have an Adverse Impact on the
  Company's Results of Operations.....         25
The Financial Condition of Third-Party
  Property Management, Leasing and
  Construction Businesses Could
  Adversely Affect the Company's
  Financial Condition.................         26
Liability for Environmental Matters
  Could Adversely Affect the Company's
  Financial Condition.................         27
Lack of a Public Market for the
  PIERS...............................         28
Other Risks of Ownership of Common
  Stock Could Adversely Affect the
  Trading Price of the Common Stock
  and the PIERS.......................         28
  Availability of shares for future
    sale could adversely affect the
    Common Stock price................         28
  Changes in market interest rates
    could adversely affect the price
    of the Common Stock and the
    PIERS.............................         28
  Unrelated events could adversely
    affect the price of the Common
    Stock and the PIERS...............         28
  The officers, directors and
    significant stockholders of the
    Company have substantial
    influence.........................         28
The Company Relies on Key Personnel
  Whose Continued Service is Not
  Guaranteed..........................         29
Stockholder Approval is Not Required
  to Change Policies of the Company...         29
Uninsured Losses Could Adversely
  Affect the Company's Cash Flow......         29
The Costs of Compliance with the
  Americans with Disabilities Act and
  Similar Laws Could Adversely Affect
  the Company's Cash Flow.............         29
  Americans with Disabilities Act.....         29
  Other Laws..........................         30
THE COMPANY...........................         31
RECENT DEVELOPMENTS...................         32
Acquired Properties...................         32
Pending Acquisitions..................         32
Leasing Activity......................         33
Credit Facilities.....................         33
BUSINESS AND GROWTH STRATEGIES........         34
The Market Opportunity................         34
Growth Strategies.....................         35
USE OF PROCEEDS.......................         39
RATIO OF EARNINGS TO FIXED CHARGES....         39
PRICE RANGE OF COMMON STOCK AND
  DISTRIBUTION HISTORY................         40
CAPITALIZATION........................         41
SELECTED FINANCIAL INFORMATION........         42
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................         45
Overview..............................         45
Results of Operations.................         45
Pro Forma Results of Operations.......         48
Liquidity and Capital Resources.......         50
Cash Flows............................         51
Funds from Operations.................         51
Inflation.............................         52
Recently Issued Accounting
  Pronouncements......................         52
Year 2000.............................         52
MARKET OVERVIEW.......................         53
New York Economy......................         53
Manhattan Office Market...............         55
THE PROPERTIES........................         61
The Portfolio.........................         61
673 First Avenue......................         67
470 Park Avenue South.................         70
36 West 44th Street (The Bar
  Building)...........................         72
70 West 36th Street...................         73
1414 Avenue of the Americas...........         76
29 West 35th Street...................         78
1372 Broadway.........................         80
1140 Avenue of the Americas...........         82
50 West 23rd Street...................         84
17 Battery Place......................         85
110 East 42nd Street..................         88
633 Third Avenue (partial interest)...         88
1466 Broadway.........................         88
420 Lexington Avenue (the Graybar
  Building)...........................         90
321 West 44th Street..................         92
Pending Acquisitions:
440 Ninth Avenue......................         92
38 East 30th Street...................         92
116 Nassau Street.....................         92
711 Third Avenue......................         93
General Terms of Leases in the Midtown
  Markets.............................         95

Mortgage Indebtedness.................         95
Credit Facilities.....................         96
Environmental Matters.................         96
Property Management and Leasing
  Services............................         97
Construction Services.................         98
Employees.............................         98
Competition...........................         98
Regulation............................         99
Insurance.............................         99
Legal Proceedings.....................         99
MANAGEMENT............................        100
Directors and Executive Officers......        100
Committees of the Board of
  Directors...........................        102
Compensation of Directors.............        103
Executive Compensation................        103
Employment and Noncompetition
  Agreements..........................        104
Stock Option and Incentive Plan.......        105
Incentive Compensation Plan...........        106
401(k) Plan...........................        106
Limitation of Liability and
  Indemnification.....................        106
STRUCTURE AND FORMATION OF THE
  COMPANY.............................        108
The Operating Entities of the
  Company.............................        108
Formation Transactions................        109
Benefits to Related Parties...........        110
POLICIES WITH RESPECT TO CERTAIN
  ACTIVITIES..........................        111
Investment Policies...................        111
Disposition Policies..................        112
Financing Policies....................        113
Conflict of Interest Policies.........        113
Interested Director and Officer
  Transactions........................        114
Business Opportunities................        114
Policies with Respect to Other
  Activities..........................        114
CERTAIN RELATIONSHIPS AND
  TRANSACTIONS........................        116
Formation Transactions................        116
Cleaning Services.....................        116
Security Services.....................        116
Related Party Transactions............        116
PARTNERSHIP AGREEMENT.................        116
Operational Matters...................        116
Liability and Indemnification.........        120
Transfers of Interests................        120
Issuance of Additional Units and/or
  Preference Units....................        121
Fiduciary Duty........................        122

PRINCIPAL STOCKHOLDERS................        123
CAPITAL STOCK.........................        125
General...............................        125
Common Stock..........................        125
Preferred Stock.......................        125
PIERS.................................        126
Excess Stock..........................        132
Power to Issue Additional Shares of
  Common Stock and Preferred Stock....        132
Restrictions on Transfer..............        133
Transfer Agent, Registrar, Conversion
  Agent and Distribution Disbursing
  Agent...............................        134
Global Securities.....................        135
CERTAIN PROVISIONS OF MARYLAND LAW AND
  THE COMPANY'S CHARTER AND BYLAWS....        137
Classification and Removal of Board of
  Directors; Other Provisions.........        137
Business Combination Statute..........        138
Control Share Acquisition Statute.....        138
Amendments to the Charter.............        139
Advance Notice of Director Nominations
  and New Business....................        139
Anti-takeover Effect of Certain
  Provisions of Maryland Law and of
  the Charter and Bylaws..............        139
Rights to Purchase Securities and
  Other Property......................        139
SHARES AVAILABLE FOR FUTURE SALE......        139
General...............................        139
Registration Rights...................        140
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES........................        141
General...............................        141
Taxation of the Company...............        141
Taxation of Stockholders Generally....        147
Taxation of Holders of PIERS..........        151
Other Tax Considerations..............        153
State and Local Tax...................        154
UNDERWRITING..........................        155
EXPERTS...............................        157
LEGAL MATTERS.........................        157
ADDITIONAL INFORMATION................        157
GLOSSARY OF SELECTED TERMS............        159
INDEX TO FINANCIAL STATEMENTS.........        F-1

                              CAUTIONARY STATEMENT

    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND PROJECTIONS OF REVENUE AND OTHER FINANCIAL ITEMS, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD- LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT (I) THE OFFERING PRICE PER SHARE FOR COMMON STOCK OFFERED BY THE COMMON OFFERING IS $23.875 AND (II) THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. AS USED HEREIN, (I) THE "COMPANY" MEANS SL GREEN REALTY CORP., A MARYLAND CORPORATION, AND ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING SL GREEN OPERATING PARTNERSHIP, L.P.), AND THE PREDECESSORS THEREOF OR, AS THE CONTEXT MAY REQUIRE, SL GREEN REALTY CORP. ONLY OR SL GREEN OPERATING PARTNERSHIP, L.P. ONLY AND (II) "SL GREEN" MEANS SL GREEN PROPERTIES, INC., A NEW YORK CORPORATION, AS WELL AS THE AFFILIATED PARTNERSHIPS AND OTHER ENTITIES THROUGH WHICH STEPHEN L. GREEN HAS HISTORICALLY CONDUCTED COMMERCIAL REAL ESTATE ACTIVITIES. SEE "GLOSSARY OF SELECTED TERMS" FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.


                                  THE COMPANY

    SL Green Realty Corp. (together with its subsidiaries, the "Company") is the first fully integrated, self-administered and self-managed equity real estate investment trust ("REIT") solely engaged in owning, managing, leasing, acquiring and repositioning Class B office properties in Manhattan. The Company continues to be the only Class B office REIT in New York City. The Company currently owns interests in 15 Class B office properties (the "Properties") containing approximately 5.0 million rentable square feet located in Manhattan. As of December 31, 1997, the Properties were 90% leased. In addition, the Company acts as leasing agent and/or manages 27 properties (including the Properties owned by the Company) encompassing approximately 8.2 million rentable square feet.

    The term "Class B" is generally used in the Manhattan office market to describe office properties which are more than 25 years old but which are in good physical condition, enjoy widespread acceptance by high-quality tenants and are situated in desirable locations in Manhattan. Class B office properties can be distinguished from Class A properties in that Class A properties are generally newer properties with higher finishes and obtain the highest rental rates within their markets.

    A variety of tenants who do not require, desire or cannot afford Class A space are attracted to Class B office properties due to their prime locations, excellent amenities, distinguished architecture and relatively less expensive rental rates. Class B office space has historically attracted many smaller growth oriented firms (many of which have fueled the recent growth in the New York metropolitan economy) and has played a critical role in satisfying the space requirements of particular industry groups in Manhattan, such as the advertising, apparel, business services, engineering, not-for-profit, "new media" and publishing industries. In addition, several areas of Manhattan, including many in which particular trades or industries traditionally congregate, are dominated by Class B office space and contain no or very limited Class A office space. Examples of such areas include the Garment District (where three of the Properties are located), the Flatiron District (where one Property is located), the areas immediately south and north of Houston Street ("Soho" and "Noho", respectively), Chelsea (where one Property is located), and the area surrounding the United Nations (where one Property is located). Businesses significantly concentrated in certain of these areas include those in the following industries: new media, garment, apparel, toy, jewelry, interior decoration, antiques, giftware, contract furnishing and UN-related businesses. The concentration of businesses creates strong demand for the available Class B office space in those locations.

    A description of the structure of the Company is set forth below under "Structure and Formation of the Company."

    The Company believes that current developments in the New York metropolitan economy provide an attractive environment for owning, operating and acquiring Class B office properties in Manhattan. The combined vacancy rate for Class A and Class B office space in the Midtown Markets (as defined herein) declined to 9.1% at March 31, 1998 from a 1990s high of 16.8% at year-end 1991. The Class B segment of this market tightened to a vacancy rate of 9.8% at March 31, 1998 from its 1990s high of 17.2% at year-end

1992, a 43.0% decline. Rosen Consulting Group, a national real estate consulting group, projects vacancy rates in the Class B Midtown Markets to further drop to 7.0% by 2002, resulting in projected average asking market rents of $34.14 per square foot, a 23.1% increase over average asking rents as of December 31, 1997 of $27.74 per square foot. See "Business and Growth Strategies--The Market Opportunity" and "Risk Factors--The Company's Dependence on the Midtown Markets Due to Limited Geographic Diversification Could Adversely Affect The Company's Financial Performance" below. The Company seeks to capitalize on growth opportunities in its marketplace by acquiring Class B office properties on a selective basis and, when necessary, enhancing their value after acquisition through repositioning of the properties in their respective submarkets. See "Business and Growth Strategies--Growth Strategies."


    The Company operates from its Manhattan headquarters and is a fully integrated real estate company with approximately 331 employees and in-house expertise in acquisitions, finance, asset management, leasing and construction. The Company's founder, Stephen L. Green, along with the other six senior officers of the Company, have an average of more than 20 years of experience in the real estate industry. See "Management--Directors and Executive Officers." Upon completion of the Offerings, approximately 9.6% of the equity of the Company, on a fully diluted basis, will be beneficially owned by officers and directors of the Company.


HIGHLIGHTS OF RECENT DEVELOPMENTS


    Since its initial public offering in August 1997 (the "IPO"), the Company has acquired interests in six of the Properties (collectively, the "Acquired Properties"), containing approximately 2.8 million rentable square feet. The Acquired Properties include, among others, 110 East 42nd Street (formerly known as the Bowery Savings Bank Building), and the Graybar Building at 420 Lexington Avenue. The Acquired Properties were purchased for an aggregate purchase price of approximately $259 million. As of April 24, 1998, the Company had entered into agreements to purchase four additional office properties (the "Pending Acquisitions") containing an aggregate of approximately 1,055,000 rentable square feet for an aggregate purchase price of $111.0 million.


                                  RISK FACTORS

    An investment in the Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment in the Company. Such risks include, among others:

    - concentration of the Properties in Manhattan (primarily in the Midtown Markets), and the dependence of the Properties on the conditions of the New York metropolitan economy and the Midtown Markets (as defined herein), which increases the risk of the Company's being adversely affected by a downturn in the New York metropolitan economy or the Midtown Markets;

    - the possibility that one or more of the Pending Acquisitions will not close and that the Company may be unable to apply proceeds from the Offerings toward other suitable acquisitions;

    - integration of recent or expected acquisitions, including the risk that certain of these properties may have characteristics or deficiencies unknown to the Company that affect their valuation or revenue potential;

    - an affiliate of Lehman Brothers, the lead managing underwriter of the Offerings, will receive $240 million of the net proceeds of the Offerings in repayment of a loan made to the Company to acquire properties, in addition to underwriting discounts and commissions.

    - conflicts of interest involving officers and directors of the Company in business decisions regarding the Company, including conflicts associated with sales and refinancings of the Properties and the prepayment of debt secured by the Properties and conflicts associated with the provision of cleaning and security services with respect to the Properties by entities controlled by related parties;

    - limitations on the ability of the Company to sell, or reduce the amount of mortgage indebtedness on, two of the Properties (673 First Avenue and 470 Park Avenue South) for up to 12 years following the completion of the IPO (the "Lock-out Period"), except in certain circumstances (the "Lock-out Provisions"), which limitations could benefit certain participants in the Formation Transactions (as defined herein) (including Stephen L. Green, members of his immediate family and unaffiliated partners in the Property-owning entities), even if any such sale or reduction in mortgage indebtedness would be in the best interests of the Company's stockholders, and the possibility that future property acquisitions in which the Company uses partnership interests as consideration will include comparable limitations;

    - the anti-takeover effect of limiting actual or constructive ownership of Common Stock to 9.0% of the number of outstanding shares, subject to certain exceptions, and of certain other provisions contained in the organizational documents of the Company and the Operating Partnership, which could have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the Common Stock or otherwise would be in the best interests of the Company's stockholders;

    - dependence on smaller and growth-oriented businesses to rent Class B office space;

    - office real estate investment risks, such as the effect of the large number of competitive office properties in the Midtown Markets, the need to renew leases or re-lease space upon lease expirations and to pay renovation and re-leasing costs in connection therewith, the effect of economic and other conditions on office property cash flows and values, the ability of tenants to make lease payments, the ability of a property to generate revenue sufficient to meet operating expenses (including future debt service), potential environmental liabilities, the illiquidity of real estate investments and the possibility that acquired properties fail to perform as expected;

    - the possibility that the Board of Directors of the Company may in the future amend or revise the investment, financing, borrowing, distribution and conflicts of interest policies of the Company without a vote of the Company's stockholders;

    - the absence of limitations in the Company's organizational documents on the incurrence of debt;

    - taxation of the Company as a corporation if it fails to qualify as a REIT for Federal income tax purposes, the Company's liability for certain Federal, state and local income taxes in such event and the resulting decrease in cash available for distribution; and

    - possible environmental liability in connection with the Company's ownership and/or operation of the Properties.

                              RECENT DEVELOPMENTS

ACQUIRED PROPERTIES


    Since the closing of the IPO on August 20, 1997 through April 24, 1998, the Company has acquired interests in six additional properties in Manhattan containing approximately 2.8 million rentable square feet for an aggregate purchase price of approximately $259 million. The following table sets forth certain data regarding the Acquired Properties:


                                                             APPROXIMATE         PERCENT           PURCHASE
ACQUIRED                                                      RENTABLE          LEASED AT            PRICE          MONTH
PROPERTIES                                   SUBMARKET       SQUARE FEET    DECEMBER 31, 1997     (MILLIONS)       ACQUIRED
--------------------------------------  -------------------  -----------  ---------------------  -------------  --------------
110 East 42nd Street(1)...............  Grand Central North     251,000                92%         $    30.0    September 1997
17 Battery Place(1)...................  World Trade/Battery     811,000                79               59.0    December 1997
633 Third Avenue (partial interest)...  Grand Central North      41,000               100               10.5    December 1997
1466 Broadway(2)......................  Times Square            289,000                87               64.0    March 1998
420 Lexington Avenue
  (the Graybar Building)(2)...........  Grand Central North   1,188,000                86               78.0    March 1998
321 West 44th Street..................  Times Square            203,000                96               17.5    March 1998
                                                             -----------              ---             ------
  Total/Weighted Average..............                        2,783,000                86%         $   259.0
                                                             -----------                              ------
                                                             -----------                              ------

------------------------------

(1) Identified as an Option Property in the IPO.

(2) Property acquired from the Helmsley organization (the "Helmsley
    Properties").

PENDING ACQUISITIONS


    As of April 24, 1998, the Company had executed contracts to acquire four additional office properties containing approximately 1,055,000 rentable square feet for an aggregate purchase price of approximately $111.0 million. The Company intends to use a portion of the net proceeds from the Offerings to complete the Pending Acquisitions within 60 days after the closing of the Offerings; however, purchase of the Pending Acquisitions is subject to the Company's completion of due diligence and the satisfaction of other customary conditions to closing, and there can be no assurance that any of the Pending Acquisitions will be completed. See "Risk Factors--Risk that Pending Acquisitions Will Not Close." In addition to the Pending Acquisitions, as part of its ongoing business, the Company continually engages in discussions with various property owners regarding possible portfolio or single asset acquisitions. No assurance can be made that the Company will acquire any of the property opportunities currently under review. The following table sets forth certain data regarding the Pending Acquisitions:



                                                                      APPROXIMATE         PERCENT          PURCHASE
                                                                       RENTABLE          LEASED AT           PRICE
PENDING ACQUISITIONS                            SUBMARKET             SQUARE FEET    DECEMBER 31, 1997    (MILLIONS)
------------------------------------  ------------------------------  -----------  ---------------------  -----------
440 Ninth Avenue....................  Garment                            340,000                76%        $    29.0
38 East 30th Street.................  Park Avenue South/Flatiron          91,000                80              10.5
116 Nassau Street (Brooklyn)........  Northwest Brooklyn                 100,000                93              10.5
711 Third Avenue(1).................  Grand Central North                524,000                79(1)           61.0
                                                                      -----------              ---        -----------
    Total/Weighted Average..........                                   1,055,000                79%        $   111.0
                                                                      -----------                         -----------
                                                                      -----------                         -----------


------------------------


(1) Does not count the 45,000 square foot garage as a lease or as part of the property's rentable square feet. The garage is operated by a third party pursuant to a management contract. If the garage were counted as leased, the percent leased at this Pending Acquisition would have been 81%.


LEASING ACTIVITY

    Since the IPO, 148,000 square feet of tenant space was leased (85,000 square feet) or renewed (63,000 square feet). During this period, the Company substantially completed the lease up of three Properties acquired by the Company at the IPO (50 West 23rd Street, 1140 Avenue of the Americas and 1372 Broadway).

    The following represents the change in percent leased rates at those three
Properties:

                                                                                                  PERCENT LEASED
                                                                                          ------------------------------
                                                                                           AUGUST 21,     DECEMBER 31,
                                                                                              1997            1997
                                                                                          -------------  ---------------
1140 Avenue of the Americas.............................................................          98%             99%
1372 Broadway...........................................................................          84%             92%(1)
50 West 23rd Street.....................................................................          91%             86%(2)
                                                                                                  ---             ---
    Weighted Average....................................................................          89%             91%

------------------------

(1) As of March 31, 1998, this Property was 96% leased.

(2) The decrease in percent leased is due to a tenant leaving prior to the lease expiration date. The space was leased to a new tenant in January 1998, increasing the percent leased to 91% and increasing the weighted average percent leased rate of these three properties to 93%.

CREDIT FACILITIES

    On December 19, 1997 the Company entered into a $140 million three year senior unsecured revolving credit facility (the "Credit Facility") due December 2000. Availability under the Credit Facility may be limited to an amount less than $140 million. Availability is calculated by reference to several factors including recent acquisition activity and most recent quarterly property performance. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to the London Interbank Offered Rate ("LIBOR") applicable to each interest period plus 130 basis points to 145 basis points per annum. The Credit Facility requires the Company to comply with certain covenants, including but not limited to, maintenance of certain financial ratios. At December 31, 1997 the outstanding amount of indebtedness under the Credit Facility was $76 million, and the interest rate on such indebtedness was 7.265% per annum.

    On December 30, 1997 the Company entered into a $7 million additional advance under its existing mortgage loan which is secured by 50 West 23rd Street. The note bore interest at a rate of LIBOR plus 175 basis points (7.6875% at December 31, 1997). On April 3, 1998, the interest rate on this note was fixed at 7.06%, and will mature co-terminous with the underlying mortgage note. As of April 15, 1998, the current amount of the mortgage note was $21 million.

    On March 18, 1998, the Company asked the Credit Facility banking group to temporarily relieve the Company from its obligations under the financial covenants of the Credit Facility, in order to close an additional financing provided by Lehman Brothers necessary to acquire the Helmsley Properties (the "Acquisition Facility"). The Acquisition Facility, with a borrowing capacity of up to $275 million, financed the purchase of the Helmsley Properties, paid off the outstanding balance on the Credit Facility and provided ongoing liquidity for future acquisition and corporate needs. The term of this facility is one year. The interest rate is determined by a schedule of the principal balance of the loan outstanding and the applicable quarterly period extending from March 18, 1998 through the maturity date. The outstanding principal amount of $240 million under the Acquisition Facility will be paid from the proceeds of the Offerings. The Credit Facility will remain committed but unused until the Acquisition Facility is repaid, at which time the Company will be in compliance with all financial covenants under the Credit Facility and will again be able to draw additional funds under such Credit Facility.

                         BUSINESS AND GROWTH STRATEGIES

    The Company's primary business objective is to maximize total return to stockholders through growth in distributable cash flow and appreciation in the value of its assets. The Company seeks to achieve this objective by capitalizing on the external and internal growth opportunities described below.

    Unless indicated otherwise, information contained herein concerning the New York metropolitan economy and the Manhattan office market is derived from a report commissioned by the Company and prepared by the Rosen Consulting Group, and is included herein (the "Rosen Market Study"), with the consent of the Rosen Consulting Group.

THE MARKET OPPORTUNITY

    - The Company believes that the continuing recovery of the New York commercial real estate market from the downturn of the late 1980s and early 1990s creates an attractive environment for owning, operating and acquiring Class B office properties in Manhattan.

    - Continued net private sector job growth (especially in smaller companies), an improving business environment and "quality of life" enhancements in New York City have led to growing demand for office space in Manhattan.

    - The Midtown Markets in particular have benefited from the growth in smaller companies that have traditionally been attracted to Class B space in the Midtown Markets due to its prime locations and relatively less expensive rental rates (as compared to Class A space) and from the relocation of larger firms from Class A space to Class B space.

    - The Company expects the supply of office space in the Midtown Markets to remain relatively stable through the year 2000 because new construction generally is not economically feasible at current market rental rates and property values, there are relatively few sites available for construction and the lead time required for construction typically exceeds three years.

    - As a result of these positive supply and demand fundamentals, the Class B office vacancy rate in the Midtown Markets declined to 9.8% from its 1990s high of 17.2% in 1992 and asking rental rates for Class B office space in the Midtown Markets increased to $27.74 per square foot as of March 31, 1998 from their 1990s low of $21.90 per square foot as of year-end 1993. These developments coupled with projected continuing decreases in vacancy rates and increases in rental rates create attractive opportunities for owning and acquiring Class B office properties in Manhattan. However, concentration of most of the Properties in these markets increases the risk of the Company being adversely affected by any downturn in the New York metropolitan economy. See "Risk Factors--The Company's Dependence on the Midtown Markets Due to Limited Geographic Diversification Could Adversely Affect the Company's Financial Performance."

GROWTH STRATEGIES

    - The Company seeks to capitalize on current opportunities in the Class B Manhattan office market through (i) property acquisitions--continuing to acquire Class B office properties at significant discounts to replacement costs that provide attractive initial yields and the potential for cash flow growth, (ii) releasing expiring leases to increasing market rents,
      (iii) property repositioning-- repositioning acquired properties that are underperforming through renovations, active management and proactive leasing and (iv) integrated leasing and property management.

    - PROPERTY ACQUISITIONS. In acquiring properties, the Company believes that it will have the following advantages over its competitors: (i) over 18 years experience as a full service, fully integrated real estate company focused on the Class B office market in Manhattan, (ii) enhanced access to capital as a public company, (as compared to the generally fragmented and far less institutional ownership of competing Manhattan Class B office properties) and (iii) the ability to offer tax-advantaged structures to sellers.

    - RE-LEASING EXPIRING LEASES TO INCREASING MARKET RENTS. Although there can be no assurances in this regard, the Company believes that as the commercial real estate market in Manhattan continues to improve, there will be increasing demand for office space and declining vacancies which are expected to continue to result in increasing market rents. The Company believes it has significant opportunities to increase cash flow during such periods of increasing market rents by renewing or re-leasing expiring leases at increased market rents.

    - PROPERTY REPOSITIONING. The Company believes that there are a significant number of potential acquisitions that could greatly benefit from management's experience in enhancing property cash flow and value by renovating and repositioning properties to be among the best in their submarkets.

    - INTEGRATED LEASING AND PROPERTY MANAGEMENT. The Company seeks to capitalize on management's extensive knowledge of the Class B Manhattan marketplace and the needs of the tenants therein through its proactive approach to leasing and management, which includes (i) the use of in-depth market research, (ii) the utilization of an extensive network of third-party brokers, (iii) comprehensive building management analysis and planning and (iv) a commitment to tenant satisfaction and providing "Class A" tenant services. The Company believes that its proactive leasing efforts have contributed to average occupancy rates at the Properties that are above the market average. See "Business and Growth Strategies--Growth Strategies--Integrated Leasing and Property Management." In addition, the Company's commitment to tenant service and satisfaction is evidenced by the renewal of approximately 75% of the expiring rentable square footage 75% of the expiring leases determined by number of leases) at the Properties owned and managed by the Company and its predecessors during the period from January 1, 1994 through December 31, 1997.

                                 THE PROPERTIES

THE PORTFOLIO


    GENERAL. The Company owns or has contracted to acquire interests in 19 Class B office properties located primarily in Manhattan which contain approximately 6.1 million rentable square feet (one property is located in downtown Manhattan and one property is located in Brooklyn). Of these 19 properties, nine properties containing approximately 2.2 million rentable square feet were owned or acquired by the Company at the time of the IPO (the "Initial Properties"), six properties containing approximately 2.8 million rentable square feet have been acquired by the Company since the IPO (the "Acquired Properties") and three properties containing approximately 1,055,000 rentable square feet are currently under contract by the Company (the "Pending Acquisitions"). Certain of the Properties include at least a small amount of retail space on the lower floors, as well as basement/storage space. One Property (673 First Avenue) and one Pending Acquisition (711 Third Avenue) include underground parking.


    The following table sets forth certain information with respect to each of the Properties and the Pending Acquisitions as of December 31, 1997:

                                                                                     PERCENTAGE
                                                                                         OF
                                                                      APPROXIMATE     PORTFOLIO
                                 YEAR                                   RENTABLE      RENTABLE
                                BUILT/                                   SQUARE        SQUARE        PERCENT    ANNUALIZED
PROPERTIES                     RENOVATED           SUBMARKET              FEET          FEET         LEASED       RENT(1)
----------------------------  -----------  -------------------------  ------------  -------------  -----------  -----------
INITIAL PROPERTIES
673 First Avenue(4).........   1928/1990   Grand Central South            422,000            7.0%         100%  $10,912,915
470 Park Avenue South(5)....   1912/1994   Park Avenue                    260,000(4)          4.3          99     5,994,254
                                           South/Flatiron
Bar Building(4)(6)..........   1922/1985   Rockefeller Center             165,000(5)          2.7          99     4,559,339(5)
70 W. 36th Street...........   1923/1994   Garment                        151,000            2.5          100     2,850,097
1414 Avenue of the
  Americas..................   1923/1990   Rockefeller Center             111,000            1.8           99     3,409,628
29 W. 35th Street...........   1911/1985   Garment                         78,000            1.3           92     1,407,620
1372 Broadway...............   1914/1985   Garment                        508,000            8.4           92    10,375,221
1140 Avenue of the
  Americas(4)...............   1926/1951   Rockfeller Center              191,000            3.2           99     5,035,238
50 W. 23rd Street...........   1892/1992   Chelsea                        333,000            5.5           86     5,647,325
ACQUIRED PROPERTIES
110 East 42nd Street........        1921   Grand Central North            251,000            4.1           92     5,469,318
17 Battery Place(7).........   1906/1973   World Trade/Battery            811,000           13.3           79    13,073,251
633 Third Avenue (partial
  interest)(8)..............   1962/1996   Grand Central North             41,000            0.7           99     1,030,920
1466 Broadway...............   1907/1982   Times Square                   289,000            4.8           87     8,155,597
420 Lexington Avenue
  (the Graybar
  Building)(9)..............   1927/1982   Grand Central North          1,188,000           19.6           86    27,450,607
321 West 44th Street........        1929   Times Square                   203,000            3.4           96     2,748,406
PENDING ACQUISITIONS
440 Ninth Avenue............   1927/1989   Garment                        339,000            5.6           76     4,681,118
38 East 30th Street.........   1915/1996   Park Avenue                     91,000            1.5           79     1,580,201
                                           South/Flatiron
116 Nassau Street
  (Brooklyn)................   1931/1994   Northwest Brooklyn             100,000            1.7           93     1,176,048
711 Third Avenue(10)........        1955   Grand Central North            524,000            8.6           79(11)  10,894,291(12)
                                                                      ------------       -----            ---   -----------
Total/Weighted Average......                                            6,056,000(13)        100.0%         88% $126,451,394
                                                                      ------------       -----                  -----------
                                                                      ------------       -----                  -----------

                                                                             ANNUAL
                                                                               NET
                                                             ANNUALIZED     EFFECTIVE
                               PERCENTAGE                       RENT          RENT
                                   OF                            PER           PER
                                PORTFOLIO       NUMBER         LEASED        LEASED
                               ANNUALIZED         OF           SQUARE        SQUARE
PROPERTIES                        RENT          LEASES         FOOT(2)       FOOT(3)
----------------------------  -------------  -------------  -------------  -----------
INITIAL PROPERTIES
673 First Avenue(4).........          8.6%            15      $   25.86     $   21.79
470 Park Avenue South(5)....          4.7             27          23.21         19.42

Bar Building(4)(6)..........          3.6             70          27.95         24.51
70 W. 36th Street...........          2.3             37          18.88         16.03
1414 Avenue of the
  Americas..................          2.7             32          30.98         30.97
29 W. 35th Street...........          1.1              8          19.73         16.22
1372 Broadway...............          8.2             32          22.26         22.71
1140 Avenue of the
  Americas(4)...............          4.0             41          26.61         26.46
50 W. 23rd Street...........          4.5             14          19.70         18.61
ACQUIRED PROPERTIES
110 East 42nd Street........          4.5             32          23.60         24.05
17 Battery Place(7).........         10.3             38          20.52         21.23
633 Third Avenue (partial
  interest)(8)..............          0.8              3          25.38         43.98
1466 Broadway...............          6.4            157          32.41         30.68
420 Lexington Avenue
  (the Graybar
  Building)(9)..............         21.7            301          26.80         25.45
321 West 44th Street........          2.2             29          14.10         14.04
PENDING ACQUISITIONS
440 Ninth Avenue............          3.7             20          18.22         16.68
38 East 30th Street.........          1.2              5          21.86         24.50

116 Nassau Street
  (Brooklyn)................          0.9              2          12.65         12.26
711 Third Avenue(10)........          8.6             24          28.88(12)      27.44(12)
                                    -----            ---         ------    -----------
Total/Weighted Average......        100.0%           887      $   23.87     $   22.86
                                    -----            ---
                                    -----            ---


------------------------

 (1) As used throughout this Prospectus, Annualized Rent represents the monthly contractual rent under existing leases as of December 31, 1997 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of December 31, 1997 for the 12 months ending December 31, 1998 are approximately $976,000.

 (2) Annualized Rent Per Leased Square Foot, as used throughout this Prospectus, represents Annualized Rent, as described in footnote (1) above, presented on a per leased square foot basis.


 (3) As used throughout this Prospectus, Annual Net Effective Rent Per Leased Square Foot represents (a) for leases in effect at the time an interest in the relevant property was first acquired by the Company or its predecessors, the remaining lease payments under the lease including escalations (excluding operating expense pass-throughs, if any) divided by the number of months remaining under the lease multiplied by 12 and (b) for leases entered into after an interest in the relevant property was first acquired by the Company or its predecessors and for leases at the Acquired Properties, all lease payments under the lease including escalations (excluding operating expense pass-throughs, if any) divided by the number of months in the lease multiplied by 12, and, in the case of both (a) and
     (b), minus tenant improvement costs and leasing commissions, if any, paid or payable by the Company or its predecessors and presented on a per leased square foot basis. Annual Net

     Effective Rent Per Leased Square Foot includes future contractual increases in rental payments and therefore, in certain cases, may exceed Annualized Rent Per Leased Square Foot.

 (4) The Company holds a long-term leasehold interest in the land and improvements with respect to this Property. See "The Properties--673 First Avenue," "--36 West 44th Street (The Bar Building)" and "--1140 Avenue of the Americas."

 (5) 470 Park Avenue South is comprised of two buildings, 468 Park Avenue South (a 17-story office building) and 470 Park Avenue South (a 12-story office building).

 (6) The Bar Building is comprised of two buildings, 36 West 44th Street (a 14-story building) and 35 West 43rd Street (a four-story building).

 (7) The Company has a co-tenancy interest in this Property. See "The Properties--17 Battery Place."

 (8) The Company holds fee interests in condominium units comprising approximately 41,000 square feet of this one million square foot office building. The units are currently leased to primarily retail tenants. See "The Properties--633 Third Avenue (partial interest)."

 (9) The Company holds an operating sublease interest in the land and improvements with respect to this Property. See "The Properties--420 Lexington Avenue (The Graybar Building)."


(10) The Company will hold a leasehold mortgage interest, a net sub-leasehold interest and a co-tenancy interest in this property. See "The Properties--Pending Acquisitions--711 Third Avenue."



(11) Does not count the 45,000 square foot garage as a lease or as part of the property's rentable square feet. The garage is operated by a third party pursuant to a management contract. If the garage were counted as leased, the percent leased at this Pending Acquisition would have been 81%.



(12) Does not include rent from the 45,000 square foot garage at this property.



(13) Includes approximately 5,602,600 square feet of rentable office space, 348,700 square feet of rentable retail space, 29,700 square feet of mezzanine space and 75,000 square feet of garage space.

                               THE PIERS OFFERING

    All capitalized terms used herein and not defined have the meanings provided in "Capital Stock." For a more complete description of the terms of the PIERS specified in the following summary, see "Capital Stock -- PIERS." In connection with the PIERS Offering, the Company will contribute or otherwise transfer the net proceeds of the sale of the PIERS to the Operating Partnership and the Operating Partnership will issue to the Company Preference Units that mirror the rights, preferences and other privileges of the PIERS.

Securities Offered..............  4,000,000    % Preferred Income Equity Redeemable Shares
                                  ("PIERS") (4,600,000 PIERS if the Underwriter's
                                  over-allotment option is exercised in full).

Ranking.........................  The PIERS will rank senior to the Common Stock with respect to the payment of distributions and amounts upon
                                  liquidation, dissolution or winding up. See "Capital Stock
                                  -- PIERS -- Ranking."

Distributions...................  Distributions on the PIERS are cumulative from the date of issue and are payable quarterly on or about the fifteenth
                                  day of January, April, July and October of each year,
                                  commencing on July 15, 1998, in an amount per share equal
                                  to the greater of (i)    % of the liquidation preference
                                  per annum (equivalent to $         per annum per PIERS) or
                                  (ii) the cash dividends paid or payable (determined on
                                  each of the Dividend Payment Dates referred to below) on a number of shares of Common Stock equal to the number of
                                  shares of Common Stock (or portion thereof) into which a
                                  PIERS is convertible. See "Capital Stock -- PIERS --
                                  Distributions."

                                  Distributions on the PIERS will accumulate whether or not
                                  the Company has sufficient earnings, whether or not there
                                  are funds legally available for the payment of such
                                  distributions and whether or not such distributions are
                                  declared.

                                  If the Company designates any portion of a dividend as a
                                  "capital gain dividend," a U.S. Stockholder's share of
                                  such capital gain dividend would be an amount which bears
                                  the same ratio to the total amount of distributions paid
                                  to such U.S. Stockholder for the year as the aggregate
                                  amount designated as a capital gain dividend bears to the
                                  aggregate amount of all distributions paid on all classes
                                  of shares for the year. See "Capital Stock -- PIERS --
                                  Distributions."

                                  For a discussion of the tax treatment of distributions to
                                  the holders of Common Stock and PIERS, see "Material
                                  Federal Income Tax Consequences -- Taxation of
                                  Stockholders," "--Taxation of Holders of PIERS."

Liquidation Preference..........  The PIERS will have a liquidation preference of $25.00 per share, plus an amount equal to accumulated and unpaid
                                  distributions. See "Capital Stock --PIERS -- Liquidation
                                  Preference."

Conversion Rights...............  The PIERS are convertible at any time, at the option of the holder, unless previously redeemed, into Common Stock
                                  at an initial conversion price of $         per share of
                                  Common Stock (equivalent to a conversion rate of
                                        shares of Common Stock for each PIERS), subject to
                                  adjustment in certain circumstances (the "Conversion
                                  Price"). See "Capital Stock -- PIERS -- Conversion Rights"
                                  and "-- Conversion Price Adjustments."

Mandatory Redemption............  The PIERS are subject to mandatory redemption on April 15,
                                  2008 at a price of $25.00 per PIERS, plus accumulated and
                                  unpaid distributions to the redemption date. See "Capital
                                  Stock -- PIERS -- Redemption."

Redemption at Option
  of the Company................  Except in certain circumstances relating to the preservation of the Company's status as a REIT for federal income tax purposes, the PIERS are not redeemable prior to
                                  July 15, 2003. On and after July 15, 2003, the PIERS will
                                  be redeemable by the Company, in whole or in part, at the
                                  option of the Company, for such number of shares of Common
                                  Stock as are issuable at the Conversion Price (the "Stock
                                  Redemption Right"). The Company may exercise its Stock
                                  Redemption Right only if for 20 trading days within any
                                  period of 30 consecutive trading days, including the last
                                  day of such period, the closing price of the Common Stock
                                  on the NYSE exceeds $         per share, subject to
                                  adjustment in certain circumstances. See "Capital Stock --
                                  PIERS -- Redemption."

                                  On and after July 15, 2003, the PIERS may be redeemed at
                                  the option of the Company (the "Cash Redemption Right"),
                                  in whole or in part, initially at $      per PIERS and
                                  thereafter at prices declining to $25.00 per PIERS on and
                                  after July 15, 2007, plus in each case accumulated and
                                  unpaid distributions, if any, to the redemption date. See
                                  "Capital Stock --PIERS -- Redemption."

                                  The Company will not exercise its Cash Redemption Right
                                  unless the redemption price (other than the portion
                                  thereof consisting of accumulated and unpaid
                                  distributions) for the exercise of the Cash Redemption
                                  Right is paid solely out of the sale proceeds of other
                                  shares of stock of the Company, which may include other
                                  series of preferred stock ("Preferred Stock"), and from no other source.

Voting Rights...................  If distributions on the PIERS are in arrears for six or more quarterly periods, holders of the PIERS (voting
                                  separately as a class with all other series of Preferred
                                  Stock upon which like voting rights have been conferred
                                  and are exercisable) will be entitled to vote for the
                                  election of two additional directors to serve on the Board of Directors of the Company until all distribution
                                  arrearages are eliminated. See "Capital Stock -- PIERS --
                                  Voting Rights."

Use of Proceeds.................  Repayment of the Acquisition Facility to an affiliate of
                                  Lehman Brothers, the acquisition of the Pending
                                  Acquisitions and for general corporate purposes and
                                  working capital. See "Use of Proceeds."

Form............................  The PIERS will be issued and maintained in book-entry form registered in the name of the nominee of DTC, except under limited circumstances described herein.

Listing.........................  Application will be made to list the PIERS and the Common
                                  Stock issuable upon conversion or redemption of the PIERS
                                  on the NYSE. The PIERS will be listed under the symbol
                                  "SLGPrA". Trading of the PIERS is expected to commence on
                                  the NYSE within 30 days from the closing of the Offerings.

                           TAX STATUS OF THE COMPANY

    The Company has operated and intends to continue to operate so as to continue to qualify, and will elect, to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its short taxable year ending December 31, 1997. The Company believes its organization and proposed method of operation will enable it to continue to meet the requirements for qualifications as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income (computed without regard to the Company's net capital gain and dividends paid deduction) to its stockholders. As a REIT, the Company generally will not be subject to federal income tax or net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Material Federal Income Tax Consequences" and "Risk Factors--Failure to Qualify as a REIT Would Cause the Company to be Taxed as a Corporation; Other tax liabilities could adversely the Company's cash flow." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth summary selected financial and operating information on a pro forma and historical consolidated basis for the Company, and on a historical combined basis for the SL Green Predecessor (as defined below), and should be read in conjunction with all of the financial statements and notes thereto included in this Prospectus. The consolidated historical balance sheet data as of December 31, 1997 and the operating data for the period August 21 to December 31, 1997 have been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors. The combined historical balance sheet information as of December 31, 1996 and 1995 and operating data for the period January 1, 1997 to August 20, 1997 and years ended December 31, 1996, 1995, and 1994 of the SL Green Predecessor have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors. The operating data for the year ended December 31, 1993 has been derived from the unaudited combined financial statements of the SL Green Predecessor. In the opinion of management of the SL Green Predecessor, the operating data for the year ended December 31, 1993 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

    The "SL Green Predecessor" consists of 100% of the net assets and results of operations of two Properties, 1414 Avenue of the Americas and 70 West 36th Street, equity interests in four other Properties, 673 First Avenue, 470 Park Avenue South, 29 West 35th Street and the Bar Building (which interests are accounted for under the equity method) and 100% of the net assets and results of operations of the Service Corporations.

    The unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997 has been prepared as if the Offerings and the Company's purchase of certain of the Acquired Properties after December 31, 1997 (1466 Broadway, 420 Lexington Avenue and 321 West 44th Street) and the Pending Acquisitions had been consummated on December 31, 1997. The pro forma consolidated statement of operations for the year ended December 31, 1997 is presented as if the IPO, Formation Transactions, the Offerings, and the purchase of the Acquired Properties and the Pending Acquisitions occurred at January 1, 1997 and the effect thereof was carried forward through the year. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the year indicated, nor does it purport to represent the Company's future financial position and results of operations.

                    THE COMPANY AND THE SL GREEN PREDECESSOR
             (IN THOUSANDS, EXCEPT FOR PER SHARE AND PROPERTY DATA)

                                                              THE COMPANY                      SL GREEN PREDECESSOR
                                                       --------------------------  --------------------------------------------
                                                                     AUGUST 21-    JANUARY 1-       YEAR ENDED DECEMBER 31,
                                                        PRO FORMA   DECEMBER 31,   AUGUST 20,   -------------------------------
                                                          1997          1997          1997        1996       1995       1994
                                                       -----------  -------------  -----------  ---------  ---------  ---------
                                                       (UNAUDITED)
OPERATING DATA:
  Total revenues.....................................   $ 138,382     $  23,207     $   9,724   $  10,182  $   6,564  $   6,600
                                                       -----------  -------------  -----------  ---------  ---------  ---------
  Property operating expense.........................      56,148         7,077         2,722       3,197      2,505      2,009
  Real estate taxes..................................      23,898         3,498           705         703        496        543
  Interest...........................................       7,642         2,135         1,062       1,357      1,212      1,555
  Depreciation and amortization......................      16,113         2,815           811         975        775        931
  Marketing, general and administration..............       2,955           948         2,189       3,250      3,052      2,351
                                                       -----------  -------------  -----------  ---------  ---------  ---------
  Total expenses.....................................     106,756        16,473         7,489       9,482      8,040      7,389
                                                       -----------  -------------  -----------  ---------  ---------  ---------
  Operating income (loss)............................      31,626         6,734         2,235         700     (1,476)      (789)
  Equity in net income (loss) from Service
    Corporations.....................................       2,331          (101)       --          --         --         --
  Equity in net income (loss) of uncombined joint
    ventures.........................................      --            --              (770)     (1,408)    (1,914)    (1,423)
                                                       -----------  -------------  -----------  ---------  ---------  ---------
  Income (loss) before extraordinary item and
    minority interest................................      33,957         6,633         1,465        (708)    (3,390)    (2,212)
  Minority interest..................................      (2,539)       (1,074)       --          --         --         --
                                                       -----------  -------------  -----------  ---------  ---------  ---------
  Income (loss) before extraordinary item............      31,418         5,559         1,465        (708)    (3,390)    (2,212)
  Extraordinary item (net of minority interest)......      --            (1,874)       22,087       8,961     --         --
                                                                    -------------  -----------  ---------  ---------  ---------
  Net income (loss)..................................      --         $   3,685     $  23,552   $   8,253  $  (3,390) $  (2,212)
                                                                    -------------  -----------  ---------  ---------  ---------
                                                                    -------------  -----------  ---------  ---------  ---------
  Mandatory preferred stock dividends and
    accretion........................................      (8,050)
                                                       -----------
  Income before extraordinary item available to
    Common Stockholders..............................   $  23,368
                                                       -----------
                                                       -----------
  Income before extraordinary item per share of
    Common Stock (1).................................
    Basic............................................   $    1.05     $     .45
    Diluted..........................................   $    1.04     $     .45
  Cash dividend declared per share of Common Stock...                 $     .51

                                                           1993
                                                       -------------
                                                        (UNAUDITED)
OPERATING DATA:
  Total revenues.....................................    $   5,926
                                                            ------
  Property operating expense.........................        1,741
  Real estate taxes..................................          592
  Interest...........................................        1,445
  Depreciation and amortization......................          850
  Marketing, general and administration..............        1,790
                                                            ------
  Total expenses.....................................        6,418
                                                            ------
  Operating income (loss)............................         (492)
  Equity in net income (loss) from Service
    Corporations.....................................
  Equity in net income (loss) of uncombined joint
    ventures.........................................           88
                                                            ------
  Income (loss) before extraordinary item and
    minority interest................................         (404)
  Minority interest..................................       --
                                                            ------
  Income (loss) before extraordinary item............         (404)
  Extraordinary item (net of minority interest)......       --
                                                            ------
  Net income (loss)..................................    $    (404)
                                                            ------
                                                            ------
  Mandatory preferred stock dividends and
    accretion........................................
  Income before extraordinary item available to
    Common Stockholders..............................
  Income before extraordinary item per share of
    Common Stock (1).................................
    Basic............................................
    Diluted..........................................
  Cash dividend declared per share of Common Stock...



                                                      THE COMPANY                    SL GREEN PREDECESSOR
                                                 ----------------------  --------------------------------------------
                                                                                      AS OF DECEMBER 31,
                                                                         --------------------------------------------
                                                  PRO FORMA
                                                    1997        1997       1996       1995       1994        1993
                                                 -----------  ---------  ---------  ---------  ---------  -----------
                                                 (UNAUDITED)                                              (UNAUDITED)
BALANCE SHEET DATA:
  Commercial real estate, before accumulated
    depreciation...............................  $  596,978   $ 338,818  $  26,284  $  15,559  $  15,761  $   15,352
  Total assets.................................     660,935     382,775     30,072     16,084     15,098      16,218
  Mortgages and notes payable..................      52,820      52,820     16,610     12,700     12,699      12,698
  Credit Facility..............................      29,362      76,000
  Minority interest............................      42,800      33,906     --         --         --          --
  PIERS........................................      95,580
  Stockholders' equity/Owners' (deficit).......     393,422     176,208     (8,405)   (18,848)   (15,521)    (13,486 )



                                                    AUGUST 21-
                                                     DECEMBER    JANUARY 1-              YEAR ENDED DECEMBER 31,
                                        PRO FORMA       31,      AUGUST 20,   ----------------------------------------------
                                          1997         1997         1997        1996       1995       1994         1993
                                       -----------  -----------  -----------  ---------  ---------  ---------  -------------
                                       (UNAUDITED)                                                              (UNAUDITED)
OTHER DATA:
  Funds from operations(2)...........  $   42,134   $   9,355    $   --       $  --      $  --      $  --      $   --
  Net cash provided by (used in)
  operating activities...............      --           5,713         2,838         272       (234)       939      --
  Net cash provided by financing
  activities.........................      --         224,234         2,782      11,960         63        178      --
  Net cash (used in) investing
  activities.........................      --        (217,165  )     (5,559 )   (12,375)      (432)      (567)     --
  Basic weighted average shares of
  Common Stock outstanding...........      22,292      12,292        --          --         --         --          --
  Diluted weighted average shares of
  Common Stock and Common Stock
  equivalents outstanding............      22,404      12,404        --          --         --         --          --
  Units outstanding at period end....       2,425       2,383        --          --         --         --          --
  Number of Properties owned at
  period end.........................          19          12             6           6          4          4           4
  Gross rentable square feet of
  Properties owned at period end.....       6,056       3,300         1,200       1,200        900        900         900
  Percentage leased for Properties
  owned at period end................          88          92            97          95         95         98          96

------------------------


(1) Basic earnings per share excludes any dilutive effect of options outstanding. Diluted earnings per share includes the dilutive effect of the outstanding options calculated under the treasury stock method. As each Unit is redeemable for one share of Common Stock, the calculation of earnings per share upon redemption of the outstanding Units will be unaffected, as Unitholders and stockholders are entitled to equal distributions on a per Unit and per share basis in the net income of the Company. Pro forma basic and diluted income before extraordinary item reflect the preferred stock dividends and accretion. Pro forma diluted income per share before extraordinary item excludes the conversion of the PIERS as the conversion of these shares would be antidilutive.


(2) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

                                  RISK FACTORS

    An investment in the PIERS involves various risks. Prospective investors should carefully consider the following information before making a decision to purchase PIERS in the PIERS Offering.

THE COMPANY'S DEPENDENCE ON THE MIDTOWN MARKETS DUE TO LIMITED GEOGRAPHIC
  DIVERSIFICATION COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL PERFORMANCE

    The Properties are primarily located in midtown Manhattan. Like other office markets, the Midtown Markets have experienced downturns in the past, including most recently in the late 1980s and early 1990s, and future declines in the New York metropolitan economy or the Midtown Markets could adversely affect the Company's financial performance. The Company's financial performance and its ability to make distributions to stockholders are therefore dependent on conditions in the New York metropolitan economy and the Midtown Markets. The Company's revenue and the value of its properties may be affected by a number of factors, including the economic climate in metropolitan New York (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infra-structure quality, New York State and New York City budgetary constraints and priorities and other factors) and conditions in the Midtown Markets (such as oversupply of or reduced demand for office space). There can be no assurance as to the continued growth of the New York metropolitan economy, the continued strength of the Midtown Markets or the future growth rate of the Company.

RISK THAT PENDING ACQUISITIONS WILL NOT CLOSE


    The Company has executed contracts with respect to the acquisition of the four Pending Acquisitions which are expected to close within 60 days after the closing of the Offerings. While the Company has commenced its due diligence with respect to the Pending Acquisitions, the acquisition contracts are subject to customary closing conditions and no assurances can be made that the Company will complete any of the Pending Acquisitions. In the event any of the Pending Acquisitions are not acquired, there can be no assurance that the Company will apply any remaining net proceeds from the Offerings towards other acquisitions that meet the Company's acquisition criteria. If the Company is unable to close the acquisition of a significant number of the Pending Acquisitions or to locate additional available acquisitions after the Offerings, the Company's ability to continue to make distributions could be adversely affected.


RISKS ASSOCIATED WITH RAPID GROWTH, THE RECENT ACQUISITION OF MANY OF THE NEW
  PROPERTIES AND THE LACK OF OPERATING HISTORY

    The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

    All of the Acquired Properties have relatively short or no operating history under management by the Company prior to their acquisition by the Company, and none of the Pending Acquisitions are currently managed by the Company. The Company has had limited control over the operation of the Acquired Properties and the Pending Acquisitions, and such properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of these properties may decline under the Company's management.

    The Company is currently under contract to acquire three Class B office properties encompassing 531,000 rentable square feet. See "Recent Developments--Pending Acquisitions." In the future, the Company expects to acquire additional office properties, including the three under contract. As noted above, acquisitions entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. The Company anticipates that certain of its acquisitions will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected. In addition, it is anticipated that acquisition risks may be heightened for acquisitions of Manhattan office properties due to the large size of many Manhattan office properties and the complexity of acquisition transactions in the Manhattan office market.

THE MANAGING UNDERWRITER WILL RECIEVE $240 MILLION FROM THE NET PROCEEDS OF THE
  OFFERINGS

    An affiliate of Lehman Brothers, the lead managing underwriter of the Offerings, will receive $240 million from the net proceeds of the Offerings in repayment of the Acquisition Facility in addition to underwriting discounts and commissions. Prudential Securities Incorporated will act as a "qualified independent underwriter" in connection with the Offerings.

THE COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE
  REAL ESTATE INDUSTRY

    THE COMPANY'S ABILITY TO MAKE DISTRIBUTIONS IS DEPENDENT UPON THE ABILITY OF ITS OFFICE PROPERTIES TO GENERATE INCOME IN EXCESS OF OPERATING EXPENSES. Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's distributable cash flow and ability to continue to make distributions to its stockholders is dependent upon the ability of its office properties to generate income in excess of its requirements to meet operating expenses, including debt service and capital expenditures. The Company's income from office properties and the value of its properties may be significantly adversely affected by a number of factors, including national, state and local economic climates and real estate conditions (such as an oversupply of or a reduction in demand for office space in the area; the perceptions of tenants and prospective tenants of the safety, convenience and attractiveness of the Company's properties; the Company's ability to provide adequate management, maintenance and insurance; the quality, philosophy and performance of the Company's management; competition from comparable properties; the occupancy rate of the Company's properties; the ability to collect on a timely basis all rent from tenants; the effects of any bankruptcies or insolvencies of major tenants; the expense of periodically renovating, repairing and re-leasing space (including, without limitation, substantial tenant improvement costs, capital improvement to properties and leasing costs of re-leasing office space); and increasing operating costs (including increased real estate taxes) which may not be passed through fully to tenants). In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with laws, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with equity investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) also may not be reduced if circumstances cause a reduction in income from a property. If any of the above occurred, the Company's ability to continue to make distributions to its stockholders at historical levels could be adversely affected.

    TENANT DEFAULTS AND BANKRUPTCIES COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. Substantially all of the Company's income is derived from rental income from its properties and, consequently, the Company's distributable cash flow and ability to continue to make distributions to stockholders would be adversely affected if a significant number of tenants at its properties failed to meet their lease obligations. At any time, a tenant at a property in which the Company has an interest may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease, thereby causing a reduction in the Company's cash flow and, possibly, the amounts available for distribution to stockholders. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's cash flow and continued ability to make distributions to its stockholders could be adversely affected. While the Company and its predecessors have not experienced any significant interruption of its cash flow due to tenant defaults in the past five years, no assurance can be given that the Company will not experience significant tenant defaults in the future.

    LEASE EXPIRATIONS COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. The Company is subject to the risk that, upon expiration of leases for space located in the Properties, these leases may not be renewed, the space may not be re-leased or the terms of renewal or re-leasing (including the cost of required renovations) may be less favorable than current lease terms. Leases on a total of 10.2% and 7.5% of the total leased square feet at the Properties expire during 1998 and 1999, respectively.

    ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to sell and purchase properties promptly in response to changes in economic or other conditions. In addition, the Code places limits on the Company's ability to sell properties held for fewer than four years, and the Lock-out Provisions (as defined herein) impose certain special restrictions with respect to the sale of certain of the Properties during the Lock-out Period (as defined herein). These considerations could make it difficult for the Company to sell properties, even if a sale were in the best interests of the Company's stockholders.

    OPERATING COSTS COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. The Properties will be subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning ("HVAC"); elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, repairs and maintenance. While the Company's tenants generally are currently obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements cost saving incentive measures at each of its Properties, if any of the above occurs, the Company's distributable cash flow and ability to continue to make distributions to stockholders could be adversely affected.


    INVESTMENTS IN MORTGAGE LOANS COULD CAUSE EXPENSES WHICH COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. The Company owns a mortgage interest in 17 Battery Place, which mortgage interest provides the Company with substantially all control over and economic interest derived from such Property and will hold a mortgage interest in a leasehold interest, in addition to other interests held by the Company, in 711 Third Avenue subject to completion of that Pending Acquisition. See "The Properties--17 Battery Place." To the extent the Company invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, the Company may have to foreclose its mortgage or protect its investment by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/ or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the property may prevent the Company from realizing an amount equal to its mortgage loan upon foreclosure.

    JOINT INVESTMENTS COULD BE ADVERSELY AFFECTED BY THE COMPANY'S LACK OF SOLE DECISION-MAKING AUTHORITY AND RELIANCE UPON A CO-VENTURER'S FINANCIAL CONDITION. The Company may co-invest with third parties through partnerships, joint ventures, co-tenancies or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture, co-tenancy or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that the Company's partners, co-tenants or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners, co-tenants or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither the Company nor the partner, co-tenant or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner, co-tenant or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners, co-tenants or co-venturers. The Company will seek to maintain sufficient control of such entities to permit it to achieve its business objectives.

    For instance, the interest of the Company in the Property at 17 Battery is comprised of a co-tenancy interest in the co-tenancy that owns the land and buildings, and a note and mortgage encumbering the interest of the other co-tenant in the co-tenancy. Upon acquisition of the Property, a co-tenancy was created between a subsidiary of the Company and 17 Battery Upper Partners LLC ("Upper"), an arm's length third party. Pursuant to the co-tenancy agreement, the Company acts as managing and leasing agent for the entire property. The economic risks and benefits of the lower thirteen (13) floors (excluding certain portions of the ground floor) of the south building and the entire north building are vested with the Company, and these risks and benefits for the fourteenth and higher floors (together with certain tenanted areas of the ground floor) of the south building are vested with Upper.

    The co-tenancy agreement contemplates the formation of a three unit condominium. The co-tenancy interest of Upper will be converted to one unit and the co-tenancy interest of the Company will be converted to the other two units. It is the current intention of the Company to complete the condominium organization process in the second quarter of 1998.


    In addition, the Company will have a co-tenancy interest in the feehold of 711 Third Avenue, among other interests, subject to completion of this Pending Acquisition.



    THE EXPIRATION OF NET LEASES AND OPERATING SUBLEASES COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. With respect to four of the Properties (35 West 43rd Street (a part of the Bar Building), 673 First Avenue, 1140 Avenue of the Americas and the Graybar Building) and one Pending Acquisition (711 Third Avenue), the Company holds or will hold, subject to completion of the Pending Acquisitions, a long-term leasehold or operating sublease interest in the land and the improvements. Accordingly, unless the Company can purchase the subject real estate or extend the terms of these leases before their expiration, the Company will lose its interest in the improvements and land upon expiration of the leases, the remaining terms of which exceeds 83 years in the case of 35 West 43rd Street, 40 years in the case of 673 First Avenue, 19 years (with an option to extend for a further 50 year term) in the case of 1140 Avenue of the Americas, 31 years in the case of the Graybar Building and 25 years in the case of 711 Third Avenue. The lease for 35 West 43rd Street contains a right of first refusal (which will run for the benefit of the Company), to purchase fee title to the land and building if the owner desires to sell its interest. The lease for 673 First Avenue contains a right of first offer, whereby if the current fee owner of the Property wishes to create a new underlying lease of the land and building (the term of which would extend beyond the term of the existing lease), then the Company has a right of first offer to enter into the new underlying lease. See "The Properties."

    THE COMPANY'S FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED DUE TO ITS RELIANCE ON MAJOR TENANTS. On a pro forma basis (giving effect to signed leases in effect as of December 31, 1997) during the twelve months ended December 31, 1997, five tenants (City of New York, NYANA, Greenpoint Savings Bank, MetroNorth and Dow Jones) each accounted for more than 2.0% of the Company's pro forma total annualized rental revenues and such tenants collectively accounted for approximately 13.7% of the Company's pro forma total annualized rental revenues. See "The Properties--The Portfolio--Tenant Diversification." The Company would be adversely affected in the event of a bankruptcy or insolvency of, or a downturn in the business of, any major tenant which resulted in a failure or delay in such tenant's rent payments.

THE COMPANY'S USE OF DEBT FINANCING, INCREASES IN INTEREST RATES, FINANCIAL
  COVENANTS AND ABSENCE OF LIMITATION ON DEBT COULD ADVERSELY AFFECT THE COMPANY

    THE REQUIRED REPAYMENT OF DEBT OR INTEREST THEREON COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interest rates on the Company's variable rate debt and the risk that the Company will not be able to repay or refinance existing indebtedness on its properties at maturity (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. There can be no assurance that the Company will be able to refinance any indebtedness it may incur or otherwise obtain funds by selling assets or raising equity to make required payments on indebtedness. In addition, the Company's ability to sell certain Properties or refinance indebtedness encumbering such Properties will be restricted by the Lock-Out Provisions.

    The outstanding principal amount of $240 million under the Acquisition Facility will be paid from the proceeds of these Offerings. The Credit Facility will remain committed but unused until the Acquisition Facility is repaid, at which time, the Company will be in compliance with all financial covenants under the Credit Facility and will, subject to continuing compliance with such covenants, again be able to draw additional funds under such Credit Facility. In addition, upon expiration of the term of the Credit Facility, it is anticipated that the Operating Partnership will be required to obtain an extension or renewal of the Credit Facility or refinance borrowings thereunder through the issuance of debt or equity securities or alternative lending sources. There is no guarantee that such extension or renewal will be obtained or obtained on favorable terms. See "The Properties--Credit Facilities."

    If one or more properties are mortgaged to secure payment of indebtedness and the Company is unable to generate funds to cover debt service, the mortgage securing such properties could be foreclosed upon by, or such properties could otherwise be transferred to, the mortgagee with a consequent loss of income and asset value to the Company. Although no Property owned or controlled by the Company or its predecessors has been subject to bankruptcy proceedings, during the downturn in the real estate market in the late 1980s and early 1990s, certain real estate assets (including one office property in Manhattan and one office property in Hempstead, New York) owned by partnerships affiliated with the Company's predecessors did not generate sufficient cash flow to service the debt secured by such properties. As a result, the partnerships which owned these properties have transferred or agreed to transfer the properties to the lenders in satisfaction of the loans.

    RISING INTEREST RATES COULD ADVERSELY AFFECT THE COMPANY'S CASH
FLOW. Advances under the Credit Facility will bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to continue to make distributions to stockholders.

    THE COMPANY'S POLICY OF NO LIMITATION ON DEBT COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. Upon completion of the Offerings, the debt to market capitalization ratio ("Debt Ratio") of the Company will be approximately 10.8% on a fully diluted basis. The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt Ratio would be 50% or less. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT, or to provide capital for investment, if the Board of Directors determines that such an action is in the best interests of the Company. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness. See "Policies with Respect to Certain Activities--Financing Policies."


    The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

THE ABILITY OF STOCKHOLDERS TO EFFECT A CHANGE OF CONTROL OF THE COMPANY IS
  LIMITED

    STOCK OWNERSHIP LIMITS IN THE CHARTER COULD INHIBIT CHANGES IN CONTROL. In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"). In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Company's Articles of Incorporation (the "Charter") limits ownership of the issued and outstanding Common Stock by any single stockholder to 9.0% of the lesser of the number or value of the outstanding shares of Common Stock from time to time (the "Ownership Limit"). See "Capital Stock--Restrictions on Transfer." The Board of Directors can waive these restrictions if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action is in the best interests of the Company. These restrictions have been waived by the Board of Directors with respect to three current stockholders. See "Principal Stockholders." Shares acquired or transferred in breach of the limitation will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations and the purchaser-transferee shall not be entitled to vote or to participate in dividends or other distributions. In addition, shares of Common Stock acquired or transferred in breach of the limitation may be purchased from such trust by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit will be void. See "Capital Stock--Restrictions on Transfer" for additional information regarding the Ownership Limit.

    The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders. See "Capital Stock--Restrictions on Transfer."

    POTENTIAL EFFECTS OF STAGGERED BOARD COULD INHIBIT CHANGES IN CONTROL. The Company's Board of Directors is divided into three classes. The initial terms of the first, second and third classes expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to effect a change in control of the Company, even if a tender offer or a change in control would be in the best interests of the stockholders.

    FUTURE ISSUANCES OF COMMON STOCK COULD DILUTE EXISTING STOCKHOLDERS' INTERESTS. The Charter authorizes the Board of Directors to issue additional shares of Common Stock without stockholder approval. Any such issuance could have the effect of diluting existing stockholders' interests in the Company.

    ISSUANCES OF PREFERRED STOCK COULD INHIBIT CHANGES IN CONTROL. The Charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, $.01 par value per share (the "Preferred Stock" and, together with the Common Stock, the "Stock"), to reclassify unissued shares of Stock, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any Preferred Stock issued. 4,000,000 PIERS will be issued and outstanding as of the closing of the Offerings.

    CERTAIN PROVISIONS OF MARYLAND LAW COULD INHIBIT CHANGES IN CONTROL.
Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares. The Company has opted out of these provisions of the MGCL, but the Board of Directors may elect to adopt these provisions in the future. See "Certain Provisions of Maryland Law and the Company's Charter and ByLaws."

DEPENDENCE ON SMALLER AND GROWTH-ORIENTED BUSINESSES TO RENT CLASS B OFFICE
  SPACE COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW

    Many of the tenants in the Properties are smaller and growth-oriented businesses that may not have the financial strength of larger corporate tenants. Smaller companies generally experience a higher rate of failure than large businesses. Growth-oriented firms may seek other office space, including Class A space, as they develop. Dependence on these companies could create a higher risk of tenant defaults and bankruptcies, which could adversely affect the Company's distributable cash flow and ability to continue to make distributions to stockholders.

CONFLICTS OF INTEREST IN CONNECTION WITH THE FORMATION TRANSACTIONS AND THE
  BUSINESS OF THE COMPANY

    A SALE OF, OR REDUCTION IN MORTGAGE INDEBTEDNESS ON, ANY OF THE PROPERTIES WILL HAVE DIFFERENT EFFECTS ON HOLDERS OF UNITS THAN ON STOCKHOLDERS. Certain holders of Units, consisting of Stephen L. Green, members of his immediate family and unaffiliated partners in the Property-owning entities, may experience different and more adverse tax consequences compared to those experienced by holders of shares of Common Stock or other holders of Units upon the sale of, or reduction of mortgage indebtedness on, any of the Properties. Therefore, such holders and the Company may have different objectives regarding the appropriate pricing and timing of any sale of, or reduction of mortgage indebtedness on the Properties, and regarding the appropriate characteristics of additional properties to be considered for acquisition. Mr. Green and members of his immediate family, are the holders of 2,140,784 Units, and their status as holders of Units may influence the Company not to sell particular properties, or not to pay down mortgage indebtedness on particular properties, even though such sales or debt paydowns might otherwise be financially advantageous to the Company and its stockholders. See "--Limitations on Ability to Sell or Reduce the Mortgage Indebtedness on Certain Properties Could Adversely Affect the Value of the Common Stock" below.

    FAILURE TO ENFORCE TERMS OF CONTRIBUTION AND OTHER AGREEMENTS. As affiliates of the Company's predecessors (which owned certain of the Properties acquired by the Company in the Formation Transactions), and recipients of Units in the Formation Transactions, certain members of the Company's management, including Mr. Green, have a conflict of interest with respect to their obligations as directors or executive officers of the Company in enforcing the terms (including customary representations and warranties as to ownership and operations) of the contribution agreements relating to the transfer to the Company of their interests in the Properties' assets. The failure to enforce the material terms of those agreements, particularly the indemnification provisions for breaches of representations and warranties, could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations. In addition, the aggregate liability of Mr. Green and other members of management under those agreements is limited to approximately $20 million (the initial value of the Units received by them in the Formation Transactions based on the IPO price of the Common Stock) with no liability being assumed until the aggregate liability exceeds $250,000. In addition, Stephen L. Green, David J. Nettina, Nancy A. Peck, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera and Louis A. Olsen have entered into employment and noncompetition agreements with the Company pursuant to which they have agreed, among other things, not to engage in certain business activities in competition with the Company. See "Management--Employment and Noncompetition Agreements." To the extent that the Company chooses to enforce its rights under any of these contribution, employment and noncompetition agreements, it may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than it otherwise might because of its desire to maintain its ongoing relationship with the individual involved.

    CONFLICTS OF INTEREST WITH AFFILIATES OF THE COMPANY. Two entities owned by a son of Stephen L. Green (First Quality Maintenance, L.P. and Classic Security
LLC) currently provide cleaning and security services to office properties, including the Company's Properties. See "Certain Relationships and Transactions-- Cleaning Services" and "--Security Services." Although management believes, based on its knowledge of the Class B Manhattan office market, that the terms and conditions of the contracts pursuant to which these services are provided are not less favorable to the Company than those which could be obtained from a third party-providing comparable services, such contracts are not the result of arm's length negotiations and, therefore, there can be no assurance to this effect. The Company has adopted certain policies relating to conflicts of interest. These policies include a resolution adopted by the Company's Board of Directors which requires all transactions in which executive officers or directors have a material conflicting interest to that of the Company to be approved by a majority of the disinterested directors or by the holders of a majority of the shares of Common Stock held by disinterested stockholders. There can be no assurance, however, that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."

    OUTSIDE INTERESTS OF OFFICERS AND DIRECTORS COULD CONFLICT WITH THE COMPANY'S INTERESTS. Certain officers and directors of the Company own direct and indirect interests in office properties and other real estate assets, which interests may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as officers and directors of the Company. For a discussion of the role of the Company's disinterested directors and the Company's policies and agreements designed to minimize any adverse effects from these conflicts of interest, see "Policies with Respect to Certain Activities--Conflict of Interest Policies."

LIMITATIONS ON ABILITY TO SELL OR REDUCE THE MORTGAGE INDEBTEDNESS ON CERTAIN
  PROPERTIES COULD ADVERSELY AFFECT THE VALUE OF THE COMMON STOCK AND THE PIERS

    In connection with the solicitation of approval of partners or members in the various Property-owning entities to transfer their interests to the Company at the time of the IPO, the Company agreed to certain restrictions relating to future capital transactions involving two of the Properties. Pursuant to the Lock-out Provisions, the Company may not sell its interest in (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes) or, earlier than one year prior to its maturity, reduce the mortgage indebtedness (other than pursuant to scheduled amortization) on 673 First Avenue or 470 Park Avenue South during the Lock-out Period without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership (including Stephen L. Green, members of his immediate family and unaffiliated partners in the Property-owning entities) who immediately prior to completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (other than Units held by the Company and Units the adjusted tax basis of which have been increased to reflect fair market value through a taxable disposition or otherwise). (This vote requirement does not apply to a sale of all or substantially all of the assets of the Operating Partnership, but such a transaction during the Lock-out Period generally would require the approval of the holders, as a group, of 75% of the aggregate Units originally issued with respect to 673 First Avenue and 470 Park Avenue South that remain outstanding (excluding Units held by the Company and Units the adjusted tax basis of which have been increased to reflect fair market value through a taxable disposition or otherwise) unless the transaction would not result in the recognition of any gain for tax purposes with respect to such Units and certain other conditions are satisfied.) In addition, during the Lock-out Period, the Company is obligated to use commercially reasonable efforts, commencing one year prior to the stated maturity, to refinance at maturity (on a basis that is nonrecourse to the Operating Partnership and the Company, with the least amount of principal amortization as is available on commercially reasonable terms) the mortgage indebtedness secured by each of these two Properties at not less than the principal amount outstanding on the maturity date. Finally, during the Lock-out Period, the Company may not incur debt secured by either of these two Properties if the amount of the new debt would exceed the greater of 75% of the value of the Property securing the debt or the amount of existing debt being refinanced (plus costs associated therewith). Thus, the Lock-out Provisions materially restrict the Company from selling or otherwise disposing of its interest in, or refinancing indebtedness encumbering, 673 First Avenue and 470 Park Avenue South without obtaining such consents. The Lock-out Provisions apply even if it would otherwise be in the best interest of the stockholders for the Company to sell its interest in these two Properties, reduce the outstanding indebtedness with respect to either of these Properties or not refinance such indebtedness on a nonrecourse basis at maturity, or increase the amount of indebtedness with respect to these two Properties.

    The Lock-out Provisions may impair the ability of the Company to take actions during the Lock-out Period that would otherwise be in the best interests of the Company's stockholders and, therefore, may have an adverse impact on the value of the Common Stock and the PIERS (relative to the value that would result if the Lock-out Provisions did not exist). In particular, the Lock-out Provisions could preclude the Operating Partnership (and thus the Company) from participating in certain major transactions that could result in a disposition of the Operating Partnership's assets or a change in control of the Company that would result in the recognition of gain with respect to the holders of Units issued with respect to 673 First Avenue or 470 Park Avenue South even though such disposition or change in control might be in the best interests of the stockholders. See "Partnership Agreement--Operational Matters--Sales of Assets."

    The Company anticipates that, in connection with future acquisitions of interests in properties in which the Company uses Units as consideration, the Company may agree to limitations on its ability to sell, or reduce the amount of mortgage indebtedness on, such acquired properties, which may increase the Company's leverage. Such limitations may impair the Company's ability to take actions that would otherwise be in the best interests of its stockholders and, therefore, may have an adverse impact on the value of the Common Stock and the PIERS (relative to the value that would result if such limitations did not exist). Such possible future limitations, together with the Lock-out Provisions, may restrict the ability of the Company to sell substantially all of its assets, even if such a sale would be in the best interests of its stockholders.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE THE COMPANY TO BE TAXED AS A
  CORPORATION

    The Company has operated and intends to continue to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1997. Although management believes that the Company is and will continue to be organized and has operated and will continue to operate in such a manner, no assurance can be given that the Company is now or will continue to be organized or operated in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending legislation that would adversely affect the Company's ability to operate as a REIT. Brown & Wood LLP, counsel to the Company, will render an opinion to the effect that commencing with its taxable year ended December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and that the Company's proposed method of operation will enable it to continue to meet the requirements for qualifications and taxation as a REIT. See "Material Federal Income Tax Consequences--Taxation of the Company." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. The opinion of Brown & Wood LLP is not binding on the IRS or any court. Moreover, the Company's qualification and taxation as a REIT depend on the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the results of which will not be reviewed by tax counsel to the Company.

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Material Federal Income Tax Consequences--Taxation of the Company--Requirements for Qualification."

COMPETITION IN ITS MARKETPLACE COULD HAVE AN ADVERSE IMPACT ON THE COMPANY'S
  RESULTS OF OPERATIONS

    All of the Properties are located in highly developed areas of Manhattan that include a large number of other office properties. Manhattan is by far the largest office market in the United States and contains more rentable square feet than the next six largest central business district office markets in the United States combined. Of the total inventory of 379 million rentable square feet in Manhattan, approximately 172 million rentable square feet is comprised of Class B office space and 207 million rentable square feet is comprised of Class A office space. Class A office properties are generally newer than Class B office properties, have higher finishes and command higher rental rates. Many tenants have been attracted to Class B properties in part because of their relatively less expensive rental rates (as compared to Class A properties) and the tightening of the Class A office market in midtown Manhattan. See "Market Overview." Consequently, an increase in vacancy rates and/or a decrease in rental rates for Class A office space would likely have an adverse effect on rental rates for Class B office space. Also, the number of competitive Class B office properties in Manhattan (some of which are newer and better located) could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge.

    In addition, the Company competes with other property owners that have greater resources than the Company. In particular, although currently no other publicly traded REITs have been formed solely to own, operate and acquire Manhattan Class B office properties, the Company may in the future compete with such other REITs. In addition, the Company may face competition from other real estate companies (including other REITs that currently invest in markets other than Manhattan) that have greater financial resources than the Company or that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake. The Company also faces competition from other real estate companies that provide management, leasing, construction and other services similar to those to be provided by the Service Corporations. In addition, certain requirements for REIT qualification may in the future limit the Company's ability to increase operations conducted by the Service Corporations without jeopardizing the Company's qualification as a REIT. See "Material Federal Income Tax Consequences-- Other Tax Considerations--Service Corporations."

THE FINANCIAL CONDITION OF THIRD-PARTY PROPERTY MANAGEMENT, LEASING AND
  CONSTRUCTION BUSINESSES COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL
  CONDITION

    The Company is subject to the risks associated with the management, leasing and construction businesses that will be conducted by the Service Corporations (as defined herein), in which the Operating Partnership holds a 95% economic interest. These risks include the risk that management and leasing contracts with third party property owners will not be renewed upon expiration (or will be canceled pursuant to cancellation options) or will not be renewed on terms at least as favorable to the Company as current terms, that the rental revenues upon which management, leasing and construction fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties serviced by the Company, and that leasing and construction activity generally will decline. Since the IPO, 10 management and leasing contracts with third party property owners have been cancelled, representing an aggregate of approximately $2.0 million in annual revenue. In order to focus on the management and leasing of its own Properties, the Company does not intend to seek to replace the contracts or to pursue other third party management and leasing opportunities. Each of these developments could adversely affect the revenues of S.L. Green Managment Corp. (the "Management Corporation"), S.L. Green Leasing, Inc. (the "Leasing Corporation") and Emerald City Construction Corp. (the "Construction Corporation"), the Companies that conduct the management, leasing and construction businesses, respectively, with respect to properties in which the Company has no ownership interest, and could adversely affect the ability of the Company to continue to make expected distributions to its stockholders.

    In order to maintain its qualification as a REIT, the Company does not have voting control over the Management Corporation, the Leasing Corporation or the Construction Corporation (together, the "Service Corporations"). The Service Corporation LLC owns 100% of the voting common stock (representing 5% of the economic interest) of each of the Service Corporations. As a result, the Company does not have the ability to elect or remove any members of the board of directors of the Management Corporation, the Leasing Corporation or the Construction Corporation, and, therefore, its ability to influence the day-to-day decisions of the Service Corporations is limited. As a result, the boards of directors or management of the Service Corporations may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely affect the ability of the Company to make expected distributions to the Company's stockholders.

LIABILITY FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT THE COMPANY'S
  FINANCIAL CONDITION

    Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company, (ii) a material environmental condition with respect to any Property does not exist, or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

    The Company engaged independent environmental consulting firms to perform Phase I environmental site assessments on the Properties (except 633 Third Avenue and 17 Battery Place) and on the Pending Acquisitions in order to assess existing environmental conditions. All of the Phase I assessments have been conducted since or after March 1997, except for the Bar Building, where a Phase I assessment was conducted in September 1996. Additionally, a Phase I assessment on 17 Battery Place was conducted on behalf of a prior owner in December 1995. Such owner retained SL Green as property manager and leasing agent in January 1996 and SL Green or the Company has operated a management office on-site since such date. All of the Phase I assessments met the requirements of the American Society for Testing and Materials ("ASTM") Standard Practice for Phase I Environmental Site Assessments (the "ASTM Standard"). Under the ASTM Standard, a Phase I environmental site assessment consists of a site visit, a historical record review, a review of regulatory agency data bases and records, interviews, and a report, with the purpose of identifying potential environmental concerns associated with real estate. The Phase I assessments conducted at the Properties also addressed certain issues that are not covered by the ASTM Standard, including asbestos, radon, lead-based paint and lead in drinking water. These environmental site assessments did not reveal any known environmental liability that the Company believes will have a material adverse effect on the Company's financial condition or results of operations or would represent a material environmental cost, nor is the Company aware of any such material environmental liability. The Company as a matter of policy conducts Phase I environmental site assessments on all new acquisitions prior to completing any transaction. See "The Properties--Environmental Matters."

LACK OF PUBLIC MARKET FOR THE PIERS

    The PIERS are a new issue of securities for which there is currently no active trading market. If the PIERS are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the financial condition and performance of the Company and other factors beyond the control of the Company, including general economic conditions.

OTHER RISKS OF OWNERSHIP OF COMMON STOCK AND PIERS COULD ADVERSELY AFFECT THE
  TRADING PRICE
  OF THE COMMON STOCK AND OF THE PIERS

    AVAILABILITY OF SHARES FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF THE COMMON STOCK AND THE PIERS. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and of the PIERS. Beginning on August 20, 1999 (or sooner in certain circumstances), holders of Units may be able to sell shares of Common Stock received upon exercise of their redemption right in the public market pursuant to registration or available exemptions from registration. Additionally, holders of PIERS will be able to sell shares of Common Stock they will receive upon exercise of the conversion rights in the public market. Furthermore, a substantial number of shares of Common Stock will, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including shares of Common Stock reserved for issuance pursuant to options issued concurrently with the completion of the Offering, and these shares of Common Stock will be available for sale in the public market from time to time pursuant to exemptions from registration or upon registration. No prediction can be made about the effect that future sales of shares of Common Stock will have on the market price of the Common Stock or the PIERS.

    CHANGES IN MARKET INTEREST RATES COULD ADVERSELY AFFECT THE PRICE OF COMMON STOCK AND OF THE PIERS. One of the factors that influences the price of both the Common Stock and the PIERS is the dividend yield on such stock (as a percentage of the price of such stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of stock to expect a higher dividend yield, which may adversely affect the market price of the price of the Common Stock and of the PIERS.


    UNRELATED EVENTS COULD ADVERSELY AFFECT THE PRICE OF COMMON STOCK AND OF THE PIERS. As with other publicly traded equity securities, the value of the Common Stock and of the PIERS depends upon various market conditions, including conditions unrelated to the New York metropolitan economy, the Manhattan office market or real estate investments generally. Thus, events which depress equity market prices may not have any effect on real estate market values, and shares of Common Stock may trade at prices below the Company's net asset value and the PIERS may trade below their liquidation preference.



    THE OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS OF THE COMPANY HAVE SUBSTANTIAL INFLUENCE. Upon the completion of the Offerings, approximately 9.6% of the equity in the Company will be beneficially owned by officers and directors of the Company, on a fully diluted basis. See "Principal Stockholders." In addition, Stephen L. Green and Benjamin P. Feldman serve on the Board of Directors of the Company. Accordingly, such persons have substantial influence on the Company, which influence may not be consistent with the interests of other stockholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval if all or a significant number of their Units are exchanged for shares of Common Stock. In addition, although there is no current agreement, understanding or arrangement for these stockholders to act together on any matter, these stockholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.

THE COMPANY RELIES ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

    The Company is dependent on the efforts of its executive officers, Stephen
L. Green, Nancy A. Peck, David J. Nettina, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera and Louis A. Olsen. The loss of their services could have a material adverse effect on the operations of the Company. Mr. Green has interests in various properties in Manhattan and a property located in Pennsylvania. It is expected that Mr. Green will not devote a substantial amount of time to the management or operation of these other properties. Prior to the completion of the IPO, each of the executive officers, including Mr. Green, entered into an employment and noncompetition agreement with the Company which provide, among other items, that each such person will devote substantially all of his or her business time to the Company but excepts the excluded assets referred to above from the noncompetition provisions thereof. See "Management-- Employment and Noncompetition Agreements."

STOCKHOLDER APPROVAL IS NOT REQUIRED TO CHANGE POLICIES OF THE COMPANY

    The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including qualification as a REIT, growth, debt, capitalization and operations, are determined by the Board of Directors. Although it has no present intention to do so, the Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock.

UNINSURED LOSSES COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW

    The Company carries comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) with respect to the Properties with policy specifications and insured limits customarily carried for similar properties. Certain types of losses (such as from wars, environmental hazards and employee discrimination claims), however, may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the Properties, and may continue to be obligated on the mortgage indebtedness or other obligations related to the property. Any such loss may adversely affect the business of the Company and its financial condition and results of operations.

    New owner's title insurance policies were not obtained for one of the Properties (1414 Avenue of the Americas) in connection with the Formation Transactions. The Property is covered by existing title insurance policies insuring the interests of the Property-owning entities. Further, the title insurance policy covering such Property is for an amount which is less than the current value of the Property. In the event of a loss with respect to a Property relating to a title defect that is in excess of the amount of such title insurance policy, the Company could lose both its capital invested in and anticipated profits from such Property.

THE COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR
  LAWS COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW

    AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodation and commercial facilities are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although management of the Company believes that the Properties are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to the Properties owned by the Company, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on the Company, they could be substantial. If required changes involve greater expense than the Company currently anticipates, the Company's ability to make distributions at historical levels could be adversely affected.

    OTHER LAWS. The Properties are also subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties and the Pending Acquisitions are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

                                  THE COMPANY


    The Company is the first fully integrated, self-administered and self-managed equity REIT solely engaged in owning, managing, leasing, acquiring and repositioning Class B office properties in Manhattan. The Company continues to be the only Class B office REIT in New York City. The Company currently owns interests in 15 Class B office properties (the "Properties") containing approximately 5.0 million rentable square feet located in Manhattan. As of April 24, 1998, the Company had entered into agreements to purchase four additional office properties (the "Pending Acquisitions") containing an aggregate of approximately 1,055,000 rentable square feet for an aggregate purchase price of $111.0 million. As of December 31, 1997, the Properties were 90% leased. In addition, the Company acts as leasing agent and/or manages 27 properties (including the Properties owned by the Company) encompassing approximately 8.2 million rentable square feet.


    The term "Class B" is generally used in the Manhattan office market to describe office properties which are more than 25 years old but which are in good physical condition, enjoy widespread acceptance by high-quality tenants and are situated in desirable locations in Manhattan. Class B office properties can be distinguished from Class A properties in that Class A properties are generally newer properties with higher finishes and obtain the highest rental rates within their markets.

    A variety of tenants who do not require, desire or cannot afford Class A space are attracted to Class B office properties due to their prime locations, excellent amenities, distinguished architecture and relatively less expensive rental rates. Class B office space has historically attracted many smaller growth oriented firms (many of which have fueled the recent growth in the New York metropolitan economy) and has played a critical role in satisfying the space requirements of particular industry groups in Manhattan, such as the advertising, apparel, business services, engineering, not-for-profit, new media and publishing industries. In addition, several areas of Manhattan, including many in which particular trades or industries traditionally congregate, are dominated by Class B office space and contain no or very limited Class A office space. Examples of such areas include the Garment District (where three of the Properties are located), the Flatiron District (where one Property is located), Soho, Noho, Chelsea (where one Property is located), and the area surrounding the United Nations (where one Property is located). Businesses significantly concentrated in certain of these areas include those in the following industries: new media, garment, apparel, toy, jewelry, interior decoration, antiques, giftware, contract furnishing and UN-related businesses. The concentration of businesses creates strong demand for the available Class B office space in those locations.

    As described herein, current developments in the New York economy provide an attractive environment for owning, operating and acquiring Class B office properties in Manhattan. See "Business and Growth Strategies--The Market Opportunity" and "Risk Factors--The Company's Dependence on the Midtown Markets Due to Limited Geographic Diversification Could Adversely Affect the Company's Financial Performance." These developments have resulted in growing demand for midtown Manhattan office space (particularly Class B space), declining vacancy rates (the Class B vacancy rate in the Midtown Markets declined from 17.2% at year-end 1992 to 9.8% at March 31, 1998) and appreciation in rental rates and property values. The Company believes there will be a continued strengthening of the Class B office market driven by expected job growth in Manhattan, particularly among smaller companies which are, in many instances, Class B tenants. Additionally, the Company believes that a number of high quality tenants will likely seek to relocate from Class A space to Class B space in the Midtown Markets as a result of the rising cost of Class A space. The Company seeks to capitalize on growth opportunities in its marketplace by acquiring Class B office properties on a selective basis and, when necessary, enhancing their value after acquisition through repositioning of the properties in their respective submarkets. As described more fully below, the Company may have certain competitive advantages over other potential acquirors of Class B Manhattan office space due to its local market expertise, long-term relationships with brokers and property owners as a result of its property management and leasing businesses, enhanced access to capital as a public company and ability to offer tax-advantaged acquisition structures. Additionally, the Company will seek to optimize its properties' cash flow through ongoing intensive management and leasing. See "Business and Growth Strategies--Growth Strategies."

    The Company has offices in midtown Manhattan and employs approximately 331 persons, including professionals with experience in all aspects of commercial real estate. In addition to Stephen L. Green, the

Company has six senior executives that average more than seven years with SL Green and more than 19 years in the commercial real estate business. This management team has developed a comprehensive knowledge of the Manhattan Class B office market, an extensive network of tenant and other business relationships and experience in acquiring underperforming office properties and repositioning them into profitable Class B properties through intensive full service management and leasing efforts. Upon completion of the Offering, approximately 9.6% of the equity of the Company, on a fully diluted basis, will be beneficially owned by officers and directors of the Company.


    The Company was incorporated in the State of Maryland on June 10, 1997. Its executive offices are located at 70 West 36th Street, New York, New York 10018-8007 and its telephone number is (212) 594-2700.

                              RECENT DEVELOPMENTS

ACQUIRED PROPERTIES


    Since the closing of the IPO on August 20, 1997 through April 24, 1998, the Company has acquired interests in six additional properties in Manhattan containing approximately 2.8 million rentable square feet for an aggregate purchase price of approximately $259 million. The following table sets forth certain data regarding the Acquired Properties:


                                                                                    PERCENT
                                                                  APPROXIMATE      LEASED AT      PURCHASE
ACQUIRED                                                            RENTABLE     DECEMBER 31,       PRICE         MONTH
PROPERTIES                                        SUBMARKET       SQUARE FEET        1997        (MILLIONS)      ACQUIRED
-------------------------------------------  -------------------  ------------  ---------------  -----------  --------------
110 East 42nd Street(1)....................  Grand Central North      251,000             92%     $    30.0   September 1997
17 Battery Place(1)........................  World Trade/Battery      811,000             79           59.0    December 1997
633 Third Avenue...........................  Grand Central North       41,000            100           10.5    December 1997
1466 Broadway(2)...........................  Times Square             289,000             87           64.0       March 1998
420 Lexington Avenue (the Graybar
  Building)(2).............................  Grand Central North    1,188,000             86           78.0       March 1998
321 West 44th Street.......................  Times Square             203,000             96           17.5       March 1998
                                                                  ------------         -----     -----------
  Total/Weighted Average...................                         2,783,000             86%     $   259.0
                                                                  ------------                   -----------
                                                                  ------------                   -----------

------------------------

(1) Identified as an Option Property in the IPO.

(2) Property acquired from the Helmsley organization (the "Helmsley
    Properties").

PENDING ACQUISITIONS


    As of April 24, 1998, the Company had executed contracts to acquire four additional office properties containing approximately 1,055,000 rentable square feet for an aggregate purchase price of approximately $111.0 million. The Company intends to use a portion of the net proceeds from the Offerings to complete the Pending Acquisitions within 60 days after the closing of the Offerings, with the remainder of the purchase price funded through borrowings under its Credit Facility; however, purchase of the Pending Acquisitions is subject to the Company's completion of due diligence and the satisfaction of other customary conditions to closing, and there can be no assurance that any of the Pending Acquisitions will be completed. See "Risk Factors--Risk that Pending Acquisitions Will Not Close." In addition to the Pending Acquisitions, as part of its ongoing business, the Company continually engages in discussions with various property owners regarding possible portfolio or single asset acquisitions. No assurance can be made that the Company will acquire any of the property opportunities currently under review. The following table sets forth certain data regarding the Pending Acquisitions:



                                                                      APPROXIMATE          PERCENT          PURCHASE
                                                                        RENTABLE          LEASED AT           PRICE
PENDING ACQUISITIONS                            SUBMARKET             SQUARE FEET     DECEMBER 31, 1997    (MILLIONS)
-----------------------------------  -------------------------------  ------------  ---------------------  -----------
440 Ninth Avenue...................  Garment                              340,000                76%        $    29.0
38 East 30th Street................  Park Avenue South/Flatiron            91,000                80              10.5
116 Nassau Street (Brooklyn).......  Northwest Brooklyn                   100,000                93              10.5
711 Third Avenue(1)................  Grand Central North                  524,000                79              61.0
                                                                      ------------              ---        -----------
    Total/Weighted Average.........                                     1,055,000                79%        $   111.0
                                                                      ------------                         -----------
                                                                      ------------                         -----------


------------------------------


(1) Does not count the 45,000 square foot garage as a lease or as part of the property's rentable square feet. The garage is operated by a third party pursuant to a management contract. If the garage were counted as leased, the percent leased at this Pending Acquisition would have been 81%.

LEASING ACTIVITY

    Since the IPO, 148,000 square feet of tenant space was leased (85,000 square feet) or renewed (63,000 square feet). During this period, the Company substantially completed the lease up of three Properties acquired by the Company at the IPO (50 West 23rd Street, 1140 Avenue of the Americas and 1372 Broadway).

    The following represents the change in percent leased rates at those three
Properties:

                                                                                                 PERCENT LEASED
                                                                                         ------------------------------
                                                                                          AUGUST 21,     DECEMBER 31,
                                                                                         -------------  ---------------

                                                                                             1997            1997
1140 Avenue of the Americas............................................................          98%             99%
1372 Broadway..........................................................................          84%             92%(1)
50 West 23rd Street....................................................................          91%             86%(2)
                                                                                                 ---             ---
    Weighted Average...................................................................          89%             91%

------------------------

(1) As of March 31, 1998, the Property was 96% leased.

(2) The decrease in percent leased is due to a tenant leaving prior to the lease expiration date. The space was leased to a new tenant in January 1998, increasing the percent leased to 91% and increasing the weighted average percent leased rate of these three properties to 93%.

CREDIT FACILITIES

    On December 19, 1997 the Company entered into the $140 million Credit Facility due December 2000. Availability under the Credit Facility may be limited to an amount less the $140 million. Availability is calculated by reference to several factors including recent acquisition activity and most recent quarterly property performance. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to LIBOR applicable to each interest period plus 130 basis points to 145 basis points per annum. The Credit Facility requires the Company to comply with certain covenants, including but not limited to, maintenance of certain financial ratios. At December 31, 1997 the outstanding amount of indebtedness under the Credit Facility was $76 million, and the interest rate on such indebtedness was 7.265% per annum.

    On December 30, 1997 the Company entered into a $7 million additional advance under its existing mortgage loan which is secured by 50 West 23rd Street. The note bore interest at a rate of LIBOR plus 175 basis points (7.6875% at December 31, 1997). On April 3, 1998, the interest rate on this note was fixed at 7.06%, and will mature co-terminous with the underlying mortgage note. As of April 15, 1998, the current amount of the mortgage note was $21 million.

    On March 18, 1998, the Company asked the Credit Facility banking group to temporarily relieve the Company from its obligations under the financial covenants of the Credit Facility, in order to close the Acquisition Facility. The Acquisition Facility, with a borrowing capacity of up to $275 million financed the purchase of the Helmsley Properties, paid off the outstanding balance on the Credit Facility and to provide ongoing liquidity for future acquisition and corporate needs. The term of this loan is one year. The interest rate is determined by a schedule of the principal balance of the loan outstanding and the applicable quarterly period extending from March 18, 1998 through the maturity date. The outstanding principal amount of $240 million under the Acquisition Facility will be paid from the proceeds of the Offerings. The Credit Facility will remain committed but unused until the Acquisition Facility is repaid, at which time, the Company will be in compliance with all financial covenants under the Credit Facility and will again be able to draw additional funds under such Credit Facility.

                         BUSINESS AND GROWTH STRATEGIES

    The Company's primary business objective is to maximize total return to stockholders through growth in distributable cash flow and appreciation in the value of its assets. The Company plans to achieve this objective by capitalizing on the external and internal growth opportunities described below.

    Unless indicated otherwise, information contained herein concerning the New York metropolitan economy and the Manhattan office market is derived from the Rosen Market Study.

THE MARKET OPPORTUNITY

    Management believes that current developments in the New York City economy provide an attractive environment for owning, operating and acquiring Class B office properties in Manhattan. The New York commercial real estate market is currently recovering from the sustained downturn of the late 1980s and early 1990s. Specifically, the New York City metropolitan economy has recently benefited from consistent net private sector job growth, an improving business environment and enhancements in the "quality of life" afforded to city residents. In that regard, private sector employment gained an average of more than 50,300 jobs per year between 1994 and 1997 for an average annual growth rate of 1.6%; between February of 1997 and 1998, private sector employment growth was 2.3%, which is the strongest growth rate in more than ten years. Much of this private sector job growth has been concentrated among smaller companies involved in growth oriented industries. Smaller companies have traditionally been attracted to Class B office properties in the Midtown Markets due to their prime locations and relatively less expensive rental rates (as compared to Class A office properties). These smaller companies conduct business in industries including: business services, software, advertising, audio recording, trade sectors (e.g., apparel and other textile products), major media (e.g., television, magazines and publishing), new media (e.g., entertainment software, online/Internet services, CD-ROM title development and web site design) and engineering, as well as nonprofit endeavors.

    The combination of a growing office space demand fueled by a strengthening New York City economy and limited recent and projected new supply of office space has resulted in a recovery in the Midtown Markets. The combined vacancy rate for Class A and Class B office space in the Midtown Markets declined to 9.1% at March 31, 1998 from a 1990s high of 16.8% at year-end 1991. The Class B segment of the market tightened to a vacancy rate of 9.8% at March 31, 1998 from its 1990s high of 17.2% at year-end 1992, a 43.0% decline. According to Rosen Consulting Group, a nationally recognized real estate consulting company, between February of 1997 and 1998, private sector employment growth was 2.3%, which is the strongest growth rate in more than ten years. The outlook in the New York metropolitan area is for healthy private sector employment growth of approximately 1.8% per annum in 1998, followed by approximately 1.4% growth per annum through 2002, which is expected to generate significant demand for office space. Specifically, Rosen Consulting Group projects vacancy rates in the Class B Midtown Markets to further drop to 7.0% by 2002, resulting in projected average asking market rents of $34.14 per square foot, a 23.1% increase over average asking rents as of March 31, 1998 of $27.74 per square foot. See "Market Overview." However, conditions in the New York City metropolitan economy and the Midtown Markets are subject to change and there can be no assurance that any such projections will approximate actual results. See "Risk Factors--The Company's Dependence on the Midtown Markets Due to Limited Geographic Diversification Could Adversely Affect the Company's Financial Performance."

    The Company believes the pronounced recovery of Class B space is being driven by the growth of smaller companies, the relocation of large firms from Class A space to Class B as a result of the dearth of available Class A space, particularly in large blocks, and the heightened cost consciousness of large tenants. In that regard, as of September 1995, there were 30 blocks of 150,000 or more rentable square feet of Class A space available for lease in the Midtown Markets. As of March 31, 1998 the number of such available blocks had declined to 15. As the supply of Class A space continues to contract, management believes that it is likely that more high quality tenants will locate in well-located Class B office properties, many of which offer comparable amenities to Class A buildings at a significant discount to Class A costs.

    Improving supply and demand fundamentals in the Midtown Markets have generated increasingly favorable rental terms from a property owner's perspective. According to Rosen Consulting Group, asking rental rates for Class B space in the Midtown Markets have increased to $27.74 per square foot as of

March 31, 1998 from their 1990s low of $21.90 per square foot as of year-end 1993. See "The Properties-- The Portfolio" for a discussion of Annualized Rent associated with the Properties.

    Management believes that opportunities to acquire Class B office properties in Manhattan on economically attractive terms will be available to the Company. The Rosen Consulting Group estimates that the replacement cost of Class A office space in Manhattan (no Class B space is built in Manhattan) is approximately $366 per square foot, which is substantially above the estimated current acquisition price of Class A space of $250 to $325 per square foot and the estimated current acquisition price for Class B space of $90 to $225 per square foot. Furthermore, even if rental rates were to approach a level that would justify new construction, there are few development sites available in Manhattan and the regulatory approval process is both costly and lengthy. The Company believes that as the Class A market continues to recover, rental rates and corresponding property values should increase to a level that may justify new construction. The Company also believes that property values and rental rates in the Class B market have historically tracked those of the Class A market and, consequently, there is potential for rental rate and property value increases in the Class B marketplace.

    Investors should note that the concentration of the Company's investments in Class B office properties located in Manhattan entails certain risks. See "Risk Factors--The Company's Dependence on Midtown Markets Due to Limited Geographic Diversification Could Adversely Affect the Company's Financial Performance" and "Risk Factors--Competition in its Marketplace Could Have an Adverse Impact on the Company's Results of Operations."

GROWTH STRATEGIES

    Management seeks to capitalize on current opportunities in the Class B Manhattan office market through (i) property acquisitions -- continuing to acquire Class B office properties at significant discounts to replacement costs that provide attractive initial yields and the potential for cash flow growth,
(ii) releasing expiring leases to increasing market rates, (iii) property repositioning -- repositioning acquired properties that are underperforming through renovations, active management and proactive leasing and (iv) integrated leasing and property management.

PROPERTY ACQUISITIONS

    The Company seeks to continue to capitalize on favorable market conditions for acquiring Manhattan Class B office properties and management's experience in enhancing the value of its properties. In assessing acquisition candidates, the Company evaluates the following factors: (i) the property's strategic location in its marketplace and its strategic fit within the Company's portfolio, (ii) current and projected occupancy and market rental rates and the ability to operate the property profitably at competitive rental rates, (iii) the purchase price as compared to the replacement cost of the property, (iv) the potential to modify and/or upgrade and reposition the property in its market to increase returns and (v) the quality of the construction and presence of existing and/or potential deferred maintenance issues.

    The Company believes that it has the following competitive advantages over its competitors, primarily private companies and individuals, in acquiring Class B properties in Manhattan:

    LOCAL MARKET EXPERTISE. The Company is a full service, fully integrated real estate company which manages approximately 10.5 million square feet of Class B office space in Manhattan. Based upon the eighteen year operating history of SL Green, management has an extensive working knowledge of the Class B Manhattan office market with a substantial base of information concerning current and prospective tenants, effective rental rates, property management and renovation costs, the complicated regulatory processes characteristic of the Manhattan office market, as well as other factors relevant to the sourcing and evaluation of potential acquisition properties. The depth and expertise of the Company's management is unusual in the Class B marketplace, which has historically attracted far less institutional interest than the Class A property sector.

    ENHANCED ACCESS TO CAPITAL. Management believes the Company enjoys better access to capital than is generally available to private real estate firms, especially those that compete for Manhattan Class B properties. In that regard, management believes that ownership of Class B office space in Manhattan is more fragmented and far less institutional in nature than ownership of Class A Manhattan office space. As a public company, the Company has the potential to raise capital through subsequent issuances of securities in the public and private marketplace. The Company also intends to finance property acquisitions through single asset debt financings and to obtain revolving credit facilities. However, no assurances can be made as to the availability of any such financing sources.

    UNIT ACQUISITIONS. As an "UPREIT", the Company has the ability to acquire properties for Units and thereby provide sellers with deferral of income taxes that would otherwise be payable upon a cash sale. In addition, Units afford property sellers diversification and liquidity of investment as well as certain estate planning benefits. Management believes that the Company operates in an established and mature real estate market in which many property owners have owned their properties for many years and therefore have a low tax basis in such properties. Consequently, the ability to offer Units may afford the Company certain competitive advantages over other potential acquirors who are unable to offer tax-efficient consideration.

    Investors should note that acquisitions of office properties entail certain risks. See "Risk Factors-- The Company May Not Achieve Expected Returns on Recently Acquired Properties and Property Acquisitions."

RE-LEASING EXPIRING LEASES TO INCREASING MARKET RENTS

    Although there can be no assurances in this regard, the Company believes that as the commercial real estate market in Manhattan continues to improve, there will be increasing demand for office space and declining vacancies which are expected to continue to result in increasing market rents. The Company believes it has significant opportunities to increase cash flow during such periods of increasing market rents by renewing or re-leasing expiring leases at increased market rents. The potential for increasing rental rates is demonstrated through a comparison of the Direct Weighted Average Office Rental Rate for the Class B Midtown Markets, according to RELocate, of $27.15 as of December 31, 1997, as adjusted by the Company to weight the representation of the Properties in the Midtown Markets to the Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups at the Properties and the Pending Acquisitions of $24.34 for the 502,981 square feet expiring in 1998, $27.16 for the 368,202 square feet expiring in 1999 and $25.98 for all the Company's leases as of December 31, 1997. Excluding rental payments attributable to retail space at the Properties, the Weighted Average Annualized Rent Per Leased Square Foot of Expiring Leases would be $23.14 for all of the Company's leases as of December 31, 1997.

PROPERTY REPOSITIONING

    The Company believes that, consistent with its core operating philosophy of maximizing asset value, it can reposition future acquisition properties, where warranted, in order to enhance property cash flow and value. To achieve these goals, the Company works to increase occupancy and rental rates by repositioning buildings to be among the best in their submarkets. The Company considers the amount of capital required to be invested in a property to achieve the repositioning. The Company then judges the benefit of a repositioning on a total return basis, such that for the Company to undertake the project the present value of the projected future increase in net cash flow and property value must exceed the cost of the capital expenditure required to achieve the repositioning.

    The repositionings pursued by the Company and its predecessors in the past have consisted of both intensive large scale renovations as well as smaller scale repositionings. In the case of an intensive large scale renovation, either a property's use is changed (e.g., from light industrial/warehouse to office) or a property is completely rehabilitated. In the case of a smaller scale repositioning, generally cosmetic renovations are made to targeted areas of a building, deferred maintenance is corrected and an intensive leasing program is commenced. The Company believes there are a significant number of potential acquisitions for which this strategy can be successfully implemented due to the large number of Manhattan office properties that have significant deferred maintenance or have been undermanaged. The Company believes this situation has resulted from fragmented ownership that is generally non-institutional and has limited access to capital.

    An important component of the Company's repositioning strategy is its construction management capability. The construction management division of the Company and its predecessors has renovated approximately 2.0 million square feet of office space, including entire building renovations, at an aggregate cost exceeding $100 million. In the past, the Company and its predecessors have implemented successful repositioning programs which have involved significant capital investments to improve the physical condition with respect to building facade, entrance and lobby, mechanical systems (including HVAC, fire/ safety and elevators) and tenant space layout, while maintaining cost control with respect to these activities. Additionally, the Company benefits in its repositioning efforts from its fully-integrated real estate operations. The Company believes that its in-house leasing, property management and construction management capabilities provide it with valuable information regarding the cost of accommodating tenant preferences and the potential rental revenues achievable from various repositioning options.

    Examples of successful implementation of this strategy include the Bar Building (which property accounted for 3.9% of the aggregate Annualized Rent at the Properties as of December 31, 1997) and 1372 Broadway (which property accounted for 9.0% of the aggregate annualized Rent at the Properties as of December 31, 1997). The Company successfully implemented a repositioning strategy at the Bar Building resulting in NOI increasing from approximately $1.3 million to $2.3 million over the 18 months ending March 31, 1998. When the Company purchased this Property in October, 1996 it suffered from deferred maintenance, and was under performing relative to its marketplace as a result of only a 82% occupancy rate and inefficient building operations. West 44(th) Street, between Fifth Avenue and Avenue of the Americas, where the Bar Building is located, has many attractive buildings and prominent clubs which by association, enhance the value of the Property. Therefore, in order to capitalize on the location of the building, a modest cosmetic improvement was implemented, including the restoration of the facade and renovation of common corridors. As of March 31, 1998 the Property is 100% leased. 43,613 square feet of vacant space was leased and 61,711 square feet of space was renewed over the 18 months ending March 31, 1998. A similar repositioning strategy was pursued at 1372 Broadway, just 4 blocks south of Times Square. When the Company purchased this Property in August, 1997 it was only 84% occupied and in immediate need of a cosmetic renovation in order to take advantage of its superb location and large floor plates. The Company designed and implemented a $2.0 million lobby and elevator upgrade program which lead to this Property being 96% leased as of March 31, 1998. Most importantly, the NOI increased 18% from $4.4 million in August, 1997 to $5.2 million in March, 1998.

INTEGRATED LEASING AND PROPERTY MANAGEMENT

    The Company seeks to optimize long-term cash flow from its properties through the implementation and integration of targeted leasing and management programs.

    PROACTIVE LEASING PROGRAM. The Company seeks to capitalize on its market position and relationships with an extensive network of brokers and tenants to implement a proactive leasing program. Management believes that its extensive knowledge of the Class B Manhattan office market enhances its ability to monitor, understand and anticipate the current and future space needs of tenants in its submarkets. The leasing process for an acquisition property begins with extensive market research in order to determine the strengths and weaknesses of the property. This review includes an analysis of the building's physical characteristics, aesthetic attributes, floor plate sizes, services, elevators and mechanical systems, followed by an in-depth market analysis to determine the property's competitive position in the marketplace and perception in the brokerage community. The results of these analyses are used to develop the appropriate marketing strategy and the appropriate program to communicate the positive attributes and key features of the property or space to the marketplace and the brokerage community. These strategies may include the development of marketing tools such as brochures, listing sheets, fliers, signage and advertising copy.

    The utilization of third-party brokerage firms in implementing a successful leasing program is an integral component of the Company's leasing strategy. By closing transactions quickly and at market terms and paying commissions promptly, the Company and its predecessors have created a network of relationships with leasing professionals who regularly bring tenants to the Company's properties.

    The Company believes that these proactive leasing efforts have contributed to average occupancy rates at the Properties that are above the market average. During the period between 1994 and 1997, the Initial Properties averaged percent leased rates of 97%, which exceeded the average of 88% for Class B Manhattan office space in the Midtown Markets by over 10% during the comparable period.

    Another key component of the the Company's leasing strategy is a commitment to tenant retention. Each leasing executive regularly conducts in-person interviews with existing tenants in order to gain insight into each tenant's business objectives, financial position and strength and future space requirements. This knowledge, in addition to a full understanding of each tenant's current lease obligation, is utilized to develop a plan to retain existing tenants in order to maximize long term cash flow. The Company's commitment to tenant service and satisfaction is evidenced by the renewal of approximately 75% of the expiring rentable square footage (75% of the expiring leases determined by number of leases) at the Properties in the Core Portfolio owned and managed by the Company and its predecessors during the period from January 1, 1994 through December 31, 1997.

    IMPLEMENTATION OF STRATEGIC MANAGEMENT SYSTEMS. The Company's proactive management begins with a comprehensive operational and physical analysis of a property followed by a preventive maintenance assessment. SL Green professionals evaluate all service contracts, survey electrical capacity and costs and, after interviewing all building personnel, appraise personnel resources and payroll costs on an ongoing basis. Based on the results of the analysis of the contractual lease obligations, building position in the market and the capital/aesthetic improvements needed to bring the property to its desired level relative to its competition, the Company develops and implements a management program designed to provide tenants with the highest level of service while maintaining the lowest cost to ownership.

    MAXIMIZING TENANT SATISFACTION. The Company seeks to provide tenants with a level of service more typically found in Class A properties. Characteristics of the Company's office property redevelopments include upgraded or new entrances, lobbies, elevator cabs/mechanicals, hallways, bathrooms, windows, telecom systems and tenant spaces. Additionally, the Company seeks to provide certain tenant amenities typically associated only with Class A properties. For example, the Company maintains flowers in its buildings' lobbies and also provides uniformed concierges focused on tenant service as opposed to the security guards found at many Class B Manhattan office buildings. Within particular submarkets, the Company arranges for the provision of cleaning and 24 hour, seven days per week security services to its tenants. The Company believes that this level of service is unusual in the Class B market, in large part due to the highly fragmented nature of Class B ownership and management. RELocate, a real estate market research firm, estimates that the 630 Class B buildings in the Midtown Markets are owned by over 500 different entities, many of whom own a single property or a few properties. The Company believes that the relatively large size of its operations and focus on the Class B market enables it to provide a level of service superior to that typically provided by the smaller owner/operators that permeate the Class B Manhattan marketplace.

                                USE OF PROCEEDS


    The net cash proceeds to the Company from the PIERS Offering, after deducting the underwriting discounts and commissions are estimated to be approximately $96.0 million (approximately $110.4 million if the Underwriters' over-allotment option is exercised in full). The net cash proceeds to the Company from the Common Offering, after deducting the underwriting discounts and commissions are estimated to be $226.8 million (approximately $260.8 million if the Underwriters' over-allotment option is exercised in full).



    The net cash proceeds of the Offerings will be used by the Company as follows: $240.9 million to repay the Acquisition Facility, (ii) $81.4 million for the acquisition of the Pending Acquisitions including 1.5 million of transaction costs (an additional $29.4 million in borrowings from the Credit Facility and $0.7 million in credits against prior payments under the Acquisition Facility will be used to acquire the Pending Acquisitions) and (iii) $1.4 million to pay costs associated with the Offerings. The Acquisition Facility which closed in March 1998, financed the acquisition of the Helmsley Properties, paid-off the outstanding balance on the Company's Credit Facility and provided on-going liquidity for future acquisition and corporate needs. The term of the Acquisition Facility is one year. The interest rate is determined by a schedule of the percent of loan commitment outstanding and the applicable quarterly period extending from March 18, 1998 through the maturity date. The outstanding principal amount of $240 million under the Acquisition Facility will be paid from the proceeds from the Offerings. The Credit Facility will remain committed but unused until the Acquicition Facilty is repaid, at which time the Company will again be in compliance with all financial covenants under the Credit Facility and will again be able to draw additional funds under such Credit Facility.



    If the Underwriters' over-allotment options are exercised in full, the Company expects to use the additional net proceeds (which will be approximately $14.4 million for the PIERS Offering and $36 million for the Common Offering) to repay borrowings under the Credit Facility to acquire additional properties and/or for working capital.


    Pending application of the net proceeds of the Offerings, the Company will invest such portion of the net proceeds in interest-bearing accounts and/or short-term, interest-bearing securities which are consistent with the Company's intention to qualify for taxation as a REIT.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges are as follows:


                                                                          SL GREEN                   SL GREEN PREDECESSOR
                                                    COMPANY              PREDECESSOR                      (COMBINED)
                                                (CONSOLIDATED)           (COMBINED)                YEARS ENDED DECEMBER 31,
                                              AUGUST 21, 1997 TO     JANUARY 1, 1997 TO   ------------------------------------------
                                               DECEMBER 31, 1997       AUGUST 20, 1997      1996       1995       1994       1993
                                            -----------------------  -------------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges(1).....              3.96                   0.98            0.61       0.22       0.45       0.86


------------------------

(1) Prior to completion of the IPO on August 20, 1998, the Company's predecessors operated in a manner as to minimize net taxable income to the owners. The IPO and the related Formation Transactions permitted the Company to deleverage its properties significantly, resulting in a significantly improved ratio of earnings to fixed charges.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges, which includes 100% of majority owned non-combined entities of the SL Green Predecessor. For this purpose, earnings consist of income (loss) before gains from sale of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. To date, the Company has not issued any preferred stock; therefore, the ratios of earnings to fixed charges and preferred stock dividends are unchanged from the ratios specified above.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY


    The Common Stock began trading on the NYSE on August 15, 1997 under the symbol "SLG." On April 23, 1998, the last reported sales price per share of Common Stock on the NYSE was $23.875, and there were approximately 39 holders of record of the Common Stock. The table below sets forth the quarterly high and low closing sales price per share of Common Stock reported on the NYSE and the distributions paid by the Company with respect to each such period.



                                                            HIGH        LOW         DISTRIBUTIONS
                                                         ----------  ----------  -------------------
Period August 20, 1997 (inception) to September 30,
 1997..................................................  $25 7/8     $23 1/16         $    0.16(a)
Quarter ended December 31, 1997........................  $26 15/16   $23 11/16        $    0.35
Quarter ended March 31, 1998...........................  $27 7/8     $24              $    0.35
Quarter ended June 30, 1998 (through April 23, 1998)...  $26 1/2     $23 3/4          $    0.35


------------------------

(a) On November 5, 1997, the Company's Board of Directors declared a $0.16 per share distribution payable November 19, 1997, to stockholders of record on November 17, 1997. The distribution was for the period August 20, 1997 (closing date of the IPO) through September 30, 1997, which is approximately equivalent to a full quarterly distribution of $0.35 per share of Common Stock and an annual distribution of $1.40 per common share.

    Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Capital gain dividends generally will be treated as long-term capital gain. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the stockholder's basis in the Common Stock to the extent thereof, and thereafter as capital gain. Distributions treated as a non-taxable reduction in basis will generally have the effect of deferring taxation until the sale of a stockholder's Common Stock. The Company has determined that for federal income tax purposes, approximately $0.16 per share (or approximately 100%) of the $0.16 per share distributions paid in 1997 represented ordinary dividend income to stockholders. No assurances can be given regarding what percent of future dividends will constitute return of capital for federal income tax purposes. In order to avoid corporate income taxation of the earnings that it distributes, the Company must make annual distributions to stockholders of at least 95% of its REIT taxable income (determined by excluding any net capital gain), which the Company anticipates will be less than its share of cash available for distribution. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. In such a case, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of preferred shares or additional shares of Common Stock.

    The Company has set a dividend policy whereby regular dividends shall be payable on the 15th day of the month immediately following the end of each calendar quarter, or the first business day thereafter, to stockholders of record on the last day of the quarter. While the Company has established a policy of paying quarterly distributions, future distributions by the Company remain at the discretion of the Board of Directors and will depend on the actual Funds from Operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Material Federal Income Tax Consequences--Taxation of the Company"), economic conditions and such other factors as the Board of Directors deems relevant. See "Risk Factors--Stockholder Approval is Not Required to Change Policies of the Company" and "Distributions."

                                 CAPITALIZATION


    The following table sets forth the consolidated historical capitalization of the Company as of December 31, 1997 and on a pro forma basis giving effect to the Offerings and use of the net proceeds from the Offerings as set forth under "Use of Proceeds," and all property acquisitions through April 24, 1998. The information set forth in the table should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.



                                                                           DECEMBER 31, 1997
                                                                        ------------------------
                                                                        CONSOLIDATED  PRO FORMA
                                                                        HISTORICAL   (UNAUDITED)
                                                                        -----------  -----------
                                                                             (IN THOUSANDS)
Mortgage debt.........................................................   $  52,820    $  52,820
Credit Facility.......................................................      76,000       29,362
Minority interests in Operating Partnership...........................      33,906       42,800
Mandatory Redeemable Preferred Stock, $.01 par value; 25,000,000 shares authorized; no shares issued and outstanding; 4,000,000 PIERS
  issued and outstanding on a pro forma basis.........................                   95,580
Stockholders' equity:
  Common Stock, $.01 par value; 100,000,000 shares authorized;
    12,292,311 issued and outstanding; 22,292,311 issued and
    outstanding on a pro forma basis (1)..............................         123          223
  Additional paid-in capital..........................................     178,669      396,508
  Distributions in excess of earnings.................................      (2,584)      (3,309)
                                                                        -----------  -----------
    Total stockholders' equity........................................     176,208      393,422
                                                                        -----------  -----------
      Total capitalization............................................   $ 338,934    $ 613,984
                                                                        -----------  -----------
                                                                        -----------  -----------


------------------------


(1) Includes shares of Common Stock to be issued in the Common Stock Offering. Does not include (i) 2,425,169 shares of Common Stock that may be issued upon the redemption of Units issued in connection with the Formation Transactions beginning two years following the completion of the IPO (or earlier in certain circumstances), (ii) 838,000 shares of Common Stock subject to options being granted under the Company's stock option plan (iii) 1,500,000 shares of Common Stock that are issuable upon exercise of the Underwriters' over-allotment option, and (iv) up to 3,807,711 shares of Common Stock estimated to be issuable upon conversion or redemption of the PIERS.

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth summary selected financial and operating information on a pro forma and historical consolidated basis for the Company, and on a historical combined basis for the SL Green Predecessor (as defined below), and should be read in conjunction with all of the financial statements and notes thereto included in this Prospectus. The consolidated historical balance sheet data as of December 31, 1997 and the operating data for the period August 21 to December 31, 1997 have been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors. The combined historical balance sheet information as of December 31, 1996 and 1995 and operating data for the period January 1, 1997 to August 20, 1997 and years ended December 31, 1996, 1995, and 1994 of the SL Green Predecessor have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors. The operating data for the year ended December 31, 1993 has been derived from the unaudited combined financial statements of the SL Green Predecessor. In the opinion of management of the SL Green Predecessor, the operating data for the year ended December 31, 1993 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

    The "SL Green Predecessor" consists of 100% of the net assets and results of operations of two Properties, 1414 Avenue of the Americas and 70 West 36th Street, equity interests in four other Properties, 673 First Avenue, 470 Park Avenue South, 29 West 35th Street and the Bar Building (which interests are accounted for under the equity method) and 100% of the net assets and results of operations of the Service Corporations.

    The unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997 has been prepared as if the Offerings and the Company's purchase of certain of the Acquired Properties after December 31, 1997 (1466 Broadway, 420 Lexington Avenue and 321 West 44th Street) and the Pending Acquisitions had been consummated on December 31, 1997. The pro forma consolidated statement of operations for the year ended December 31, 1997 is presented as if the IPO, Formation Transactions, the Offerings, and the purchase of the Acquired Properties and the Pending Acquisitions occurred at January 1, 1997 and the effect thereof was carried forward through the year. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the year indicated, nor does it purport to represent the Company's future financial position and results of operations.

                    The Company and the SL Green Predecessor
             (In thousands, except for per share and property data)

                                            THE COMPANY
                                     --------------------------
                                                    AUGUST 21-
                                      PRO FORMA    DECEMBER 31,
                                        1997           1997
                                     -----------   ------------
                                     (UNAUDITED)
OPERATING DATA:
  Total revenues...................   $138,382       $23,207
                                     -----------   ------------
  Property operating expense.......     56,148         7,077
  Real estate taxes................     23,898         3,498
  Interest.........................      7,642         2,135
  Depreciation and amortization....     10,113         2,815
  Marketing, general and
    administration.................      2,955           948
                                     -----------   ------------
  Total expenses...................    106,756        16,473
                                     -----------   ------------
  Operating income (loss)..........     31,626         6,734
  Equity in net income (loss) from
    Service Corporations...........      2,331          (101)
  Equity in net income (loss) of
    uncombined joint ventures......     --            --
                                     -----------   ------------
  Income (loss) before
    extraordinary item and minority
    interest.......................     33,957         6,633
  Minority interest................     (2,539)       (1,074)
                                     -----------   ------------
  Income (loss) before
    extraordinary item.............     31,418         5,559
  Extraordinary item (net of
    minority interest).............     --            (1,874)
                                                   ------------
  Net income (loss)................     --           $ 3,685
                                                   ------------
                                                   ------------
  Mandatory preferred stock
    dividends and accretion........     (8,050)
                                     -----------
  Income before extraordinary item
    available to Common
    Stockholders...................   $ 23,368
                                     -----------
                                     -----------
  Income before extraordinary item
    per share of Common Stock
    (1)............................
    Basic..........................   $   1.05       $   .45
    Diluted........................   $   1.04       $   .45
  Cash dividend declared per share
    of Common Stock................                  $   .51

                                                    SL GREEN PREDECESSOR
                                     ---------------------------------------------------
                                     JANUARY 1-          YEAR ENDED DECEMBER 31,
                                     AUGUST 20,   --------------------------------------
                                        1997       1996     1995     1994       1993
                                     ----------   -------  -------  -------  -----------
                                                                             (UNAUDITED)
OPERATING DATA:
  Total revenues...................   $ 9,724     $10,182  $ 6,564  $ 6,600    $5,926
                                     ----------   -------  -------  -------  -----------
  Property operating expense.......     2,722       3,197    2,505    2,009     1,741
  Real estate taxes................       705         703      496      543       592
  Interest.........................     1,062       1,357    1,212    1,555     1,445
  Depreciation and amortization....       811         975      775      931       850
  Marketing, general and
    administration.................     2,189       3,250    3,052    2,351     1,790
                                     ----------   -------  -------  -------  -----------
  Total expenses...................     7,489       9,482    8,040    7,389     6,418
                                     ----------   -------  -------  -------  -----------
  Operating income (loss)..........     2,235         700   (1,476)    (789)     (492)
  Equity in net income (loss) from
    Service Corporations...........     --          --       --       --
  Equity in net income (loss) of
    uncombined joint ventures......      (770)     (1,408)  (1,914)  (1,423)       88
                                     ----------   -------  -------  -------  -----------
  Income (loss) before
    extraordinary item and minority
    interest.......................     1,465        (708)  (3,390)  (2,212)     (404)
  Minority interest................     --          --       --       --        --
                                     ----------   -------  -------  -------  -----------
  Income (loss) before
    extraordinary item.............     1,465        (708)  (3,390)  (2,212)     (404)
  Extraordinary item (net of
    minority interest).............    22,087       8,961    --       --        --
                                     ----------   -------  -------  -------  -----------
  Net income (loss)................   $23,552     $ 8,253  $(3,390) $(2,212)   $ (404)
                                     ----------   -------  -------  -------  -----------
                                     ----------   -------  -------  -------  -----------
  Mandatory preferred stock
    dividends and accretion........
  Income before extraordinary item
    available to Common
    Stockholders...................
  Income before extraordinary item
    per share of Common Stock
    (1)............................
    Basic..........................
    Diluted........................
  Cash dividend declared per share
    of Common Stock................


                                                                                                  SL GREEN PREDECESSOR
                                                                                             -------------------------------
                                                                          THE COMPANY              AS OF DECEMBER 31,
                                                                     ----------------------  -------------------------------
                                                                                    1997       1996       1995       1994
                                                                      PRO FORMA   ---------  ---------  ---------  ---------
                                                                        1997
                                                                     -----------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Commercial real estate, before accumulated depreciation..........   $ 596,978   $ 338,818  $  26,284  $  15,559  $  15,761
  Total assets.....................................................     660,935     382,775     30,072     16,084     15,098
  Mortgages and notes payable......................................      52,820      52,820     16,610     12,700     12,699
  Credit Facility..................................................      29,362      76,000
  Minority interest................................................      42,800      33,906     --         --         --
  PIERS............................................................      95,580
  Stockholders' equity/Owners' (deficit)...........................     393,422     176,208     (8,405)   (18,848)   (15,521)

BALANCE SHEET DATA:
  Commercial real estate, before accumulated depreciation..........   $  15,352
  Total assets.....................................................      16,218
  Mortgages and notes payable......................................      12,698
  Credit Facility..................................................
  Minority interest................................................      --
  PIERS............................................................
  Stockholders' equity/Owners' (deficit)...........................     (13,486)


                                                                         AUGUST 21-    JANUARY 1-       YEAR ENDED DECEMBER 31,
                                                                        DECEMBER 31,   AUGUST 20,   -------------------------------
                                                                            1997          1997        1996       1995       1994
                                                            PRO FORMA   -------------  -----------  ---------  ---------  ---------
                                                              1997
                                                           -----------
                                                           (UNAUDITED)
OTHER DATA:
  Funds from operations(2)...............................   $  42,134     $   9,355     $  --       $  --      $  --      $  --
  Net cash provided by (used in) operating activities....      --             5,713         2,838         272       (234)       939
  Net cash provided by financing activities..............      --           224,234         2,782      11,960         63        178
  Net cash (used in) investing activities................      --          (217,165)       (5,559)    (12,375)      (432)      (567)
  Basic weighted average shares of Common Stock
  outstanding............................................      22,292        12,292        --          --         --         --
  Diluted weighted average shares of Common Stock and
  Common Stock equivalents outstanding...................      22,404        12,404        --          --         --         --
  Units outstanding at period end........................       2,425         2,383        --          --         --         --
  Number of Properties owned at period end...............          19            12             6           6          4          4
  Gross rentable square feet of Properties owned at
  period end.............................................       6,056         3,300         1,200       1,200        900        900
  Percentage leased for Properties owned at period end...          88            92            97          95         95         98

                                                                1993
                                                           ---------------
                                                             (UNAUDITED)
OTHER DATA:
  Funds from operations(2)...............................     $  --
  Net cash provided by (used in) operating activities....        --
  Net cash provided by financing activities..............        --
  Net cash (used in) investing activities................        --
  Basic weighted average shares of Common Stock
  outstanding............................................        --
  Diluted weighted average shares of Common Stock and
  Common Stock equivalents outstanding...................        --
  Units outstanding at period end........................        --
  Number of Properties owned at period end...............             4
  Gross rentable square feet of Properties owned at
  period end.............................................           900
  Percentage leased for Properties owned at period end...            96

------------------------


(1) Basic earnings per share excluded any dilutive effect of options outstanding. Diluted earnings per share includes the dilutive effect of the outstanding options calculated under the treasury stock method. As each Unit is redeemable for one share of Common Stock, the calculation of earnings per share upon redemption of the outstanding Units will be unaffected, as Unitholders and stockholders are entitled to equal distributions on a per Unit and per share basis in the net income of the Company. Pro forma basic and diluted income before extraordinary item reflect the preferred stock dividends and accretion. Pro forma diluted income per share before extraordinary item excludes the conversion of the PIERS as the conversion of these shares would be antidilutive.


(2) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    This report includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Any such statements are not guarantees of future performance and actual results or developments may differ materially from those anticipated in the forward-looking statements.

    The following discussion related to the consolidated financial statements of the Company and the combined financial statements of SL Green Predecessor should be read in conjunction with the financial statements appearing in Item 8. In connection with the Formation Transactions as described in Note 1 to the financial statements there were significant changes in the financial condition and results of operations of the Company which are outlined below, consequently, the comparison of the historical periods provides only limited information regarding the operations of the Company. Therefore, in addition to the historical comparison, the Company has provided a comparison of the results of operations on a pro forma basis.

RESULTS OF OPERATIONS

    COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

    For discussion purposes and to provide comparable periods for analysis, the following discussion of the results of operations for the year ended December 31, 1997, combines the operating results of SL Green Predecessor for the period January 1, 1997 to August 20, 1997 and the operating results of the Company for the period August 21, 1997 to December 31, 1997. Management believes that this provides for more meaningful analysis of the financial statements to be made. The results of operations for the year ended December 31, 1996 represent solely the operating results of the SL Green Predecessor.

    Rental revenue and escalation and reimbursement revenue for the year December 31, 1997 were $27,137,000 representing an increase of 411% compared to $5,250,000 for the year ended December 31, 1996. The increase is primarily attributable to (i) the Formation Transactions in which three buildings accounted for on the equity method are consolidated in the financial statements of the Company for the period August 21, 1997 to December 31, 1997 and three buildings (50 West 23rd Street, 1140 Avenue of the Americas and 1372 Broadway) were acquired, (ii) the inclusion of revenue from 1414 Avenue of the Americas for the full year during 1997 as compared to six months (purchased in July 1996) during 1996, and (iii) the results of 110 East 42nd Street (acquired September 15, 1997), 17 Battery Place (acquired December 19, 1997) and 633 Third Avenue (acquired December 30, 1997) (collectively, the "1997 Acquisitions") are included in the consolidated financial statements for a portion of the period August 21, 1997 to December 31, 1997 and not included during any portion of 1996.

    Management fee income decreased $1,068,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to (i) lower management fee revenue being earned in the aggregate $600,000 and (ii) $500,000 in management fee income which was recorded in the Equity Income (loss) from Service Corporations for the period August 21, 1997 to December 31, 1997. As of the IPO date, all third party management income and related expense are incurred on the books of the Management Corporation, a 95% owned subsidiary of the Company. This change in the recognition of income and expense from third party management business activity was made in order to maintain management fee revenue in a manner which is consistent with the REIT qualifying income test, as defined by the IRS.

    During the reported periods for the Predecessor Company, management revenues were earned from affiliated properties in which the Predecessor had an interest and were not eliminated. The amounts related to these properties are:

1997 (Pre-IPO)..........  $ 458,000
1996....................    447,000
1995....................    449,000

    Leasing commission revenues increased $1,576,000 for year ended December 31, 1997 compared to the year ended December 31, 1996 due to strong leasing activity in the current market.

    Investment income increased $485,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to interest income earned on cash on hand. The cash on hand primarily represents excess proceeds from the IPO.

    Other income decreased by $107,000 or 87% to $16,000 during the year ended December 31, 1997 compared to $123,000 during the year ended December 31, 1996, primarily due to a one-time consulting engagement in 1996.

    Prior to the IPO, third party revenues and income were derived from various management, leasing and construction activities. As part of the Formation Transactions, to the extent the Company continues to pursue such business, it will be conducted through separate subsidiaries. The equity income (loss) from Service Corporations represents the Company's 95% interest in the net income or loss derived from these activities. From the period August 21, 1997 to December 31, 1997 the Company recognized $101,000 as its share of the loss by these subsidiaries.

    Operating expenses, depreciation and amortization, and real estate taxes increased $6,602,000, $2,651,000 and $3,500,000, respectively, as compared to the year ended December 31, 1996. The increase in these expenses is primarily attributable to (i) the Formation Transactions in which three buildings (50 West 23rd Street, 1140 Avenue of the Americas and 1372 Broadway) were acquired and three buildings accounted for on the equity method are consolidated in the financial statements of the Company for the period August 21, 1997 to December 31, 1997, (ii) the inclusion of expenses from 1414 Avenue of the Americas for the full year during 1997 as compared to six months (purchased July 1996) during 1996, and (iii) the results of the 1997 Acquisitions included in a portion of 1997 and not included during any portion of 1996.

    Interest expense increased $1,840,000 for the year ended December 31, 1997 as compared to the year ended December 31, 1996. The increase is primarily due to (i) interest expense related to the capitalized lease acquired with a building previously accounted for under the equity method, (ii) increase of $21,000,000 in mortgage debt acquired in August 1997 ($14,000,000) and December 1997 ($7,000,000) and (iii) the borrowing of $76,000,000 on December 19, 1997 under the Credit Facility to finance the acquisition of 17 Battery Place.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    Rental revenue increased $1,783,000, or 73.8%, to $4,199,000 from $2,416,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the acquisition of 1414 Avenue of the Americas during July 1996 which had rental revenue of $1,612,000 and increased occupancy.

    Escalations and reimbursement revenues increased $293,000, or 38.6%, to $1,051,000 from $758,000 for the year ended December 31, 1995. The acquisition of 1414 Avenue of the Americas accounted for an increase of $428,000 which was offset by a decrease of $166,000 at 70 West 36th Street due to reduced real estate tax escalations and porter wage escalation revenue. New leases with more current base years utilized to calculate the escalations and a reduction in real estate tax expense accounted for the decreased escalation revenue.

    Management revenues remained substantially unchanged with a slight increase for the year ended December 31, 1996 compared to the year ended December 31, 1995.

    Leasing commission revenues increased $1,475,000, or 164.4%, to $2,372,000 from $897,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 due to the addition of several buildings under service contracts and intensified efforts (prior to the IPO) to perform leasing services for unaffiliated third parties.

    Construction revenue decreased by $132,000, or 56.7%, to $101,000 from $233,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. Overall construction revenue remained constant but a larger amount related to property-owning partnerships and was eliminated pursuant to the equity method of accounting.

    Other income for the year ended December 31, 1996 was $123,000 which consisted of miscellaneous consulting fees and interest.

    Share of net loss of uncombined joint ventures decreased $506,000 or 26.4% to $1,408,000 from $1,914,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 as follows:

                                                                                    INCREASE
PROPERTY                                                                           (DECREASE)
--------------------------------------------------------------------------------  ------------
673 First Avenue................................................................  $   (392,000)
470 Park Avenue South...........................................................      (130,000)
29 West 35th Street.............................................................        22,000
Bar Building....................................................................        (6,000)
                                                                                  ------------
                                                                                  $   (506,000)
                                                                                  ------------
                                                                                  ------------

    The decrease in net loss for 673 First Avenue was due primarily to lower interest expense as a result of mortgage loan principal amortization and lower amortization expense as a result of deferred leasing commissions written off during 1995 for a tenant that vacated.

    The decrease in net loss for 470 Park Avenue South was due primarily to a reduction in real estate tax expense as a result of a decrease in assessed valuation.

    The decrease in net income for 29 West 35th Street was due primarily to reduced rental revenue as a result of a vacancy.

    The increase in net income for the Bar Building was due to the acquisition of an interest in the Property during October 1996.

    Operating expenses increased $692,000, or 27.6%, to $3,197,000 from $2,505,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995 due substantially to the inclusion of 1414 Avenue of the Americas which was acquired during July 1996.

    Interest expense increased $145,000 or 12.0%, to $1,357,000 from $1,212,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. The inclusion of 1414 Avenue of the Americas accounted for an increase of $445,000 which was offset by a decrease of $300,000 for 70 West 36th Street due to refinancing at a lower interest rate.

    Depreciation and amortization increased $200,000, or 25.9%, to $975,000 from $775,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the inclusion of 1414 Avenue of the Americas.

    Real estate taxes increased $207,000 or 41.7%, to $703,000 from $496,000 for the year ended December 31, 1996 compared to year ended December 31, 1995. The increase was due to the inclusion of $290,000 for 1414 Avenue of the Americas offset by a decrease of $83,000 for 70 West 36th Street which resulted from a reduction in property assessment.

    Marketing, general and administrative expenses increased $198,000, or 6.5%, to $3,250,000 from $3,052,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995, due primarily to staff increases for the corporation which provided leasing services.

    As a result of the foregoing, the loss before extraordinary item decreased $2,682,000, or 79.1%, to $708,000 from $3,390,000 for the year ended December
31, 1996 compared to the year ended December 31, 1995.

PRO FORMA RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1997


    On a pro forma basis after giving effect to the Offerings, the IPO, the Formation Transactions and the purchase of the IPO Acquisition Properties, the Acquired Properties and the Pending Acquisitions, income before minority interest and extraordinary item would have been $33,957,000 for the year ended December 31, 1997, representing an increase of $25,859,000 over the historical income before minority interest for the comparable year. The historical income before minority interest represents the consolidated historical results of the Company for the period August 21, 1997 to December 31, 1997 and the combined historical results of SL Green Predecessor for the period January 1, 1997 to August 20, 1997. The increase is accounted for as follows:

Increases to Income:
  Decrease in interest expense due
    to mortgage loans repaid or forgiven.......................  $3,008,000
  Additional income due to the
    acquisition of certain partners interests (A)..............     295,000
  Additional income due to the
    IPO Acquisition Properties (B).............................   7,697,000
  Additional income due to the 1997
    Acquired Properties (C)....................................   7,190,000
  Additional income due to the 1998
    Acquired Properties (D)....................................   8,476,000
  Additional income due to the
    Pending Acquisitions (E)...................................   5,000,000
  Other........................................................      12,000

Decreases to Income:
  Adjust the provision of doubtful accounts
    based on 2% of the acquired pro forma rental revenue.......  (1,937,000)
  Additional general and administrative
    expenses associated with a public company..................    (961,000)
  Elimination of Service Corporations'
    income under the equity method of accounting                   (303,000)
  Decrease in interest income earned on
    excess cash used to acquire 110 East 42nd Street...........    (485,000)
  Increase in interest expense as a result of borrowings under the Credit Facility........................................  (2,133,000)
                                                                 ----------
                                                                 $25,859,000
                                                                 ----------
                                                                 ----------


------------------------

    Further information regarding the effects of the Initial Properties, the Acquired Properties and the Pending Acquisitions on the financial position and results of operations of the Company is set forth in the historical financial statements of the Initial Properties, the Acquired Properties and the Pending Acquisitions and the pro forma financial statements of the Company contained in this Prospectus.

(A) Represents the operating results of 673 First Avenue, 470 Park Avenue South, 29 West 35th Street and 36 West 44th Street for the period January 1, 1997 to August 20, 1997.

(B) Represents the operating results of 1372 Broadway, 1140 Avenue of the Americas and 50 West 23rd Street from January 1, 1997 up to the date of acquisition (August 20, 1997).

(C) Represents the operating results of 110 East 42nd Street from January 1, 1997 to September 14, 1997, 17 Battery Place from January 1, 1997 to December 18, 1997 and 633 Third Avenue for the year ended December 31, 1997.

(D) Represents the operating results for the year ended December 31, 1997 for 420 Lexington Avenue, 1466 Broadway and 321 West 44th Street.


(E) Represents the operating results for the year ended December 31, 1997 for 440 Ninth Avenue, 116 Nassau Street, 38 East 30th Street and 711 Third Avenue.

LIQUIDITY AND CAPITAL RESOURCES

    The SL Green Predecessor historically relied on mortgage financing plus the use of its capital for the acquisition, redevelopment and renovation of properties. The proceeds from the IPO as well as a new mortgage loan in the amount of $14 million, which is secured by 50 West 23rd Street, were utilized to repay existing mortgage loans, acquire properties, pay IPO and Formation Transaction expenses and provide working capital. Total mortgage loans including the new mortgage loan amounted to $45.8 million as a result of the Formation Transactions. All mortgage loans encumbering the Properties at the time of the IPO closing had fixed interest rates ranging from 7.47% to 9.0%.

    On December 19, 1997 the Company entered into the $140 million Credit Facility due December 2000. Availability under the Credit Facility may be limited to an amount less than $140 million. Availability is calculated by reference to several factors including recent acquisition activity and most recent quarterly property performance. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to LIBOR applicable to each interest period plus 130 basis points to 145 basis points per annum. The Credit Facility requires the Company to comply with certain covenants, including but not limited to, maintenance of certain financial ratios. At December 31, 1997 the outstanding amount of indebtedness under the Credit Facility was $76 million, and the interest rate on such indebtedness was 7.265% per annum.

    On December 30, 1997 the Company entered into a $7 million additional advance under its existing mortgage loan which is secured by 50 West 23rd Street. The note bears interest at a rate of LIBOR plus 175 basis points (7.6875% at December 31, 1997). On April 3, 1998, this mortgage note was fixed at 7.06%, maturing co-terminous with the underlying mortgage note. As of April 15, 1998 the current amount of the mortgage note was $21 million.


    On March 18, 1998, the Company asked the Credit Facility banking group to temporarily relieve the Company from its obligations under the financial covenants of the Credit Facility, in order to close the Acquisition Facility. The Acquisition Facility, which closed in March 1998, financed the purchase of the Helmsley Properties acquisition, paid off the outstanding balance on the Credit Facility and provided ongoing liquidity for future acquisition and corporate needs. The term of this facility is one year. The interest rate is determined by a schedule of the principal balance of the loan outstanding and the applicable quarterly period extending from March 18, 1998 through the maturity date. The outstanding principal amount of $240 million under the Acquisition Facility will be paid from the proceeds of the Offerings. The Credit Facility will remain committed but unused until the Acquisition Facility is repaid at which time, the Company will be in compliance with all financial covenants under the Credit Facility and will again be able to draw additional funds under such Credit Facility.


    The Company estimates that for the 12 months ending December 31, 1998 and 1999, it will incur approximately $6.6 million and $3.2 million, respectively, of capital expenditures on Properties owned at December 31, 1997. In 1998, over $5.8 million of the capital investments are dedicated to redevelopment costs associated with properties purchased at or after the Company's IPO. The Company expects to fund these capital expenditures with the Acquisition Facility, Credit Facility, operating cash flow and cash on hand. Future property acquisitions may require substantial capital investments in such properties for refurbishment and leasing costs. The Company expects that these financing requirements will be provided primarily from its existing Credit Facility, from additional borrowings secured by one or more properties and from future issuances of equity and debt. The Company believes that it will have sufficient capital resources to satisfy its obligations during the next 12 month period. Thereafter, the Company expects that capital needs will be met through a combination of net cash provided by operations, borrowings and additional equity issuances.

    The Company expects to continue making distributions to its stockholders primarily based on its distributions received from the Operating Partnership or, if necessary, from working capital or borrowings.

The Operating Partnership income will be derived primarily from lease revenue from the Properties and, to a limited extent, from fees generated by the Service Corporations.

CASH FLOWS

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31,
     1996

    Net cash provided by operating activities increased $8,279,000 during the year ended December 31, 1997 to $8,551,000 from $272,000 for the year ended December 31, 1996. The increase was due primarily to the inclusion of properties encompassed in the Offering and Formation Transaction (the acquisition of 50 West 23rd Street, 1140 Avenue of the Americas and 1372 Broadway) as of August 21, 1997, the acquisition of 1414 Avenue of the Americas (acquired July 1996), 110 East 42nd Street (acquired September 1997) and 17 Battery Place (acquired December 1997) and an increase in leasing commission and investment income. Net cash used in investing activity increased $210,349,000 during the year ended December 31, 1997 to $222,724,000 as compared to $12,375,000 for the year ended December 31, 1996. The increase is primarily due to the acquisition of certain properties at the date of the IPO, the purchase of 110 East 42nd Street in September 1997 and the purchase of an interest in 17 Battery Place and 633 Third Avenue in December 1997. Net cash provided by financing activities increased by $215,056,000 during the year ended December 31, 1997 to $227,016,000 as compared to $11,960,000 during the year ended December 31, 1996. The primary reason for the increase is (i) net proceeds from the IPO, (ii) net proceeds from mortgage notes payable and (iii) proceeds from the Credit Facility. These proceeds were used to purchase the properties described above.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    Net cash provided by operating activities increased $506,000 to $272,000 from a deficit of $234,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the acquisition of 1414 Avenue of the Americas, an increase in leasing commission income. Net cash used in investing activities increased $11,943,000 to $12,375,000 from $432,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the acquisition of 1414 Avenue of the Americas plus contributions to the partnerships that own 470 Park Avenue South and the Bar Building. Net cash provided by financing activities increased $11,897,000 to $11,960,000 from $63,000 for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the financing of the acquisition of 1414 Avenue of the Americas, the refinancing of the mortgage on 70 West 36th Street and net cash contribution from owners.

FUNDS FROM OPERATIONS

    The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

    On a pro forma basis after giving effect to the IPO, Funds from Operations for the year ended December 31, 1997 is as follows:


                                                                                                       PRO FORMA
                                                                                                     -------------
                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                                     -------------
Income before extraordinary item less preferred stock dividend.....................................  $  23,668,000
Add:
  Depreciation and amortization....................................................................     16,113,000
  Minority interest................................................................................      2,539,000
  Amortization of deferred financing costs and depreciation of non-rental real estate assets.......       (186,000)
                                                                                                     -------------
Funds From Operations..............................................................................  $  42,134,000
                                                                                                     -------------
                                                                                                     -------------


INFLATION

    Substantially all of the office leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of the leases provide for fixed base rent increases or indexed escalations. The Company believes that inflationary increases may be at least partially offset by the contractual rent increases described above.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    Financial Accounting Standards Board Statement No. 131 ("FAS No. 131") "Disclosure about Segments of an Enterprise and Related Information" is effective for financial statements issued for periods beginning after December 15, 1997. FAS No. 131 requires disclosures about segments of an enterprise and related information regarding the different types of business activities in which an enterprise engages and the different economic environments in which it operates.

    The Company does not believe that the implementation of or FAS No. 131 will have a significant effect on its financial statements.

YEAR 2000 COMPLIANCE

    The Company has determined that it will need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company's comprehensive Year 2000 initiative is being managed by a team of internal staff and outside consultants. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations and that transactions with customers, suppliers, and financial institutions are fully supported. The Company is well under way with these efforts, which are scheduled to be completed in mid-1998. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The cost of the Year 2000 initiatives is not expected to be material to the Company's results of operation or financial position.

                                MARKET OVERVIEW

    UNLESS INDICATED OTHERWISE, INFORMATION CONTAINED HEREIN CONCERNING THE NEW YORK METROPOLITAN ECONOMY AND THE MANHATTAN OFFICE MARKET IS DERIVED FROM THE ROSEN MARKET STUDY.

    The Company believes that the strength of the New York metropolitan economy and the current supply/demand fundamentals in the Manhattan office market provide an attractive environment for acquiring, owning and operating Class B office properties.

NEW YORK ECONOMY

    New York City is a leading international city with a large, dynamic and diverse economy. According to the U.S. Bureau of Economic Analysis, as of July 1995, the economy of the New York consolidated metropolitan statistical area ("CMSA") was larger than the economies of the next two largest U.S. CMSAs combined (Los Angeles and Chicago), and larger than the economy of any individual state except California, based on aggregate personal income (which the Company believes is a good proxy for overall economic output). Strong growth of the national economy has benefited New York City, causing the New York metropolitan area (including Bronx, Kings, New York, Putnam, Queens, Richmond, Rockland and Westchester counties) economy to improve significantly in recent years. Private sector employment gained an average of approximately 50,300 jobs per year between 1994 and 1997 for an average annual growth rate of 1.6%; between February of 1997 and 1998, private sector employment growth was an even stronger 2.3%, which is the strongest growth rate in more than ten years. In November of 1997, Fortune Magazine ranked New York as the most improved city for business. Also in 1997, Inc. Magazine recognized New York as the city with the largest number of growing, privately-held companies.

    With its unique appeal, New York City is headquarters to many of the leading corporations and service firms in the U.S., including:

    - more Fortune 500 companies (46) than any other U.S. city;

    - three of the four largest U.S. commercial banks (400 international banks have offices in New York City--more than any other city in the world);

    - 23 of the 25 largest U.S. securities firms;

    - four of the 10 largest U.S. money managers;

    - 27 of the 100 largest U.S. law firms (64 of the 100 largest U.S. law firms have offices in New York City);

    - four of the "Big Six" accounting firms; and

    - four of the largest U.S. entertainment/media conglomerates.

    New York is also a world leader in the advertising industry and contains a large base of nonprofit organizations. It also has the largest consulate community in the world, contributing to its position as an international center of business and politics.


    In addition to its diverse base of large businesses, Manhattan also has a large base of small companies. The New York City Office of the Comptroller reports that small businesses (which are defined as businesses with fewer than 500 employees) comprise approximately 99.7% of all businesses in New York City and employ approximately 70.7% of the private-sector work force. In the four years between 1994 and 1997, during which period some 201,200 private sector jobs were added in the New York metropolitan area (an average of approximately 50,300 each year), the percentage of jobs added from small business has grown increasingly more significant, especially in New York City, where small businesses added approximately 69,000 jobs during 1994 and 1995 and approximately 42,000 jobs between the fourth quarters of 1996 and 1997.

    The single fastest-growing employment sector in the New York metropolitan economy is the services sector, which grew at a rate of 3.5% during the year ended in February of 1998. With almost 1.5 million jobs, the services sector currently represents 38% of the New York metropolitan area's total employment base and 44% of its private sector employment base. Important components of the services sector are business services, legal services, engineering and management services and membership organizations (including approximately 20,000 nonprofit organizations which are based in New York City). One of the largest components of the services industry is business services, which supplied approximately 307,000 jobs as of February 1998, representing 21% of total services employment. Between 1992 and 1997, growth in business services employment averaged 4.9% per year, and between February 1997 and February 1998, business services employment grew 7.3%. Fueling the growth in the business services sector are the advertising industry, audio recording, software industries and agencies providing temporary workers. One very active sector of business services is the new media industry that is centered south of 41st Street in what is known as midtown south's "Silicon Alley." The companies that work in this industry include entertainment software, online/Internet services, CD-ROM title developers, and web site designers. According to the State Deputy Comptroller for New York City, New Media employment has nearly doubled in size to just over 30,000 jobs between 1993 and 1997.

    The trade sector is the second largest and fastest growing part of the metropolitan economy, with an employment gain of 13,800 jobs during the 12 months ended February 28, 1998, representing a 2.1% annual growth rate. Approximately 68% of the metropolitan area's trade jobs are in the retail sector, where growth was an even stronger 2.4% during the same period. The retail industry has benefited from improved city services, reduced crime and an increase in the number of visitors and their spending volume.

    Part of New York City's appeal to employers is a highly educated work-force. Over 40% of New York County's residents over the age of 25 have received a college degree and nearly half of those residents have received a graduate or professional degree, rates that are well above the national average. In addition, with a population of approximately 7.4 million, including approximately 96,300 households that have an annual effective buying/disposable income in excess of $150,000, New York City also provides a large base of potential consumers with significant disposable income, which is of particular appeal to businesses providing goods and services. Increased spending by local residents combined with a higher level of visitor spending caused retail sales growth in New York City to average 3.2% annually during the period January 1, 1994 to December 31, 1996.

    New York City is an international financial and cultural capital that, in addition to housing the United Nations and numerous foreign missions, attracts tourism, is a center for international investment and a favored North American base for many multinational corporations headquartered overseas. The lower cost of office rents when compared internationally with other major cities is a competitive advantage in attracting such overseas companies to New York City. Midtown Manhattan ranks 13th among major business centers around the world in terms of office occupancy costs, after such cities as Tokyo, London, Paris, Hong Kong and Singapore, while downtown Manhattan ranked 31st.

    New York City is the consummate "24-hour city," featuring a wide variety of restaurants, entertainment and cultural offerings, such as Broadway theater and productions at Carnegie Hall and Lincoln Center. In addition, many of the world's finest museums, including The Metropolitan Museum of Art, The Museum of Modern Art, The Guggenheim Museum, The Whitney Museum and The Museum of Natural History, are located in New York City. New York City is also home to major educational institutions, including Columbia University, Fordham University, New York University and Rockefeller University.

    The quality of life in New York City also has improved with the implementation of various public/ private ventures and government initiatives. For example, Business Improvement Districts ("BIDs"), which are public/private ventures that provide security, sanitation and other services within their boundaries, operate in the Grand Central Station, Penn Station and Times Square areas and in 36 additional areas within New York City. In addition, crime in New York City has declined. The Rosen Consulting Group estimates show that New York City ranked 151st out of the 182 largest U.S. cities in terms of total crimes per capita for the first half of 1997, lower than such cities as Las Vegas (1), Atlanta (3), Miami (5), Phoenix (40), and Milwaukee (84). According to the New York City Police Department, New York City's crime rate decreased 44% between 1993 and 1997, including a 9% drop during 1997 (a greater decrease than any other large U.S. city during the last four years).

    The New York City government is "reinventing" itself in an effort to streamline its operations and attract and retain businesses. For example, the New York Economic Development Council has been actively involved in encouraging businesses to remain in New York City. New York City also has recently reduced or eliminated numerous taxes, including the real property transfer tax, the unincorporated businesses tax, the commercial rent tax, the hotel occupancy tax and the sidewalk vault tax. New York City also was influential in eliminating the New York State real property gains tax. Even with the reduction or elimination of numerous taxes, New York City has announced a budget surplus for its fiscal year ended June 30, 1997 of approximately $856 million, as a result of savings in operating expenses and improvements in the New York City economy.

    With its dynamic and diverse base of businesses, New York City is poised to continue its course of steady growth and economic improvement. Private sector job creation in the New York metropolitan area is anticipated to continue at an average rate of 1.8% during 1998, for the addition of approximately 60,000 private sector jobs, and continue to increase at approximately 1.4% annually through 2002.

MANHATTAN OFFICE MARKET

    OVERVIEW. The Company believes that current supply/demand fundamentals in the Manhattan office market provide an attractive environment for acquiring, owning and operating Class B Manhattan office properties. Specifically, the Midtown Markets have the following favorable characteristics: (i) the Class A and Class B sectors of the Midtown Markets, collectively, have experienced five consecutive years of positive net absorption and declining vacancy rates; (ii) there have been virtually no new additions to supply in the Midtown Markets since 1993; and (iii) new office development is limited at the current time because there are relatively few sites available for construction, the lead time required for construction typically exceeds three years and new construction generally is not economically feasible given current market rental rates.

    The Manhattan office market consists primarily of midtown, midtown south and downtown submarkets. According to Rosen Consulting Group, midtown extends from the north side of 32nd Street to 62nd Street; midtown south is defined as Canal Street to the south side of 32nd Street; and downtown is defined as Battery to Canal Street. In each case the submarkets are defined from the East River on the east to the Hudson River on the west. As referred to herein, the Midtown Markets collectively consist of midtown and midtown south.

    SIZE OF MARKET. The Manhattan office market, with an overall stock of almost 380 million square feet, is the largest office market in the U.S and is larger than the next six largest U.S. central business district office markets combined (Chicago, Washington, D.C., Boston, San Francisco, Philadelphia and Los Angeles). The following chart sets forth the size of the Manhattan office market and the size of certain other U.S. office markets, as of December 31, 1997:

                         1997 COMPARATIVE OFFICE STOCK

                                                                 STOCK
                                                                SQUARE
                                                                 FEET
      RANK            METROPOLITAN STATISTICAL AREA             (000S)
-----------  ------------------------------------------------  ---------
1.........   New York, NY (includes all of Manhattan)            379,367
2.........   Chicago, IL                                         118,853
3.........   Washington, DC                                       79,601
4.........   Boston, MA                                           47,970
5.........   San Francisco, CA                                    39,940
6.........   Philadelphia, PA-NJ                                  38,525
7.........   Los Angeles-Long Beach, CA                           36,563
8.........   Houston, TX                                          36,410
9.........   Dallas, TX                                           30,580
10........   Pittsburgh, PA                                       29,390

    Within Manhattan, 45% of the office space is classified as Class B space; almost half of the Class B space is located in midtown, and approximately one-fourth of the Class B space is located in each of midtown south and downtown. The following table sets forth the relative sizes of the Class A and Class B office markets and the rents and vacancy rates as of March 31, 1998 existing in such markets:

                        MANHATTAN OFFICE MARKET OVERVIEW

                                                % OF CLASS A            1ST QUARTER 1998        1ST QUARTER 1998
                                             AND CLASS B STOCK            VACANCY RATE          RENT/SQUARE FEET
                                          ------------------------  ------------------------  --------------------
                                            CLASS A      CLASS B      CLASS A      CLASS B     CLASS A    CLASS B
                                          -----------  -----------  -----------  -----------  ---------  ---------
Midtown Markets (1).....................        69.6%        75.4%         8.5%         9.8%  $   43.03  $   27.74
Midtown.................................        67.2%        49.3%         8.8%         9.7%  $   43.07  $   29.33
Midtown South...........................         2.3%        26.1%         0.7%        10.1%  $   27.05  $   24.87
Downtown................................        30.4%        24.6%        11.3%        18.2%  $   31.16  $   24.12
Total...................................        54.7%(2)       45.3%(2)        9.3%       11.9% $   38.67 $   26.37

------------------------

(1) Consists of midtown and midtown south submarkets.

(2) Represents proportion of total Class A stock and Class B stock in the Manhattan office market.

    HISTORICAL PERSPECTIVE. The Midtown Markets experienced rapid growth both in demand for, and supply of, office space during the 1980s. A wave of new construction peaked in the late 1980s and, between 1985 and 1992, 39 buildings containing approximately 20.3 million square feet of space were built. However, since 1992, there has been very little new construction in the Midtown Markets.

                        NEW CONTRUCTION OF OFFICE SPACE

                                MIDTOWN MARKETS

                 [Bar chart showing new construction from 1980
                        through the projection for 1998]

   Source: Real Estate Board of New York (historical); Rosen Consulting Group
                                 (projections).

    In the late 1980s and early 1990s, as much of the new supply of office space was being delivered, the demand for space in the Midtown Markets fell off abruptly as a result of the general downturn in the economy and subsequent corporate downsizings. As a result of the increase in inventory and the significant decrease in employment in Manhattan, Class A vacancy rates in the Midtown Markets increased into the double digits, reaching 17.8% in 1991 and Class B vacancy rates in the Midtown Markets increased to 17.2% in 1992.

    In the early 1990s, however, conditions began to improve in the Midtown Markets, as a result of the following factors: new jobs were created as the national and New York metropolitan economies recovered from their downturns; existing midtown Manhattan businesses expanded, resulting in an increased need for office space.

    LIMITED SUPPLY OF NEW OFFICE SPACE. The Company expects the supply of office space in the Midtown Markets to remain relatively stable through the year 2000 because there are relatively few sites available for construction, the lead time required for construction typically exceeds three years and new construction generally is not economically feasible at current market rental rates. Only one major Class A development, containing approximately 1.5 million square feet, which has substantial grandfathered tax benefits, is scheduled to be completed in 1999. (The Company does not believe that this property will have a material impact on the market because it represents less than 1% of the total Class A midtown office space and is already substantially preleased to two tenants.) Four other development sites were purchased recently which could accommodate a total of 3.7 million square feet of office space, although construction is not yet underway on any of these projects. In the absence of tax incentives, the Company believes that rents generally would have to increase significantly to justify the cost of new construction. Assuming development costs of approximately $366 per square foot (as estimated by Rosen

Consulting Group), a market base rent of approximately $56 per square foot would be needed to make construction economically viable. This suggests that, in order to justify new construction, market base rents (not taking into account any tax benefits that may apply) generally would have to increase to at least 30% more than current asking rents for Class A office space in midtown Manhattan (as estimated by Rosen Consulting Group).

    INCREASING DEMAND FOR OFFICE SPACE IN THE MIDTOWN MARKETS. In addition, net absorption as calculated by Rosen Consulting Group ("Net Absorption") of Class B office space in the Midtown Markets has been positive since 1992 and surged in 1994, 1995, 1996, and 1997 reaching 3.0 million, 1.6 million, 1.7 million and
1.8 million square feet, respectively. An average of 28,200 office space-consuming jobs are projected to be created annually from 1998 until 2002.

                     NET ABSORPTION OF CLASS B OFFICE SPACE

                                MIDTOWN MARKETS

                               [GRAPHIC]

    As a result of sustained positive Net Absorption coupled with virtually no new construction since 1992, the Class A office vacancy rate in the Midtown Markets had fallen to 8.5% as of March 31, 1998 from its 1990s high of 17.8% in 1991 and the Class B office vacancy rate in the Midtown Markets had fallen to 9.8% from its 1990s high of 17.2% in 1992. As a result of the projected economic strength and private sector job growth, combined with limited projected new construction through 2000, Rosen Consulting Group projects that the Class A vacancy rate in the Midtown Markets will fall to 6.5% in 1998 and further to 5.8% in 2002; similarly, Rosen Consulting Group projects that the Class B vacancy rate in the Midtown Markets will fall to 9.1% in 1998 and further to 7.0% in 2002. The Company believes the demand for Class B space will increase as a result of the expectation of the following factors: (i) growth in the office space demands of small businesses, which generally choose to locate in office space with lower occupancy costs, (ii) the continued desire of larger corporations to reduce office occupancy costs and (iii) growth in key office-consuming sectors such as finance, securities, legal services and accounting which would reduce the availability of Class A office space.

    The following chart shows the history and projections of vacancy rates and asking rents for Class B office space in the Midtown Markets. According to Rosen Consulting Group, rent growth is inversely related to vacancy rates. When market conditions tighten and the market vacancy rate falls below the optimal vacancy rate, rent growth accelerates. The optimal vacancy rate is the vacancy rate at which neither excess supply nor excess demand exists, and it is determined by examining the historical relationship between vacancy rates and rent growth. As shown in the chart below, the Class B vacancy rate in the Midtown Markets rose to its highest level in 1992, at which time average asking rents continued to decline to their lowest levels in 1993. Since 1992, the Class B vacancy rate has decreased, and as the actual vacancy rate has approached the optimal vacancy rate, average asking rents stabilized and began to rise in 1995.

    The chart further shows that as vacancy rates decline below the optimal rate of 10% (as is projected to occur over the next four years), projected asking rents begin to increase at an accelerated rate over current levels. In light of the supply and demand fundamentals outlined above and the estimate of Class A base rental rates required to justify new office construction (of approximately $56 per square foot), the Company believes the estimate in the chart below of Class B asking rents in the $30 per square foot range at a projected vacancy level of 8% to be reasonable. However, conditions in the Midtown Markets are subject to change and there can be no assurance that any projections will approximate actual results. See "Risk Factors--The Company's Dependence on the Midtown Markets Due to Limited Geographic Diversification Could Adversely Affect the Company's Financial Performance."

                     OFFICE VACANCY RATES AND ASKING RENTS

                            MIDTOWN MARKETS CLASS B

           [Bar chart showing vacancy rates and asking rents for 1992 through the projection for 2002]

    POSITIVE OUTLOOK FOR EFFECTIVE RENTAL RATES. As discussed above, the Company anticipates continued growth in the demand for Class A and Class B office space in the Midtown Markets and relatively little new supply of such space being delivered over the next several years. Accordingly, the Company believes that vacancy rates among Class A and Class B properties in the Midtown Markets should continue to decrease, which the Company believes should result in increased rental rates and decreased re-leasing costs in well-managed, well-located Class A and Class B office properties. However, there can be no assurance that any of these expectations will be met.

    DOWNTOWN SUBMARKET. The downtown submarket of the Manhattan office market, where the Option Property is located, has been the subject of significant revitalization efforts in recent years. The Downtown Commercial Revitalization Program offers a mix of commercial rent tax, real estate tax and energy expense relief to tenants who sign new or renew leases in buildings constructed before 1975. These efforts appear to be yielding results, as the vacancy rate for downtown Class B office space had declined to 18.2% as of March 31, 1998 from its 1990s high of 21.3% at the end of 1995 (although such rate represents an increase from the vacancy rate of 17.8% at the end of 1996). In addition, average asking rents per square foot for Class B office space in the downtown submarket rose to $24.12 as of March 31, 1998 from its 1990s low of $21.53 at the end of 1995. Rosen Consulting Group projects the vacancy rate for downtown Class B office space to decrease to 17.2% by the end of 1998 and to continue to decline to 14% by 2002. In addition, Rosen Consulting Group estimates that average asking rents per square foot for Class B office space in the downtown submarket will increase to $24.17 by the end of 1998 and continue rising to $27.47 by the end of 2002.

                                 THE PROPERTIES

THE PORTFOLIO


    GENERAL. The Company owns or has contracted to acquire interests in 19 Class B office properties located primarily in Manhattan which contain approximately 6.1 million rentable square feet (one property is located in downtown Manhattan and one property is located in Brooklyn). Certain of the Properties include at least a small amount of retail space on the lower floors, as well as basement/storage space. One Property (673 First Avenue) and one Pending Acquisition (711 Third Avenue) include underground parking. The Company believes that each of the Properties is adequately covered by property and liability insurance.


    As noted above under "Market Overview," the Manhattan office market is predominantly segregated into two distinct categories: Class A and Class B. The Class B category generally includes office properties that are more than 25 years old, in good physical condition, attract high-quality tenants and are situated in desirable locations in Manhattan. Class B properties can be distinguished from Class A properties in that Class A properties are generally newer properties with higher finishes and obtain the highest rental rates in their markets.

    The following table sets forth certain information with respect to each of the Properties and the Pending Acquisitions as of December 31, 1997:

                                                                                     PERCENTAGE
                                                                                         OF
                                                                      APPROXIMATE     PORTFOLIO
                                 YEAR                                   RENTABLE      RENTABLE
                                BUILT/                                   SQUARE        SQUARE        PERCENT    ANNUALIZED
PROPERTIES                     RENOVATED           SUBMARKET              FEET          FEET         LEASED       RENT(1)
----------------------------  -----------  -------------------------  ------------  -------------  -----------  -----------
INITIAL PROPERTIES
673 First Avenue(4).........   1928/1990   Grand Central South            422,000            7.0%         100%  $10,912,915
470 Park Avenue South(5)....   1912/1994   Park Avenue                    260,000(4)          4.3          99     5,994,254
                                           South/Flatiron
Bar Building(4)(6)..........   1922/1985   Rockefeller Center             165,000(5)          2.7          99     4,559,339(5)
70 W. 36th Street...........   1923/1994   Garment                        151,000            2.5          100     2,850,097
1414 Avenue of the
  Americas..................   1923/1990   Rockefeller Center             111,000            1.8           99     3,409,628
29 W. 35th Street...........   1911/1985   Garment                         78,000            1.3           92     1,407,620
1372 Broadway...............   1914/1985   Garment                        508,000            8.4           92    10,375,221
1140 Avenue of the
  Americas(4)...............   1926/1951   Rockfeller Center              191,000            3.2           99     5,035,238
50 W. 23rd Street...........   1892/1992   Chelsea                        333,000            5.5           86     5,647,325
ACQUIRED PROPERTIES
110 East 42nd Street........        1921   Grand Central North            251,000            4.1           92     5,469,318
17 Battery Place(7).........   1906/1973   World Trade/Battery            811,000           13.3           79    13,073,251
633 Third Avenue (partial
  interest)(8)..............   1962/1996   Grand Central North             41,000            0.7           99     1,030,920
1466 Broadway...............   1907/1982   Times Square                   289,000            4.8           87     8,155,597
420 Lexington Avenue
  (the Graybar
  Building)(9)..............   1927/1982   Grand Central North          1,188,000           19.6           86    27,450,607
321 West 44th Street........        1929   Times Square                   203,000            3.4           96     2,748,406
PENDING ACQUISITIONS
440 Ninth Avenue............   1927/1989   Garment                        339,000            5.6           76     4,681,118
38 East 30th Street.........   1915/1996   Park Avenue                     91,000            1.5           79     1,580,201
                                           South/Flatiron
116 Nassau Street
  (Brooklyn)................   1931/1994   Northwest Brooklyn             100,000            1.7           93     1,176,048
711 Third Avenue(10)........        1955   Grand Central North            524,000            8.6           79(11)  10,894,291(12)
                                                                      ------------       -----            ---   -----------
Total/Weighted Average......                                            6,056,000(13)        100.0%         88% $126,451,394
                                                                      ------------       -----                  -----------
                                                                      ------------       -----                  -----------

                                                                             ANNUAL
                                                                               NET
                                                             ANNUALIZED     EFFECTIVE
                               PERCENTAGE                       RENT          RENT
                                   OF                            PER           PER
                                PORTFOLIO       NUMBER         LEASED        LEASED
                               ANNUALIZED         OF           SQUARE        SQUARE
PROPERTIES                        RENT          LEASES         FOOT(2)       FOOT(3)
----------------------------  -------------  -------------  -------------  -----------
INITIAL PROPERTIES
673 First Avenue(4).........          8.6%            15      $   25.86     $   21.79
470 Park Avenue South(5)....          4.7             27          23.21         19.42

Bar Building(4)(6)..........          3.6             70          27.95         24.51
70 W. 36th Street...........          2.3             37          18.88         16.03
1414 Avenue of the
  Americas..................          2.7             32          30.98         30.97
29 W. 35th Street...........          1.1              8          19.73         16.22
1372 Broadway...............          8.2             32          22.26         22.71
1140 Avenue of the
  Americas(4)...............          4.0             41          26.61         26.46
50 W. 23rd Street...........          4.5             14          19.70         18.61
ACQUIRED PROPERTIES
110 East 42nd Street........          4.3             32          23.60         24.05
17 Battery Place(7).........         10.3             38          20.52         21.23
633 Third Avenue (partial
  interest)(8)..............          0.8              3          25.38         43.98
1466 Broadway...............          6.4            157          32.41         30.68
420 Lexington Avenue
  (the Graybar
  Building)(9)..............         21.7            301          26.80         25.45
321 West 44th Street........          2.2             29          14.10         14.04
PENDING ACQUISITIONS
440 Ninth Avenue............          3.7             20          18.22         16.68
38 East 30th Street.........          1.2              5          21.86         24.50

116 Nassau Street
  (Brooklyn)................          0.9              2          12.65         12.26
711 Third Avenue(10)........          8.6             24          28.88(12)      27.44(12)
                                    -----            ---         ------    -----------
Total/Weighted Average......        100.0%           887      $   23.87     $   22.86
                                    -----            ---
                                    -----            ---


------------------------

(1) As used throughout this Prospectus, Annualized Rent represents the monthly contractual rent under existing leases as of December 31, 1997 multiplied by
    12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of December 31, 1997 for the 12 months ending December 31, 1998 are approximately $976,000.

(2) Annualized Rent Per Leased Square Foot, as used throughout this Prospectus, represents Annualized Rent, as described in footnote (1) above, presented on a per leased square foot basis.

(3) As used throughout this Prospectus, Annual Net Effective Rent Per Leased Square Foot represents (a) for leases in effect at the time an interest in the relevant property was first acquired by the Company or its predecessors, the remaining lease payments under the lease including escalations (excluding operating expense pass-throughs, if any) divided by the number of months remaining under the lease multiplied by 12 and (b) for leases entered into after an interest in the relevant property was first acquired by the Company or its predecessors and for leases at the Acquired Properties, all lease payments under the lease including escalations (excluding operating expense pass-throughs, if any) divided by the number of months in the lease multiplied by 12, and, in the case of both (a) and (b), minus tenant improvement costs and leasing commissions, if any, paid or payable by the Company or its predecessors and presented on a per leased square foot basis. Annual Net Effective Rent Per Leased Square Foot includes future contractual increases in rental payments and therefore, in certain cases, may exceed Annualized Rent Per Leased Square Foot.


(4) The Company holds a long-term leasehold interest in the land and improvements with respect to this Property. See "--673 First Avenue," "-- 36 West 44th Street (The Bar Building)" and "--1140 Avenue of the Americas."

(5) 470 Park Avenue South is comprised of two buildings, 468 Park Avenue South (a 17-story office building) and 470 Park Avenue South (a 12-story office building).

(6) The Bar Building is comprised of two buildings, 36 West 44th Street (a 14-story building) and 35 West 43rd Street (a four-story building).

(7) The Company has a co-tenancy interest in this Property. See "--17 Battery Place."

(8) The Company holds fee interests in condominium units comprising approximately 41,000 square feet of this one million square foot office building. The units are currently leased to primarily retail tenants. See "--633 Third Avenue (partial interest)."

(9) The Company holds an operating sublease interest in the land and improvements with respect to this Property. See "--420 Lexington Avenue (The Graybar Building)."


(10) The Company will hold a leasehold mortgage interest, a net sub-leasehold interest and a co-tenancy interest in this property. See "The
    Properties--Pending Acquisitions--711 Third Avenue."



(11) Does not count the 45,000 square foot garage as a lease or as part of the property's rentable square feet. The garage is operated by a third party pursuant to a management contract. If the garage were counted as leased, the percent leased at this Pending Acquisition would have been 8.1%.



(12) Does not include rent from the 45,000 square foot garage at this property.



(13) Includes approximately 5,602,600 square feet of rentable office space, 348,700 square feet of rentable retail space 29,700 square feet of mezzanine space and 75,000 square feet of garage space.


    HISTORICAL OCCUPANCY. The Company has historically achieved consistently higher occupancy rates in comparison to the overall Class B Midtown Markets, as shown in the following table:

                                                                                       OCCUPANCY RATE OF CLASS B
                                                                       PERCENT             OFFICE PROPERTIES
                                                                    LEASED AT THE           IN THE MIDTOWN
                                                                   PROPERTIES (1)             MARKETS (2)
                                                                  -----------------  -----------------------------
December 31, 1997...............................................             94%                      90%
December 31, 1996...............................................             95                       89
December 31, 1995...............................................             95                       87
December 31, 1994...............................................             98                       86
December 31, 1993...............................................             96                       84

------------------------

(1) Includes space for leases that were executed as of the relevant date in Properties owned by the Company or SL Green as of that date.

(2) Includes vacant space available for direct lease, but does not include vacant space available for sublease; including vacant space available for sublease would reduce the occupancy rate as of each date shown. Sources:
    RELocate, Rosen Consulting Group.


    LEASE EXPIRATIONS. Leases at the Properties, as at many other Manhattan office properties, typically extend for a term of ten or more years, compared to typical lease terms of 5-10 years in other large U.S. office markets. From January 1, 1994 through December 31, 1997, the Company or its predecessor renewed approximately 75% of the leases scheduled to expire at the Properties owned and managed by the Company or its predecessor during such period, constituting renewal of approximately 75% of the expiring rentable square footage during such period. Through December 31, 2002, the average annual rollover at the Properties and the Pending Acquisitions is approximately 503,205 square feet, representing an average annual expiration of 9.5% of the total leased square feet at the Properties and the Pending Acquisitions per year (assuming no tenants exercise renewal or cancellation options and no tenant bankruptcies or other tenant defaults).

    The following table sets out a schedule of the annual lease expirations at the Properties and the Pending Acquisitions with respect to leases in place as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                            ANNUALIZED
                                                                                                               RENT
                                                                             PERCENTAGE                         PER
                                                                   SQUARE        OF         ANNUALIZED        LEASED
                                                      NUMBER      FOOTAGE       TOTAL          RENT           SQUARE
                                                        OF           OF        LEASED           OF            FOOT OF
                                                     EXPIRING     EXPIRING     SQUARE        EXPIRING        EXPIRING
YEAR OF LEASE EXPIRATION                              LEASES       LEASES       FEET        LEASES(1)       LEASES (2)
--------------------------------------------------  -----------  ----------  -----------  --------------  ---------------
1998..............................................         198      572,933        10.8%  $   13,955,352     $   24.36
1999..............................................         140      368,202         7.0        9,923,624         26.95
2000..............................................         133      459,661         8.7       12,513,246         27.22
2001..............................................          99      470,685         8.9       11,693,474         24.84
2002..............................................         100      644,543        12.2       14,025,288         21.76
2003..............................................          51      345,817         6.5        9,169,117         26.51
2004..............................................          41      460,231         8.7       10,825,965         23.52
2005..............................................          30      440,608         8.3       10,273,002         23.32
2006..............................................          25      302,901         5.7        7,181,423         23.71
2007..............................................          37      508,079         9.6       11,127,939         21.90
2008 & thereafter.................................          33      723,835        13.7       15,762,962         21.78
                                                           ---   ----------       -----   --------------        ------
    Total/weighted average........................         887    5,297,495       100.0%  $  126,451,392     $   23.87
                                                           ---                    -----
                                                           ---                    -----

                                                    ANNUALIZED
                                                     RENT PER
                                                      LEASED
                                                    SQUARE FOOT
                                                    OF EXPIRING
                                                    LEASES WITH
                                                      FUTURE
YEAR OF LEASE EXPIRATION                            STEP-UPS(3)
--------------------------------------------------  -----------
1998..............................................   $   24.42
1999..............................................       27.16
2000..............................................       27.60
2001..............................................       25.68
2002..............................................       22.61
2003..............................................       30.33
2004..............................................       27.61
2005..............................................       25.19
2006..............................................       27.79
2007..............................................       25.63
2008 & thereafter.................................       28.28
                                                    -----------
    Total/weighted average........................   $   26.34(4)


------------------------

(1) Annualized Rent of Expiring Leases, as used throughout this Prospectus, represents the monthly contractual rent under existing leases as of December 31, 1997 multiplied by 12. This amount reflects total rent before any rent abatements and includes expense reimbursements, which may be estimated as of such date. Total rent abatements for leases in effect as of December 31, 1997 for the 12 months ending December 31, 1998 are approximately $976,000.

(2) Annualized Rent Per Leased Square Foot of Expiring Leases, as used throughout this Prospectus, represents Annualized Rent of Expiring Leases, as described in footnote (1) above, presented on a per leased square foot basis.

(3) Annualized Rent Per Leased Square Foot of Expiring Leases With Future Step-Ups represents Annualized Rent Per Leased Square Foot of Expiring Leases, as described in footnote (2) above, adjusted to reflect contractual increases in monthly base rent that occur after December 31, 1997.

(4) For comparison purposes, the Direct Weighted Average Rental Rate for the Class B Midtown Markets, according to RELocate (as adjusted by the Company to weight the representation of the Properties in the Chelsea, Grand Central North, Grand Central South, Garment, Park Avenue South/Flatiron, Rockefeller Center and Times Square submarkets), was $27.15 per square foot as of December 31, 1997. The Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B office space as it relates to the Properties, except for 17 Battery Place which is located in the World Trade/Battery submarket of the downtown Manhattan office market. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). In addition, the Direct Weighted Average Rental Rate represents a large number of Class B properties in various locations within the Midtown Markets, and, therefore, may not be representative of asking or actual rental rates at the Properties. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at the Properties, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at the Properties, the Weighted Average Annualized Rent Per Leased Square Foot of Expiring Leases would be $23.14.

    TENANT DIVERSIFICATION. The Properties and the Pending Acquisitions currently are leased to over 860 tenants which are engaged in a variety of businesses, including publishing, health services, retailing and banking. The following table sets forth information regarding the leases with respect to the 20 largest tenants at the Properties and the Pending Acquisitions, based on the amount of square footage leased by such tenants as of December 31, 1997:

                                                                                                     PERCENTAGE
                                                                                                         OF
                                                                                                      AGGREGATE
                                                                                                      PORTFOLIO
                                                                         REMAINING                     LEASED
                                                                        LEASE TERM    TOTAL LEASED     SQUARE      ANNUALIZED
TENANT(1)                                           PROPERTIES           IN MONTHS    SQUARE FEET       FEET          RENT
--------------------------------------------  -----------------------  -------------  ------------  -------------  ----------
City Of New York............................  17 Battery Place                 120        287,931           5.4%   $5,614,655
NYANA.......................................  17 Battery Place                  60        124,254           2.3     2,609,334
Greenpoint Savings Bank(2)..................  110 East 42nd Street              35        109,939           2.1     2,569,898
MetroNorth..................................  Graybar Building                 205        107,208           2.0     2,466,060
Board Of Education of the City of New         50 West 23rd Street
  York(3)...................................  116 Nassau Street                143        106,000           2.0     1,074,713
Dow Jones...................................  Graybar Building                  43         88,372           1.7     2,492,269
Parade Publications.........................  711 Third Avenue                 152         82,444           1.6     1,874,200
Kallir, Philips & Ross......................  673 First Avenue                  78         80,000           1.5     1,911,453
New York Hospital...........................  673 First Avenue                 104         76,000           1.4     1,906,829
Gibbs & Cox.................................  50 West 23rd Street               90         66,700           1.3     1,591,802
Capital-Mercury.............................  1372 Broadway                     91         64,122           1.2     1,292,732
Ann Taylor..................................  1372 Broadway                    151         58,975           1.1     1,169,118
NationsBank.................................  1372 Broadway                     27         55,238           1.0     1,364,343
Vollmer Associates..........................  50 West 23rd Street               90         53,577           1.0     1,307,501
Dun & Bradstreet............................  711 Third Avenue                   4         53,454           1.0     1,262,321
FEGS........................................  116 Nassau Street                 54         51,000           1.0       823,810
Ross Stores.................................  1372 Broadway                    110         50,599           1.0       973,760
Newbridge Communications....................  673 First Avenue                  94         49,000           0.9     1,455,930
Newport News................................  711 Third Avenue                 159         48,468           0.9     1,169,832
J. Walter Thompson..........................  Graybar Building                 104         47,977           0.9     1,206,223
                                                                             -----    ------------          ---    ----------
TOTAL/Weighted Average(4)...................                                    96      1,661,258          31.4%   $36,136,783
                                                                             -----    ------------          ---    ----------
                                                                             -----    ------------          ---    ----------


                                                PERCENTAGE
                                                    OF
                                                 AGGREGATE
                                                 PORTFOLIO
                                                ANNUALIZED
TENANT(1)                                          RENT
--------------------------------------------  ---------------
City Of New York............................           4.4%
NYANA.......................................           2.1
Greenpoint Savings Bank(2)..................           2.0
MetroNorth..................................           2.0
Board Of Education of the City of New
  York(3)...................................           0.8
Dow Jones...................................           2.0
Parade Publications.........................           1.5
Kallir, Philips & Ross......................           1.5
New York Hospital...........................           1.5
Gibbs & Cox.................................           1.3
Capital-Mercury.............................           1.0
Ann Taylor..................................           0.9
NationsBank.................................           1.1
Vollmer Associates..........................           1.0
Dun & Bradstreet............................           1.0
FEGS........................................           0.7
Ross Stores.................................           0.8
Newbridge Communications....................           1.2
Newport News................................           0.9
J. Walter Thompson..........................           1.0
                                                       ---
TOTAL/Weighted Average(4)...................          28.6%
                                                       ---
                                                       ---


------------------------------

(1) This list is not intended to be representative of the Company's tenants as a whole.

(2) 76,241 square feet expires September 1998, 17,842 square feet expires December 1999, 15,856 square feet expires December 2003.

(3) 64,000 square feet at 50 West 23rd Street expires June 2010 and 42,000 square feet at 116 Nassau Street expires March 2009.

(4) Weighted average calculation based on total rentable square footage leased by each tenant.

    LEASE DISTRIBUTION. The following table sets forth information relating to the distribution of leases at the Properties and the Pending Acquisitions, based on rentable square feet under lease, as of December 31, 1997:

                                                                                                PERCENTAGE
                                                                                               OF AGGREGATE
                                                                                                 PORTFOLIO
                                                                                                  LEASED
                    SQUARE FEET                        NUMBER OF    PERCENT OF   TOTAL LEASED     SQUARE        ANNUALIZED
                    UNDER LEASE                         LEASES      ALL LEASES   SQUARE FEET       FEET            RENT
                   -------------                     -------------  -----------  ------------  -------------  --------------
2,500 or less......................................          519          58.5%      601,155          11.4%   $   17,139,076
2,501-5,000........................................          155          17.5       539,402          10.2        14,537,095
5,001-7,500........................................           62           7.0       371,886           7.0         9,590,314
7,501-10,000.......................................           41           4.6       365,646           6.9         8,449,977
10,001-20,000......................................           55           6.2       820,882          15.5        21,216,988
20,001-39,999......................................           24           2.7       601,088          11.3        11,649,207
40,000 + ..........................................           31           3.5     1,997,436          37.7        43,868,732
                                                             ---         -----   ------------        -----    --------------
TOTAL..............................................          887         100.0%    5,297,495         100.0%   $  126,451,389
                                                             ---         -----   ------------        -----    --------------
                                                             ---         -----   ------------        -----    --------------

                                                       PERCENTAGE
                                                           OF
                                                        AGGREGATE
                                                        PORTFOLIO
                    SQUARE FEET                        ANNUALIZED
                    UNDER LEASE                           RENT
                   -------------                     ---------------
2,500 or less......................................          13.6%
2,501-5,000........................................          11.5%
5,001-7,500........................................           7.6%
7,501-10,000.......................................           6.7%
10,001-20,000......................................          16.8%
20,001-39,999......................................           9.2%
40,000 + ..........................................          34.6%
                                                            -----
TOTAL..............................................         100.0%
                                                            -----
                                                            -----

    TENANT RETENTION AND HISTORICAL LEASE RENEWALS. The Company works closely with its tenants to provide a high level of tenant services. The Company continually seeks to improve its tenant roster by attracting high-quality tenants to the Properties and seeks to stabilize its rent roll through the early extension of near-term expiring leases. From January 1, 1994 through December 31, 1997, the Company or its predecessor renewed approximately 75% of the leases scheduled to expire at the Properties owned and managed by the Company or its predecessor during such period, constituting renewal of approximately 75% of the expiring rentable square footage during such period. The following table sets forth certain historical information regarding tenants at such Properties who renewed an existing lease at or prior to the expiration of such lease:


                                                                                                             TOTAL/
                                                                                                            WEIGHTED
                                                                                                            AVERAGE
                                                                                                           JANUARY 1,
                                                                                                             1994-
                                                                                                          DECEMBER 31
                                                                1994       1995       1996       1997         1997
                                                              ---------  ---------  ---------  ---------  ------------
Number of leases expired during calendar year or period.....          5         12         31         32           80
Number of leases renewed....................................          5          7         26         22           60
Percentage of leases renewed................................      100.0%      58.3%      83.9%      68.8%        75.0%
Aggregate rentable square footage of expiring leases........     14,223     38,008    137,932    104,941      295,104
Aggregate rentable square footage of lease renewals.........     14,223     28,055    108,758     70,313      221,349
Percentage of expiring rentable square foot renewed.........      100.0%      73.8%      78.9%      67.0%        75.0%

    HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS. The following table sets forth certain historical information regarding tenant improvement and leasing commission costs for tenants at the Properties then owned by the Company or its predecessors for the years 1994 through 1997:

                                                                        1994       1995        1996        1997
                                                                      ---------  ---------  ----------  ----------
RENEWALS
  Number of leases..................................................          5          7          26          22
  Square feet.......................................................     14,223     28,055     108,758      70,313
  Tenant improvement costs per square foot..........................  $    1.96  $    0.00  $     2.39  $     1.34
  Leasing commission costs per square foot..........................  $    1.77  $    1.99  $     3.36  $     2.27
                                                                      ---------  ---------  ----------  ----------
    Total tenant improvement and leasing commission costs per square
      foot..........................................................  $    3.73  $    1.99  $     5.75  $     3.61
                                                                      ---------  ---------  ----------  ----------
                                                                      ---------  ---------  ----------  ----------
RE-TENANTED OR NEWLY TENANTED SPACE
  Number of leases..................................................          8          7          11          45
  Square feet.......................................................     42,632     25,787      36,911     156,777
  Tenant improvement costs per square foot..........................  $   16.41  $   22.73  $    13.76  $    16.93
  Leasing commission costs per square foot..........................  $    7.27  $    4.55  $     9.41  $     8.15
                                                                      ---------  ---------  ----------  ----------
    Total tenant improvement and leasing commission costs per square
      foot..........................................................  $   23.68  $   27.28  $    23.17  $    25.08
                                                                      ---------  ---------  ----------  ----------
                                                                      ---------  ---------  ----------  ----------
TOTAL
  Number of leases..................................................         13         14          37          67
  Square feet.......................................................     56,855     53,842     145,669     227,090
  Tenant improvement costs per square foot..........................  $   12.80  $   10.88  $     5.27  $    12.10
  Leasing commission costs per square foot..........................  $    5.90  $    3.21  $     4.90  $     6.33
                                                                      ---------  ---------  ----------  ----------
    Total tenant improvement and leasing commission costs per square
      foot..........................................................  $   18.70  $   14.09  $    10.17  $    18.43
                                                                      ---------  ---------  ----------  ----------
                                                                      ---------  ---------  ----------  ----------

                                                                       TOTAL/WEIGHTED
                                                                           AVERAGE
                                                                         JANUARY 1,
                                                                      1994-DECEMBER 31,
                                                                            1997
                                                                      -----------------
RENEWALS
  Number of leases..................................................              60
  Square feet.......................................................         221,349
  Tenant improvement costs per square foot..........................     $      1.73
  Leasing commission costs per square foot..........................     $      2.74
                                                                            --------
    Total tenant improvement and leasing commission costs per square
      foot..........................................................     $      4.47
                                                                            --------
                                                                            --------
RE-TENANTED OR NEWLY TENANTED SPACE
  Number of leases..................................................              71
  Square feet.......................................................         262,107
  Tenant improvement costs per square foot..........................     $     16.97
  Leasing commission costs per square foot..........................     $      7.83
                                                                            --------
    Total tenant improvement and leasing commission costs per square
      foot..........................................................     $     24.80
                                                                            --------
                                                                            --------
TOTAL
  Number of leases..................................................             131
  Square feet.......................................................         483,456
  Tenant improvement costs per square foot..........................     $      9.99
  Leasing commission costs per square foot..........................     $      5.50
                                                                            --------
    Total tenant improvement and leasing commission costs per square
      foot..........................................................     $     15.49(1)
                                                                            --------
                                                                            --------


------------------------

(1) The cost of leasing vacant space (i.e., newly-tenating) generally exceeds the cost of renewing or retenating occupied space. During the period January 1, 1994 through December 31, 1997, certain of the Properties were in a lease-up phase. In the event the weighted average of total tenant improvement costs and leasing commission per square foot were calculated assuming a 75% renewal rate on expiring square footage and percentage leased rate throughout such period equal to 90% (the percentage leased rate at the Properties as of December 31, 1997), such weighted average per square foot amount would be $9.55.

    HISTORICAL CAPITAL EXPENDITURES. The Company often acquires underperforming properties and enhances their value through renovation or repositioning programs followed by regular capital expenditure programs. Within the next 18 months, the Company anticipates spending $25 million in redevelopment costs and capital improvements at the Properties and the Pending Acquisitions, of which approximately $21 million is designated for the Acquired Properties and the Pending Acquisitions. These costs are expected to be paid from operating cash flows, proceeds from debt and equity financings and borrowings under the Credit Facility.

    Prior to acquisition each property under consideration is evaluated to determine an initial capital budget. The extent of these improvements is predicated on the physical condition and vacancy at the property, and the anticipated target market rent. Ongoing capital budgets are determined annually and are geared toward addressing tenant rollover and changing target market rent.

    The following table sets forth information regarding historical capital expenditures at the six properties owned by SL Green immediately prior to the IPO (except for the Bar Building, an interest in which was first acquired in October 1996) for the years 1995 through 1997:

                                                                     1995        1996        1997        TOTAL
                                                                  ----------  ----------  ----------  ------------
673 First Ave...................................................  $   52,369  $   15,636  $   82,050  $    150,055
470 Park Ave. So. ..............................................  $   --      $  130,700(2) $   81,493 $    212,193
70 W. 36th St. .................................................  $   24,717  $  178,521(4) $   17,101 $    220,339
1414 Ave. of Americas (5).......................................  $   --      $  132,459(6) $   93,250 $    225,709
29 W. 35th St. .................................................  $  176,123(7) $   98,786(8) $   13,023 $    287,932
                                                                  ----------  ----------  ----------  ------------
  Total.........................................................  $  253,209  $  556,102  $  286,917  $  1,096,228
                                                                  ----------  ----------  ----------  ------------
                                                                  ----------  ----------  ----------  ------------
Total Square Feet...............................................   1,021,000   1,021,000   1,021,000     1,021,000
Capital Expenditures Per Square Foot............................       $0.25       $0.54       $0.28         $0.36(9)

------------------------

(1) Expenditures included asbestos abatement, new boiler and new roof-top structures.

(2) Expenditures included partial elevator modernization.

(3) Expenditures included elevator modernization.

(4) Expenditures included new boiler, exit signs and fire doors.

(5) SL Green's interest in 1414 Avenue of the Americas was acquired in May, 1996; however, SL Green managed the Property for prior ownership since December 1989.

(6) Expenditures included floor renovations, ADA bathrooms, new windows and parapet.

(7) Expenditures included elevator modernization.

(8) Expenditures included new roof.

(9) Weighted average.

673 FIRST AVENUE

    673 First Avenue is a 12-story office building that occupies the entire block front on the west side of First Avenue between East 38th Street and East 39th Street in the Grand Central South submarket of the Manhattan office market. 673 First Avenue contains approximately 422,000 rentable square feet (including approximately 366,000 square feet of office space, 26,000 square feet of retail space and a 30,000 square foot garage), with floor plates of approximately 40,000 square feet on all but the top two floors. The building, located three blocks from the United Nations, was completed in 1928 and converted from a warehouse/distribution facility to an office building by the Company's Predecessor in 1989 and 1990. The Company holds a net leasehold interest (which expires in 2037) in the Property and a ground leasehold interest (which expires in 2037) in the land underlying the Property. See "Risk Factors--The Company's Performance and Value are Subject to Risks Associated with the Real Estate Industry--The expiration of net leases and operating subleases could adversely affect the Company's financial condition."

    At 673 First Avenue, the Company's Predecessor converted a distribution and warehouse facility into an office property to take advantage of desirable 40,000 square foot floor plates and a strategic location near the United Nations complex. To accomplish the repositioning, the Company's Predecessor invested approximately $25 million in the Property for (i) new building entrance, lobby and storefronts, (ii) complete replacement of the elevator systems, (iii) the creation of common areas, (iv) entirely reconfigured HVAC and electrical systems and (v) the build-out of tenant spaces. The repositioning resulted in the conversion of a 43% occupied warehouse/distribution facility into a 100% occupied Class B office building within 24 months. The Property's net operating income (NOI) increased dramatically from approximately $466,000 per annum upon acquisition to approximately $7.6 million per annum following repositioning and lease-up (exclusive of net lease payments and debt service payments).

    As of December 31, 1997, 100% of the rentable office and retail square footage in 673 First Avenue was leased. The following table sets forth certain information with respect to the Property:

                                                                                                          ANNUAL NET
                                                                                                           EFFECTIVE
                                                                                         ANNUALIZED          RENT
                                                                                       RENT PER LEASED    PER LEASED
YEAR-END                                                            PERCENT LEASED       SQUARE FOOT      SQUARE FOOT
-----------------------------------------------------------------  -----------------  -----------------  -------------

1997.............................................................            100%         $   25.86        $   21.79

1996.............................................................            100              25.12            21.79

1995.............................................................             97              24.83            21.66

1994.............................................................            100              23.83            21.47

1993.............................................................            100              23.48            21.50

    As of December 31, 1997, 673 First Avenue was leased to 15 tenants operating in various industries, including healthcare, advertising and publishing, three of whom occupied 10% or more of the rentable square footage at the Property. A major New York City hospital occupied approximately 76,000 square feet (approximately 18% of the Property) under two leases expiring on August 31, 2006, that provide for an aggregate annualized base rent as of December 31, 1997 of approximately $1.9 million (approximately $25.00 per square foot) and renewal options for five years on the two direct leases. In addition, such tenant occupies an additional 65,000 square feet under two subleases, one expiring on December 31, 2003 and the other expiring on December 31, 2004. In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    In addition, an advertising firm occupied approximately 80,000 square feet (approximately 19% of the Property) under a lease expiring on June 30, 2004 that provides for annualized base rent as of December 31, 1997 of approximately $1.76 million (approximately $22.00 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    Also, a publishing company occupied approximately 49,000 square feet (approximately 11.6% of the Property) under two leases expiring on October 31, 2005 that provide for an aggregate annualized base rent as of December 31, 1997 of approximately $1.37 million (approximately $28.00 per square foot). In addition, such tenant occupies an additional 13,000 square feet under a sublease expiring on April 30, 2004. In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year payment.

    The following table sets out a schedule of the annual lease expirations at 673 First Avenue for leases executed as of December 31, 1997 with respect to each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                                 ANNUALIZED
                                                                                                                  RENT PER
                                                                        PERCENTAGE                  ANNUALIZED     LEASED
                                                              SQUARE        OF        ANNUALIZED     RENT PER    SQUARE FOOT
                                                  NUMBER      FOOTAGE      TOTAL         RENT         LEASED     OF EXPIRING
                                                    OF          OF        LEASED          OF        SQUARE FOOT  LEASES WITH
                                                 EXPIRING    EXPIRING     SQUARE       EXPIRING     OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION                          LEASES      LEASES       FEET         LEASES      LEASES (1)    STEP-UPS
----------------------------------------------  -----------  ---------  -----------  -------------  -----------  -----------
1998..........................................      --          --          --            --            --           --
1999..........................................           1       1,018         0.2%  $      10,180   $   10.00    $   10.00
2000..........................................           1         100      --              46,434      464.34(2)     511.94(2)
2001..........................................      --          --          --            --            --           --
2002..........................................           1       1,046         0.2          22,835       21.83        24.57
2003..........................................           2      80,300        19.1       2,309,628       28.76        36.16
2004..........................................           6     203,944        48.3       4,895,944       24.01        28.62
2005..........................................           1      49,000        11.7       1,455,931       29.71        32.46
2006..........................................           1      76,000        18.0       1,906,829       25.09        27.35
2007..........................................      --          --          --            --            --           --
2008 and thereafter...........................           2      10,659         2.5         265,134       24.87        35.55
                                                       ---   ---------       -----   -------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE.....................          15     422,067       100.0%  $  10,912,915   $   25.86    $   30.51(3)
Unleased at 12/31/97..........................                  --          --
                                                             ---------       -----
    TOTAL.....................................                 422,067       100.0%
                                                             ---------       -----
                                                             ---------       -----

------------------------
(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Grand Central South submarket (which, according to RELocate is the area bounded by 32nd Street to 40th Street, Fifth Avenue east to the East River) was $28.44 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 673 First Avenue.

(2) These rental rates reflect the lease of approximately 100 square feet of roof and office space at the Property for the placement of cellular telephone antennas and equipment.

(3) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at 673 First Avenue for Federal income tax purposes was $19,193,732 as of December 31, 1997. Depreciation and amortization are computed for Federal income tax purposes on the straight-line method over lives which range up to 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 673 First Avenue at this rate for the 1997-98 tax year is $1,236,756 (at a taxable assessed value of $12,168,000).

470 PARK AVENUE SOUTH

    470 Park Avenue South is comprised of two buildings, 468 Park Avenue South (a 17-story building) and 470 Park Avenue South (a 12-story building), that occupy the entire blockfront on the west side of Park Avenue South between East 31st and East 32nd Streets in the Park Avenue South/Flatiron submarket of the Manhattan office market. The buildings are joined together by a single lobby and common base building systems. 468 Park Avenue South was completed in 1912 and 470 Park Avenue South was completed in 1917. Various portions of the common areas of both buildings were substantially renovated in 1987, 1990 and 1994. The Company owns a 100% fee simple interest in this Property. The Property contains an aggregate of approximately 260,000 rentable square feet (including approximately 232,000 square feet of office space and approximately 28,000 square feet of retail space), with floor plates of approximately 8,400 square feet in the 468 building and floor plates of approximately 9,735 square feet in the 470 building.

    As of December 31, 1997, 99% of the rentable square footage in 470 Park Avenue South was leased (including space for leases that were executed as of December 31, 1997). The office space was 99% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                           ANNUAL NET
                                                                                                            EFFECTIVE
                                                                                         ANNUALIZED RENT      RENT
                                                                                           PER LEASED      PER LEASED
YEAR-END                                                              PERCENT LEASED       SQUARE FOOT     SQUARE FEET
------------------------------------------------------------------  -------------------  ---------------  -------------
1997..............................................................              99%         $   23.21       $   19.42
1996..............................................................              95              21.93           19.57
1995..............................................................              93              21.79           18.50
1994..............................................................              99              21.23           17.82
1993..............................................................              98              21.15           17.62

    As of December 31, 1997, 470 Park Avenue South was leased to 27 tenants operating in various industries, including financial services, publishing and general contracting, one of whom leased 10% or more of the Property's rentable square feet. A general contractor occupied approximately 27,870 square feet (approximately 11% of the Property) under a lease expiring on December 31, 2009 that provides for annualized base rent as of December 31, 1997 of approximately $621,000 (approximately $22.28 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 470 Park Avenue South with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                                ANNUALIZED
                                                                                                                 RENT PER
                                                                                                    ANNUALIZED    LEASED
                                                                           PERCENTAGE               RENT PER    SQUARE FOOT
                                                               SQUARE          OF       ANNUALIZED   LEASED     OF EXPIRING
                                                 NUMBER        FOOTAGE       TOTAL         RENT      SQUARE       LEASES
                                                   OF            OF          LEASED         OF       FOOT OF       WITH
                                                EXPIRING      EXPIRING       SQUARE      EXPIRING   EXPIRING      FUTURE
YEAR OF LEASE EXPIRATION                         LEASES        LEASES         FOOT        LEASES    LEASES(1)    STEP-UPS
---------------------------------------------  -----------   -----------   ----------   ----------  ---------   -----------
1998.........................................        1           2,400         0.9%     $   54,000   $22.50       $23.23
1999.........................................        3          18,800         7.2         447,793    23.82        24.44
2000.........................................        2          18,135         7.0         455,438    25.11        27.43
2001.........................................        3          19,271         7.4         483,753    25.10        28.53
2002.........................................        6          53,520        20.6       1,219,558    22.79        23.98
2003.........................................        5          61,062        23.5       1,345,941    22.04        26.58
2004.........................................        2          18,364         7.1         330,707    18.01        21.56
2005.........................................        1           9,735         3.7         198,096    20.35        22.40
2006.........................................        2          26,135        10.1         667,166    25.53        31.82
2007.........................................        1           3,000         1.2         156,000    52.00        83.75
2008 and thereafter..........................        1          27,870        10.7         635,803    22.81        28.53
                                                             -----------     -----      ----------  ---------   -----------
SUBTOTAL/WEIGHTED AVERAGE....................       27         258,292        99.4%     $5,994,255   $23.21       $26.95(2)
Unleased at 12/31/97.........................                    1,637         0.6%
                                                             -----------     -----
    TOTAL....................................                  259,929       100.0%
                                                             -----------     -----
                                                             -----------     -----

------------------------
(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Park Avenue South/Flatiron submarket (which, according to RELocate, is the area bounded by the northside of 32nd Street, the southside of 20th Street, First Avenue and east to Fifth Avenue from 20th Street to 23rd Street and Broadway from 24th Street to 32nd Street) was $23.64 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 470 Park Avenue South.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    In 1987, 1990 and 1994, 470 Park Avenue South was substantially renovated by the Company's predecessor to upgrade the building's amenities and services to accommodate first class office use. The renovations were completed at a total cost of approximately $2.6 million and included a significant restoration of the exterior of the building, a new lobby, a cosmetic upgrade of the elevator cabs, modernization of the elevator machinery, new plumbing risers, electrical service upgrades, heating plant replacement, asbestos abatement, installation of a new roofing system and new windows and replacement of the bathrooms and HVAC systems on a floor by floor basis.

    The aggregate undepreciated tax basis of depreciable real property at 470 Park Avenue South for Federal income tax purposes was $15,283,589 as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 470 Park Avenue South at this rate for the 1997-98 tax year is $654,053 (at an assessed value of $6,435,000).

36 WEST 44TH STREET (THE BAR BUILDING)

    36 West 44th Street (the Bar Building) is comprised of two buildings, 36 West 44th Street (a 14-story building) and 35 West 43rd Street (a four-story building), located on the south side of West 44th Street through to the north side of West 43rd Street between Fifth and Avenue of the Americas in the Rockefeller Center submarket of the Manhattan office market. The buildings were completed in 1922 and, as discussed below, a renovation program is underway. The Property contains approximately 165,000 rentable square feet (including approximately 148,500 square feet of office space and approximately 16,500 square feet of retail space), with floor plates of approximately 12,000 square feet at the 44th Street building and floor plates of approximately 2,200 square feet at the 43rd Street building. The Company owns a leasehold interest (which expires in 2080) in the land and building at 35 West 43rd Street and fee simple title to the building at 36 West 44th Street. See "Risk Factors--The Company's Performance and Value are Subject to Risks Associated with the Real Estate Industry--The expiration of net leases and operating subleases could adversely affect the Company's financial condition."

    The Bar Building is centrally located on 44th Street between Fifth Avenue and Avenue of the Americas, in the heart of midtown Manhattan, a block that includes the headquarters of the Association of the Bar of the City of New York, the University of Pennsylvania Alumni Club, the Harvard Club, the Algonquin Hotel, the Royalton Hotel and the Mansfield Hotel. A new Sofitel hotel is planned for the vacant parcel of land located across the street from the Bar Building. This location is within two and one half blocks of Grand Central Terminal, four blocks of Rockefeller Center and five blocks of the Port Authority Bus Terminal, a major transportation hub for commuters from New Jersey.

    When the Company's Predecessor first purchased its interest in the Bar Building in October 1996, approximately 35,000 square feet of space was vacant and approximately 70,000 square feet of space was subject to leases expiring within 18 months. The Property was nearing the end of a consensual foreclosure process during which little capital was spent on preventive maintenance or leasing incentives. Since the purchase of its interest, the Company has implemented an aggressive leasing and marketing campaign in conjunction with a strategic property-wide renovation program. The renovation work, which will be completed at an aggregate cost of approximately $1.1 million, includes roof repair, facade restoration and steam cleaning, window upgrade, entrance and lobby upgrade, sidewalk replacement and public corridor renovations. As of December 31, 1997, approximately 1,600 square feet of space at the Property was vacant and approximately 99% of the expiring leases were renewed.

    As of December 31, 1997, approximately 99% of the rentable square footage in the Bar Building was leased. The office space was 99% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                         ANNUAL NET
                                                                                                          EFFECTIVE
                                                                                         ANNUALIZED         RENT
                                                                                       RENT PER LEASED   PER LEASED
YEAR-END                                                             PERCENT LEASED      SQUARE FOOT     SQUARE FOOT
------------------------------------------------------------------  -----------------  ---------------  -------------
1997..............................................................             99%        $   27.95       $   24.51
1996..............................................................             78             29.28           25.98

    As of December 31, 1997, the Bar Building was leased to 70 tenants operating in various businesses, including legal, not-for-profit and the theater, one of whom occupied 10% or more of the rentable square footage at the Property. A professional organization for lawyers occupied approximately 16,777 square feet (approximately 10.2% of the Property) under two leases expiring on September 30, 1999 that provide for an aggregate annualized base rent as of December 31, 1997 of approximately $403,000 (approximately

$24.00 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at The Bar Building with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                                       ANNUALIZED
                                                                                                          ANNUALIZED    RENT PER
                                                                                                             RENT        LEASED
                                                                             PERCENTAGE                       PER      SQUARE FOOT
                                                                 SQUARE          OF          ANNUALIZED     LEASED     OF EXPIRING
                                                   NUMBER        FOOTAGE        TOTAL           RENT        SQUARE       LEASES
                                                     OF            OF          LEASED            OF         FOOT OF       WITH
                                                  EXPIRING      EXPIRING       SQUARE         EXPIRING     EXPIRING      FUTURE
YEAR OF LEASE EXPIRATION                           LEASES        LEASES         FEET           LEASES      LEASES(1)    STEP-UPS
---------------------------------------------  ---------------  ---------  ---------------  ------------  -----------  -----------
1998.........................................            12        15,274           9.3%    $    420,350   $   27.52    $   27.59
1999.........................................             4        20,726          12.5          837,094       40.39        40.68
2000.........................................            17        32,892          20.0          941,378       28.62        29.23
2001.........................................            10        18,356          11.1          521,468       28.41        30.43
2002.........................................            16        40,517          24.6          953,034       23.52        24.35
2003.........................................             3         8,069           4.9          157,210       19.48        21.55
2004.........................................             2         9,982           6.1          254,195       25.47        32.63
2005.........................................            --            --            --               --          --           --
2006.........................................             2         8,095           4.9          209,407       25.87        28.74
2007.........................................             3         6,710           4.1          181,648       27.07        32.45
2008 and thereafter..........................             1         2,532           1.5           83,556       33.00        53.75
                                                         --
                                                                ---------         -----     ------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE....................            70       163,153          99.0%    $  4,559,340   $   27.95    $   29.77
                                                         --
                                                                                            ------------  -----------  -----------
Unleased at 12/31/97.........................                       1,631           1.0%
                                                                ---------         -----
    TOTAL....................................                     164,784         100.0%
                                                                ---------         -----
                                                                ---------         -----

------------------------
(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Rockefeller Center submarket (which, according to RELocate, is the area between 40th Street to 59th Street along Avenue of the Americas and 40th Street to 52nd Street between 5th Avenue and Avenue of the Americas) was $28.38 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at the Bar Building. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at this Property, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at this Property, the weighted average Annualized Rent Per Leased Square Foot of Expiring Leases would be $27.04.

    The aggregate tax basis of the mortgage indebtedness encumbering The Bar Building (which was converted to a fee and leasehold interest on April 15, 1998) for Federal income tax purposes was $17,181,021 as of December 31, 1997.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for The Bar Building at this rate for the 1997-98 tax year is $736,382 (at an assessed value of $7,245,000).

70 WEST 36TH STREET

    70 West 36th Street is a 16-story office building located on the south side of West 36th Street between Fifth Avenue and Sixth Avenue in the Garment submarket of the Manhattan office market. The building, situated between Grand Central Terminal and Penn Station, was completed in 1923 and various portions of the common areas were renovated in 1985, 1993 and 1994. The Company owns a 100% fee simple interest in this Property. The Property contains approximately 151,000 rentable square feet (including approximately 130,000 square feet of office space and approximately 21,000 square feet of retail space including the basement), with floor plates ranging from 6,500 square feet to 10,000 square feet. The Company's headquarters is located at 70 West 36th Street.

    As of December 31, 1997, approximately 100% of the rentable square footage in 70 West 36th Street was leased (including space for leases that were executed as of December 31, 1997). The office space was 100% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                     ANNUAL NET
                                                                                      EFFECTIVE
                                                                   ANNUALIZED RENT      RENT
                                                                     PER LEASED      PER LEASED
YEAR-END                                         PERCENT LEASED      SQUARE FOOT     SQUARE FOOT
----------------------------------------------  -----------------  ---------------  -------------
1997..........................................            100%        $   18.88       $   16.03
1996..........................................             95             19.50           15.92
1995..........................................             94             21.13           16.08
1994..........................................             92             21.31           16.09
1993..........................................             89             21.99           16.59

    As of December 30, 1997, 70 West 36th Street was leased to 37 tenants operating in various industries, including textiles, not-for-profit and advertising, one of whom occupied 10% or more of the rentable square footage at the Property. A textile company occupied approximately 16,222 square feet (approximately 10.8% of the Property) under one lease expiring on December 31, 2003 that provides for an aggregate annualized base rent as of December 31, 1997 of approximately $266,000 (approximately $16.40 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 70 West 36th Street with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                                                                                     ANNUALIZED
                                                                                                        ANNUALIZED    RENT PER
                                                                                                           RENT        LEASED
                                                                             PERCENTAGE                     PER      SQUARE FOOT
                                                                   SQUARE        OF        ANNUALIZED     LEASED     OF EXPIRING
                                                      NUMBER       FOOTAGE      TOTAL         RENT        SQUARE       LEASES
                                                        OF           OF        LEASED          OF         FOOT OF       WITH
                                                     EXPIRING     EXPIRING     SQUARE       EXPIRING     EXPIRING      FUTURE
YEAR OF LEASE EXPIRATION                              LEASES       LEASES       FEET         LEASES      LEASES(1)    STEP-UPS
-------------------------------------------------  -------------  ---------  -----------  ------------  -----------  -----------
1998.............................................            7       24,165        16.0%  $    487,019   $   20.15    $   20.51
1999.............................................            2        3,600         2.4         78,818       21.89        22.05
2000.............................................            4       11,264         7.5        221,315       19.65        20.56
2001.............................................            8       14,193         9.3        273,932       19.30        20.28
2002.............................................            5       16,011        10.6        297,927       18.61        19.48
2003.............................................            3       33,192        22.0        579,272       17.45        19.25
2004.............................................            1        2,589         1.7         57,585       22.24        22.24
2005.............................................            2        9,047         6.0        178,310       19.71        20.47
2006.............................................            3       18,356        12.2        328,461       17.89        23.42
2007.............................................            2       18,559        12.3        347,458       18.72        19.00
2008 and thereafter..............................       --           --          --            --           --           --
                                                            --
                                                                  ---------       -----   ------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE........................           37      150,976       100.0%  $  2,850,097   $   18.88    $   20.34
                                                            --
                                                                                          ------------  -----------  -----------
Unleased at 12/31/97                                                 --          --
                                                                  ---------       -----
    TOTAL........................................                   150,976       100.0%
                                                                  ---------       -----
                                                                  ---------       -----


------------------------

(1) For comparison purposes, according to RELocate the Direct Weighted Average Rental Rate for the direct Class B Garment submarket (which, according to RELocate is the area from 32nd Street to 40th Street, west of Avenue of the Americas to the Hudson River) was $22.71 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 70 West 36th Street.

    In 1984, a complete renovation of 70 West 36th Street was commenced to convert the Property from a manufacturing loft building into an office building. The conversion included the creation of a new lobby and building entrance, installation of office quality public corridors and lavatories, steam cleaning and repainting of the Property's facade and upgrading and reconfiguration of the building's plumbing system and electric service. In addition, a monitored, state-of-the-art security system was installed for the building's entrance and all tenant spaces. In 1994, further renovations included a new heating plant, asbestos abatement and elevator modernization, including new cabs. The aggregate cost of these renovations was approximately $3 million.

    70 West 36th Street is located in the Fashion Center Business Improvement District (BID). The Fashion Center BID encompasses the area bordered to the north and south by 41st Street and 35th Street, respectively, and to the east and west by Avenue of the Americas and Ninth Avenue, respectively. The BID includes approximately 450 buildings with over 5,000 fashion-related tenants occupying more than 34 million square feet of office space. The Fashion Center BID provides a private, uniformed security force for on-street, five-day-per week surveillance and response and a private, uniformed sanitation force. In addition, the BID has been responsible for the implementation of various special projects in the area, including the construction of handicapped access curbs and the installation of enhanced street lighting.

    The aggregate undepreciated tax basis of depreciable real property at 70 West 36th Street for Federal income tax purposes was $6,512,826 as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.


    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 70 West 36th Street at this rate for the 1997-98 tax year, including the applicable BID tax, is $380,973 (at an assessed value of $3,645,000).


1414 AVENUE OF THE AMERICAS

    1414 Avenue of the Americas is a 19-story office building located on the southeast corner of Avenue of the Americas (Sixth Avenue) and West 58th Street in the Rockefeller Center submarket of the Manhattan office market. The building, situated one block from Central Park, was completed in 1923. A renovation program has commenced at this Property, which includes new windows, lobby and entrance as well as steam cleaning of the facade, at an estimated aggregate cost of $660,000. The Company owns a 100% fee simple interest in this Property. The Property contains approximately 111,000 rentable square feet (including approximately 103,000 square feet of office space and approximately 8,000 square feet of retail space), with floor plates of approximately 6,400 square feet on all but the top floor.

    Located on the easterly blockfront of Sixth Avenue between 57th and 58th Streets, the Property is at the heart of the Avenue of the Americas corridor which is host to many of world's most recognizable corporate names in domestic and international banking, legal services, manufacturing, securities, printing, publishing, advertising and communications. The Property also benefits from being strategically located one block north of 57th Street. 57th Street has become the focal point of the resurgence of high end and specialty retail development in New York in recent years. Warner Brothers recently expanded their successful company store on 57th Street and Fifth Avenue. In addition, the Nike Town Store recently opened on 57th Street between Fifth and Madison Avenues. High-profile theme retail restaurants such as the Harley Davidson Cafe, the Hard Rock Cafe, the Motown Cafe, Planet Hollywood and the Jekyll and Hyde Cafe have all also opened restaurant/theme stores on 57th Street and Avenue of the Americas. These developments have made the 57th Street corridor a major shopping and tourist destination which accommodates clientele generated by the area's concentration of businesses and tourist attractions.

    As of December 31, 1997, approximately 99% of the rentable square footage in 1414 Avenue of the Americas was leased (including space for leases that were executed as of December 31, 1997). The office space was 99% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                       ANNUAL NET
                                                                                        EFFECTIVE
                                                                     ANNUALIZED RENT      RENT
                                                                       PER LEASED      PER LEASED
YEAR-END                                          PERCENT LEASED       SQUARE FOOT     SQUARE FOOT
----------------------------------------------  -------------------  ---------------  -------------
1997..........................................              99%         $   30.98       $   30.97
1996..........................................              97              30.40           31.14

    As of December 31, 1997, 1414 Avenue of the Americas was leased to 32 tenants operating in various industries including financial services, shoe manufacturing and travel, two of whom occupied 10% or more of the rentable square footage at the Property. A shoe manufacturer and retailer occupied approximately 12,200 square feet (approximately 11% of the Property) under a lease expiring on September 30, 1998 that provides for annualized base rent as of December 31, 1997 of approximately $420,268 (approximately $34.45 per square foot) and a cancellation option that has been exercised and takes effect as of September 30, 1998. All of the space subject to the expiration has been released to two tenants. In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    In addition, an entertainment product developer occupied approximately 13,975 square feet (approximately 12.6% of the Property) under a lease expiring on May 31, 2004 that provides for annualized base rent as of December 31, 1997 of approximately $305,725 (approximately $21.88 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 1414 Avenue of the Americas with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults:

                                                                                                                     ANNUALIZED
                                                                                                        ANNUALIZED    RENT PER
                                                                                                           RENT        LEASED
                                                                             PERCENTAGE                     PER      SQUARE FOOT
                                                                   SQUARE        OF        ANNUALIZED     LEASED     OF EXPIRING
                                                      NUMBER       FOOTAGE      TOTAL         RENT        SQUARE       LEASES
                                                        OF           OF        LEASED          OF         FOOT OF       WITH
                                                     EXPIRING     EXPIRING     SQUARE       EXPIRING     EXPIRING      FUTURE
YEAR OF LEASE EXPIRATION                              LEASES       LEASES       FEET         LEASES      LEASES(1)    STEP-UPS
-------------------------------------------------  -------------  ---------  -----------  ------------  -----------  -----------
1998.............................................            6       21,533(2)       19.3% $    854,107  $   39.67    $   40.45
1999.............................................            3       13,700        12.3        458,180       33.44        34.21
2000.............................................            4        6,280         5.6        164,981       26.27        29.02
2001.............................................            5       14,265        12.7        381,614       26.75        28.63
2002.............................................            3        5,200         4.7        124,800       24.00        26.38
2003.............................................            5       21,465        19.3        584,694       27.24        32.88
2004.............................................            1       13,975        12.6        355,950       25.47        30.35
2005.............................................            1        2,187         2.0         60,327       27.58        31.69
2006.............................................            2        3,100         2.8         82,600       26.65        38.73
2007.............................................       --           --          --            --           --           --
2008 and thereafter..............................            2        8,346         7.5        342,375       41.02        58.09
                                                            --
                                                                  ---------       -----   ------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE........................           32      110,051        98.8%  $  3,409,628   $   30.98    $   35.18(3)
                                                            --
                                                                                          ------------  -----------  -----------
Unleased at 12/31/97                                                  1,300         1.2%
                                                                  ---------       -----
    TOTAL........................................                   111,351       100.0%
                                                                  ---------       -----
                                                                  ---------       -----

------------------------

(1) For comparison purposes, according to RELocate the Direct Weighted Average Rental Rate for the direct Class B Rockefeller Center submarket (which, according to RELocate, is the area between 40th Street to 59th Street along Avenue of the Americas and 40th Street to 52nd Street between Fifth Avenue and Avenue of the Americas) was $28.38 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 1414 Avenue of the Americas. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at this Property, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at this Property, the weighted average Annualized Rent Per Leased Square Foot of Expiring Leases would be $28.09.

(2) As noted above, 12,200 square feet of the space expiring during 1998 has been released to two tenants.

(3) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at 1414 Avenue of the Americas for Federal income tax purposes was $11,753,975 as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 1414 Avenue of the Americas at this rate for the 1997-98 tax year is $489,396 (at an assessed value of $4,815,000).

29 WEST 35TH STREET

    29 West 35th Street is a 12-story building located on the north side of West 35th Street between Fifth Avenue and Sixth Avenue in the Garment submarket of the Manhattan office market. The building, situated between Grand Central Terminal and Penn Station, was completed in 1911 and substantially renovated in 1985. The Company owns a 100% fee simple interest in this Property. The Property contains approximately 78,000 rentable square feet (including approximately 72,000 square feet of office space and approximately 6,000 square feet of retail space), with floor plates of approximately 6,500 square feet.

    As of December 31, 1997, approximately 92% of the rentable square footage in 29 West 35th Street was leased (including space for leases executed as of December 31, 1997). The office space was 90% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                     ANNUAL NET
                                                                                      EFFECTIVE
                                                                     ANNUALIZED         RENT
                                                                   RENT PER LEASED   PER LEASED
YEAR-END                                         PERCENT LEASED      SQUARE FOOT     SQUARE FOOT
----------------------------------------------  -----------------  ---------------  -------------
1997..........................................             92%        $   19.73       $   16.22
1996..........................................             92             21.06           15.60
1995..........................................             92             21.26           15.77
1994..........................................            100             19.90           15.77
1993..........................................             88             19.53           15.94

------------------------

    As of December 31, 1997, 29 West 35th Street was leased to eight tenants operating in the publishing, executive recruiting and specialty apparel industries, three of whom occupied 10% or more of the rentable square footage at the Property. A publishing company occupied approximately 19,500 square feet (approximately 25% of the Property) under three leases expiring on April 8, 2004 that provide for an aggregate annualized base rent as of December 31, 1997 of approximately $522,000 (approximately $26.77 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalation in excess of a base year amount.

    Also, a second publishing company occupied approximately 16,250 square feet (approximately 20.9% of the Property) under a lease expiring on December 31, 1999 that provides for annualized base rent as of December 31, 1997 of approximately $260,000 (approximately $16.00 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalation in excess of a base year amount.

    In addition, an executive recruiting firm occupied approximately 9,750 square feet (approximately 12.5% of the Property) under a lease expiring on August 14, 1998 that provides for annualized base rent as of December 31, 1997 of approximately $191,000 (approximately $19.59 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 29 West 35th Street with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                                       ANNUALIZED
                                                                                                          ANNUALIZED    RENT PER
                                                                                                             RENT        LEASED
                                                                               PERCENTAGE                     PER      SQUARE FOOT
                                                                    SQUARE         OF        ANNUALIZED     LEASED     OF EXPIRING
                                                      NUMBER        FOOTAGE       TOTAL         RENT        SQUARE       LEASES
                                                        OF            OF         LEASED          OF         FOOT OF       WITH
                                                     EXPIRING      EXPIRING      SQUARE       EXPIRING     EXPIRING      FUTURE
YEAR OF LEASE EXPIRATION                              LEASES        LEASES        FEET         LEASES      LEASES(1)    STEP-UPS
-------------------------------------------------  -------------  -----------  -----------  ------------  -----------  -----------
1998.............................................            1         9,750         12.5%  $    191,475   $   19.64    $   20.42
1999.............................................            1        16,250         20.9        260,585       16.04        16.04
2000.............................................       --            --           --            --           --           --
2001.............................................       --            --           --            --           --           --
2002.............................................            1         3,835          4.9         80,485       20.99        23.34
2003.............................................       --            --           --            --           --           --
2004.............................................            3        28,500         36.6        699,575       24.55        33.75
2005.............................................       --            --           --            --           --           --
2006.............................................       --            --           --            --           --           --
2007.............................................            2        13,000         16.7        175,500       13.50        17.56
2008 and thereafter..............................       --            --           --            --           --           --
                                                            --
                                                                  -----------       -----   ------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE........................            8        71,335         91.6%  $  1,407,620   $   19.73    $   24.38(2)
                                                            --
                                                            --
                                                                                            ------------  -----------  -----------
                                                                                            ------------  -----------  -----------
Unleased at 12/30/97.............................                      6,500          8.4%
                                                                  -----------       -----
    TOTAL........................................                     77,835        100.0%
                                                                  -----------       -----
                                                                  -----------       -----

------------------------

(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Garment submarket (which, according to RELocate, is the area from 32nd Street to 40th Street west of Avenue of the Americas to the Hudson River) was $22.71 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 29 West 35th Street.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    In 1985, 29 West 35th Street was substantially renovated by SL Green at a total cost of approximately $1 million. The program included the renovation of the building's lobby, entrance and storefronts, modernization of the elevator equipment, including new cabs, new electric service and distribution, code compliant lavatories and fire protection system and a new roof and sidewalk.

    29 West 35th Street is located in the Fashion Center BID, which encompasses the area bordered to the north and south by 41st Street and 35th Street and to the east and west by Avenue of the Americas and Ninth Avenue, respectively. The BID includes approximately 450 buildings with over 5,000 fashion-related tenants occupying more than 34 million square feet of office space. The Fashion Center BID provides a private, uniformed security force for on-street, five-day-per week surveillance and response and a private, uniformed sanitation force. In addition, the BID has been responsible for the implementation of various special projects in the area, including the construction of handicapped access curbs and the installation of enhanced street lighting.

    The aggregate undepreciated tax basis of depreciable real property at 29 West 35th Street for Federal income tax purposes was $4,801,880 as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 29 West 35th Street at this rate for the 1997-98 tax year, including the applicable BID tax, is $178,258 (at an assessed value of $1,705,500).

1372 BROADWAY

    1372 Broadway is a 21-story office building located on the northeast corner of West 37th Street in the Garment submarket of the Manhattan office market. The building, situated within four blocks of the Port Authority Bus Terminal and Penn Station, was completed in 1914 and a renovation commenced in the fall of 1997. The Property contains approximately 508,000 rentable square feet (including approximately 475,000 square feet of office space, approximately 24,000 square feet of retail space and 9,000 square feet of mezzanine space), with floor plates ranging from 34,000 square feet to 11,000 square feet.

    The Property is located within five blocks of Times Square, arguably the most vibrant development area in New York City. Times Square has undergone large-scale redevelopment in recent years that has transformed the area into a popular family entertainment destination. See "--1466 Broadway" below.

    The Company has commenced a $2.0 million capital improvement program geared toward enhancing the infrastructure and marketability of the Property. Included in this renovation is a new lobby, elevator cab modernization, freight elevator upgrade, facade restoration and cleaning, sidewalk replacement and asbestos abatement. Through the repositioning efforts of the Company, the Property was 96% leased as of March 31, 1998.

    As of December 31, 1997, approximately 92% of the rentable square footage in 1372 Broadway was leased. The office space was 86% leased and the retail and mezzanine space were 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                          ANNUAL NET
                                                                                            ANNUALIZED     EFFECTIVE
                                                                                               RENT          RENT
                                                                                            PER LEASED    PER LEASED
YEAR-END                                                                 PERCENT LEASED     SQUARE FOOT   SQUARE FOOT
---------------------------------------------------------------------  -------------------  -----------  -------------
1997.................................................................              92%       $   22.26     $   22.71
1996.................................................................              89            22.05         21.20

------------------------

    As of December 31, 1997, 1372 Broadway was leased to 32 tenants operating in various industries including financial services, textiles and retailing, three of whom occupied 10% or more of the rentable square footage at the Property. A shirt manufacturer occupied approximately 64,000 square feet (approximately 12.6% of the Property) under a lease expiring on July 31, 2005 that provides for annualized base rent as of December 31, 1997 of approximately $1.28 million (approximately $20.00 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    Also, a women's fashion retailer occupied approximately 58,975 square feet (approximately 11.6% of the Property) under a lease expiring on July 31, 2010 that provides for annualized base rent as of December 31, 1997 of approximately $1.17 million (approximately $19.84 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    In addition, a commercial bank occupied approximately 55,238 square feet (approximately 10.9% of the Property) under a lease expiring on March 31, 2000 that provides for annualized base rent as of December 31, 1997 of approximately $1.24 million (approximately $22.45 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    In addition, a department store buying office occupied approximately 50,599 square feet (approximately 10.0% of the Property) under a lease expiring on May 31, 2007 that provides for annualized base rent as of December 31, 1997 of approximately $954,000 (approximately $18.86 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 1372 Broadway with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                                  ANNUALIZED
                                                                                                                   RENT PER
                                                                         PERCENTAGE                  ANNUALIZED     LEASED
                                                               SQUARE        OF        ANNUALIZED     RENT PER    SQUARE FOOT
                                                   NUMBER      FOOTAGE      TOTAL         RENT         LEASED     OF EXPIRING
                                                     OF          OF        LEASED          OF        SQUARE FOOT  LEASES WITH
                                                  EXPIRING    EXPIRING     SQUARE       EXPIRING     OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION                           LEASES      LEASES       FEET         LEASES      LEASES (1)    STEP-UPS
-----------------------------------------------  -----------  ---------  -----------  -------------  -----------  -----------
1998...........................................           2       2,847         0.6%  $     138,555   $   48.67    $   48.67
1999...........................................           5       5,276         1.0         129,686       24.58        25.23
2000...........................................           4      76,133        15.0       1,955,175       25.68        26.29
2001...........................................          --          --          --              --          --           --
2002...........................................           5      33,867         6.7         697,033       20.58        21.47
2003...........................................           1      20,500         4.0         429,987       20.97        21.97
2004...........................................          --          --          --              --          --           --
2005...........................................           2      98,167        19.2       1,871,498       19.06        21.41
2006...........................................           3       6,577         1.3         464,415       70.61        82.03
2007...........................................           3      68,897        13.6       1,483,964       21.54        23.65
2008 and thereafter............................           7     153,812        30.3       3,204,908       20.84        25.68
                                                 -----------  ---------       -----   -------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE......................          32     466,076        91.7%  $  10,375,221   $   22.26    $   25.04(2)
                                                 -----------                          -------------  -----------  -----------
Unleased at 12/31/97...........................                  41,924         8.3%
                                                              ---------       -----
    TOTAL......................................                 508,000       100.0%
                                                              ---------       -----
                                                              ---------       -----

------------------------
(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Garment submarket (which, according to RELocate is the area from 32nd Street to 40th Street, west of Avenue of the Americas to the Hudson River) was $22.71 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 1372 Broadway. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at this Property, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at this Property, the weighted average Annualized Rent Per Leased Square Foot of Expiring Leases would be $20.34.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    1372 Broadway is located in the Fashion Center BID, which encompasses the area bordered to the north and south by 41st Street and 35th Street, respectively, and to the east and west by Avenue of the Americas and Ninth Avenue, respectively. The BID includes approximately 450 buildings with over 5,000 fashion-related tenants occupying more than 34 million square feet of office space. The Fashion Center BID provides a private, uniformed security force for on-street, five-day-per week surveillance and response and a private, uniformed sanitation force. In addition, the BID has been responsible for the implementation of various special projects in the area, including the construction of handicapped access curbs and the installation of enhanced street lighting.

    The aggregate undepreciated tax basis of depreciable real property at 1372 Broadway for Federal income tax purposes was $52.9 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.


    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 1372 Broadway at this rate for the 1997-98 tax year, including the applicable BID tax, is $2,277,788 (at an assessed value of $21,793,000).


1140 AVENUE OF THE AMERICAS

    1140 Avenue of the Americas is a 22-story office building completed in 1926 and renovated in 1951 and located in the Rockefeller Center submarket of the Manhattan office market. The Property contains approximately 191,000 rentable square feet (including approximately 175,000 square feet of office space, approximately 7,600 square feet of retail space and 8,400 square feet of mezzanine space), with floor plates ranging from 3,500 square feet to 9,400 square feet. The Company anticipates spending $1.675 million over the next 18 months in renovations including lobby renovation, elevator cab upgrades and elevator modernization.

    1140 Avenue of the Americas is centrally located at the northeast corner of West 44th Street and Avenue of the Americas, in the heart of midtown Manhattan, at the end of a block that includes the headquarters of the Association of the Bar of the City of New York, the University of Pennsylvania Alumni Club, the Harvard Club, the Algonquin Hotel, the Royalton Hotel and the Mansfield Hotel. A new Sofitel hotel is planned for a vacant parcel of land located on the block. The location is within three blocks of Grand Central Terminal, four blocks of Rockefeller Center and five blocks of the Port Authority Bus Terminal, a major transportation hub for commuters from New Jersey.

    As of December 31, 1997, approximately 99% of the rentable square footage in 1140 Avenue of the Americas was leased (including space for leases that were executed as of December 31, 1997). The office space was 99% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:


                                                                                                        ANNUAL NET
                                                                                          ANNUALIZED     EFFECTIVE
                                                                                             RENT          RENT
                                                                                          PER LEASED    PER LEASED
YEAR-END                                                                PERCENT LEASED    SQUARE FOOT   SQUARE FOOT
---------------------------------------------------------------------  -----------------  -----------  -------------
1997.................................................................             99%      $   26.61     $   26.46
1996.................................................................             99           26.57         24.78


    As of December 31, 1997, 1140 Avenue of the Americas was leased to 41 tenants operating in various industries including executive placement, financial services and precious stones, one of whom occupied 10% or more of the rentable square footage at the Property. An executive placement firm occupied approximately 28,200 square feet (approximately 14.8% of the Property) under two leases expiring on September 30, 2005 and September 30, 2006, respectively, that provide for aggregate annualized base rent as of December 31, 1997 of approximately $714,000 (approximately $25.32 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 1140 Avenue of the Americas with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                                                                                  ANNUALIZED
                                                                                                                   RENT PER
                                                                          PERCENTAGE                 ANNUALIZED     LEASED
                                                                SQUARE        OF        ANNUALIZED    RENT PER    SQUARE FOOT
                                                    NUMBER      FOOTAGE      TOTAL         RENT        LEASED     OF EXPIRING
                                                      OF          OF        LEASED          OF       SQUARE FOOT  LEASES WITH
                                                   EXPIRING    EXPIRING     SQUARE       EXPIRING    OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION                            LEASES      LEASES       FEET         LEASES     LEASES (1)    STEP-UPS
------------------------------------------------  -----------  ---------  -----------  ------------  -----------  -----------
1998............................................           7      12,286         6.4%  $    320,895   $   26.12    $   25.52
1999............................................           9      22,119        11.6        557,785       25.22        24.49
2000............................................           2      13,400         7.0        378,992       28.28        29.73
2001............................................           5      22,198        11.6        723,008       32.57        31.50
2002............................................           1       3,500         1.8        101,412       28.97        28.97
2003............................................           6      22,243        11.7        564,276       25.37        28.65
2004............................................           5      40,370        21.1      1,000,725       24.79        27.39
2005............................................           3      17,498         9.2        425,385       24.31        29.08
2006............................................           1      18,800         9.9        486,638       25.89        32.39
2007............................................           2      16,575         8.7        476,122       28.73        34.16
2008 and thereafter.............................      --          --          --            --           --           --
                                                         ---   ---------       -----   ------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE.......................          41     188,989        99.0%  $  5,035,238   $   26.64    $   29.00
                                                         ---                           ------------  -----------  -----------
Unleased at 12/31/97............................                   1,982         1.0%
                                                               ---------       -----
    TOTAL.......................................                 190,971       100.0%
                                                               ---------       -----
                                                               ---------       -----


------------------------
(1) For comparison purposes, according to RELocate the Direct Weighted Average Rental Rate for the direct Class B Rockefeller Center submarket (which, according to RELocate, is the area between 40th Street to 59th Street along Avenue of the Americas and 40th Street to 52nd Street between Fifth Avenue and Avenue of the Americas) was $28.38 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 1140 Avenue of the Americas. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at this Property, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at this Property, the weighted average Annualized Rent Per Leased Square Foot of Expiring Leases would be $25.05.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at 1140 Avenue of the Americas for Federal income tax purposes was $21.2 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 1140 Avenue of the Americas at this rate for the 1997-98 tax year is $983,367 (at an assessed value of $9,675,000).

50 WEST 23RD STREET

    50 West 23rd Street was completed in 1892 and substantially renovated in 1992. The property contains approximately 333,000 rentable square feet (including approximately 324,000 square feet of office space and approximately 9,000 square feet of retail space), with floor plates ranging from 32,000 square feet to 6,500 square feet. The substantial renovation of 50 West 23rd Street in 1992, completed by the prior owner of the building at a cost of approximately $15.4 million, included (i) construction of a new lobby, (ii) overhaul of elevator mechanical systems, (iii) enhancement of electrical capacity, (iv) replacement of HVAC and plumbing systems, (v) installation of new windows, (vi) facade restoration and (vii) asbestos abatement.

    As of December 31, 1997, approximately 86% of the rentable square footage in 50 West 23rd Street was leased (including space for leases that were executed as of December 31, 1997). The office space was 86% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                          ANNUAL NET
                                                                                            ANNUALIZED     EFFECTIVE
                                                                                               RENT          RENT
                                                                                            PER LEASED    PER LEASED
YEAR-END                                                                 PERCENT LEASED     SQUARE FOOT   SQUARE FOOT
---------------------------------------------------------------------  -------------------  -----------  -------------
1997.................................................................              86%       $   19.70     $   18.61
1996.................................................................              91            19.68         17.09

    As of December 31, 1997, 50 West 23rd Street was leased to 14 tenants operating in various industries including engineering, architecture and aerospace, three of whom occupied 10% or more of the rentable square footage at the Property. A naval architecture firm occupied approximately 64,700 square feet (approximately 19.3% of the Property) under a lease expiring on August 31, 2005, that provides for annualized base rent as of December 31, 1997 of approximately $1.3 million (approximately $20.09 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    In addition, a New York City agency occupied approximately 64,000 square feet (approximately 19.2% of the Property) under a lease expiring on December 31, 2010, that provides for annualized base rent as of December 31, 1997 of approximately $700,000 (approximately $10.94 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    Also, an engineering firm occupied approximately 53,600 square feet (approximately 16.1% of the Property) under a lease expiring on June 30, 2005, that provides for annualized base rent as of December 31, 1997 of approximately $1.1 million (approximately $20.02 per square foot). In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 50 West 23rd Street with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                                                                            ANNUALIZED
                                                                                                             RENT PER
                                                                                               ANNUALIZED     LEASED
                                                                    PERCENTAGE                  RENT PER    SQUARE FOOT
                                                          SQUARE        OF        ANNUALIZED     LEASED     OF EXPIRING
                                             NUMBER       FOOTAGE      TOTAL         RENT        SQUARE       LEASES
                                               OF           OF        LEASED          OF         FOOT OF       WITH
                                            EXPIRING     EXPIRING     SQUARE       EXPIRING     EXPIRING      FUTURE
YEAR OF LEASE EXPIRATION                     LEASES       LEASES       FEET         LEASES      LEASES(1)    STEP-UPS
----------------------------------------  -------------  ---------  -----------  ------------  -----------  -----------
1998....................................            3        7,109         2.1%  $    277,901   $   39.09    $  39.10
1999....................................           --           --          --             --          --       --
2000....................................           --           --          --             --          --       --
2001....................................           --           --          --             --          --       --
2002....................................            1        3,008         0.9         97,080       32.27       39.05
2003....................................           --           --          --             --          --       --
2004....................................            2       28,700         8.6        518,545       18.07       18.33
2005....................................            3      141,477        42.4      3,377,824       23.88       25.26
2006....................................            1       21,230         6.4        297,220       14.00       16.00
2007....................................            2       13,617         4.1        243,801       17.90       27.87
2008 and thereafter.....................            2       71,500        21.4        834,952       11.68       15.21
                                                   --
                                                         ---------       -----   ------------  -----------  -----------
Subtotal/Weighted Average...............           14      286,641        85.9%  $  5,647,323   $   19.70    $  21.99
                                                   --
                                                                                 ------------  -----------  -----------
Unleased at 12/31/97....................                    46,889        14.1%
                                                         ---------       -----
TOTAL...................................                   333,530       100.0%
                                                         ---------       -----
                                                         ---------       -----


------------------------
(1) For comparison purposes, according to RELocate the Direct Weighted Average Rental Rate for the direct Class B Chelsea submarket (which, according to RELocate, is the area from 14th Street to 33rd Street between 5th Avenue, from 14th Street to 23rd Street, and Broadway from 23rd Street to 33rd Street and the Hudson River), was $23.34 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 50 West 23rd Street.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at 50 West 23rd Street for Federal income tax purposes was $36.0 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 50 West 23rd Street at this rate for the 1997-98 tax year is $977,878 (at an assessed value of $9,621,000).

17 BATTERY PLACE

    Formerly an option property, the Company purchased a co-tenancy interest in 17 Battery Place in December 1997. 17 Battery Place is comprised of a 423,000 square foot glass and steel high-rise office structure (the "North Building") built in approximately 1972 and an 799,000 square foot Beaux Art office building (the "South Building") constructed in two-phases during the 1910's.

    The co-tenancy agreement contemplates the formation of a three unit condominium. The co-tenancy interest of the Company will be converted to two units comprising 389,000 square feet in the South Building and 422,000 square feet in the North Building. It is the current intention of the Company to complete the condominium organization process in the second quarter of 1998. The Company anticipates spending approximately $6.0 million on a redevelopment program which will include a new entrance and modernized lobby, facade repair and restoration, upgraded air conditioning, fire protection and electrical systems, and redecorated elevator lobby and corridors.

    The interest of the Company in 17 Battery is comprised of a co-tenancy interest in the co-tenancy that owns the land and building, and a note and mortgage encumbering the interest of the other co-tenant in the co-tenancy. The note and mortgage held by the Company are in the principal amount of $15,500,000. The obligation is due and payable on September 30, 1998. The note bears interest at 12% per annum. The entire interest obligation through maturity is cash-collateralized, with the cash collateral held by the Company. At the acquisition of the Property, a co-tenancy was created between a subsidiary of the Company and Upper, an arm's length third party. Pursuant to the co-tenancy agreement, the Company acts as managing and leasing agent for the entire property. The economic risks and benefits of the lower thirteen (13) floors (excluding certain portions of the ground floor) of the South Building and the entire North Building are vested with the Company, and these risks and benefits for the fourteenth and higher floors (together with certain tenanted areas of the ground floor) of the south building are vested with Upper.

    Pursuant to the co-tenancy agreement, the Company is restricted from renting 153,000 rentable square feet of currently vacant space in the portion of the Property which forms the Company's co-tenancy interest until December 31, 1998, other than to current tenants of the portion of the Property which forms Upper's co-tenancy interest.

    17 Battery Place is located in the re-emerging World Trade/Battery submarket of downtown Manhattan. The Property contains 811,000 rentable square feet (including approximately 802,421 square feet of office space and approximately 8,579 square feet of retail space), with floor plates ranging from 13,325 square feet to 30,740 square feet. Immediately adjacent to the Property is the Downtown Athletic Club ("DAC"), home of the Heisman Trophy award. Adjacent to the DAC is a 300,000 square foot rental apartment building conversion. In addition, the Property offers unobstructed views of New York Harbor, the Statue of Liberty and Ellis Island.

    As of December 31, 1997, approximately 78.6% of the rentable square footage in 17 Battery Place was leased (including space for leases that were executed as of December 31, 1997). The office space was 78.4% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                        ANNUAL NET
                                                                                                         EFFECTIVE
                                                                                       ANNUALIZED          RENT
                                                                                     RENT PER LEASED    PER LEASED
YEAR-END                                                           PERCENT LEASED      SQUARE FOOT      SQUARE FOOT
-----------------------------------------------------------------  ---------------  -----------------  -------------

1997.............................................................          78.6%        $   20.52        $   21.23

1996.............................................................          79.9             18.27            17.95

    As of December 31, 1997, 17 Battery Place was leased to 38 tenants operating in various industries, including security, not-for-profit and sales training, two of whom occupied 10% or more of the rentable square footage at the Property. New York City agencies occupied approximately 288,000 square feet (approximately 35.5% of the Property) under leases expiring on December 31, 2007, that provide for an aggregate annualized base rent as of December 31, 1997 of approximately $5.6 million (approximately $19.50 per square foot). The tenant has the right pursuant to these leases to cancel the term upon 270 days prior notice and payment of a cancellation penalty in the amount of the unamortized initial leasing costs. In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    In addition, a not-for-profit organization occupied approximately 124,000 square feet (approximately 15.3% of the Property) under a lease expiring on December 31, 2002 that provides for annualized base rent as of December 31, 1997 of approximately $2.6 million (approximately $21.00 per square foot). The tenant has the right pursuant to the lease to cancel up 99,755 rentable square feet of the tenancy on six months' prior notice, upon payment of a cancellation penalty in the amount of the unamortized initial leasing costs for the cancelled space. In addition to annualized base rent, this tenant pays real estate tax escalations and operating escalations in excess of a base year amount.

    The following table sets out a schedule of the annual lease expirations at 17 Battery Place with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                            ANNUALIZED
                                                                                                             RENT PER
                                                                                               ANNUALIZED     LEASED
                                                         SQUARE                                 RENT PER    SQUARE FOOT
                                                         FOOTAGE   PERCENTAGE    ANNUALIZED      LEASED     OF EXPIRING
                                           NUMBER OF       OF       OF TOTAL       RENT OF     SQUARE FOOT  LEASES WITH
                                           EXPIRING     EXPIRING     LEASED       EXPIRING     OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION                    LEASES       LEASES    SQUARE FEET     LEASES       LEASES(1)    STEP-UPS
---------------------------------------  -------------  ---------  -----------  -------------  -----------  -----------
1998...................................            7       17,140         2.1%  $     321,324   $   18.75    $   18.75
1999...................................            8       56,793         7.0       1,161,576       20.45        20.45
2000...................................            6        9,629         1.2         389,171       40.42        40.42
2001...................................            6       53,761         6.6       1,004,785       18.69        18.71
2002...................................            3      134,654        16.7       2,843,176       21.11        21.11
2003...................................            2        9,493         1.2         295,488       31.13        31.83
2004...................................            1       25,161         3.1         528,381       21.00        24.00
2005...................................            3       39,807         4.9         830,695       20.87        21.38
2006...................................           --           --          --              --          --           --
2007...................................            1      287,931        35.5       5,614,655       19.50        23.00
2008 & thereafter......................            1        2,700         0.3          84,000       31.11        41.11
                                                  --
                                                        ---------       -----   -------------  -----------  -----------
Subtotal/Weighted Average..............           38      637,069        78.6%  $  13,073,251   $   20.52    $   22.31
Unleased at 12/31/97...................                   173,747        21.4%
                                                        ---------       -----
Total..................................                   810,816       100.0%

------------------------

(1) For comparison purposes, according to RELocate the Direct Weighted Average Rental Rate for the direct Class B World Trade/ Battery submarket (which, according to RELocate, is the area bounded by New York Harbor to the south, Barclay Street to the north, Broadway to the east and the Hudson River to the west), was $22.82 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 50 West 23rd Street.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at 17 Battery Place for Federal income tax purposes was $58.4 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 17 Battery Place at this rate for the 1997-98 tax year is $2,469,852 (at an assessed value of $24,300,000), of which the Company is responsible for approximately $2.0 million pursuant to its co-tenancy interest in the Property.

110 EAST 42ND STREET

    Directly across from the Grand Hyatt Hotel and Grand Central Station is 110 East 42nd Street, a 250,000 square foot 18-story office building located in the Grand Central North sub-market of the midtown Manhattan office market. Distinguished by its landmark lobby and banking hall, this Property was the Company's first entry into the Grand Central North sub-market. The Property is occupied by, among others, a major savings bank, law firm and soccer headquarters. The savings bank intends to leave upon expiration of its lease at the end of the third quarter of 1998. The rent at this space is significantly below market and the Company believes that it will appeal to corporate users that require a unique identity. At December 31, 1997 this Property was 92.5% leased at an annualized rent per leased square foot of $23.60. The Company anticipates spending approximately $785,000 on building renovations over the next 18 months, including lobby renovation, elevator cab upgrades, steam cleaning and exterior lighting.

633 THIRD AVENUE (PARTIAL INTEREST)

    The Company's interest in 633 Third Avenue consists of fee title to condominium units comprising approximately 41,000 square feet of this one million square foot office building located on the southeast corner of 41st Street and Third Avenue, in the Grand Central North sub-market of the midtown Manhattan office market. Located within 3 blocks of Grand Central Terminal, this Property is 99% leased primarily to a major commercial bank and a sports/health club and has an annualized rent per leased square foot of $25.38, at December 31, 1997.

1466 BROADWAY

    Located in the heart of Times Square and the Times Square sub-market of the midtown Manhattan office market is 1466 Broadway, a 17-story office property. Built by John Jacob Astor as the Knickerbocker Hotel, the Property was completely renovated in 1982, converting it to its current use. Today, the Property is the home to textile and related companies that specialize in men's and women's fashion. The Property contains approximately 289,000 rentable square feet (including approximatey 266,244 square feet of office space and approximately 22,756 square feet of retail space), with floor plates ranging from 5,500 square feet to 18,000 square feet. The Company anticipates spending approximately $1 million on building renovations over the next 18 months, including roof and exterior restoration and asbestos abatement.

    The development fervor that surrounds the Property is significant. Within one block of the Property is the development of Sony and AMC movie theaters, live theaters including the Selwyn, New Victory and Disney's New Amsterdam, Madame Tussaud's Wax Museum, the Warner Brothers Store, hotels and the new office headquarters of Conde Nast and a major law firm.

    In addition, this Property enjoys great access to public transportation. It is directly adjacent to the Times Square Subway Station where a confluence of subway trains converge. It is one block from the Port Authority Bus Terminal, which provides transportation to Central and Northern New Jersey and is equidistant to Grand Central Station and Pennsylvania Station.

    As of December 31, 1997, approximately 87% of the rentable square footage in 1466 Broadway was leased (including space for leases that were executed as of December 31, 1997). The office space was

86.1% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:

                                                                                                          ANNUAL NET
                                                                                                           EFFECTIVE
                                                                                         ANNUALIZED          RENT
                                                                                       RENT PER LEASED    PER LEASED
YEAR-END                                                            PERCENT LEASED       SQUARE FOOT      SQUARE FOOT
-----------------------------------------------------------------  -----------------  -----------------  -------------

1997.............................................................             87%         $   32.41        $   30.68

1996.............................................................             97              33.10            31.78

1995.............................................................             94              34.48            33.40

    As of December 31, 1997, 1466 Broadway was leased to 157 tenants operating in various industries, including textiles and retail, none of whom occupied 10% or more of the rentable square footage at the Property.

    The following table sets out a schedule of the annual lease expirations at 1466 Broadway for leases executed as of December 31, 1997 with respect to each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):

                                                                                                                 ANNUALIZED
                                                                                                                  RENT PER
                                                                         PERCENTAGE                 ANNUALIZED     LEASED
                                                               SQUARE        OF        ANNUALIZED    RENT PER    SQUARE FOOT
                                                   NUMBER      FOOTAGE      TOTAL         RENT        LEASED     OF EXPIRING
                                                     OF          OF        LEASED          OF       SQUARE FOOT  LEASES WITH
                                                  EXPIRING    EXPIRING     SQUARE       EXPIRING    OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION                           LEASES      LEASES       FEET         LEASES     LEASES (1)    STEP-UPS
-----------------------------------------------  -----------  ---------  -----------  ------------  -----------  -----------
1998...........................................          48      52,705        18.2%  $  1,455,129   $   27.61    $   27.71
1999...........................................          51      73,927        25.6      2,221,977       30.06        30.29
2000...........................................          28      36,947        12.8      1,014,155       27.45        27.53
2001...........................................          13      29,695        10.4        803,812       27.07        29.73
2002...........................................           7      11,121         3.8        391,499       35.20        39.71
2003...........................................           2       2,939         1.0        206,160       70.15        84.91
2004...........................................           1       1,524         0.5         84,000       55.12        55.12
2005...........................................          --          --          --             --          --           --
2006...........................................           1         888         0.3         27,028       30.44        30.44
2007...........................................           4      20,420         7.1        558,905       27.37        27.75
2008 and thereafter............................           2      21,470         7.4      1,392,932       64.88        85.65
                                                        ---   ---------       -----   ------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE......................         157     251,636        87.1%  $  8,155,597   $   32.41    $   35.00
Unleased at 12/31/97...........................                  37,364        12.9%
                                                              ---------       -----
    TOTAL......................................                 289,000       100.0%
                                                              ---------       -----
                                                              ---------       -----

------------------------
(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Times Square submarket (which, according to RELocate is the area bounded by 40th Street to the south, 51st Street to the north, Sixth Avenue to the east and the Hudson River to the west) was $24.26 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 1466 Broadway. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at this Property, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at this Property, the weighted average Annualized Rent Per Leased Square Foot of Expiring Leases would be $29.57.

(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at 1466 Broadway for Federal income tax purposes was $51,200,000 as of December 31, 1997. Depreciation and amortization are computed for Federal income tax purposes on the straight-line method over lives which range up to 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 1466 Broadway at this rate including the applicable BIO tax for the 1997-98 tax year is $1,902,380 (at a taxable assessed value of $18,095,670).

420 LEXINGTON AVENUE (THE GRAYBAR BUILDING)

    The Company purchased the operating sublease at the Graybar Building, a.k.a. 420 Lexington Avenue in March 1998. This 31-story office property sits at the foot of Grand Central Terminal in the Grand Central North sub-market of the midtown Manhattan office market. The Property was designed by Sloan and Robertson and completed in 1927. The building takes its name from its original owner, the Graybar Electric Company. The Property contains approximately 1.2 million rentable square feet (including approximately 1,150,000 square feet of office space, 12,260 square feet of mezzanine space and 27,463 square feet of retail space), with floor plates ranging from 17,000 square feet to 50,000 square feet. The Company anticipates restoring the grandeur of this building through the implementation of an $8 million capital improvement program geared toward certain cosmetic upgrades including steam cleaning the facade, new entrance and storefronts, new lobby, elevator cabs, and elevator lobbies and corridors.

    The Graybar Building offers unsurpassed convenience to transportation. This Property enjoys excellent accessibility to a wide variety of transportation options with a direct passageway to Grand Central Station. Grand Central Station is the major transportation destination for commutation from southern Connecticut and Westchester County. Major bus and subway lines serve this Property, as well. The Property is ideally located to take advantage of the renaissance of Grand Central Terminal, which is being redeveloped into a major retail/transportation hub containing restaurants such as Michael Jordan's Steakhouse and retailers such as Banana Republic and Kenneth Cole.

    The Graybar Building consists of the building at 420 Lexington Avenue and fee title to a portion of the land above the railroad tracks and associated structures which form a portion of the Grand Central Terminal complex in midtown Manhattan. The Company interest consists of a tenant's interest in a controlling sublease, as described below. The ownership structure of the Graybar Building is as follows.

    Fee title to the building and the land parcel is owned by an unaffiliated third party, who also owns landlord's interest under a lease (the "Ground Lease") the term of which expires December 31, 2008 subject to renewal by the tenant through December 31, 2029. The Company controls the exercise of this renewal option through the terms of the subordinate leases described below.

    The tenant under the Ground Lease is the holder of the landlord's interest under a lease (the "Ground Sublease") which is coterminous (except that it ends on December 30, 2029) and has a complementary renewal option term structure and control to the Ground Lease. The tenant's interest under the Ground Sublease is held by an unaffiliated third party. The tenant under the Ground Sublease is the holder of the landlord's interest under a lease (the "Operating Lease") which is coterminous (except that it ends on December 28, 2029) and has a complementary renewal option term structure and control to the Ground Lease. The tenant's interest under the Operating Lease is held by an unaffiliated third party. The tenant under the Operating Lease is the holder of the landlord's interest under a lease (the "Operating Sublease") which is coterminous and has a complementary renewal option term structure and control to the Ground Lease. The tenant's interest under the Operating Sublease is held by the Company.

    As of December 31, 1997, approximately 86% of the rentable square footage in the Graybar Building was leased. The office space was 86% leased, the mezzanine space was 32% leased and the retail space was 100% leased. The following table sets forth certain information with respect to the Property:


                                                                                                          ANNUAL NET
                                                                                                           EFFECTIVE
                                                                                         ANNUALIZED          RENT
                                                                                       RENT PER LEASED    PER LEASED
YEAR-END                                                            PERCENT LEASED       SQUARE FOOT      SQUARE FOOT
-----------------------------------------------------------------  -----------------  -----------------  -------------

1997.............................................................             86%         $   26.80        $   25.45

1996.............................................................             88              27.26            25.62

1995.............................................................             91              28.97            29.04


    As of December 31, 1997, the Graybar Building was leased to 301 tenants operating in various industries, including legal services, financial services and advertising, none of whom occupied 10% or more of the rentable square footage at the Property.

    The following table sets out a schedule of the annual lease expirations at the Graybar Building for leases executed as of December 31, 1997 with respect to each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                                                                                ANNUALIZED
                                                                                                                 RENT PER
                                                                       PERCENTAGE                  ANNUALIZED     LEASED
                                                             SQUARE        OF        ANNUALIZED     RENT PER    SQUARE FOOT
                                                NUMBER      FOOTAGE       TOTAL         RENT         LEASED     OF EXPIRING
                                                  OF           OF        LEASED          OF        SQUARE FOOT  LEASES WITH
                                               EXPIRING     EXPIRING     SQUARE       EXPIRING     OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION                        LEASES       LEASES       FEET         LEASES      LEASES (1)    STEP-UPS
--------------------------------------------  -----------  ----------  -----------  -------------  -----------  -----------
1998........................................          86      182,331        15.4%  $   4,807,977   $   26.36    $   26.36
1999........................................          44       85,475         7.2       2,582,664       30.22        30.49
2000........................................          46       96,615         8.1       2,702,506       28.00        28.20
2001........................................          34      148,897        12.5       4,119,609       27.67        28.75
2002........................................          33      132,367        11.1       3,343,840       25.26        26.14
2003........................................          15       42,222         3.6       1,260,388       29.85        30.49
2004........................................          11       55,071         4.6       1,438,095       26.11        27.65
2005........................................          11       58,494         4.9       1,521,324       26.01        26.70
2006........................................           4       57,997         4.9       1,453,704       25.07        28.54
2007........................................          11       31,258         2.6       1,104,197       35.33        42.25
2008 and thereafter.........................           6      133,731        11.3       3,116,303       23.30        30.63
                                                     ---   ----------       -----   -------------  -----------  -----------
Subtotal/Weighted average...................         301    1,024,458        86.2%  $  27,450,607   $   26.80    $   28.62
Unleased at 12/31/97........................                  163,542        13.8%
                                                           ----------       -----
    TOTAL...................................                1,188,000       100.0%


------------------------

(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Grand Central North submarket (which, according to RELocate is the area bounded by 40th Street to the south, 51st Street to the north, 5th Avenue to the west and the East River to the east) was $31.12 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at the Graybar Building.


(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.

    The aggregate undepreciated tax basis of depreciable real property at the Graybar Building for Federal income tax purposes was $62,400,000 as of December 31, 1997. Depreciation and amortization are computed for Federal income tax purposes on the straight-line method over lives which range up to 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for the Graybar Building at this rate including the applicable BIO tax for the 1997-98 tax year is $5,745,000 (at a taxable assessed value of $54,647,000).

321 WEST 44TH STREET

    Located just west of Eighth Avenue in Manhattan's burgeoning Times Square sub-market of the midtown Manhattan office market is 321 West 44th Street, a 203,000 square foot office building. This Property is two blocks north of the Times Square Redevelopment area, which is being buttressed by new hotel, entertainment and office development. See "--1466 Broadway" above. The major tenants at this Property include a sound studio and medical facility. At December 31, 1997 321 West 44th Street was 96% leased at an annualized rent per leased square foot of $14.10. The Company anticipates spending approximately $2.0 million on building renovations over the next 18 months, including facade restoration and roof replacement.

PENDING ACQUISITIONS:

440 NINTH AVENUE


    The 339,000 square foot office building known as 440 Ninth Avenue is located one block west of Pennsylvania Station, in the Garment sub-market of the midtown Manhattan office market. Penn Station is the major transportation hub for commutation from Northern and Central New Jersey and New York's Long Island. At December 31, 1997 this property was 76% leased at an annualized rent per leased square foot of $18.22. However, the Company believes that its 22,000 square foot floor plates are significantly attractive to major office space users. This property is occupied by, among others, a not-for-profit organization, a law firm and a security company. The purchase price for this property is approximately $29 million, plus additional expenses of approximately $1.5 million. The Company intends to complete the closing of this acquisition within 60 days after the closing of the Offerings. The Company anticipates spending approximately $1.6 million on building renovations over the next 18 months, including a new lobby and elevator cabs, roof replacement and parapet restoration.


38 EAST 30TH STREET


    38 East 30th Street, located between Madison and Fifth Avenues, is a 91,000 square foot office building located in the Park Avenue South/Flatiron sub-market of the midtown Manhattan office market. This 12-story office property is primarily occupied by a color imaging company and a medical facility. This 93% occupied property has a retail store that is currently vacant. This property provides great access to Penn Station, Grand Central Station and the subway and bus lines. As of December 31, 1997, this property had an annualized rent per leased square foot of $21.86 and was 79% leased. The purchase price for this property is approximately $10.5 million. The Company intends to complete the closing of this acquisition within 60 days after the closing of the Offerings. The Company anticipates spending approximately $550,000 on building renovations over the next 18 months, including elevator upgrades and exterior restoration.


116 NASSAU STREET (BROOKLYN)

    Located in Downtown Brooklyn is 116 Nassau Street, a 100,000 square foot 7-story office building occupied by a New York City government agency and a not-for-profit corporation. Located in the

Northwest sub-market of Brooklyn, this property was 93% leased at December 31, 1997 at an annualized rent per leased square foot of $12.65. The purchase price for this property is approximately $10.5 million. The Company intends to complete the closing of this acquisition within 60 days after the closing of the Offerings. The Company anticipates spending approximately $275,000 on building renovations over the next 18 months, including roof replacement and exterior restoration.



711 THIRD AVENUE



    The Company has executed a purchase contract to acquire various operating and ownership positions at 711 Third Avenue in an aggregate amount of $61.0 million, including transaction costs. This 20-story Class B office building is located in the Grand Central North sub-market of the midtown Manhattan office market. The property was designed by William Lescaze and constructed in 1955 by Swig, Weiler & Kaufman, a nationally known real estate developer and the owner of the property. The property contains approximately 524,000 rentable square feet (including 453,000 square feet of office space, 26,000 square feet of retail space and a 45,000 square foot garage), with floor plates ranging from 17,000 square feet to 45,000 square feet.



    The property is strategically located on the east side of Third Avenue between 44th and 45th Streets, one block from the Graybar Building. Located next to the Graybar Building is Grand Central Station, which is the major transportation destination for commutation from southern Connecticut and Westchester County. Major bus and subway lines serve this property as well.



    The Company is acquiring the leasehold mortgage (currently in foreclosure) related to this Pending Acquisition for a net purchase price of $41,000,000. The mortgage will be assigned to the Operating Partnership. A subsidiary of the Company will net sublease the property from the leasehold partnership at a rent substantially equal to the debt service on the leasehold mortgage. The Company will have the option to collapse the lease/sublease positions and take control of the entire leasehold asset after 12 years in exchange for the distribution to the current leasehold partnership of Units in the amount of $1,000,000.



    The Company will also acquire a 50% interest in the fee title to the property for a purchase price of $19,000,000 plus Units having a value of $1 million. The existing fee partnership will be converted to a co-tenancy.



    The Company will also hold a net leasehold interest (which expires in 2031) in the land underlying the property. See "Risk Factors--The Company's Performance and Value are Subject to Risks Associated with the Real Estate Industry--The expiration of net leases and operating subleases could adversely affect the Company's financial condition."



    As of December 31, 1997 approximately 79% of the rentable square footage in 711 Third Avenue were leased. The office was 73% leased, the retail was 100% leased and the garage was 100% leased. The following table sets forth-certain information with respect to the property, but does not count the 45,000 square foot garage as a lease or as part of the property's rentable square feet:



                                                                                     ANNUAL NET
                                                                                      EFFECTIVE
                                                                   ANNUALIZED RENT      RENT
                                                                     PER LEASED      PER LEASED
YEAR-END                                         PERCENT LEASED      SQUARE FOOT     SQUARE FEET
----------------------------------------------  -----------------  ---------------  -------------
1997..........................................             79%        $   28.88       $   27.44
1996..........................................             79             29.11           27.42
1995..........................................             84             29.32           23.92
1994..........................................             83             30.72           25.07
1993..........................................             77             29.50           24.47



    As of December 31, 1997, 711 Third Avenue was leased to 24 tenants operating in various industries, including publishing, legal services and commercial shipbuilding, two of whom occupied more than 10% of the rentable square footage at the property. A magazine publisher occupied approximately 82,444 square feet (approximately 15.7% of the property) under a lease expiring August, 2010 that provides for an aggregate annualized base rent as of December 31, 1997 of approximately $1,813,768 (approximately $22.00 per square foot). In addition, another publisher occupied approximately 53,454 square feet (approximately 10.2% of the property) under a lease expiring April, 1998 (which lease was renewed subsequent to December 31, 1997 and currently expires in April 2000) that provides for an aggregate annualized base rent as of December 31, 1997 of approximately $1,250,105 (approximately $23.39 per square foot).



    The following table sets out a schedule of the annual lease expirations at 711 Third Avenue with respect to leases executed as of December 31, 1997 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options that there are no tenant bankruptcies or other tenant defaults). The table does not include the 45,000 square foot garage at 711 Third Avenue that is operated by a third party pursuant to a management contract.



                                                                                                      ANNUALIZED
                                                                                                       RENT PER
                                                             PERCENTAGE                  ANNUALIZED     LEASED
                                                   SQUARE        OF        ANNUALIZED     RENT PER    SQUARE FOOT
                                      NUMBER      FOOTAGE       TOTAL         RENT         LEASED     OF EXPIRING
                                        OF           OF        LEASED          OF        SQUARE FOOT  LEASES WITH
                                     EXPIRING     EXPIRING     SQUARE       EXPIRING     OF EXPIRING    FUTURE
YEAR OF LEASE EXPIRATION              LEASES       LEASES       FOOT         LEASES      LEASES (1)    STEP-UPS
----------------------------------  -----------  ----------  -----------  -------------  -----------  -----------
1998..............................           4       69,952        14.6%  $   1,748,748   $   25.00    $   25.00
1999..............................          --           --          --              --          --           --
2000..............................           3       41,976         8.8       1,670,078       39.79        40.26
2001..............................           5       46,297         9.7       1,408,856       30.43        30.43
2002..............................           2       11,214         2.3         653,939       58.31        59.24
2003..............................           3       21,090         4.4         873,901       41.44        41.87
2004..............................           2       10,718         2.2         283,200       26.42        28.42
2005..............................          --           --          --              --          --           --
2006..............................          --           --          --              --          --           --
2007..............................           2       15,159         3.2         487,139       32.14        35.22
2008 and thereafter...............           3      160,879        33.6       3,768,430       23.42        28.03
                                           ---   ----------       -----   -------------  -----------  -----------
SUBTOTAL/WEIGHTED AVERAGE.........          24      377,285        78.8%  $  10,894,291   $   28.88    $   31.12
Unleased at 12/31/97..............                  101,816        21.3%
                                                 ----------       -----
    TOTAL.........................                  479,101       100.0%



(1) For comparison purposes, according to RELocate, the Direct Weighted Average Rental Rate for the direct Class B Grand Central North submarket (which, according to RELocate, is the area bounded 40th Street to the south, 51st Street to the north, 5th Avenue to the west and the East River to the east) was $31.12 per square foot as of December 31, 1997. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class B space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at 711 Third Avenue. Additionally, the Annualized Rent Per Leased Square Foot of Expiring Leases includes the effect of retail rental rates at this Property, which are generally higher than office rental rates. Excluding rental payments attributable to retail space at this Property, the weighted average Annualized Rent Per Leased Square Foot of Expiring Leases would be $27.09.



(2) The differential between Annualized Rent Per Leased Square Foot of Expiring Leases and Annualized Rent Per Leased Square Foot of Expiring Leases with Future Step-Ups is attributable to significant contractual step-ups in base rental rates that exist in certain leases at this Property.



    The aggregate undepreciated tax basis of depreciable real property at 711 Third Avenue for Federal income tax purposes was $41 million as of December 31, 1997. Depreciation and amortization are computed on the straight-line method over 39 years.

    The current real estate tax rate for all Manhattan office properties is $10.164 per $100 of assessed value. The total annual tax for 711 Third Avenue at this rate for the 1997-98 tax year is $2,593,956 (at an assessed value of $25,520,000).


GENERAL TERMS OF LEASES IN THE MIDTOWN MARKETS

    Leases entered into for space in the Midtown Markets typically contain terms which may not be contained in leases in other U.S. office markets. The initial term of leases entered into for space in excess of 10,000 square feet in the Midtown Markets generally is ten to 15 years. The tenant often will negotiate an option to extend the term of the lease for one or two renewal periods of five years each. The base rent during the initial term often will provide for agreed upon increases periodically over the term of the lease. Base rent for renewal terms, and base rent for the final years of a long-term year lease (in those leases which do not provide an agreed upon rent during such final years), often is based upon a percentage of the fair market rental value of the premises (determined by binding arbitration in the event the landlord and the tenant are unable to mutually agree upon the fair market value) but not less than the base rent payable at the end of the prior period. Leases typically do not provide for increases in rent based upon increases in the consumer price index.

    In addition to base rent, the tenant also generally will pay the tenant's pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the wage rate paid to porters over the porters' wage rate in effect during a base year.

    Electricity is most often supplied by the landlord either on a submetered basis or rent inclusion basis (i.e., a fixed fee is included in the rent for electricity, which amount may increase based upon increases in electricity rates or increases in electrical usage by the tenant). Base building services other than electricity (such as heat, air-conditioning and freight elevator service during business hours, and base building cleaning) typically are provided at no additional cost, with the tenant paying additional rent only for services which exceed base building services or for services which are provided other than during normal business hours.

    In a typical lease for a new tenant, the landlord, at its expense, will deliver the premises with all existing improvements demolished and any asbestos abated. The landlord also typically will provide a tenant improvement allowance, which is a fixed sum which the landlord will make available to the tenant to reimburse the tenant for all or a portion of the tenant's initial construction of its premises. Such sum typically is payable as work progresses, upon submission of invoices for the cost of construction. However, in certain leases (most often for relatively small amounts of space), the landlord will construct the premises for the tenant.

MORTGAGE INDEBTEDNESS

    Upon completion of the Offerings, the Company expects to have outstanding approximately $52.8 million of indebtedness secured by four of the Properties.

    The mortgage notes payable collateralized by the respective Properties and assignment of leases at December 31, 1997 are as follows:

             Property                                         Mortgage Notes                              Balance
----------------------------------  -------------------------------------------------------------------  ---------
50 West 23rd Street                 Notes payable to an affiliate of Lehman Brothers with interest at a  $  21,000 blended rate of 7.33% as of December 31, 1997 due December 2007 and
                                    August 2007.
29 West 35th Street                 First mortgage note with interest payable at 8.464%, due February    $   2,974
                                    1, 2001
673 First Avenue                    First mortgage note with interest payable at 9.0%, due December 13,  $  18,013
                                    2003
470 Park Avenue South               First mortgage note with interest payable at 8.25%, due April 1,     $  10,833
                                    2004
                                                                                                         ---------
Total Mortgage Notes Payable                                                                             $  52,820
                                                                                                         ---------
                                                                                                         ---------

CREDIT FACILITIES

    On December 19, 1997 the Company entered into the $140 million Credit Facility due December 2000. Availability under the Credit Facility may be limited to an amount less the $140 million which is calculated by several factors including recent acquisition activity and most recent quarterly property performance. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to LIBOR applicable to each interest period plus 130 basis points to 145 basis points per annum. The Credit Facility requires the Company to comply with certain covenants, including but not limited to, maintenance of certain financial ratios. At December 31, 1997 the outstanding amount of indebtedness under the Credit Facility was $76 million, and the interest rate on such indebtedness was 7.265% per annum.

    On December 30, 1997 the Company entered into a $7 million additional advance under its existing mortgage loan which is secured by 50 West 23rd Street. The note bore interest at a rate of LIBOR plus 175 basis points (7.6875% at December 31, 1997). On April 3, 1998, the interest rate on this note was fixed at 7.06%, and will mature co-terminous with the underlying mortgage note. As of April 15, 1998, the current amount of the mortgage note was $21 million.


    On March 18, 1998, the Company asked the Credit Facility banking group to temporarily relieve the Company from its obligations under the financial covenants of the Credit Facility, in order to close the Acquisition Facility. The Acquisition Facility, with a borrowing capacity of up to $275 million, financed the purchase of the Helmsley Properties, paid off the outstanding balance on the Credit Facility and provided ongoing liquidity for future acquisition and corporate needs. The term of the this facility is one year. The interest rate is determined by a schedule of the principal balance of the loan outstanding and the applicable quarterly period extending from March 18, 1998 through the maturity date. The outstanding principal amount of $240 million under the Acquisition Facility will be paid from the proceeds of the Offerings. The Credit Facility will remain committed but unused until the Acquisition Facility is repaid, at which time the Company will be in compliance with all financial covenants under the Credit Facility and will again be able to draw additional funds under the Credit Facility.


ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company, (ii) a material environmental condition with respect to any Property does not exist, or
(iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

    The Company engaged independent environmental consulting firms to perform Phase I environmental site assessments on the Properties (except 633 Third Avenue and 17 Battery Place) and on the Pending Acquisitions in order to assess existing environmental conditions. All of the Phase I assessments were conducted since or after March 1997, except for the Bar Building, where a Phase I assessment was conducted in September 1996. All of the Phase I assessments met the requirements of the ASTM Standard. Under the ASTM Standard, a Phase I environmental site assessment consists of a site visit, a historical record review, a review of regulatory agency data bases and records, interviews, and a report, with the purpose of indemnifying potential environmental concerns associated with real estate. The Phase I assessments conducted at the Properties and Pending Acquisitions also addressed certain issues that were not covered by the ASTM Standard, including asbestos, radon, lead-based paint and lead in drinking water. These environmental site assessments did not reveal any known environmental liability that the Company believes will have a material adverse effect on the Company's financial condition or results of operations or would represent a material environmental cost, nor is the Company aware of any such material environmental liability. See "--Environmental Matters."

    The Company maintains a policy of conducting Phase I site inspections for all acquisitions. Such reports have been completed at or prior to the acquisitions of all properties acquired since the IPO (except 633 Third Avenue). These environmental reports did not reveal any environmental liability that would have a material adverse effect on the Company or its business, nor is the Company aware of any such material environmental liability.

PROPERTY MANAGEMENT AND LEASING SERVICES

    The Company (through the Management Entities (as defined in the Glossary) and the Leasing Corporation) provides management and leasing services for 27 properties (including the Properties owned by the Company) in the New York metropolitan area. The Company is deemphasizing this business activity because of the generally short term nature of these assignments and the dilution of management attention such assignments bring relative to the Company's growth through acquisitions. The Company plans to complete current assignments, for which it has been engaged, and may selectively undertake assignments in the future, where acquisition opportunities are likely.

    The Company believes that its fully integrated management structure enhances its ability to respond to tenant needs and acquisition opportunities while permitting the Company to maintain control over certain costs associated with the management and renovation of its properties. The Company maintains a staff of 47 professionals experienced in the management of Manhattan Class B office properties. This management team has developed a comprehensive knowledge of the Class B Manhattan office market, an extensive network of local tenant and other business relationships and is experienced in acquiring office properties and repositioning them into profitable Class B properties through intensive full service management and leasing efforts.

    In addition, the Company seeks to capitalize on its market position and relationships with an extensive network of brokers and tenants to implement a proactive leasing program. Management believes that its extensive knowledge of the Class B Manhattan office market enhances its ability to monitor, understand and anticipate the current and future space needs of tenants in its submarkets. See "Business and Growth Strategies" above.

    The Company (through the Management LLC (as defined in the Glossary)) provides management and leasing services for the Properties owned by the Company as well as leasing services for a portion of the properties in which the Company owns no interest. In addition, the Company (through the Management Corporation and the Leasing Corporation) provides management and tenant representation services for properties in which the Company owns no interest and leasing services for a portion of such properties.

CONSTRUCTION SERVICES

    The Company (through the Construction Corporation and the Management Entities) provides construction services as a part of the Company's management business and through the Construction Corporation as a general contractor.

    CONSTRUCTION MANAGEMENT AS PART OF MANAGEMENT SERVICE AGREEMENTS. A fee from 2.5% to 5% of costs provided for or on behalf of third parties incurred for capital improvements or tenant installations is paid to the Management Entities for construction management services. These services are comprised of (i) preconstruction scope of work development and preliminary cost estimating for the leasing department in connection with potential leasing transactions, plan review and approval of proposed tenant installation plans; coordination with property management with respect to tenant installation construction as it relates to building systems; and, coordination and supervision of tenant's architects, engineers and contractors in managed properties from the beginning of lease workletter negotiations through construction of the tenant's build-out to move-in and (ii) capital improvement programs, including major building renovations, system upgrades, local law compliance requirements, and completion of deferred maintenance items requiring replacement (rather than repair).

    GENERAL CONTRACTOR SERVICES PROVIDED THROUGH THE CONSTRUCTION
CORPORATION. The Construction Corporation charges from 5% to 10% provided for or on behalf of third parties over the costs of construction for the building of tenant installations in properties managed and leased by the Management Entities and the Leasing Corporation. This service enables the leasing agent to offer "turn-key" and "prebuilt" spaces to prospective tenants who want to have space prepared for them to move into without having to go through the designing/building process, while holding down the costs of tenant improvements.

EMPLOYEES

    The Company employs approximately 331 persons. Of such 331 employees, approximately 65 are "home office" executive and administrative personnel and approximately 266 are on-site management, operating and administrative personnel. 251 of these employees are represented by a labor union.

COMPETITION

    All of the Properties are located in highly developed areas of midtown Manhattan that include a large number of other office properties. Manhattan is by far the largest office market in the United States and contains more rentable square feet than the next six largest central business district office markets in the United States combined. Of the total inventory of 379 million rentable square feet in Manhattan approximately 207 million rentable square feet is comprised of Class A office space and 172 million of Class B office space. Class A office properties are generally newer than Class B office properties, have higher finishes and command higher rental rates. Many tenants have been attracted to Class B properties in part because of their relatively less expensive rental rates and the tightening of the Class A office market in midtown Manhattan. See "Market Overview." Consequently, an increase in vacancy rates and/or a decrease in rental rates for Class A office space would likely have an adverse effect on rental rates for Class B office space. Also, the number of competitive Class B office properties in Manhattan (some of which are newer and better located) could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge. In addition, the Company may compete with other property owners that have greater resources than the Company. See "Risk Factors--Competition in its Marketplace Could Have an Adverse Impact on the Company's Results of Operations."

REGULATION

    GENERAL. Office properties in Manhattan are subject to various laws, ordinances and regulations, including regulations relating to common areas. The Company believes that each Property has the necessary permits and approvals to operate its business.

    AMERICANS WITH DISABILITIES ACT. The Company's properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Company's properties where such removal is readily achievable. The Company believes that the Properties are in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures with respect to the Properties to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and the Company will continue to assess its properties and to make alterations as appropriate in this respect.

    ENVIRONMENTAL MATTERS. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Though not a guarantee, the Company as a matter of policy undertakes Phase I site assessments to identify these risks before completing any of its acquisitions. See "Risk Factors--Liability for Environmental Matters Could Adversely Affect the Company's Financial Condition."

INSURANCE

    The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt which is with recourse to the Operating Partnership, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company. Moreover, as a general partner of the Operating Partnership, the Company will generally be liable for any unsatisfied obligations other than non-recourse obligations. The Company believes that the Properties will be adequately insured; however no assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

LEGAL PROCEEDINGS

    The Company currently is not a party to any material legal proceedings. Certain affiliates of the Company are parties to a variety of legal proceedings relating to their ownership of the Properties and activities with regard to its construction, management and leasing businesses, respectively, arising in the ordinary course of business. Because the Company acquired certain of the Properties subject to associated liabilities, it could become a successor party-in-interest to certain of these proceedings. The Company believes that substantially all of this liability is covered by insurance. All of these matters, taken together, are not expected to have a material adverse impact on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Board of Directors of the Company consists of five members, three of whom are not employees or affiliates of the Company. Pursuant to the Company's Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

    The following table sets forth certain information with respect to the directors and executive officers of the Company:

NAME                                               AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Stephen L. Green.............................          60   Chairman of the Board, Chief Executive Officer and President
                                                            (term expires in 2000)
David J. Nettina.............................          45   Executive Vice President, Chief Operating Officer and Chief
                                                            Financial Officer
Nancy Ann Peck...............................          53   Executive Vice President--Development and Operations
Steven H. Klein..............................          37   Executive Vice President--Acquisitions
Benjamin P. Feldman..........................          45   Executive Vice President, General Counsel, Secretary and
                                                            Director (term will expire in 1999)
Gerard Nocera................................          41   Executive Vice President--Leasing
Louis A. Olsen...............................          53   Senior Vice President--Finance
John H. Alschuler, Jr. ......................          50   Director (term expires in 2000), member of Audit Committee and member of the Executive Committee
Edwin Thomas Burton, III.....................          55   Director (term expires in 1998), Chairman of the Audit
                                                            Committee
John S. Levy.................................          61   Director (term expires in 1999) and member of Audit
                                                            Committee

    STEPHEN L. GREEN has served as the Chairman of the Board of Directors, Chief Executive Officer and President of the Company since 1997. Mr. Green founded S.L. Green Real Estate in 1980. Since then he has been involved in the acquisition of over 30 Manhattan office buildings containing in excess of four million square feet and the management of 50 Manhattan office buildings containing in excess of 10 million square feet. His clients have included Aldrich Eastman & Waltch, Bank of New York, CalPERS, Dai-lchi Kangyo Bank, and CS First Boston. Mr. Green is a Governor of the Real Estate Board of New York and an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York. Additionally, Mr. Green is a Co-Chairman of the Real Estate Tax Fairness Coalition. Mr. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School. Mr. Green is the husband of Nancy A. Peck.

    DAVID J. NETTINA has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company since 1997. Prior to joining the Company, Mr. Nettina worked for The Pyramid Companies ("Pyramid"), based in Syracuse, NY, in various positions from March 1986 to July, 1997. From 1990 to 1997, Mr. Nettina was a partner and Chief Financial Officer of Pyramid. From 1989 to 1990, Mr. Nettina was a development partner at the Boston, MA office of Pyramid. Mr. Nettina was the Director of Corporate Finance of the Pyramid Development Group from 1987 to 1989. From 1986 to 1987, Mr. Nettina was Chief Operating Officer of the Pyramid Management Group. Mr. Nettina served as President of Citibank (Maine), N.A. from 1983 to 1986. From 1980 to 1983, Mr. Nettina was Assistant Vice President of Citibank (NYS), N.A. in Rochester, NY. Mr. Nettina was in the U.S. Army from 1976 until he completed service as a Captain in 1980. Mr. Nettina received a B.S. degree in 1974 and a MBA in 1976 from Canisius College.

    NANCY ANN PECK has served as Executive Vice President-Development and Operations of the Company since 1997. From 1983 until August, 1997, Ms. Peck has supervised redevelopment of the SL Green projects and has overseen the management and construction of all properties owned and managed by SL Green. Prior to joining SL Green, Ms. Peck served as project coordinator for projects valued in excess of $500 million, one of which was the renovation and conversion of the two million square foot American Furniture Mart in Chicago into a multi-use complex. Ms. Peck worked for McKeon Construction Corp., Paul Properties and Shelter Rock Holdings Corp. She recently was appointed to the Board of Directors of the Real Estate Board of New York, Management Division. Ms. Peck received a B.A. degree from the University of California at Berkeley and an MBA in finance from New York University Business School. She is the wife of Stephen L. Green.

    STEVEN H. KLEIN has served as Executive Vice President-Acquisitions of the Company since 1997. From 1991 to August of 1997 Mr. Klein oversaw the Asset Management division of SL Green and lead acquisition, sale and investment analysis decisions. Mr. Klein played a major role in the redevelopment of SL Green's managed portfolio. Prior to joining SL Green, Mr. Klein worked at Gallin Realty Company in marketing and leasing. Mr. Klein received a B.A. degree from the University of Michigan.

    BENJAMIN P. FELDMAN has served as Executive Vice President and General Counsel of the Company and as a Director and member of the Executive Committee of the Company since 1997. He was General Counsel of SL Green from 1987 until August, 1997. Mr. Feldman handles the legal aspects of all leasing, financing and acquisition decisions. Prior to joining the Company, Mr. Feldman was vice-president and general counsel for Bruce Berger Realty. Mr. Feldman received a B.A. degree from Columbia University and a J.D. degree from Columbia University School of Law.

    GERARD NOCERA has served as Executive Vice President-Leasing of the Company since 1997. From 1991 until August, 1997, Mr. Nocera was responsible for the development and implementation of marketing and leasing programs at SL Green owned and managed properties. Prior to joining SL Green, Mr. Nocera worked for The Cohen Brothers as a landlord representative. Mr. Nocera is a member of the Real Estate Board of New York. Mr. Nocera received a B.A. degree from Duquesne University.

    LOUIS A. OLSEN has served as Senior Vice President--Finance of the Company since 1997. From 1988 until August, 1997, Mr. Olsen oversaw all financial and accounting functions at SL Green. Before joining SL Green, Mr. Olsen was vice president and comptroller of the management division of Edward S. Gordon Company where he was responsible for the financial accounting of an 8 million square foot commercial office portfolio managed by Edward S. Gordon. Mr. Olsen also served for four years as vice president of Chase Manhattan Bank where he was responsible for financial reporting for the $200 million Real Estate Owned Portfolio. Mr. Olsen also worked as a manager in the real estate department at Peat, Marwick & Mitchell. Mr. Olsen received a B.S. degree in accounting from Bloomfield College and an M.B.A. degree in accounting and taxation from Fairleigh Dickenson University. Mr. Olsen is a licensed New York State Certified Public Accountant.

    JOHN H. ALSCHULER, JR. has served as President and Partner-in-Charge of the New York office of Hamilton, Rabinowitz & Alschuler, Inc., ("HRA") a nationally recognized real estate and management consulting firm since 1996 and 1983, respectively. Mr. Alschuler has also been an Adjunct Assistant Professor in the Graduate Program in Real Estate at Columbia University since 1987. As President of HRA, Mr. Alschuler is currently advising the Government of Kuwait on the redevelopment of the main commercial district of Kuwait City. Mr. Alschuler is also advising the Governor of Massachusetts and the Board of the MBTA on the restructuring and privatization of the nation's second largest mass transit system. Mr. Alschuler also serves as the real estate advisor to the Guggenheim family and their foundation. Mr. Alschuler has advised a wide range of development clients, including Olympia & York, Maguire

Thomas Partners, Queens West Development Corporation and the Empire State Development Corpora-tion. Mr. Alschuler has also advised many public organizations and elected officials, including the Mayor of New York City and the Governor of New York. Mr. Alschuler received a B.A. degree from Wesleyan University and Ed.D. degree from the University of Massachusetts at Amherst.

    EDWIN THOMAS BURTON, III has served as a director of the Company since 1997 and serves as Chairman of the Audit Committee, and is a member of the Compensation Committee. He has been Chairman of the Board of Trustees and a member of the Investment Advisory Committee of the Virginia Retirement System ("VRS") for state and local employees of the Commonwealth of Virginia ($30 billion in assets). Mr. Burton also served as the Chairman of the VRS Special Committee on the sale of RF&P Corporation, a $570 million real estate company. He is also currently a visiting professor of commerce and economics at the University of Virginia. From 1994 until 1995, Mr. Burton served as Senior Vice President, Managing Director and member of the Board of Directors of Interstate Johnson Lane, Incorporated, an investment banking firm where he was responsible for the Corporate Finance and Public Finance Divisions. From 1987 to 1994, Mr. Burton served as President of Rothschild Financial Services, Incorporated (a subsidiary of Rothschild, Inc. of North America), an investment banking company headquartered in New York City that is involved in proprietary trading, securities lending and other investment activities. From 1985 until 1987, Mr. Burton was a partner of First Capital Strategists, a partnership that managed security lending and investment activities for large endowment portfolios. Mr. Burton also served as a consultant to the American Stock Exchange from 1985 until 1986 and a senior vice president with Smith Barney (or its corporate predecessor) from 1976 until 1984. Mr. Burton currently serves on the Board of Directors of Capstar, a publicly traded hotel company and SNL Securities, a private securities data company. He has held various teaching positions at York College, Rice University and Cornell University and has written and lectured extensively in the field of economics. Mr. Burton also serves as a member of the Children's Medical Center Committee of the University of Virginia Hospital Advisory Board. Mr. Burton received a B.A. and an M.A. in economics from Rice University and a Ph.D in economics from Northwestern University.

    JOHN S. LEVY is a private investor. Mr. Levy was associated with Lehman Brothers Inc. (or its corporate predecessors) from 1983 until 1995. During this period, Mr. Levy served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division overseeing the International Branch System and Managing Partner of the Equity Securities Division, where he managed the International, Institutional, Retail and Research Departments. Prior to that period, Mr. Levy was associated with A.G. Becker Incorporated (or its corporate predecessors) from 1960 until 1983. During this period, Mr. Levy served as Managing Director of the Execution Services Division, Vice President-Manager of Institutional and Retail Sales, Manager of the Institutional Sales Division, Manager of the New York Retail Office and a Registered Representative. Mr. Levy received a B.A. degree from Dartmouth College.

COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE COMMITTEE. Subject to the Company's conflict of interest policies, the Executive Committee has the authority to acquire and dispose of real estate and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Partnership Agreement of the Operating Partnership, to cause the Operating Partnership to take such actions). The Executive Committee consists of Stephen
L. Green, Benjamin P. Feldman and John H. Alschuler, Jr.

    AUDIT COMMITTEE. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists of John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy.

    COMPENSATION COMMITTEE.  The Compensation Committee, which consists of John
H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy, makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Company's 1997 Stock Option and Incentive Plan, as amended by the Board of Directors (the "Amended 1997 Stock Option and Incentive Plan").

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

COMPENSATION OF DIRECTORS

    The Company pays its non-employee directors annual compensation of $12,000 for their services. In addition, non-employee directors will receive a fee of $1,000 for each Board of Directors meeting attended (in person or by telephone). Non-employee directors receive an additional fee of $500 for each committee meeting attended (in person or by telephone), unless the committee meeting is held on the day of a meeting of the Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend director and committee meetings. Compensation and fees may be paid to non-employee directors in the form of cash or Common Stock, at the election of each such director. Officers of the Company who are directors are not paid any director's compensation or fees. Pursuant to the Company's Amended 1997 Stock Option and Incentive Plan (the "Stock Option Plan"), each non-employee director received options to purchase 6,000 shares of Common Stock (at market price on the date of grant) which will vest after one year.

EXECUTIVE COMPENSATION

    The following table sets forth the annual base salary rates and other compensation paid in 1997 to the Company's Chief Executive Officer and each of the Company's other five most highly compensated executive officers.

                                                                                    1997 BASE
                                                                                   SALARY RATE       OPTIONS
NAME                                                      TITLE                        (1)        ALLOCATED (2)
---------------------------------------  ---------------------------------------  --------------  -------------
Stephen L. Green.......................  Chairman of the Board, President and       $  250,000         --
                                         Chief Executive Officer
David J. Nettina.......................  Executive Vice President, Chief            $  200,000         75,000(3)
                                         Operating Officer and Chief Financial
                                         Officer
Nancy A. Peck..........................  Executive Vice President-- Development     $  150,000         50,000
                                         and Operations
Steven H. Klein........................  Executive Vice President-- Acquisitions    $  175,000         50,000
Benjamin P. Feldman....................  Executive Vice President and General       $  150,000         50,000
                                         Counsel
Gerard Nocera..........................  Executive Vice President--Leasing          $  175,000         50,000

------------------------

(1) Does not include bonuses that may be paid to the above individuals. See "--Incentive Compensation Plan" below.

(2) On August 14, 1997, options to purchase a total of 660,000 shares of Common Stock were granted to officers and other employees of the Company under the Stock Option Plan at a price equal to the initial public offering price. See "--Stock Option and Incentive Plan" below.

(3) In February 1998, options to purchase an additional 100,000 shares of Common Stock were granted to Mr. Nettina, under the Stock Option Plan at a price of $26.50, the closing market price on February 11, 1998.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                                     POTENTIAL REALIZABLE
                                                       PERCENT OF                                      VALUE AT ASSUMED
                                                          TOTAL                                     ANNUAL RATES OF SHARE
                                                       OPTIONS TO                                   PRICE APPRECIATION FOR
                                          OPTIONS      BE GRANTED       EXERCISE                        OPTION TERM(3)
                                           TO BE      TO EMPLOYEES        PRICE      EXPIRATION   --------------------------
NAME                                    GRANTED(1)   IN FISCAL YEAR   PER SHARE(2)      DATE         5%(4)         10%(5)
--------------------------------------  -----------  ---------------  -------------  -----------  ------------  ------------
Stephen L. Green......................      --             --              --            --            --            --
David J. Nettina......................      75,000(6)         11.4%     $   21.00       8/14/07   $    990,509  $  2,510,144
Nancy A. Peck.........................      50,000            7.6%      $   21.00       8/14/07   $    660,339  $  1,673,430
Benjamin P. Feldman...................      50,000            7.6%      $   21.00       8/14/07   $    660,339  $  1,673,430
Steven H. Klein.......................      50,000            7.6%      $   21.00       8/14/07   $    660,339  $  1,673,430
Gerard Nocera.........................      50,000            7.6%      $   21.00       8/14/07   $    660,339  $  1,673,430

------------------------

(1) These options will vest in three equal annual installments (rounded to the nearest whole share) over three years.

(2) All options are granted at the fair market value of the Common Stock on the date of grant. The exercise price per share was based on the IPO price.

(3) In accordance with the rules of the Commission, these amounts are the hypothetical gains or "options spreads" that would exist for the respective options based on assumed rates of annual compound share appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the option is possible without an increase in the price of the common shares which would benefit all shareholders.

(4) An annual compound share price appreciation of 5% from the IPO price of $21.00 per share of Common Stock yields a price of $34.21 per share of Common Stock.

(5) An annual compound share price appreciation of 10% from the IPO price of $21.00 per share of Common Stock yields a price of $54.47 per share of Common Stock.

(6) In February 1998, options to purchase an additional 100,000 shares of Common Stock were granted to Mr. Nettina, under the Stock Option Plan at a price of $26.50, the closing market price on February 11, 1998.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

    Each of Stephen L. Green, Nancy A. Peck, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera and Louis A. Olsen have entered into employment and noncompetition agreements. Each agreement will expire on the third anniversary of the closing of the IPO (i.e. August 20, 2000), unless otherwise extended, except that Mr. Olsen's agreement will expire on the first anniversary of the closing of the IPO (i.e. August 20, 1998), unless extended. Employment under the agreements may be terminated for "cause" by the Company for: (i) engagement in conduct that constitutes a felony, (ii) breach of fiduciary duty, gross negligence or willful misconduct or other conduct against the best interests of the Company, (iii) a breach of material obligations or covenants under the agreement, or (iv) an uncured failure to substantially perform the duties provided for in such agreement. The employee may terminate his or her employment for "good reason," which includes (i) failure to be elected to offices with the same or substantially the same duties as provided for in the agreement, (ii) an uncured breach by the Company of its material obligations under the agreement, or (iii) a substantial adverse change in the nature or scope of the responsibility and authority provided in the agreement following a change-in-control of the Company. If employment is terminated by the Company "without cause" or by the employee "with good reason," then the employee is entitled to severance benefits for the remaining period of the agreement including (i) base salary paid on the same periodic payment dates provided for in the agreement, (ii) continuation of benefits provided for in the agreement and (iii) continuation of any rights of the employee under the Company's Stock Option Plan.

    The employment and noncompetition agreements, subject to certain exceptions, prohibit each of such persons from engaging, directly or indirectly, during the term of his or her employment, in any business which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any office real estate property within the New York City metropolitan area (the "Competitive Activities"). The exceptions include investments listed under "The Properties-- Assets Not Being Transferred to the Company" and any investments in publicly traded real-estate entities representing less than 1% of the equity ownership of such entity. Pursuant to the agreements, each of such persons devotes substantially all of his or her business time to the Company. The employment and noncompetition agreement of Stephen L. Green also, subject to certain exceptions, prohibits Mr. Green from engaging, directly or indirectly, during the Noncompetition Period in any Competitive Activities. The Noncompetition Period is the period beginning on the date of the termination of employment and ending on the later of (i) three years from the closing of the Offering and (ii) one year from the termination of his employment with the Company.

    David J. Nettina has entered into a similar employment and noncompetition agreement with the Company. Mr. Nettina's agreement also provides for a minimum yearly bonus of $100,000, the award of options to purchase at least 50,000 shares of Common Stock (exercisable at the IPO price of $21.00 per Common Share), the award of $200,000 worth of shares of Common Stock on each of the first, second and third anniversaries of his employment and customary relocation expenses. The definition of "good reason" in Mr. Nettina's agreement includes a change-in-control of the Company.

    In addition, pursuant to the terms of Mr. Nettina's employment agreement, Mr. Nettina received a loan from the Company to purchase shares of Common Stock to be issued under the Stock Option Plan ("Stock Loan"). The principal amount of the Stock Loan is $300,000. The Stock Loan has a term of three years, accrues interest at the Federal mid-term "Applicable Federal Rate" ("AFR") as in effect from time to time, and is secured by the Common Stock purchased and is otherwise non-recourse. One-third of the Stock Loan (together with accrued interest on the Stock Loan) will be forgiven each year during the term of the Stock Loan provided that Mr. Nettina is then employed by the Company. In the event of a change-in-control of the Company, Mr. Nettina's death or permanent disability or termination of his employment by the Company without cause, the outstanding principal amounts of the Stock Loan will be forgiven in full. In the event Mr. Nettina leaves the employ of the Company or is terminated with cause, the outstanding amount of the Stock Loan will be immediately due and payable. The outstanding amount shall be equal to the amount then due and owing, pro rated for the number of months elapsed for the year in which termination occurs. Mr. Klein received a similar Stock Loan from the Company in the principal amount of $500,000, with a term of five years.

STOCK OPTION AND INCENTIVE PLAN

    In August 1997, the Company adopted the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Officers and certain other employees of the Company and its subsidiaries generally are eligible to participate in the Stock Option Plan. Non-employee Directors of the Company are eligible to receive stock options under the Stock Option Plan on a limited basis. See "--Compensation of Directors."

    The following summary of the Stock Option Plan is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Stock Option Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs"), (ii) the grant of stock options that do not so qualify ("NQSOs"), (iii) the grant of stock options in lieu of cash Directors' fees and employee bonuses, (iv) grants of shares of

Common Stock, in lieu of cash compensation and (v) the making of loans to acquire shares of Common Stock, in lieu of compensation. The exercise price of stock options will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Directors' fees and employee bonuses, the exercise price may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. The Company has reserved 1,100,000 shares of Common Stock for issuance under the Stock Option Plan.

INCENTIVE COMPENSATION PLAN

    The Company has an incentive compensation plan for key officers of the Company and the Company's subsidiaries and affiliates. This plan provides for payment of cash bonuses to participating officers after an evaluation of the officer's performance and the overall performance of the Company has been completed. The Chief Executive Officer makes recommendations to the Compensation Committee of the Board of Directors, which makes the final determination for the award of bonuses in its sole discretion. The Compensation Committee will determine the amount of such bonuses, if any, for the Chief Executive Officer in its sole discretion.

401(k) PLAN

    The Company maintains a 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate.

    The 401(k) Plan permits eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

    The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer, or (ii) any individual who, while a director of the Company and at the request of the Company serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, member, partner or trustee of such corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability which such persons may incur by reason of his status as a present or former stockholder, director or officer of the Company. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity, or
(ii) any individual who while a director of the Company and at the request of the Company serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, member, partner or trustee of such corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and the

Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith, or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws, and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

    The Partnership Agreement also provides for indemnification and advance of expenses of the Company and its officers and directors to the same extent indemnification and advance of expenses is provided to officers and directors of the Company in the Charter and Bylaws, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Charter. See "Partnership Agreement--Liability and Indemnification."

                     STRUCTURE AND FORMATION OF THE COMPANY

THE OPERATING ENTITIES OF THE COMPANY


    THE OPERATING PARTNERSHIP. Substantially all of the Company's assets are held by, and its operations are through, the Operating Partnership and its subsidiaries and affiliates. The Company is the sole general partner of the Operating Partnership and has the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership. Except with respect to the Lock-out Provisions, limited partners generally will have only limited consent rights. See "Partnership Agreement." The Board of Directors of the Company manages the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership cannot be dissolved for a period of 50 years without the consent of the limited partners, except in connection with a sale of all or substantially all of its assets, which also requires the consent of the limited partners. See "Partnership Agreement." The Company's limited and general partner interests in the Operating Partnership entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company's percentage interest which currently is approximately 83.8% and will be 90.2% upon completion of the Offerings.


    After a holding period of up to two years following the completion of the IPO, and at any time thereafter (for as long as the Operating Partnership is in existence and subject to compliance with the securities laws and the ownership limits of the Company's organizational documents), limited partners in the Operating Partnership will be able to have their Units redeemed by the Operating Partnership for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis. With each redemption or exchange of Units, the Company's percentage interest in the operating partnership will increase.

    THE MANAGEMENT CORPORATION. In order to maintain the Company's qualification as a REIT while realizing income from management contracts with third parties, all of the management operations with respect to properties in which the Company will not own 100% of the interest are conducted through the Management Corporation. The Company, through the Operating Partnership, owns 100% of the non-voting common stock (representing 95% of the total equity) of the Management Corporation. Through dividends on its equity interest, the Operating Partnership expects to receive substantially all of the cash flow from the Management Corporation's operations. All of the voting common stock of the Management Corporation (representing 5% of the total equity) is held by the Service Corporation LLC. This controlling interest gives The Service Corporation LLC the power to elect all directors of the Management Corporation.

    THE MANAGEMENT LLC. All of the management and leasing operations with respect to the Properties and properties to be acquired by the Company, as well as leasing operations with respect to a portion of the properties not owned by the Company, is conducted through the Management LLC. The Operating Partnership owns a 100% interest in the Management LLC.

    THE LEASING CORPORATION. In order to maintain the Company's qualification as a REIT while realizing income from leasing and tenant representation services performed for third parties, leasing operations with respect to a portion of the properties in which the Company will not own 100% of the interest, as well as tenant representation services for all of such properties, is conducted through the Leasing Corporation. The Company, through the Operating Partnership, will owns 100% of the non-voting common stock (representing 95% of the total equity) of the Leasing Corporation. Through dividends on its equity interest, the Operating Partnership expects to receive substantially all of the cash flow from the Leasing Corporation's operations. All of the voting common stock of the Leasing Corporation (representing 5% of the total equity) is held by the Service Corporation LLC. This controlling interest gives the Service Corporation LLC the power to elect all directors of the Leasing Corporation.

    THE CONSTRUCTION CORPORATION. In order to maintain the Company's qualification as a REIT while realizing income from construction services all of the Company's construction operations is conducted through the Construction Corporation. The Company, through the Operating Partnership, owns 100% of the non-voting common stock (representing 95% of the total equity) of the Construction Corporation. Through dividends on its equity interest, the Operating Partnership expects to receive substantially all of the cash flow from the Construction Corporation's operations. All of the voting common stock of the Construction Corporation (representing 5% of the total equity) is held by the Service Corporation LLC. This controlling interest gives the Service Corporation LLC the power to elect all directors of the Construction Corporation.

FORMATION TRANSACTIONS

    The Formation Transactions described below (the "Formation Transactions") were designed to (i) enable the Company to raise the necessary capital to acquire the Properties, repay certain mortgage indebtedness secured by certain of the Properties and establish a working capital reserve, (ii) provide a vehicle for future acquisitions, (iii) enable the Company to comply with certain requirements under the Code (and the regulations promulgated by the IRS thereunder (the "Treasury Regulations")) relating to REITs, and (iv) preserve certain tax advantages for certain participants in the Formation Transactions. The following Formation Transactions included the following, which were consummated in connection with the completion of the Offering.

    - The Company was organized as a Maryland corporation and the Operating Partnership was organized as a Delaware limited partnership in June 1997. In connection with the formation of the Company, certain members of SL Green management (Nancy A. Peck, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera and Louis A. Olsen) were issued an aggregate of 553,616 shares of Common Stock for total consideration of $3,831 in cash (the aggregate par value amount of such stock at the time of issuance).

    - Lehman Brothers Holdings Inc. ("LBHI") entered into a loan with Green Realty LLC (the "LBHI Loan") pursuant to which LBHI agreed to loan up to $46 million to acquire interests in the Initial Properties, to fund property related operating expenses, to fund organizational expenses of the Company and to purchase Treasury Securities.

    - The Company sold 11,615,000 shares of Common Stock in the IPO and contributed the net proceeds therefrom to the Operating Partnership in exchange for 11,615,000 Units (which, including the issuance of Common Stock to Victor Capital, a financial advisor to the Company, and to the members of SL Green management referred to herein, represent approximately an 81.9% economic interest in the Operating Partnership).

    - The Operating Partnership received a contribution of its interests in the Properties owned by SL Green immediately prior to the IPO as well as 100% of the non-voting common stock of (representing 95% of the economic interest in) the Service Corporations from the Property-owning entities, the partners or members of such entities and the holders of interests in the Service Corporations. As consideration therefor, the Operating Partnership issued to such entities, partners or members and holders 2,383,284 Units (having an aggregate value of approximately $50 million based on the IPO price) and approximately $6.4 million.

    - The management and leasing business of SL Green with respect to the Properties in which the Company will have a 100% ownership interest and the tenant representation business with respect to certain properties not owned by the Company was transferred to the Management LLC.

    - The Operating Partnership was granted (i) an option from 17 Battery LLC to acquire its interest in 17 Battery Place from an unaffiliated seller for a purchase price of approximately $59 million in cash and (ii) an option from 110 Realty LLC to acquire its interest in 110 East 42nd Street from an unaffiliated seller for a purchase price of approximately $30 million in cash.

    - The Operating Partnership acquired interests in 1372 Broadway, 1140 Avenue of the Americas and 50 West 23rd Street (together, the "IPO Acquisitions") for an aggregate purchase price of approximately $113.0 million (including a $1.6 million escrow account established in connection with the acquisition of 50 West 23rd Street), to be funded with net proceeds from the Offering and mortgage financing.

    - The Operating Partnership used approximately $82.3 million of net proceeds from the IPO to repay mortgage debt encumbering the Properties owned by SL Green prior to the IPO and the LBHI Loan (including approximately $9.4 million in proceeds drawn under the LBHI Loan to fund purchase of the IPO Acquisitions).

    - The Company issued to Victor Capital 85,600 shares of restricted Common Stock and the Operating Partnership will pay $900,000 (funded with borrowings under the LBHI Loan and proceeds from the Offering) to Victor Capital as consideration for financial advisory services rendered to the Company in connection with the Formation Transactions.

BENEFITS TO RELATED PARTIES

    Certain affiliates of the Company realized certain material benefits in connection with the Formation Transactions and the IPO, including the following:

    - Certain continuing investors (including Stephen L. Green, members of his immediate family and unaffiliated partners in the Property-owning entities) received 2,383,284 Units in consideration for their interests in the Properties, Property-owning entities and the management, leasing and construction businesses of SL Green with a total value of approximately $50 million (representing approximately 18.1% of the equity of the Company on a fully-diluted basis).

    - The Operating Partnership used $20 million to repay a portion of the LBHI Loan that was made to Green Realty LLC and invested in Treasury Securities pledged as collateral therefor (which, upon repayment of the LBHI Loan, was released for the benefit of Stephen L. Green).

    - Certain members of SL Green management (Nancy A. Peck, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera and Louis A. Olsen) own an aggregate of 553,616 shares of restricted Common Stock (purchased for an aggregate of $3,831) with a value of $11.6 million based on the IPO price of $21.00 per Common Share.

    - Certain members of SL Green management (Stephen L. Green, David J. Nettina, Nancy A. Peck, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera and Louis A. Olsen) became officers and/or directors of the Company and entered into employment and noncompetition agreements with the Company. See "Management--Employment and Noncompetition Agreements." Also, the Company granted to directors, officers and employees of the Company options to purchase an aggregate of 660,000 shares of Common Stock at the IPO price of $21.00 per Common Share under the Company's stock option and incentive plan, subject to certain vesting requirements (50,000 of such options were granted to each of Ms. Peck and Messrs. Klein, Feldman, Nocera and Olsen; 75,000 of such options were granted to Mr. Nettina). In addition, pursuant to the terms of their employment agreements, Messrs. Nettina and Klein received forgivable loans to purchase Common Stock issued under such plan in the principal amount of $300,000 and $500,000, respectively. See "Management."

    - The interests in the Properties, Property-owning entities and Service Corporations contributed to the Operating Partnership had a negative book value of approximately $7.2 million. As a result of the foregoing transactions, continuing investors, members of management and affiliates of the Company received benefits with an aggregate value of $82.4 million, consisting of (i) Units with an aggregate value of $50 million based on the IPO price of $21.00 per Common Share, (ii) $20 million in Treasury Securities, (iii) shares of restricted Common Stock of the Company valued at $11.6 million based on the IPO price of $21.00 per Common Share and
      (iv) forgivable loans to purchase Common Stock in the aggregate principal amount of $800,000.

    - The structure of the Formation Transactions provided the Unit recipients (including Stephen L. Green, members of his immediate family and unaffiliated partners in the Property-owning entities) the opportunity for deferral of the tax consequences of their contribution to the Operating Partnership of their interest in the Properties, Property-owning entities and Service Corporations.

    - The Service Corporation LLC own all of the voting stock of each of the Service Corporations (representing a 5% equity interest therein).

    - Pursuant to the Lock-out Provisions, the Company is restricted in its ability to sell, or reduce the amount of mortgage indebtedness on, two of the Properties (673 First Avenue and 470 Park Avenue South) for up to 12 years following the completion of the Offering, which could enable certain participants in the Formation Transactions (including Stephen L. Green, members of his immediate family and unaffiliated partners in the Property-owning entities) to defer certain tax consequences associated with the Formation Transactions.

    - Persons or entities who received Units in the Formation Transactions (including entities owned by Stephen L. Green) have registration rights with respect to shares of Common Stock issued in exchange for Units.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and its affiliates without the consent of the holders of Units as provided in the Partnership Agreement, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, and (iii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the outstanding shares of Common Stock.

INVESTMENT POLICIES

    INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Company will conduct all of its investment activities through the Operating Partnership and its affiliates. The Company's primary business objective is to maximize total return to stockholders through growth in distributable cash flow and appreciation in the value of its assets. For a discussion of the Properties and the Company's corporate and growth strategies, see "The Properties" and "Business and Growth Strategies." In general, it is the Company's policy to acquire assets primarily for income.

    The Company expects to pursue its investment objectives primarily through the direct or indirect ownership by the Operating Partnership of the Properties and other acquired office properties. The Company currently intends to invest primarily in existing improved properties but may, if market conditions warrant, invest in development projects as well. Furthermore, the Company currently intends to invest in or develop commercial office properties, primarily in midtown Manhattan. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. The Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Company intends to engage in such future investment or development activities in a manner which is consistent with the maintenance of its status as a REIT for Federal income tax purposes. In addition, the Company may purchase or lease income-producing commercial properties and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate or other properties, in whole or in part, if and when circumstances warrant.

    The Company also may participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, may add flexibility in structuring its portfolio. The Company will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

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
    Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments also are subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Company's business objectives emphasize equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests consistent with the Company's qualification as a REIT. In that regard, the Company has acquired mortgage interests in the Bar Building and 1372 Broadway which will provide the Company with substantially all control over, and economic interest derived from, such Properties. Although the Company does not presently intend to emphasize investments in mortgages or deeds of trust, it may invest in non-performing mortgages on an opportunistic basis in order to acquire an equity interest in the underlying property or in participating or convertible mortgages if the Company concludes that it would be in the Company's interest to do so. Investments in real estate mortgages are subject to the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable an investor to recoup its full investment.

    SECURITIES OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITs, securities of other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Material Federal Income Tax Consequences--Taxation of the Company." No such investment will be made, however, unless the Board of Directors determines that the proposed investment would not cause the Company or the Operating Partnership to be an "investment company" within the meaning of the 1940 Act. The Company may acquire all or substantially all of the securities or assets of other REITs or similar entities if such investments would be consistent with the Company's investment policies.

DISPOSITION POLICIES

    The Company does not currently intend to dispose of any of the Properties, although it reserves the right to do so, subject to the Lock-out Provisions, if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company. The tax consequences of the disposition of the Properties may, however, influence the decision of certain directors and executive officers of the Company who hold Units as to the desirability of a proposed disposition. See "Risk Factors--Conflicts of Interests in Connection with the Formation Transactions and the Business of the Company" and "--Limitations on Ability to Sell or Reduce the Mortgage Indebtedness on Certain Properties Could Adversely Affect the Value of the Common Stock."

    Any decision to dispose of a Property must be approved by a majority of the Board of Directors (and in accordance with the applicable partnership agreement). In addition, under the Lock-out Provisions contained in the Partnership Agreement, the Company may not sell (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes) 673 First Avenue and 470 Park Avenue South during the Lock-out Period without, in the case of either Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (other than Units held by the Company and excluding any such Units the adjusted tax basis of which has been increased, in the hands of the holder or any predecessor holder thereof, to reflect fair market value through a taxable disposition or otherwise). The Lock-out Provisions apply even if it would otherwise be in the best interest of the stockholders for the Company to sell one or more of these three Properties.

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FINANCING POLICIES

    As a general policy, the Company intends to limit its total consolidated indebtedness, and its pro rata share of unconsolidated indebtedness, so that at the time any debt is incurred, the Company's Debt Ratio does not exceed 50%. Upon the completion of the Offerings, the Debt Ratio of the Company will be approximately 6.6%. The Charter and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase its Debt Ratio beyond the limits described above. If this policy were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company and the Company's ability to make distributions to stockholders.

    The Company has established its debt policy relative to the total market capitalization of the Company computed at the time the debt is incurred, rather than relative to the book value of its assets, a ratio that is frequently employed, because it believes the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Moreover, due to fluctuations in the value of the Company's portfolio of properties over time, and since any measurement of the Company's total consolidated indebtedness, and its pro rata share of unconsolidated indebtedness incurred, to total market capitalization is made only at the time debt is incurred, the Debt Ratio could exceed the 50% level.

    The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

    Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the Debt Ratio, or any other measure of asset value, at the time the debt is incurred or at any other time will be consistent with any particular level of distributions to stockholders.

CONFLICT OF INTEREST POLICIES

    Certain holders of Units, including Stephen L. Green, will incur adverse tax consequences upon the sale of certain of the Properties to be owned by the Company at the completion of the Formation Transactions and on the repayment of indebtedness which are different from the tax consequences to the Company and persons who purchase shares of Common Stock in the Offering. Consequently, such holders may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. In addition, pursuant to the Lock-out Provisions, the Operating Partnership may not sell or reduce the mortgage indebtedness on 673 First Avenue and 470 Park Avenue South for up to 12 years following completion of the IPO, even if such sale or reduction in mortgage indebtedness would be in the best interests of the Company's stockholders. Subject to the Lock-out Provisions, the limited partners of the Operating Partnership have agreed that in the event of a conflict in the fiduciary duties owed by the Company to its stockholders and by the General Partner to such limited partners, the General Partner will fulfill its fiduciary duties to such limited partnership by acting in the best interest of the Company's stockholders. See "Partnership Agreement."

    The Company has adopted certain policies and entered into agreements with its executive officers designed to eliminate or minimize certain potential conflicts of interest. See "Management--Employment and Noncompetition Agreements." In that regard, the Company has adopted a policy that, without the approval of a majority of the disinterested Directors, it will not (i) acquire from or sell to any director, officer or employee of the Company, or any entity in which a director, officer or employee of the Company beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing,

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any of the assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons or (iii) engage in any other transaction with any of the foregoing persons.

    In addition, the Company's Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. There can be no assurance, however, that these policies and provisions or these agreements always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that may fail to reflect fully the interests of all stockholders.

    See "Risk Factors--Conflicts of Interest in Connection with the Formation Transactions and the Business of the Company."

INTERESTED DIRECTOR AND OFFICER TRANSACTIONS

    Under Maryland law, a contract or other transaction between the Company and a director or between the Company and any other corporation or other entity in which a director is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof if (i) the transaction or contract is authorized, approved or ratified by the board of directors or a committee of the board, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (ii) the transaction or contract is fair and reasonable to the Company.

    Under Delaware law (where the Operating Partnership is formed), the Company, as general partner, has a fiduciary duty to the Operating Partnership and, consequently, such transactions also are subject to the duties of care and loyalty that the Company, as general partner, owes to limited partners in the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the Partnership Agreement). The Company will adopt a policy which requires that all contracts and transactions between the Company, the Operating Partnership or any of its subsidiaries, on the one hand, and a director or executive officer of the Company or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, the Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although the Board of Directors will have no obligation to do so.

BUSINESS OPPORTUNITIES

    Pursuant to Maryland law, each director is obligated to offer to the Company any business opportunity (with certain limited exceptions) that comes to him and that the Company reasonably could be expected to have an interest in pursuing. SL Green continues to own interests in certain other properties as well as entities that will provide cleaning (and related) services to office properties and security services to office properties, including the Properties. The Company does not have any interest in these properties or businesses.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Company and the Operating Partnership have authority to offer Common Stock, Preferred Stock, Units, preferred Units or options to purchase capital stock or Units in exchange for property and to repurchase or otherwise acquire its Common Stock or Units or other securities in the open market or otherwise and may engage in such activities in the future. Except in connection with the Formation Transactions, the Company has not issued Common Stock, Units or any other securities in exchange for property or any other purpose, and the Board of Directors has no present intention of causing the Company to repurchase any Common Stock. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "Capital Stock--Preferred Stock." The Company has not engaged in trading, underwriter or agency distribution or sale of securities of other issuers other than the Operating Partnership, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purposes of exercising control, and does not intend to do so. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the

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Treasury Regulations), the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT and such determination is approved by a majority vote of the Company's stockholders, as required by the Charter. The Company has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.

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
                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

FORMATION TRANSACTIONS

    The terms of the acquisitions of interests in the Initial Properties and the Service Corporations by the Operating Partnership are described in "Structure and Formation of the Company--Formation Transactions."

CLEANING SERVICES

    First Quality Maintenance, L.P. ("First Quality") provides cleaning and related services with respect to the Properties. First Quality is owned by Gary Green, a son of Stephen L. Green. First Quality also provides additional services directly to tenants on a separately negotiated basis. The aggregate amount of fees to First Quality for services provided (excluding services provided directly to tenants) was approximately $188,000 in 1994, $164,000 in 1995 and $296,000 in 1996. After the completion of the IPO, the Company retained First Quality to provide cleaning and related services for the Company's properties at market rates. In addition, the cleaning entity will continue to have the non-exclusive opportunity to provide cleaning and related services to individual tenants at the Company's properties on a basis separately negotiated with any tenant seeking such additional services. The cleaning entity will provides such services to individual tenants pursuant to agreements on customary terms (including at market rates). First Quality leases 3,740 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2005 and provides for annual rental payments of approximately $68,660.

SECURITY SERVICES

    Classic Security LLC ("Classic Security") provides security services with respect to the Properties. Classic Security is owned by Gary Green, a son of Stephen L. Green. The aggregate amount of fees for such services was approximately $24,000 in 1996 (no fees were paid to such entity in 1994 or 1995). Classic Security continues to provide security services for the Company's properties at market rates.

RELATED PARTY TRANSACTIONS

    During 1996, HRA, a real estate and management consulting firm of which John
H. Alschuler, Jr., a director nominee of the Company, is the President provided consulting services for the Leasing Corporation. HRA negotiated certain New York City benefit programs for Information Builders, Inc., a tenant that was represented by the Leasing Corporation in connection with its relocation from 1250 Broadway to 2 Penn Plaza. For such services, HRA was paid a total of $128,962.99 by the Leasing Corporation.

                             PARTNERSHIP AGREEMENT

    THE FOLLOWING SUMMARY OF THE AGREEMENT OF LIMITED PARTNERSHIP OF THE OPERATING PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

OPERATIONAL MATTERS

    GENERAL. Holders of Units (other than the Company in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Each Unit generally will receive distributions in the same amount paid on each share of Common Stock. See "Distributions."

    Holders of Units will have the rights to which limited partners are entitled under the Partnership Agreement and, to the extent not limited by the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units have not been and are not expected to be registered

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
pursuant to any Federal or state securities laws or listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.

    PURPOSES, BUSINESS AND MANAGEMENT. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Code, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

    The Company, as the general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership, subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of Units.

    The Company may not conduct any business other than the business of the Operating Partnership without the consent of the holders of a majority of the limited partnership interests (not including the limited partnership interests held by the Company in its capacity as a limited partner in the Operating Partnership).

    DISTRIBUTIONS. The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined below), as determined in the manner provided in the Partnership Agreement, to the Company and the limited partners in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash.

    BORROWING BY THE OPERATING PARTNERSHIP. The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. The Company also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions in an amount sufficient to permit the Company, as long as it qualifies as a REIT, to avoid the payment of any Federal income tax. See "Policies with Respect to Certain Activities--Financing Policies." Pursuant to the Lock-out Provisions, the Operating Partnership may not, earlier than one year prior to its maturity, repay the mortgage indebtedness on 673 First Avenue or 470 Park Avenue South and may not consent to any such prepayment of mortgage indebtedness on 673 First Avenue or 470 Park Avenue South (other than pursuant to scheduled amortization) during the Lock-out Period without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company and excluding any such Units the adjusted tax basis of which has been increased, in the hands of the holder or any predecessor holder thereof, to reflect fair market value through a taxable disposition or otherwise) unless the repayment is in connection with either a refinancing of the outstanding debt (on a basis that is nonrecourse to the Operating Partnership and providing for the least amount of principal amortization that is available on commercially reasonable terms and permitting certain guarantees by the holders of the Units originally issued with respect to the affected Property) or an involuntary sale pursuant to foreclosure of a mortgage securing the debt (or other similar event). In addition, during

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the Lock-out Period, the Company is obligated to use commercially reasonable efforts, commencing one year prior to the stated maturity, to refinance at maturity (on a basis that is nonrecourse to the Operating Partnership and providing for the least amount of principal amortization that is available on commercially reasonable terms and permitting certain guarantees by the holders of the Units originally issued with respect to the affected Property) the mortgage indebtedness secured by each of these two Properties at not less than the principal amount outstanding on the maturity date. Finally, during the Lock-out Period, the Company may not incur debt secured by either of these two Properties if the amount of the new debt would exceed the greater of 75% of the value of the Property securing the debt or the amount of existing debt being refinanced (plus the costs associated therewith).

    REIMBURSEMENT OF THE COMPANY; TRANSACTIONS WITH THE COMPANY AND ITS AFFILIATES. The Company will not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for substantially all expenses it incurs relating to the ongoing operation of the Company and offerings of Units or shares of Common Stock (or rights, options, warrants or convertible or exchangeable securities).

    Except as expressly permitted by the Partnership Agreement, affiliates of the Company will not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

    SALES OF ASSETS. Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold, subject to the Lock-out Provisions. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) generally requires an affirmative vote of the holders of a majority of the outstanding Units (including Units held by the Company), but also is subject to the Lock-out Provisions.

    Under the Lock-out Provisions, the Operating Partnership may not sell or otherwise dispose of 673 First Avenue or 470 Park Avenue South (or any direct or indirect interest therein) during the Lock-out Period (except pursuant to a sale or other disposition of all or substantially all of the Operating Partnership's assets approved as described below, an involuntary sale pursuant to foreclosure of a mortgage secured by one of these Properties or a bankruptcy proceeding, and certain transactions, including a "Section 1031 like-kind exchange," that would not result in the recognition of any gain for tax purposes by the holders of Units issued in the Formation Transactions with respect to these Properties) without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to the completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company and excluding any such Units the adjusted tax basis of which has been increased, in the hands of the holder or any predecessor holder thereof, to reflect fair market value through a taxable disposition or otherwise). Under the Lock-out Provisions, a sale or other disposition of all or substantially all of the assets of the Operating Partnership during the Lock-out Period generally would require the approval of the holders, as a group, of 75% of the aggregate Units originally issued with respect to 673 First Avenue and 470 Park Avenue South that remain outstanding (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company and excluding any such Units the adjusted tax basis of which has been increased, in the hands of the holder or any predecessor holder thereof, to reflect fair market value through a taxable disposition or otherwise). The consent requirement under the Lockout Provisions, however, would not apply in the event of a merger or consolidation involving the Operating Partnership and substantially all of its assets if (i) the transaction would not result in the recognition of any gain with respect to the Units originally issued with respect to 673 First Avenue and 470 Park Avenue South, (ii) the

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Lock-out Provisions would continue to apply with respect to each of these two
Properties, and (iii) the surviving entity agrees to a number of restrictions and conditions for the benefit of the holders of such Units designed to preserve the benefit of certain provisions and restrictions in the Partnership Agreement for the holders of such Units.

    NO REMOVAL OF THE GENERAL PARTNER. The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership with or without cause (unless neither the General Partner nor its parent entity is a "public company," in which case the General Partner may be removed for cause).

    ISSUANCE OF LIMITED PARTNERSHIP INTERESTS. The Company is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue Units to the Company, to the limited partners or to other persons for such consideration and upon such terms and conditions as the Company deems appropriate. The Operating Partnership also may issue partnership interests in different series or classes, which may be senior to the Units. If Units are issued to the Company, then the Company must issue shares of Common Stock and must contribute to the Operating Partnership the proceeds received by the Company from such issuance. In addition, the Company may cause the Operating Partnership to issue to the Company partnership interests in different series or classes of equity securities, which may be senior to the Units, in connection with an offering of securities of the Company having substantially similar rights upon the contribution of the proceeds therefrom to the Operating Partnership. Consideration for partnership interests may be cash or any property or other assets permitted by the Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

    AMENDMENT OF THE PARTNERSHIP AGREEMENT. Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and limited partners (including the Company) holding a majority of the Units. Certain provisions regarding, among other things, the rights and duties of the Company as general partner or the dissolution of the Operating Partnership, may not be amended without the approval of a majority of the Units not held by the Company. Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain circumstances. Certain amendments that would affect the fundamental rights of a limited partner must be approved by the Company and each limited partner that would be adversely affected by such amendment. In addition, any amendment that would affect the Lock-out Provisions with respect to 673 First Avenue or 470 Park Avenue South during the Lock-out Period would require, in the case of each such Property affected by the Amendment, the consent of holders of 75% of the Units originally issued with respect to such Property that remain outstanding at the time of such vote (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company and excluding any such Units the adjusted tax basis of which has been increased, in the hands of the holder or any predecessor holder thereof, to reflect fair market value through a taxable disposition or otherwise).

    DISSOLUTION, WINDING UP AND TERMINATION. The Operating Partnership will continue until December 31, 2095, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (ii) the sale of all or substantially all of the Operating Partnership's assets and properties (subject to the Lock-out Provisions during the Lockout Period); (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act; (iv) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than the Company) may vote to continue the Operating Partnership and substitute a new general partner in place of the Company); and (v) on or after January 1, 2046, at the option of the

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Company, in its sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

LIABILITY AND INDEMNIFICATION

    LIABILITY OF THE COMPANY AND LIMITED PARTNERS. The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement and the Act, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his Units. The Operating Partnership will operate in a manner that the Company deems reasonable, necessary or appropriate to preserve the limited liability of the limited partners.

    EXCULPATION AND INDEMNIFICATION OF THE COMPANY. The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith.

    The Partnership Agreement also provides for indemnification (including, in certain circumstances, the advancement of expenses) of the Company, the directors and officers of the Company and such other persons as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses that are actually (or will be) incurred by such person in connection with a proceeding in which any such person is involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TRANSFERS OF INTERESTS

    RESTRICTIONS ON TRANSFER OF THE COMPANY'S INTEREST. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership, except in connection with a merger or sale of all or substantially all of its assets, in which (i) the limited partners in the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of shares of Common Stock, and
(ii) such transaction has been approved by the holders of a majority of the interests in the Operating Partnership (including interests held by the Company). The Lock-out Provisions do not apply to a sale or other transfer by the Company of its interests as a partner in the Operating Partnership, but they would apply to transfers of assets of the Operating Partnership undertaken during the Lock-out Period in connection with or as part of any such transaction by the Company. See "--Operational Matters--Sales of Assets" above.

    RESTRICTIONS ON TRANSFERS OF UNITS BY LIMITED PARTNERS. For up to two years after the completion of the Offering, a limited partner may not transfer any of his rights as a limited partner without the consent of the Company, which consent the Company may withhold in its sole discretion. Any attempted transfer in violation of this restriction will be void ab initio and without any force or effect. Beginning two years after the completion of the IPO, limited partners (other than the Company) will be permitted to transfer all or any portion of their Units without restriction as long as they satisfy certain requirements set forth in the

Partnership Agreement. In addition, limited partners will be permitted to dispose of their Units following the expiration of up to a two-year period following the completion of the IPO by exercising the redemption right described below. See "--Redemption of Units" below.

    The right of any permitted transferee of Units to become a substituted limited partner is subject to the consent of the Company, which consent the Company may withhold in its sole and absolute discretion. If the Company does not consent to the admission of a transferee of Units as a substituted limited partner, then the transferee will succeed to all economic rights and benefits attributable to such Units (including the redemption right described below), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

    REDEMPTION OF UNITS. Subject to certain limitations and exceptions, holders of Units (other than the Company) have the right to have each of their Units redeemed by the Operating Partnership at any time beginning two years after the completion of the Formation Transactions. Unless the Company elects to assume and perform the Operating Partnership's obligation with respect to the redemption right, as described below, the limited partner will receive cash from the Operating Partnership in an amount equal to the market value of the Units to be redeemed. The market value of a Unit for this purpose will be equal to the average of the closing trading price of a share of Common Stock on the NYSE for the ten trading days before the day on which the redemption notice was given to the Operating Partnership of exercise of the redemption right. In lieu of the Operating Partnership's acquiring the Units for cash, the Company will have the right (except as described below, if the Common Stock is not publicly traded) to elect to acquire the Units directly from a limited partner exercising the redemption right, in exchange for either cash or shares of Common Stock, and, upon such acquisition, the Company will become the owner of such Units. The redemption generally will occur on the tenth business day after the notice to the Operating Partnership, except that no redemption or exchange can occur if delivery of shares of Common Stock would be prohibited either under the provisions of the Company's Charter designed primarily to protect the Company's qualification as a REIT or under applicable Federal or state securities laws as long as the shares of Common Stock are publicly traded. See "Capital Stock--Restrictions on Transfer--Ownership Limits."

    In the event that the Common Stock is not publicly traded but another entity whose stock is publicly traded owns more than 50% of the capital stock of the Company (referred to as the "Parent Entity"), the redemption right will be determined by reference to the publicly traded stock of the Parent Entity and the Company will have the right to elect to acquire the Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Common Stock is not publicly traded and there is no Parent Entity with publicly traded stock, the redemption right will be based upon the fair market value of the Operating Partnership's assets at the time the redemption right is exercised (as determined in good faith by the Company based upon a commercially reasonable estimate of the amount that would be realized by the Operating Partnership if each asset of the Operating Partnership were sold to an unaffiliated purchaser in an arm's length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction), and the Company and the Operating Partnership will be obligated to satisfy the redemption right in cash (unless the redeeming partner, in such partner's sole and absolute discretion, consents to the receipt of Common Stock), payable on the thirtieth business day after notice was given to the Operating Partnership of exercise of the redemption right.

ISSUANCE OF ADDITIONAL UNITS AND/OR PREFERENCE UNITS

    The Company is authorized at any time, without the consent of the limited partners, to cause the Operating Partnership to issue additional Units to the Company, to the limited partners or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. If Units are issued to the Company, then the Company must issue a corresponding number of shares of Common Stock and must contribute to the Operating Partnership the proceeds, if any, received by the Company from such issuance. In addition, the Partnership Agreement provides that the Operating

Partnership may also issue preferred units and other partnership interests of different classes and series (collectively, "Preference Units") having such rights, preferences and other privileges, variations and designations as may be determined by the Company. Any such Preference Units may have terms, provisions and rights which are preferential to the terms, provisions and rights of the Units. Preference Units, however, may be issued to the Company only in connection with an offering of securities of the Company having substantially similar rights and the contribution of the proceeds therefrom to the Operating Partnership. Accordingly, in connection with the PIERS Offering, the Operating
Partnership will issue to the Company    % Series A Convertible, Cumulative
Preference Units that mirror the rights, preferences and other privileges of the PIERS. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

FIDUCIARY DUTY

    The limited partners have agreed, subject to the Lock-out Provisions, that in the event of a conflict in the fiduciary duties owed by the Company to its stockholders and by the General Partner to such limited partners, the General Partner will fulfill its fiduciary duties to such limited partnership by acting in the best interests of the Company's stockholders.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock (or Common Stock for which Units are exchangeable) by
(i) each director (and director nominee) of the Company, (ii) each executive officer of the Company, (iii) all directors (including director nominees) and executive officers of the Company as a group, and (iv) each person or entity which is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock immediately following the completion of the Offerings. Except as indicated below, all of such Common Stock is owned directly, and the indicated person or entity has sole voting and investment power. The extent to which a person will hold shares of Common Stock as opposed to Units is set forth in the footnotes below.


                                                                       NUMBER OF
                                                                    SHARES AND UNITS                       PERCENT OF
                                                                      BENEFICIALLY        PERCENT OF       ALL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                    OWNED(1)         ALL SHARES(2)    AND UNITS(3)
----------------------------------------------------------------  --------------------  ---------------  ---------------
Stephen L. Green (4)(5).........................................         2,140,784               8.8%             7.5%
David J. Nettina (6)(7).........................................            14,285               0.1              0.1
Nancy A. Peck (6)...............................................           197,720               0.9              0.7
Steven H. Klein (6)(8)..........................................           102,897               0.5              0.4
Benjamin P. Feldman (6)(9)......................................           117,832               0.5              0.4
Gerard Nocera (6)...............................................            79,088               0.4              0.3
Louis A. Olsen (6)..............................................            79,088               0.4              0.3
Edwin Thomas Burton, III........................................                 0               0                0
John S. Levy....................................................                 0               0                0
John H. Alschuler, Jr...........................................                 0               0                0
Cohen & Steers Capital Management, Inc. (10)....................         1,702,000               7.6              6.0
Capital Growth Management Limited Partnership (11)..............         1,320,000               5.9              4.6
The Equitable Companies Incorporated (12).......................         1,302,900               5.8              4.6
Neuberger & Berman LLC (13).....................................           681,100               3.1              2.4
EII Realty Securities Inc. (14).................................           638,300               2.9              2.2
FMR Corp. (15)..................................................           622,400               2.8              2.2

All directors and executive officers as a group (10 persons)....         2,731,694              11.2%             9.6%


------------------------

(1) The number of Common Shares beneficially owned is reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities.


(2) Assumes 22,292,311 shares of Common Stock outstanding immediately following the Offerings. Assumes that all Units held by the person (and no other person) are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the Units held by any persons are redeemed for shares of Common Stock and that none of the PIERS are converted to Common Stock.



(3) Assumes a total of 28,525,191 shares of Common Stock and Units outstanding immediately following the Offerings (22,292,311 shares of Common Stock, 3,807,711 shares of Common Stock issuable upon conversion or redemption of the PIERS and 2,425,169 Units, which may be redeemed for cash or shares of Common Stock under certain circumstances). Assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that all of the Units held by other persons are redeemed for shares of Common Stock and that all the PIERS are converted into Common Stock.


(4) Represents Units issued in the Formation Transactions.

(5) The business address for this stockholder is 70 West 36th Street, New York, New York 10018.

(6) Represents shares of restricted Common Stock.

(7) Represents the number of shares of restricted Common Stock to be purchased by Mr. Nettina pursuant to his Stock Loan. See "Management."

(8) Certain of such shares are held by Mr. Klein through family trusts of which he is the managing member. Includes the number of shares of restricted Common Stock to be purchased by Mr. Klein pursuant to his Stock Loan. See "Management."

(9) All of such shares are held by Mr. Feldman through a limited liability company of which he is the managing member.

(10) The business address for this stockholder is 757 Third Avenue, New York, New York 10017. Pursuant to a Schedule 13G filed with the Commission, as of December 31, 1997, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience. The Board of Directors of the Company has granted a waiver of the Common Stock ownership restrictions with respect to this stockholder.

(11) The business address for this stockholder is One International Plaza, Boston, MA 02110. Pursuant to a Schedule 13G filed with the Commission, as of December 31, 1997, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience. The Board of Directors of the Company has granted a waiver of the Common Stock ownership restrictions with respect to this stockholder.

(12) The business address for this stockholder is 1290 Avenue of the Americas, New York, NY 10104. Pursuant to a Schedule 13G filed with the Commission, as of December 31, 1997, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience. The Board of Directors of the Company has granted a waiver of the Common Stock ownership restrictions with respect to this stockholder.

(13) The business address for this stockholder is 605 Third Avenue, New York, NY 10158. Pursuant to a Schedule 13G filed with the Commission, as of December 31, 1997, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(14) The business address for this stockholder is 667 Madison Avenue, New York, NY 10021. Pursuant to a Schedule 13G filed with the Commission, as of December 31, 1997, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(15) The business address for this stockholder is 82 Devonshire Street, Boston, MA 02109. Pursuant to a Schedule 13G filed with the Commission, as of December 31, 1997, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

                                 CAPITAL STOCK

GENERAL


    The Company's Charter provides that the Company may issue up to 100 million shares of common stock, $.01 par value per share ("Common Stock"), 25 million shares of preferred stock, $.01 par value per share ("Preferred Stock"), and 75 million shares of excess stock, $.01 par value per share ("Excess Stock"). As of April 24, 1998, 12,292,311 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.


COMMON STOCK

    All shares of Common Stock outstanding are, and all shares of Common Stock issuable upon completion of the Common Offering and upon conversion or redemption of the PIERS offered hereby will be, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal dividend, liquidation and other rights.

    The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

PREFERRED STOCK

    The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of Preferred Stock of any series. Prior to issuance of shares of each series the Board is required by the MGCL and the Charter to set, subject to the provisions of the Charter regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock.

PIERS

    The Board of Directors of the Company has adopted Articles Supplementary determining the terms of the PIERS as a series of Preferred Stock consisting of
up to 4,600,000 shares, designated as the    % Series A Convertible, Cumulative
Preferred Stock (referred to herein as the PIERS). When issued, the PIERS will be validly issued, fully paid and nonassessable. Unless converted or redeemed by the Company, PIERS are subject to mandatory redemption on April 15, 2008.

    In connection with the PIERS Offering, the Company will contribute or otherwise transfer the net proceeds of the sale of the PIERS to the Operating
Partnership and the Operating Partnership will issue to the Company    % Series
A Convertible, Cumulative Preference Units that mirror the rights, preferences and other privileges of the PIERS. The Operating Partnership will be required to make all required distributions on such Preference Units prior to any distribution of cash or assets to the holder of Units or to the holders of any other equity interest of the Operating Partnership, except for any other series of Preference Units ranking on a parity with such Preference Units as to distributions and liquidation, except for distributions required to enable the Company to maintain its qualification as a REIT.

    LISTING. Application will be made to list the PIERS and the Common Stock issuable upon conversion or redemption of the PIERS on the NYSE. The PIERS will be listed under the symbol "SLGPrA". Trading of the PIERS is expected to commence on the NYSE within 30 days of the closing of the PIERS Offering.

    RANKING. The PIERS will rank senior to the Common Stock as to priority for receiving distributions and amounts upon liquidation, dissolution or winding up of the Company.

    DISTRIBUTIONS. Holders of the PIERS will be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of quarterly cumulative cash distributions payable in an amount per
share equal to the greater of (i)    % of the $25.00 liquidation preference per
annum (equivalent to $         per share per annum), payable in equal amounts of
$         per share quarterly or (ii) the cash dividends paid or payable
(determined on each of the Dividend Payment Dates referred to below) on a number of shares of Common Stock equal to the number of shares of Common Stock (or portion thereof) into which a PIERS is convertible. Distributions on the PIERS shall accumulate and be cumulative from the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first distribution on the PIERS, which will be paid on July 15, 1998, will be for less than a full quarter. Such distributions and any distribution payable on the PIERS for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

    No distribution on the PIERS will be authorized by the Board of Directors if such authorization, payment or setting apart for payment would violate any agreement of the Company or is restricted or prohibited by law.

    If any PIERS are outstanding, no distributions will be declared or paid or set apart for payment on any shares of the capital stock of the Company of any other series ranking, as to distributions or upon liquidation, on a parity with or junior to the PIERS for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the PIERS for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the PIERS and the shares of any other series of Preferred Stock ranking on a parity as to distributions with the PIERS, all distributions declared upon the PIERS and any other series of

Preferred Stock ranking on a parity as to distributions with the PIERS will be declared pro rata so that the amount of distributions declared per share of PIERS and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the PIERS and such other series of Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the PIERS which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the PIERS have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Stock or Preferred Stock ranking junior to the PIERS as to distributions and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution upon the Common Stock or any Preferred Stock ranking junior to or on a parity with the PIERS as to distributions or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other series of Preferred Stock ranking junior to or on a parity with the PIERS as to distributions or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the PIERS as to distributions and upon liquidation, dissolution or winding up of the Company or by redemptions for the purpose of maintaining the Company's qualification as a
REIT).

    Notwithstanding the foregoing, distributions on the PIERS will accumulate whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on the PIERS will not bear interest and holders of the PIERS will not be entitled to any distributions in excess of full cumulative distributions as described above.

    Any distribution payment made on the PIERS shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable.

    If the Company designates any portion of a dividend as a "capital gain dividend," a U.S. Stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. Stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of capital stock for the year.

    LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the PIERS will be entitled to receive out of the assets of the Company available for distribution to stockholders remaining after payment or provisions for payment of all debts and other liabilities of the Company a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Stock or any other Preferred Stock ranking junior to the PIERS as to the distribution of assets upon the liquidation, dissolution or winding up of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of PIERS will have no right or claim to any of the remaining assets of the Company. None of (i) a consolidation or merger of the Company with or into another entity, (ii) a merger of another entity with or into the Company, (iii) a statutory share exchange by the Company or (iv) a sale, lease or conveyance of all or substantially all of the Company's property or business shall be considered a liquidation, dissolution or winding up of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment due to holders of the PIERS and the corresponding amounts payable on all other Preferred Stock of the Company ranking on a parity with the PIERS as to the distribution of assets upon the liquidation, dissolution or winding up of the Company, then the holders of the PIERS and all other such Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    REDEMPTION. Except in certain circumstances relating to the preservation of the Company's status as a REIT for federal income tax purposes, the PIERS will not be redeemable prior to July 15, 2003. On and after July 15, 2003, the PIERS will be redeemable by the Company, in whole or in part, at the option of the Company, for such number of shares of Common Stock as equals the liquidation preference of the PIERS to be redeemed divided by the Conversion Price as of the opening of business on the date set for such redemption (equivalent to a
conversion rate of       shares of Common Stock per each PIERS) (the "Stock
Redemption Right"). The Company may exercise the Stock Redemption Right only if for 20 trading days within any period of 30 consecutive trading days, including the last day of such period, the closing price of the Common Stock on the NYSE
exceeds $         per share, subject to adjustment under the circumstances
described below under "--Conversion Price Adjustments." To exercise the Stock Redemption Right, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions described in the preceding sentence have, from time to time, been met, but may not issue a press release prior to May 15, 2002.

    Notice of redemption pursuant to the Stock Redemption Right will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of the PIERS not more than four business days after the Company issues the press release announcing its intention to redeem the PIERS. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company issues such press release.

    On and after July 15, 2003, the PIERS may be redeemed at the option of the Company, in whole or from time to time in part, at the following redemption prices per PIERS if redeemed during the twelve-- month period beginning July 15 of the year indicated below, plus, in each case, all distributions accumulated and unpaid on the PIERS to the date of such redemption (the "Cash Redemption Right"), upon giving notice as provided below:

                                                                                                  REDEMPTION PRICE
YEAR                                                                                                 PER PIERS
------------------------------------------------------------------------------------------------  ----------------
2003............................................................................................
2004............................................................................................
2005............................................................................................
2006............................................................................................
2007 and thereafter.............................................................................     $  25.0000

    The Company will not exercise its option to redeem the PIERS pursuant to the Cash Redemption Right unless the redemption price (other than the portion thereof consisting of accumulated and unpaid distributions) for the exercise of the Cash Redemption Right is paid solely out of the sale proceeds of other stock of the Company, which may include other series of Preferred Stock, and from no other source.

    Notice of redemption pursuant to the Cash Redemption Right will be mailed, not less than 30 nor more than 60 days prior to the PIERS Redemption Date, to each holder of record of PIERS to be redeemed, notifying such holder of the Company's election to redeem such shares, stating (i) the date fixed for redemption thereof, (ii) the redemption price, (iii) the number of shares to be redeemed (and, if fewer than all the PIERS are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the PIERS are to be surrendered for payment, (v) that distributions on the shares to be redeemed will cease to accumulate on such redemption date and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate.

    The PIERS will be subject to mandatory redemption on April 15, 2008 at a price of $25.00 per PIERS, plus accumulated and unpaid distributions to the redemption date.

    Any date fixed for redemption pursuant to the foregoing provisions is referred to as a "PIERS Redemption Date."

    If fewer than all of the outstanding PIERS are to be redeemed pursuant to the Stock Redemption Right or the Cash Redemption Right, the PIERS to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Company's Board of Directors. If such redemption is to be by lot and as a result of such redemption any holder of PIERS would become a holder of a number of PIERS in excess of the Ownership Limit because such holder's PIERS were not redeemed, or were only redeemed in part, then, except in certain instances, the Company will redeem the requisite number of PIERS of such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption. In addition, the Company may redeem PIERS in certain circumstances relating to the maintenance of its ability to qualify as a REIT for federal income tax purposes.

    On or after the PIERS Redemption Date, each holder of PIERS to be redeemed must present and surrender the certificates representing his PIERS to the Company at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing PIERS as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing PIERS are to be redeemed, a new certificate will be issued representing the unredeemed shares. From and after the PIERS Redemption Date (unless the Company defaults in payment of the redemption price), all distributions on the PIERS called for redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions to the PIERS Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with the consent of the Company) on the Company's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a PIERS Redemption Date relating to its Cash Redemption Right, may irrevocably deposit the redemption price (including accumulated and unpaid distributions) of the PIERS so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the PIERS to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and
(iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such PIERS Redemption Date) against payment of the redemption price (including all accumulated and unpaid distributions to such PIERS Redemption Date). Any moneys so deposited which remain unclaimed by the holders of the PIERS at the end of two years after the PIERS Redemption Date will be returned by such bank or trust company to the Company.

    Notwithstanding the foregoing, unless full cumulative distributions on all PIERS have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the current distribution period, no PIERS will be redeemed unless all outstanding PIERS are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of PIERS pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding PIERS. In addition, unless full cumulative distributions on all outstanding PIERS have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, the Company will not purchase or otherwise acquire directly or indirectly any PIERS or any Preferred Stock ranking junior to or on a parity with the PIERS as to distributions or upon liquidation, dissolution or winding up of the Company (except by conversion into or exchange for stock of the Company ranking junior to the PIERS as to distributions and upon liquidation, dissolution or winding up of the Company or by redemptions for the purposes of maintaining the Company's qualification as a REIT).

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
    Fractional shares of Common Stock are not to be issued upon redemption of the PIERS pursuant to the Share Redemption Right, but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the trading day prior to the PIERS Redemption Date.

    VOTING RIGHTS. Holders of PIERS will not have any voting rights, except as provided by law and as described below. Whenever distributions on any PIERS are in arrears for six or more quarterly periods, the holders of PIERS (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company who will be elected for a one year term. Such election shall be held at a special meeting of the stockholders and at each subsequent annual meeting until all arrearages and the distributions on the PIERS and such other series of Preferred Stock upon which like voting rights have been conferred and are exercisable for the then current distribution period have been fully paid or a sum sufficient for the full payment thereof has been set aside. Vacancies for directors elected by holders of PIERS and any other such series of Preferred Stock shall be filled by the remaining director so elected then in office or, if there is no such remaining director, by vote of holders of a majority of the outstanding PIERS and any other such series of Preferred Stock voting as a single class. A director elected by the holders of PIERS and any other such series of Preferred Stock may be removed with or without cause and only by vote of holders of a majority of the outstanding PIERS and any other such series of Preferred Stock voting as a single class.

    So long as any PIERS remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of PIERS outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock of the Company ranking prior to PIERS with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized shares of capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for the PIERS, whether by merger or consolidation (an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such PIERS or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as PIERS remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of PIERS; and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized PIERS or any other series of Preferred Stock, in each case ranking on a parity with or junior to the PIERS with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Company, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding PIERS have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS. Subject to the restrictions on transfer and ownership described below in "-- Restrictions on Ownership and Transfer," the PIERS will be convertible in whole or in part at any time, at the option of the holders
thereof, into Common Stock at a conversion price of $         per share of
Common Stock (equivalent to a conversion rate of       shares of Common Stock
for each PIERS), subject to adjustment as described below (the "Conversion Price"). The right to convert PIERS called for redemption will terminate at the close of business on a PIERS Redemption Date. For information as to notices of redemption, see "-- Redemption" above.

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
    Conversion of PIERS, or a specified portion thereof, may be effected by delivering certificates representing PIERS together with written notice of conversion and a proper assignment of such certificates to the office of American Stock Transfer & Trust Co., the conversion agent for the PIERS.

    Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing PIERS shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of any amount equal to the distribution payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

    Holders of PIERS at the close of business on a Distribution Record Date will be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion of such shares following such Distribution Record Date and prior to such Distribution Payment Date. However, certificates representing PIERS surrendered for conversion during the period between the close of business on any Distribution Record Date and ending with the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a PIERS Redemption Date during such period or coinciding with such Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of PIERS on a Distribution Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Distribution Payment Date will receive the distribution payable by the Company on such PIERS on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of certificates representing such PIERS for conversion. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distribution on the Common Stock that is issued upon such conversion.

    Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock at the close of business on the trading day prior to the conversion date.

    CONVERSION PRICE ADJUSTMENTS. The Conversion Price is subject to adjustment upon certain events, including (i) the payment of distributions payable in Common Stock on any class or series of shares of Capital Stock of the Company,
(ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the fair market value per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants and distributions referred to above and distributions paid in cash out of equity, including revaluation equity, applicable to Common Stock), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) to all holders of Common Shares to the extent such distributions, combined with (A) all such cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, but only to the extent that the consideration payable in respect of such tender offers exceeds the current market price of the Common Shares acquired in such tender offers, exceeds 15% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution and (vi) a tender offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender offer shall require payment to stockholders of aggregate consideration having a fair market value that combined with (Y) the aggregate of the cash plus the fair market value, as of the expiration of such tender offer, of consideration payable in respect of any other tender offer by the Company or any subsidiary for all or any portion of the Common Stock expiring within 12 months preceding the expiration of such tender offer and in respect of which no adjustment to this section (vi) has been made, but only to the extent that the consideration payable in respect of such expired tender offer exceeds the current market price of the Common Stock acquired in such tender offer, and (Z) the aggregate amount of any distributions to all holders of Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to section (v) has been made, exceeds 15% of the product of the current market price per share of the Common Stock as of the last time tenders could have been made pursuant to such tender offer times the number of Common Stock outstanding (including tendered shares). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock.

    In case the Company shall be a party to any transactions (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Stock or sale of all or substantially all of the Company's assets), in each case as a result of which Common Stock will be converted into the right to receive shares of common stock or beneficial interest, securities or other property (including cash or any combination thereof), each PIERS will thereafter be convertible into the kind and amount of shares of stock or beneficial interest, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Common Stock or fraction thereof into which one PIERS was convertible immediately prior to such transaction, assuming such holder of Common Stock failed to exercise any rights of election (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing. No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

    OWNERSHIP LIMIT. The restrictions on transferability and ownership described in "-- Restrictions on Transfer" below apply to the PIERS.

EXCESS STOCK

    For a description of Excess Stock, see "--Restrictions on Transfer."

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

    The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first taxable year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under
Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (I.E., the beneficial owners of such entities will be counted as persons). See "Material Federal Income Tax Consequences." In order to protect the Company against the risk of losing it status as a REIT due to a concentration of ownership among its stockholders, the Charter, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the Company's outstanding shares of Common Stock. In the event the Company issues Preferred Stock, it may, in the Articles Supplementary creating such Preferred Stock, determine a limit on the ownership of such stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

    Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the

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
Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (E.G., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owned by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statue, rule or regulation, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

    In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (E.G., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

    All certificates representing shares of stock will bear a legend referring to the restrictions described above.

    Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Company.

TRANSFER AGENT, REGISTRAR, CONVERSION AGENT AND DISTRIBUTION DISBURSING AGENT

    The transfer agent, registrar and distribution disbursing agent for the Common Stock is, and the transfer agent, registrar, conversion agent and distribution disbursing agent for the PIERS will be, American Stock Transfer & Trust Company.

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
GLOBAL SECURITIES

    The PIERS will be evidenced by one or more global certificates (the "Global Securities"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

    Holders may hold their interests in any of the Global Securities directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

    Holders who are not Participants may beneficially own interests in a Global Security held by DTC only through Participants, including certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

    The Company will not have any responsibility for the performance by DTC or their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of PIERS only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book--entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of PIERS under the DTC system must be made by or through Participants, which will receive a credit for the PIERS on DTC's records. The ownership interest of each actual purchaser of each PIERS (a "Beneficial Owner") is in turn to be recorded on the Participant's and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the PIERS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in PIERS, except in the event that use of the book-entry system for the PIERS is discontinued.

    The deposit of PIERS with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the PIERS; DTC's records reflect only the identity of the Participants whose accounts such PIERS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may, and the restrictions described under "Notice to Investors" shall, impair the ability to transfer beneficial interests in the Global Security.

    Redemption notices shall be sent to Cede. If less than all of the PIERS represented by the Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant therein to be redeemed.

    Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Distributions and other payments in respect of the PIERS will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Distributions and other payments in respect of the PIERS to DTC is the responsibility of the Company; disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. The Company will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS OF THE COMPANY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND THE CHARTER AND BYLAWS OF THE COMPANY, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    The Charter and the bylaws of the Company (the "Bylaws") contain certain provisions that could make more difficult an acquisition or change in control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Charter and the Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See also "Capital Stock--Restrictions on Transfer."

CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS; OTHER PROVISIONS

    The Company's Charter provides for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. The term of office of the first class of directors expires at the 1998 annual meeting of stockholders; the term of the second class of directors will expire at the 1999 annual meeting of stockholders; and the term of the third class will expire at the 2000 annual meeting of stockholders. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because stockholders will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders the holders of a majority of the shares of Common Stock will be able to elect all of the successors to the class of directors whose term expires at that meeting.

    The Company's Charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than the Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the stockholders by a majority of the votes entitled to be cast for the election of directors. A vote of stockholders holding at least two-thirds of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. Under the Charter, the power to amend the Bylaws of the Company is vested exclusively in the Board of Directors, and the stockholders do not have any power to adopt, alter or repeal the Bylaws absent amendment to the Charter to confer such power. These provisions may make it more difficult and time-consuming to change majority control of the Board of Directors of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.

    Because the Board of Directors will have the power to establish the preferences and rights of additional series of capital stock without stockholder vote, the Board of Directors may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors, however, currently does not contemplate the issuance of any series of capital stock other than shares of Common Stock.

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    See "Management--Directors and Executive Officers" for a description of the limitations on liability of directors of the Company and the provisions for indemnification of directors and officers provided for under applicable Maryland law and the Charter.

BUSINESS COMBINATION STATUTE

    The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a super majority vote for such transactions after the end of the five-year period.

    For this purpose, "interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation, and affiliates and associates of the Maryland corporation (which are, generally, any entities controlling, controlled by, or under common control with, the Maryland corporation) which owned beneficially, directly or indirectly, 10% or more of the outstanding voting stock of such Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Company has opted out of the business combination provisions of the MGCL, but the Board of Directors may elect to adopt these provisions of the MGCL in the future.

CONTROL SHARE ACQUISITION STATUTE

    Maryland law imposes certain limitations on the voting rights in a "control share acquisition." The MGCL considers a "control share acquisition" to occur at each of the 20%, 33 1/3% and 50% acquisition levels, and requires the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to capital stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made by means of the submission of an "acquiring person statement," but only if the acquiring person (i) posts a bond for the cost of a meeting (not including the expenses of opposing approval of the voting rights) and (ii) submits a definitive financing agreement with respect to the proposed control share acquisition to the extent that financing is not provided by the acquiring person. In addition, unless its charter or bylaws provide otherwise, the statute gives a Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the corporation within 10 days following an actual control share acquisition.

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
Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares that result in the acquiring persons having majority voting power, then minority stockholders have certain appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. The Company has opted out of the control share provisions of the MGCL, but the Board of Directors may elect to adopt these provisions of the MGCL in the future.

AMENDMENTS TO THE CHARTER

    The Charter, including its provisions on classification of the Board of Directors, restrictions on transferability of shares of Common Stock and removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, the provisions of the Charter relating to authorized shares of stock and the classification and reclassification of shares of Common Stock and Preferred Stock may be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(A) pursuant to the Company's notice of the meeting, (B) by the Board of Directors or (C) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (ii) with respect to special meetings of the stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (A) pursuant to the Company's notice of the meeting,
(B) by the Board of Directors or (C) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER
  AND BYLAWS

    The business combination provisions and the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interests.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

    The Charter authorizes the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Directors' authority to issue share purchase rights, which might have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase shares or securities of the Company or any other corporation.

                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL


    Upon the completion of the Offerings, the Company will have outstanding 22,292,311 shares of Common Stock (23,792,311 shares if the Underwriters' overallotment option is exercised in full). In addition, 2,425,169 shares of Common Stock are reserved for issuance upon exchange of Units and 3,807,711 shares of Common Stock are reserved for issuance via conversion of the PIERS. The shares of Common Stock issued in the Common Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Charter. See "Capital Stock--Restrictions on Transfer." The shares of Common Stock received by the participants in the Formation Transactions or acquired by any participant in redemption of Units (the "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "--Registration Rights," the Company has granted certain holders registration rights with respect to their shares of Common Stock.


    In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also are subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


    The Company has established a stock option plan for the purpose of attracting and retaining highly qualified directors, executive officers and other key employees. See "Management--Stock Option and Incentive Plan" and "--Compensation of Directors." Since the IPO, the Company has issued options to purchase approximately 828,000 shares of Common Stock to directors, officers and employees and has reserved 872,000 additional shares for future issuance under the plan. On or prior to the expiration of the initial 12-month period following the completion of the Offering, the Company expects to file a registration statement with the Commission with respect to the shares of Common Stock issuable under these plans, which shares may be resold without restriction, unless held by affiliates.


    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors--Other Risks of Ownership of Common Stock Could Adversely Affect the Trading Price of the Common Stock" and "Partnership Agreement--Transfers of Interests."

REGISTRATION RIGHTS

    The Company has granted the participants in the Formation Transactions who received Units in the Formation Transactions certain registration rights with respect to the shares of Common Stock owned by them or acquired by them in connection with the exercise of the redemption right under the Partnership Agreement. These registration rights require the Company to register all such shares of Common Stock upon request. The Company will bear expenses incident to its registration requirements under the registration rights, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares.

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
                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion summarizes the material Federal income tax consequences that are generally applicable to all prospective holders of PIERS. The specific tax consequences of owning PIERS will vary for stockholders because of the different circumstances of stockholders and the discussion contained herein does not purport to address all aspects of Federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. Therefore, it is imperative that a stockholder review the following discussion and consult with such stockholders tax advisors to determine the interaction of such stockholders tax situation with the anticipated tax consequences of owning PIERS.

    The information in this section and the opinions of Brown & Wood LLP are based on the Code, existing and proposed Treasury Regulations thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. The Company and the Operating Partnership do not plan to obtain any rulings from the IRS concerning any tax issue with respect to the Company. Thus, no assurance can be provided that the opinions and statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. The following description does not constitute tax advice.

    This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general Federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized Federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

    As used in this section, the term "Company" refers solely to SL Green Realty Corp. and the term "Operating Partnership" refers solely to SL Green Operating Partnership, L.P.

    PROSPECTIVE STOCKHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH STOCKHOLDERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAXATION OF THE COMPANY

    GENERAL. The Company will make an election to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ending December 31, 1997. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner. Although the Company has been structured so as to qualify to be treated as a REIT, no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

    In the opinion of Brown & Wood LLP, commencing with the Company's taxable year ended December 31, 1997, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT. This opinion is based on various assumptions relating to the organization and operation of the Company, the Operating Partnership, the Management LLC, the Management Corporation (together with the Management LLC, the

"Management Entities"), the Leasing Corporation and the Construction Corporation and upon certain representations made by the Company, the Operating Partnership, the Management Entities, the Leasing Corporation and the Construction Corporation as to certain relevant factual matters, including matters related to the organization and expected manner of operation of the Company, the Operating Partnership, the Property-owning entities, the Management Entities, the Leasing Corporation and the Construction Corporation. Moreover, such qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and diversity of stock ownership, the various qualification tests imposed under the Code (discussed below). Brown & Wood LLP will not review compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the Company will satisfy such tests on a continuing basis. See "--Failure to Qualify" below.

    The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it distributes currently to stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income and excise tax in certain circumstances, including the following. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains (other than certain retained capital gains as discussed below). Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and, as a result of the Taxpayer Relief Act of 1997, enacted on August 5, 1997 (the "Taxpayer Relief Act"), effective for the Company's taxable year ending December 31, 1998, dispositions of property that occur due to an involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company fails to satisfy either the 75% gross income test or the 95% gross income test (both of which are discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will, under Treasury Regulations to be issued in the future, be subject to tax at the highest regular corporate rate applicable (the "Built-In Gain Rule").

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a

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domestic corporation, but for Section 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and
(vi), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company anticipates that it will have issued and outstanding sufficient shares of Common Stock and PIERS with sufficient diversity of ownership to allow the Company to satisfy conditions (v) and (vi). In addition, the Company intends to comply with Treasury Regulations requiring it to ascertain the actual ownership of its outstanding shares. The Taxpayer Relief Act eliminates the rule that a failure to comply with these regulations will result in a loss of REIT status. Instead, a failure to comply with the regulations will result in a fine. This provision will be effective for the Company's taxable year ending December 31, 1998. In addition, the Company's Charter will include restrictions regarding the transfer of its shares of capital stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Capital Stock--Restrictions on Transfer."

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year will be the calendar year.

    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for Federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. (A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporate existence. The Taxpayer Relief Act eliminates the requirement that a REIT own a qualified REIT subsidiary from the commencement of its corporate existence. This change will be effective for the Company's taxable year ending December 31, 1998.) Similarly, a single member limited liability company owned by the REIT or by the Operating Partnership is disregarded as a separate entity for Federal income tax purposes.

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that for purposes of the gross income tests and asset tests the REIT will be deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the Partnership. Thus, the Company's proportionate share of the assets, liabilities and items of gross income of the Operating Partnership will be treated as assets, liabilities and items of gross income of the Company for purposes of applying the requirements described herein.

    INCOME TESTS. In order to maintain qualification as a REIT, three gross income tests must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary

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conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test, the holding period of Properties and other assets acquired in the Formation Transactions will be deemed to have commenced on the date of the Formation Transactions. The Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after its enactment on August 5, 1997. Thus, the 30% gross income test will apply only to the Company's taxable year ended December 31, 1997.

    Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received with respect to a property to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the Company derives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Taxpayer Relief Act provides a DE MINIMIS rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

    The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts of sales consistent with the rule described above). The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

    The Company will provide certain services with respect to the Properties, but the Company believes (and has represented to Brown & Wood LLP) that all such services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy only, so that the provision of such services will not jeopardize the qualification of rent from the Properties as "rents from real property." In rendering its opinion on the Company's ability to qualify as a REIT, Brown & Wood LLP is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, the Company intends to employ "independent contractors" to provide such services.

    The Operating Partnership may receive certain types of income, including rent from Related Party Tenants, with respect to the properties it owns that will not qualify under the 75% or 95% gross income test. In particular, dividends on the Operating Partnership's stock in the Service Corporations will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    The Management LLC will receive managements fees from the Operating Partnership with respect to properties that are wholly-owned by the Operating Partnership. In the opinion of Brown & Wood LLP, such fees will not constitute gross income of the Operating Partnership.

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    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet any such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its Federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed in "--General" above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income. Moreover, these relief provisions would be unavailable if the Company failed the 30% gross income test.

    ASSET TESTS. The Company must also satisfy three tests relating to the nature of its assets at the close of each quarter of its taxable year. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership or any partnerships in which the Operating Partnership owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of the Company), cash, cash items and government securities. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Third, of the investments not included in the 75% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

    Based on the foregoing, the 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date the Company acquires securities of the Service Corporations, but also each time the Company increases its ownership of securities of a Service Corporation (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights).

    The Operating Partnership will own all of the non-voting stock of each of the Service Corporations, which stock represents 95% of the equity of the Service Corporations. See "Structure and Formation of the Company--The Operating Entities of the Company--The Service Corporations." By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of the Operating Partnership, including the securities of the Service Corporations described above. The Operating Partnership will not own more than 10% of the voting securities of the Service Corporations and, therefore, the Company will not own more than 10% of the voting securities of the Service Corporations. In addition, the Company and senior management believe that the Company's pro rata share of the value of the securities of the Service Corporations will not exceed, for each Service Corporation, as of the completion of the Offering, 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the anticipated operating cash flows of the Service Corporations. There can be no assurance, however, that the IRS will not contend that the value of the securities of a Service Corporation exceeds the 5% value limitation. Brown & Wood LLP, in rendering its opinion regarding the qualification of the Company as a REIT, will rely on the conclusions of the Company and its senior management as to the value of the securities of the Service Corporations.

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    As noted above, the 5% value requirement must be satisfied at or within 30 days after the end of each quarter during which the Company increases its (direct or indirect) ownership of securities of the Service Corporations (including as a result of increasing its interest in the Operating Partnership). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in a Service Corporation.

    Although currently the IRS will not rule regarding compliance with the 10% voting securities test, in the opinion of Brown & Wood LLP the Company's proposed structure will meet the current statutory requirements with respect to the 10% voting securities test.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income (including, as a result of the Taxpayer Relief Act of 1997, INTER ALIA cancellation of indebtedness and original issue discount income). Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the Company timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary income tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income of such year, (ii) 95% of its REIT capital gain income for such year and
(iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if the Company disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, the Company will, under Treasury Regulations to be issued in the future, be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition.

    The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in the computing of REIT taxable income. Moreover, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to make distributions to its partners of amounts sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at REIT taxable income of the Company, or due to an excess of nondeductible expenses such as principal amortization or capital expenditures over noncash deductions such as depreciation. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative

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minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

    Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor will the Company be required to make distributions. If the Company makes distributions, such distributions will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits. Subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction.

    RECENT DEVELOPMENTS. On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan which contained several proposals affecting REITs. One such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. Although current stock interests in existing subsidiaries, such as the Management Corporation, the Management LLC, the Leasing Corporation and the Construction Corporation (together, the "Subsidiary Corporations"), would be grandfathered under such proposal, the Subsidiary Corporations would be prohibited from acquiring substantial new assets or engaging in a new trade or business. If enacted in its present form, the proposal may limit the future activities and growth of the Subsidiary Corporations. No prediction can be made as to whether such proposal or any other proposal affecting REITs will be enacted into legislation and the impact of any such legislation on the Company.

TAXATION OF STOCKHOLDERS GENERALLY

    Taxation of Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic stockholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by the REIT on such retained capital gains and an increase in its basis in the stock of the REIT in an amount equal to the difference between the undistributed long term capital gains and the amount of tax paid by the REIT. In addition, Notice 97-64 provides temporary guidance with respect to the taxation of distributions by the Company designated as capital gain dividends. Pursuant to Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by the Company may be designated as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution (subject to a 25% rate), or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by the Company, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If the Company elects to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Notice 97-64. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of a stockholder's shares of Common

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Stock. To the extent that such distributions exceed the stockholder's adjusted basis in his shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares of Common Stock are a capital asset in the hands of the stockholder.

    Any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, if the dividend is actually paid by the Company during January of the following calendar year.

    Stockholders may not include in their individual income tax returns net operating losses or capital losses of the Company. In addition, distributions from the Company and gain from the disposition of PIERS will not be treated as "passive activity" income and, therefore, stockholders will not be able to use passive losses to offset such income.

    In general, a domestic stockholder will realize capital gain or loss on the disposition of PIERS equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the stockholder's adjusted basis of such PIERS. Such gain or loss generally will constitute short-term capital gain or loss if the stockholder has not held such shares for more than one year, and long-term capital gain or loss if the stockholder has held such shares for more than one year. The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of PIERS held for more than 18 months is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. In general, any loss upon a sale or exchange of PIERS by a stockholder which has held such PIERS for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

    BACKUP WITHHOLDING. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations generally are effective for payments made on or after January, 2000, subject to certain transition rules.

    In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders which fail to certify their non foreign status to the Company. See "--Taxation of Foreign Stockholders" below.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by

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a tax-exempt entity. Based on that ruling, the dividend income from the PIERS will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held its PIERS as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of PIERS will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the "not closely held" requirement applicable to qualified trusts, and (ii) either (A) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (B) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A DE MINIMIS exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, the Company does not expect to be classified as a "pension held REIT."

    TAXATION OF NON-U.S. STOCKHOLDERS. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in shares of Common Stock, including any reporting requirements.

    ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the Company of U.S. real property interests (discussed below) and other than distributions designated by the Company as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions to foreign stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Stockholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 (or its future equivalent) with the Company claiming that the distributions are "effectively connected" income.

    Pursuant to the Final Regulations generally effective for payments made on or after January 1, 2000, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate will now required to satisfy certain certification and other requirements.

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
    RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of the Company, which are not treated as attributable to the gain from disposition by the Company of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its shares of Common Stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    CAPITAL GAIN DIVIDENDS. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend.

    PIERS SALES. Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of PIERS, including a redemption that is treated as a sale, generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT" and that therefore the sale of shares of Common Stock will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of Common Stock is treated as "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

    Although the Company anticipates that it will qualify as a domestically controlled REIT, because the PIERS will be publicly traded, no assurance can be given that the Company will continue to so qualify. If the Company were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of PIERS would be subject to tax under FIRPTA would depend on whether or not the PIERS were regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of PIERS were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such PIERS may be required to withhold 10% of the gross purchase price.

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    The Final Regulations, issued by the United States Treasury on October 6,
1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of PIERS.

TAXATION OF HOLDERS OF PIERS

    DIVIDENDS AND OTHER DISTRIBUTIONS; BACKUP WITHHOLDING. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see the discussions under the captions "Material Federal Income Tax Considerations -- Taxation of the Company -- General" and "Taxation of Stockholders Generally." In determining the extent to which a distribution on the PIERS constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the PIERS, and second to distributions with respect to the Company's Common Stock.

    TAX CONSEQUENCES UPON CONVERSION OF PIERS INTO COMMON STOCK AT THE PREFERRED HOLDER'S OPTION AND REDEMPTION OF PIERS FOR COMMON STOCK AT THE OPTION OF THE COMPANY. Generally, except with respect to cash received in lieu of fractional shares, and except in the case of foreign holders of the PIERS under the circumstances described above (see "-- Taxation of Non-U.S. Stockholders"), no gain or loss will be recognized upon the conversion of PIERS into Common Stock or upon the redemption of PIERS for Common Stock at the option of the Company. The tax basis of a holder of PIERS (a "Preferred Holder") in the Common Stock received will equal such Preferred Holder's tax basis in the PIERS surrendered in the conversion, reduced by any cash received in lieu of fractional shares, and the holding period for the Common Stock received will include the Preferred Holder's holding period for the PIERS exchanged therefor. Based on the IRS's present advance ruling policy, cash received in lieu of a fractional share of Common Stock upon conversion of PIERS should be treated as a payment in redemption of the fractional interest in such share of Common Stock. See "-- Redemption of PIERS for Cash" below.

    DEEMED DIVIDENDS ON PIERS. The Conversion Price of the PIERS may be adjusted if the Company makes certain distributions of stock, cash or other property with respect to its Common Stock. While the Company does not presently contemplate making such a distribution, if the Company does make a distribution of cash or other property that results in an adjustment to the Conversion Price, a Preferred Holder may be viewed as having received a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the Code. See "--Taxation of Stockholders Generally."

    REDEMPTION OF PIERS FOR CASH. The treatment accorded to any redemption by the Company for cash (as distinguished from a sale, exchange or other disposition) of PIERS can only be determined on the basis of particular facts applicable to each Preferred Holder at the time of redemption. (For a discussion of the treatment of a redemption of PIERS for Common Stock, see "-- Tax Consequences Upon Conversion of PIERS into Common Stock at the Preferred Holder's Option and Redemption of PIERS for Common Stock at the Option of the Company" above.) In general, a Preferred Holder will recognize ordinary income to the extent of accrued but unpaid dividends and will recognize capital gain or loss measured by the difference between the amount received (less the amount attributable to accrued but unpaid dividends) by the Preferred Holder upon the redemption and such holder's adjusted tax basis in the PIERS redeemed (provided the PIERS are held as a capital asset) if such redemption (i) results in a "complete termination" of the Preferred Holder's interest in all classes of stock of the Company under Section 302(b) (3) of the Code or (ii) is "not essentially equivalent to a dividend" with respect to the Preferred Holder within the meaning of Section 302(b) (1) of the Code. In applying these tests, there must be taken into account not

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only any PIERS owned by the Preferred Holder, but also such Preferred Holder's ownership of Common Stock, and any options (including stock purchase rights) to acquire any of the foregoing. The Preferred Holder also must take into account any such securities (including options) which are considered to be owned by such Preferred Holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

    If a Preferred Holder owns (actually or constructively) no Common Stock or an insubstantial percentage of the outstanding Common Stock, based upon current law, it is probable that a redemption of PIERS from a Preferred Holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances and a Preferred Holder intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

    If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the PIERS will be treated as a distribution on the PIERS as described under "Material Federal Income Tax Considerations -- Taxation of Shareholders Generally." If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the PIERS redeemed will be transferred to any other stockholdings of the Preferred Holder in the Company. If the Preferred Holder owns no other stock of the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

    REDEMPTION PREMIUM. The PIERS are redeemable at the Company's option on or after July 15, 2003 at an amount greater than the issue price of the PIERS. The difference between the issue price and the optional redemption amount is the "redemption premium." (For a detailed description of the Company's option to redeem the PIERS, see "Capital Stock--PIERS--Redemption.") Under Section 305 of the Code and the applicable Treasury Regulations, if the redemption price of the PIERS exceeds its issue price by more than a DE MINIMIS amount or is not solely in the nature of a penalty for a premature redemption, the amount of such excess may be deemed to be a constructive distribution (treated as a dividend to the extent of the Company's current and accumulated earnings and profits) taxable to the Preferred Holder over the period during which the PIERS cannot be redeemed (as if it were original issue discount on a debt instrument) (the "Economic Accrual Rule").

    A redemption premium is considered DE MINIMIS if it is less than the product of 0.25% multiplied by the number of years until redemption, multiplied by the issue price of the PIERS. A redemption premium is considered to be a penalty for premature redemption only if it is paid as a result of changes in economic or market conditions over which the Company or the Preferred Holder does not have legal or practical control. Even if the redemption premium is greater than a DE MINIMIS amount, a Preferred Holder will not have to take the redemption premium into income pursuant to the Economic Accrual Rule unless the PIERS are (i) mandatorily redeemable, (ii) redeemable at the Preferred Holder's option, or
(iii) redeemable at the Company's option and, at the time of issue, based on all of the facts and circumstances, it is more likely than not that the Company will exercise such option.

    The Company believes that a Preferred Holder will not have to take the redemption premium on the PIERS into income pursuant to the Economic Accrual Rule because (i) based on all of the facts and circumstances, at the time of issue, the Company believes that it is not more likely than not that the Company will redeem the PIERS at the time when the redemption premium is greater than a DE MINIMIS amount and (ii) at the time that the PIERS are mandatorily redeemable, the Company believes that the redemption premium will be zero. Moreover, the Treasury Regulations provide a "safe harbor" under which a redemption pursuant to an issuer's right to redeem is not treated as more likely than not to occur if (i) the issuer and the holder are not related, (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock, and (iii) exercise of the right to redeem would not reduce the yield of the stock. The Company believes that the PIERS will qualify for this safe harbor.

OTHER TAX CONSIDERATIONS


    EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND OTHER ENTITIES ON REIT QUALIFICATION. All of the Company's significant investments are held through the Operating Partnership. The Operating Partnership may hold interests in certain Properties through Property-owning entities. The Operating Partnership and the Property-owning entities, as well as the Management LLC, involve special tax considerations. These tax considerations include: (i) allocations of income and expense items of the Operating Partnership and the Property-owning entities, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership, the Property-owning entities and the Management LLC as partnerships or entities that are disregarded as entities separate from their owners (as opposed to associations taxable as corporations) for income tax purposes and (iii) the taking of actions by the Operating Partnership or any of the Property-owning entities that could adversely affect the Company's qualification as a REIT.


    In the opinion of Brown & Wood LLP, based on certain representations of the Company and the Operating Partnership, for Federal income tax purposes, the Operating Partnership will be treated as a partnership and neither the Management LLC nor any of the Property-owning entities will be treated as an association taxable as a corporation. If, however, the Operating Partnership or any of such other entities were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

    The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for classification as a REIT. In this regard, the Company will control the operation of the Operating Partnership through its rights as the sole general partner of the Operating Partnership.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes (i.e., the partnership's basis is equal to the adjusted basis of the contributing partner in the property), rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was funded by way of contributions of appreciated property to the Operating Partnership in the Formation Transactions. Consequently, the Operating Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code and the regulations thereunder (the "Section 704(c) Regulations").

    The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and outline three methods which may be considered reasonable for these purposes. The Operating Partnership intends to use the "traditional method" of Section 704(c) allocations, which is the least favorable method from the Company's perspective because of certain technical limitations. Under the traditional method, depreciation with respect to a contributed Property for which there is a Book-Tax Difference first will be allocated to the Company and other partners who did not have an interest in such Property until they have been allocated an amount of depreciation equal to what they would have been allocated if the Operating Partnership had purchased such property for its fair market value at the time of contribution. In addition, if such a Property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the Property. These allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause the Company (i) to be allocated lower amounts of depreciation deduction for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of contribution and (ii) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the Properties at a book loss, than the economic or book loss allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. These allocations possibly might adversely affect the Company's ability to comply with REIT distribution requirements, although the Company does not anticipate that this will occur. These allocations may also affect the earnings and profits of the Company for purposes of determining the portion of distributions taxable as a dividend income. See "--Taxation of U.S. Stockholders." The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed values.

    Interests in the Properties purchased by the Operating Partnership for cash simultaneously with or subsequent to the admission of the Company to the Operating Partnership initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

    SERVICE CORPORATIONS. A portion of the amounts to be used by the Operating Partnership to fund distributions to stockholders is expected to come from the Service Corporations, through dividends on non-voting stock of the Service Corporations to be held by the Operating Partnership. The Service Corporations will not qualify as REITs and thus will pay Federal, state and local income taxes on their net income at normal corporate rates. To the extent that the Service Corporations are required to pay Federal, state and local income taxes, the cash available for distribution to the Company's stockholders will be reduced accordingly.

    As described above, the value of the securities of any Service Corporation held by the Operating Partnership cannot exceed 5% of the value of the Operating Partnership's assets at a time when the Company is considered to acquire additional securities of the Service Corporation. See "--Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Service Corporations to increase the sizes of their businesses unless the value of the assets of the Operating Partnership is increasing at a commensurate rate.

STATE AND LOCAL TAX

    The Company and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above.

                                  UNDERWRITING

    Lehman Brothers and Prudential Securities Incorporated (the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part) to purchase from the Company and the Company has agreed to sell to each Underwriter, the aggregate number of PIERS set forth below opposite the name of each such Underwriter.

                                                                                   NUMBER OF
                                  UNDERWRITERS                                       SHARES
--------------------------------------------------------------------------------  ------------
Lehman Brothers Inc.............................................................
Prudential Securities Incorporated..............................................
                                                                                  ------------
    Total.......................................................................     4,000,000
                                                                                  ------------
                                                                                  ------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase PIERS are subject to certain conditions, and that if any of the PIERS are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the PIERS agreed to be purchased by the Underwriters under the Underwriting Agreement must be so purchased.

    The Company has been advised that the Underwriters propose to offer the PIERS directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain selected dealers who may include the Underwriters at such public offering price less a selling concession
not in excess of $   per PIERS. The selected dealers may reallow a concession
not in excess of $   per PIERS to certain brokers or dealers. After the PIERS
Offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the Representatives.

    The Company has granted to the Underwriters an option to purchase up to an additional 600,000 PIERS at the public offering price less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover overallotments, if any. Such option may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional PIERS proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Company has agreed that it will not, without the prior written consent of Lehman Brothers, on behalf of the Underwriters, offer for sale, contract to sell, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (other than shares offered hereby, shares issued pursuant to the Stock Option Plan and any Units or shares of Common Stock that may be issued in connection with any acquisition of a property), or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to the Stock Option Plan), for a period of 180 days after the date of this Prospectus.

    In connection with the IPO, certain SL Green entities and certain officers of the Company agreed that they would not, without the prior written consent of the Company and Lehman Brothers, subject to certain exceptions, offer for sale, contract to sell, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock or Units received by them in connection with the Formation Transactions or the IPO, for an initial period of one year after the date of the IPO prospectus, after which time one-third of such Common Stock or Units held by each such entity or person shall no longer be subject to such restrictions and an additional one-third thereof shall be released from such restrictions on each of the second and third anniversaries of the date of the IPO prospectus.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to the payments they may be required to make in respect thereto.

    Application will be made to list the PIERS and the Common Stock issuable upon conversion or redemption of the PIERS on the NYSE. The PIERS will be listed under the symbol "SLGPrA" and the Common Stock will be listed under the symbol "SLG." Trading of the PIERS is expected to commence on the NYSE within 30 days from the closing of the PIERS Offering.

    Until the distribution of the PIERS is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the PIERS. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the PIERS. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PIERS.

    If the Underwriters create a short position in the PIERS in connection with the offering, I.E., if they sell more shares of PIERS than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing PIERS in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Underwriters may also impose a penalty bid on certain Underwriters. This means that if the Underwriters purchase PIERS in the open market to reduce the Underwriters' short position or to stabilize the price of the PIERS, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the PIERS Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PIERS. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


    Concurrent with the PIERS Offering, the Company is offering 10,000,000 shares of Common Stock by a separate prospectus. The consummation of the PIERS Offering is not contingent upon the consummation of the Common Offering or vice versa. Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking and other services for the Company, for which customary compensation has been, and will be, received. In connection with the Offerings, an affiliate of Lehman Brothers Inc. will receive $240 million of the net proceeds in repayment of amounts outstanding under the Acquisition Facility. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resource," and "The Properties--Credit Facilities."


    Although the Conduct Rules of the National Association of Securities Dealers Inc., exempt REITs from the conflict of the interest provisions thereof, because Lehman Brothers and certain of its affiliates will receive more than 10% of the net proceeds of the Offerings in payment of the Acquisition Facility, the Underwriters have determined to conduct the Offering in accordance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with these requirements, Prudential Securities Incorporated (the "Qualified Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter," and will recommend the maximum price to the public for the Common Stock and the pricing terms contained herein for the PIERS in compliance with the requirements of the Conduct Rules. In connection with the Offerings, the Qualified Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of these Prospectuses and the

Registration Statements of which these Prospectuses form a part. The public offering price of the Common Stock and the pricing terms for the PIERS will be no higher than the price recommended by the Qualified Independent Underwriter.

                                    EXPERTS


    The consolidated financial statements of SL Green Realty Corp. as of December 31, 1997 and for the period August 21, 1997 (date of commencement of operations) to December 31, 1997; the combined financial statements of the SL Green Predecessor as of December 31, 1996 and for the period January 1, 1997 to August 20, 1997 and each of the two years in the period ended December 31, 1996; the combined financial statements of the uncombined joint ventures of the SL Green Predecessor as of December 31, 1996 and for the period January 1, 1997 to August 20, 1997 and for each of the two years in the period ended December 31, 1996; the statements of revenues and certain expenses for each of the Properties at (i) 36 West 44th Street, (ii) 1372 Broadway, (iii) 1140 Avenue of the Americas, (iv) 50 West 23rd Street, (v) 110 East 42nd Street, (vi) 17 Battery Place located in the Borough of Manhattan for the year ended December 31, 1996, the statement of revenues and certain expenses for the Properties at (i) 440 Ninth Avenue, (ii) 1466 Broadway, (iii) 38 East 30th Street located in the Borough of Manhattan for the year ended December 31, 1997; the statements of revenues and certain expenses for the Property at 116 Nassau Street in the Borough of Brooklyn for the year ended December 31, 1997, the statement of revenues and certain expenses for the Property at 321 West 44th Street in the Borough of Manhattan for the year ended June 30, 1997; and, the statements of revenues and certain expenses for the leasehold interests in the Properties at 420 Lexington Avenue and 711 Third Avenue located in the Borough of Manhattan for the year ended December 31, 1997, all appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


    The Rosen Market Study was prepared for the Company by Rosen Consulting Group, which is a real estate consulting firm with significant expertise relating to the New York metropolitan area economy and the Manhattan office market and the various submarkets therein. Information relating to the New York economy and the Manhattan office market set forth on "Market Overview" is derived from the Rosen Market Study and is included in reliance on the Rosen Consulting Group's authority as experts on such matters.

                                 LEGAL MATTERS

    The validity of the PIERS and certain tax matters will be passed upon for the Company by Brown & Wood LLP. In addition, the description of Federal income tax consequences under the heading "Material Federal Income Tax Consequences" is based upon the opinion of Brown & Wood LLP. Certain legal matters will be passed upon for the Underwriters by Rogers & Wells LLP, New York, New York. Rogers & Wells LLP may rely on the opinion of Brown & Wood LLP as to certain matters of Maryland law.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission as its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a website at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company intends to file an application to list the Common Stock on the New York Stock Exchange and, if the Common Stock is listed on the New York Stock Exchange, similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company intends to furnish its stockholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                           GLOSSARY OF SELECTED TERMS

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

    "ACMS" means asbestos containing materials.

    "ACQUISITION FACILITY" means the $275 million financing facility used to acquire the Helmst, Properties and for other purposes.

    "ADA" means the Americans with Disabilities Act, as amended.

    "BENEFICIAL OWNER" means an actual purchaser of PIERS.

    "BIDS" means Business Improvement Districts (public/private ventures that provide security, sanitation and other services within their boundaries).

    "BOOK-TAX DIFFERENCE" means the difference between the fair market value of a contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

    "BYLAWS" means the Company's bylaws, as supplemented or amended.

    "CASH REDEMPTION RIGHT" means the right of the Company to redeem PIERS on and after July 15, 2003, in whole or from time to time in part, at the cash redemption prices per PIERS set forth in this Prospectus.

    "CHARTER" means the Company's articles of incorporation, as supplemented or amended.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON OFFERING" means the concurrent offering of shares of Common Stock.

    "COMMON STOCK" means shares of the Company's Common Stock, $.01 par value per share.

    "COMPANY" means SL Green Realty Corp., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership), and the predecessors thereof or, as the context may require, SL Green Realty Corp. only or the Operating Partnership only.

    "CONSTRUCTION CORPORATION" means Emerald City Construction Corp., the corporation which conducts the construction business with respect to properties in which the Company has no ownership interest.

    "CONVERSION PRICE" means the initial conversion price of    per share of
Common Stock (equivalent to a conversion rate of          shares of Common Stock
for each PIERS), as may be adjusted under certain circumstances described under "Capital Stock--PIERS--Conversion Price Adjustments."

    "CREDIT FACILITY" means the Company's $140 million three year senior unsecured revolving credit facility due December 2000.

    "DISTRIBUTION PAYMENT DATE" means the fifteenth day of January, April, July and October or, if not a business day, the next succeeding business day, on which distributions on the PIERS are payable.

    "DISTRIBUTION RECORD DATE" means the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of distributions that is not more than 30 nor less than ten days prior to such Distribution Payment Date.

    "DTC" means the Depository Trust Company, New York, New York.

    "EXCESS STOCK" means the separate class of stock of the Company into which shares of stock of the Company owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

    "FORMATION TRANSACTIONS" means the transactions described in "Structure and Formation of the Company--Formation Transactions."

    "401(K) PLAN" means the Company's Section 401(k) Savings/Retirement Plan.

    "FUNDS FROM OPERATIONS" means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

    "GAAP" means generally accepted accounting principles.

    "GLOBAL SECURITIES" means one or more global securities evidencing PIERS in book entry form.

    "INTERESTED STOCKHOLDER" means, with respect to the business combination provisions of the MGCL, any person who beneficially owns 10% or more of the voting power of a corporation's shares.

    "IPO" means the Company's August 20, 1997 initial public offering of 11,615,000 shares of Common Stock.

    "IRA" means an individual retirement account or annuity.

    "IRS" means the United States Internal Revenue Service.

    "LEASING CORPORATION" means S.L. Green Leasing, Inc. (formerly S.L. Green Realty, Inc.), the corporation which conducts the leasing business with respect to properties in which the Company has no interest.

    "LEHMAN BROTHERS" means Lehman Brothers Inc.

    "LOCK-OUT PERIOD" means the period, up to 12 years following the completion of the IPO, during which the Lock-out Provisions will be in effect.

    "LOCK-OUT PROVISIONS" means the limitations on the ability of the Company to sell, or reduce the amount of mortgage indebtedness on, two of the Properties (673 First Avenue and 470 Park Avenue South) for up to 12 years following the completion of the IPO, except in certain circumstances.

    "MANAGEMENT CORPORATION" means S.L. Green Management Corp., the corporation which conducts the management business with respect to properties in which the Company has no ownership interest.

    "MANAGEMENT ENTITIES" means the Management Corporation and the Management
LLC.

    "MANAGEMENT LLC" means the limited liability company which conducts the management and leasing business with respect to the Properties owned by the Company as well as the tenant representation business with respect to certain properties not owned by the Company.

    "MGCL" means the Maryland General Corporation Law.

    "NAREIT" means the National Association of Real Estate Investment Trusts.

    "1940 ACT" means the Investment Company Act of 1940, as amended.

    "NON-U.S. STOCKHOLDERS" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "OFFERINGS" means, together, the Common Offering and the PIERS Offering.

    "OPERATING PARTNERSHIP" means SL Green Operating Partnership, L.P., a Delaware limited partnership.

    "OWNERSHIP LIMIT" means the restriction contained in the Company's Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provision of the Code, more than 9.0% of the aggregate number or value of shares of Common Stock of the Company.

    "PARENT ENTITY" means an entity whose stock is publicly traded and which owns more than 50% of the capital stock of the Company.

    "PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

    "PCBS" means polychlorinated biphenyls.

    "PIERS" means the Company's   % Preferred Income Equity Redeemable Shares,
liquidation preference $25.00 per, share which have been designated as a series of preferred stock, par value $0.01, of the Company.

    "PIERS OFFERING" means this offering of PIERS of the Company pursuant to and described in this Prospectus.

    "PREFERRED STOCK" means one or more classes of Preferred Stock of the Company as designated and issued by the Board of Directors from time to time.

    "PROPERTIES" means the 15 Class B properties owned by the Company and located in Manhattan.

    "QUALIFIED INDEPENDENT UNDERWRITER" means Prudential Securities
Incorporated.

    "REIT" means a real estate investment trust as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.

    "RELATED PARTY TENANT" means, for purposes of determining whether rents received by the Company will qualify as "rents from real property" for satisfying the gross income requirements for a REIT, a tenant in which the Company, or an owner of 10% or more of the Company, directly or constructively has at least a 10% ownership interest.

    "RESTRICTED SHARES" means the shares of Common Stock received by the participants in the Formation Transactions or acquired by any participant in the Formation Transactions as a result of the redemption of Units.

    "SECTION 704(c) REGULATIONS" means the regulations promulgated by the IRS under Section 704(c) of the Code.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SERVICE CORPORATIONS" means the Management Corporation, the Leasing Corporation and the Construction Corporation.

    "SERVICE CORPORATION LLC" means a limited liability company unaffiliated with the Company which owns 100% of the voting common stock of each of the Service Corporations.

    "STOCK OPTION PLAN" means the Amended 1997 Stock Option and Incentive Plan.

    "STOCK REDEMPTION RIGHT" means the right of the Company to redeem the PIERS on and after July 15, 2003, in whole or in part, for such number shares of Common Stock as are issuable at the Conversion Price.

    "SUBSIDIARY CORPORATIONS" means the Management Corporation, the Management LLC, the Leasing Corporation and the Construction Corporation.

    "TREASURY REGULATIONS" means the regulations promulgated by the IRS under the Code.

    "TRUSTEE" means the trustee appointed by the Company, but not affiliated with the Company, who will name a charitable trust for the benefit of a charitable organization to receive any shares of Common Stock purportedly transferred to a stockholder in violation of the applicable Ownership Limit or Existing Holder Limit.

    "UBTI" means unrelated business taxable income.

    "UNDERWRITERS" means Lehman Brothers and Prudential Securities Incorporated.

    "UNITS" means units of limited partnership interest in the Operating Partnership.

    "UPPER" means 17 Battery Upper Partners LLC.

    "UPREIT" means a REIT conducting business through a partnership.

                         INDEX TO FINANCIAL STATEMENTS


SL GREEN REALTY CORP.

Pro Forma Consolidated Financial Statements (unaudited)..............................        F-4
    Pro Forma Consolidated Balance Sheet as of December 31, 1997.....................        F-5
    Pro Forma Consolidated Statement of Operations for the year ended
      December 31, 1997..............................................................        F-6
    Notes to Pro Forma Consolidated Financial Statements.............................        F-7
Historical
    Report of Independent Auditors...................................................       F-16
    Consolidated Balance Sheet as of December 31, 1997...............................       F-18
    Consolidated Statement of Operations for the period August 21, 1997 (Inception)
    to December 31, 1997.............................................................       F-20
    Consolidated Statement of Stockholders' Equity for the period August 21, 1997
    (Inception) to December 31, 1997.................................................       F-21
    Consolidated Statement of Cash Flows for the period August 21, 1997 (Inception)
    to December 31, 1997.............................................................       F-23
    Notes to Consolidated Financial Statements.......................................       F-24

    Schedule III
    Real Estate and Accumulated Depreciation as of December 31, 1997.................       F-42

THE SL GREEN PREDECESSOR

Combined Financial Statements
    Report of Independent Auditors...................................................       F-17
    Combined Balance Sheet as of December 31, 1996...................................       F-18
    Combined Statements of Operations for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995.............................       F-20
    Combined Statements of Owners' Equity (Deficit) for the period January 1, 1997 to
     August 20, 1997 and the Years Ended December 31, 1996 and 1995..................       F-22
    Combined Statements of Cash Flows for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995.............................       F-23
    Notes to the Combined Financial Statements.......................................       F-24

Uncombined Joint Ventures--Combined Financial Statements
    Report of Independent Auditors...................................................       F-44
    Combined Balance Sheet as of December 31, 1996...................................       F-45
    Combined Statements of Operations for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995.............................       F-46
    Combined Statements of Owners' Deficit for the period January 1, 1997 to August
     20, 1997 and Years Ended December 31, 1996 and 1995.............................       F-47
    Combined Statements of Cash Flows for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995.............................       F-48
    Notes to the Combined Financial Statements.......................................       F-50

36 WEST 44TH STREET

    Report of Independent Auditors................................................       F-59
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996..............       F-60
    Notes to Statements of Revenues and Certain Expenses..........................       F-61

1372 BROADWAY

    Report of Independent Auditors................................................       F-63
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996..............       F-64
    Notes to Statements of Revenues and Certain Expenses..........................       F-65

1140 AVENUE OF THE AMERICAS

    Report of Independent Auditors................................................       F-67
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996..............       F-68
    Notes to Statements of Revenues and Certain Expenses..........................       F-69

50 WEST 23RD STREET

    Report of Independent Auditors................................................       F-71
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996..............       F-72
    Notes to Statements of Revenues and Certain Expenses..........................       F-73

110 EAST 42ND STREET
    Report of Independent Auditors................................................       F-75
    Statements of Revenues and Certain Expenses for the Six Months Ended June 30,
     1997 (unaudited) and the Year Ended December 31, 1996........................       F-76
    Notes to Statements of Revenues and Certain Expenses..........................       F-77

17 BATTERY PLACE
    PROPERTY
    Report of Independent Auditors................................................       F-79
    Statements of Revenues and Certain Expenses for the Nine Months Ended
     September 30, 1997 (unaudited) and the Year Ended December 31, 1996..........       F-80
    Notes to Statements of Revenues and Certain Expenses..........................       F-81

    MORTGAGE
    Report of Independent Auditors................................................       F-83
    Statements of Revenues and Certain Expenses for the Nine Months Ended
     September 30, 1997 (unaudited) and the Year Ended December 31, 1996
     (Mortgagor)..................................................................       F-84
    Notes to Statements of Revenues and Certain Expenses (Mortgagor)..............       F-85

1466 BROADWAY
    Report of Independent Auditors................................................       F-87
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997                                                                                F-88
    Notes to Statement of Revenues and Certain Expenses...........................       F-89

420 LEXINGTON AVENUE
    Report of Independent Auditors................................................       F-91
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997.........................................................................       F-92
    Notes to Statement of Revenues and Certain Expenses...........................       F-93

321 WEST 44TH STREET
    Report of Independent Auditors................................................       F-95
    Statements of Revenues and Certain Expenses for the Six Months Ended December
     31, 1997 (unaudited) and the Year Ended June 30, 1997........................       F-96
    Notes to Statements of Revenues and Certain Expenses..........................       F-97

440 NINTH AVENUE
    Report of Independent Auditors................................................       F-99
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997.........................................................................      F-100
    Notes to Statement of Revenues and Certain Expenses...........................      F-101

38 EAST 30TH STREET
    Report of Independent Auditors................................................      F-103
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997.........................................................................      F-104
    Notes to Statement of Revenues and Certain Expenses...........................      F-105

116 NASSAU STREET
    Report of Independent Auditors................................................      F-107
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997.........................................................................      F-108
    Notes to Statement of Revenues and Certain Expenses...........................      F-109

711 THIRD AVENUE
    Report of Independent Auditors................................................      F-111
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997.........................................................................      F-112
    Notes to Statement of Revenues and Certain Expenses...........................      F-113

                             SL GREEN REALTY CORP.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997 has been prepared as if the Offerings and the Company's purchase of the Acquired Properties purchased after December 31, 1997 (1466 Broadway, 420 Lexington Avenue and 321 West 44th Street) and the Pending Acquisitions had been consummated on December 31, 1997. The pro forma consolidated statement of operations for the year ended December 31, 1997 is presented as if the IPO, the Formation Transactions, the Offerings, and the purchase of the Acquired Properties and Pending Acquisitions occurred at January 1, 1997 and the effect thereof was carried forward through the year.

    The pro forma consolidated financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the IPO, Formation Transactions, the Offerings and the purchase of the Acquired Properties and Pending Acquisitions had occurred at the beginning of the period indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period. The pro forma consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the period August 21, 1997 to December 31, 1997 and the SL Green Predecessor combined financial statements for the period January 1, 1997 to August 20, 1997 included elsewhere herein.

                             SL GREEN REALTY CORP.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                     SL GREEN                                                           MINORITY
                                   REALTY CORP.      THE        ACQUIRED      PENDING      FINANCING    INTEREST      COMPANY
                                    HISTORICAL    OFFERINGS    PROPERTIES   ACQUISITIONS  ADJUSTMENTS  ADJUSTMENT    PRO FORMA
                                       (A)           (B)           (C)          (D)           (E)          (F)      AS ADJUSTED
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
ASSETS
  Commercial real estate property
    at cost:
  Land...........................   $   53,834                  $  16,574    $   10,300                              $  80,708
  Buildings and improvements.....      272,776                     66,298        41,200                                380,274
  Building leasehold.............                                  82,788        41,000                                123,788
  Property under capital lease...       12,208                                                                          12,208
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
                                       338,818                    165,660        92,500                                596,978
    Less accumulated
      depreciation...............      (23,800)                    --                                                  (23,800)
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
                                       315,018                    165,660        92,500                                573,178
  Cash and cash equivalents......       12,782    $  322,138                   (111,500)   $(210,638)                   12,782
  Restricted cash................       10,310                                                                          10,310
  Receivables....................          738                                                                             738
  Related party receivables......        1,971                                                                           1,971
  Deferred rents receivable, net
    of provision for doubtful
    accounts of $399.............       11,563                                                                          11,563
  Investment in Service
    Corporations.................        1,480                                                                           1,480
  Mortgage loan receivable.......       15,500                                                                          15,500
  Investment in real estate
    partnership..................                                                20,000                                 20,000
  Deferred costs, net............        6,099          (725)       1,450                       (725)                    6,099
  Other assets...................        7,314                                                                           7,314
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
    Total assets.................   $  382,775    $  321,413    $ 167,110    $    1,000    $(211,363)                $ 660,935
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Mortgage notes payable.........   $   52,820                                                                       $  52,820
  Credit Facility................       76,000                  $ (76,000)                 $  29,362                    29,362
  Acquisition Facility...........                                 240,000                   (240,000)
  Accrued interest payable.......          552                                                                             552
  Accounts payable and accrued
    expenses.....................        3,340                                                                           3,340
  Accounts payable to related
    parties......................          367                                                                             367
  Capitalized lease
    obligations..................       14,490                                                                          14,490
  Dividend and distributions
    payable......................        5,136                                                                           5,136
  Overage rent payable...........                                   3,110                                                3,110
  Deferred land lease payable....        8,481                                                                           8,481
  Security deposits..............       11,475                                                                          11,475
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
    Total liabilities............      172,661                    167,110                   (210,638)                  129,133
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
  Minority interest in Operating
    Partnership..................       33,906                               $    1,000                 $   7,894       42,800
  7.75% Preferred Income Equity
    Mandatory Redeemable Shares
    (Redemption amount $100,000)                  $   95,580                                                            95,580
STOCKHOLDERS' EQUITY
  Common stock...................          123           100                                                               223
  Additional paid-in capital.....      178,669       225,733                                               (7,894)     396,508
  Distributions in excess of
    earnings.....................       (2,584)                                                 (725)                   (3,309)
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
    Total stockholders' equity...      176,208       225,833                                    (725)      (7,894)     393,422
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
    Total liabilities and
      stockholders' equity.......   $  382,775    $  321,413    $ 167,110    $    1,000    $(211,363)   $       0    $ 660,935
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------
                                   ------------  ------------  -----------  ------------  -----------  -----------  -----------

                             SL GREEN REALTY CORP.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           IPO/FORMATION TRANSACTIONS
                                                                            --------------------------------------------------------
                                                 SL GREEN                    ACQUISITION      EQUITY
                                                  REALTY       SL GREEN          OF         CONVERSION        IPO           IPO
                                                   CORP.      PREDECESSOR   PARTNERSHIPS'     SERVICE     ACQUISITION    FINANCING
                                                HISTORICAL    HISTORICAL      INTERESTS    CORPORATIONS   PROPERTIES    ADJUSTMENTS
                                                    (A)           (B)            (C)            (D)           (E)           (F)
                                                -----------  -------------  -------------  -------------  -----------  -------------
Revenues
  Rental revenue..............................   $  20,033     $   4,107      $  13,079                    $  12,254
  Escalations and reimbursement revenues......       2,205           792            859                        1,644
  Management revenues.........................                     1,268                     $  (1,268)
  Leasing commissions.........................         484         3,464                        (3,464)
  Construction revenues.......................                        77                           (77)
  Investment income...........................         485
  Other income................................                        16             89            (11)        1,582
                                                -----------       ------    -------------  -------------  -----------  -------------
      Total revenues..........................      23,207         9,724         14,027         (4,820)       15,480
                                                -----------       ------    -------------  -------------  -----------  -------------
  Equity in net income (loss) in Service
    Corporations..............................        (101)                                      1,948
  Equity in net (loss) from uncombined joint
    ventures..................................                      (770)           770
                                                -----------       ------    -------------  -------------  -----------  -------------
Expenses
  Operating expenses..........................       7,077         2,722          4,985         (1,000)        3,679
  Interest....................................       2,135         1,062          5,320                                  $  (3,008)
  Depreciation and amortization...............       2,815           811          2,456            (48)        1,390           (16)
  Real estate taxes...........................       3,498           705          1,741                        2,714
  Marketing, general and administrative.......         948         2,189                        (1,521)
                                                -----------       ------    -------------  -------------  -----------  -------------
      Total expenses..........................      16,473         7,489         14,502         (2,569)        7,783        (3,024)
                                                -----------       ------    -------------  -------------  -----------  -------------
  Income (loss) before minority interest and
    extraordinary item........................       6,633         1,465            295           (303)        7,697         3,024
  Minority interest in operating partnership..      (1,074)
                                                -----------       ------    -------------  -------------  -----------  -------------
    Income (loss) before extraordinary item...   $   5,559     $   1,465      $     295      $    (303)    $   7,697     $   3,024
                                                -----------       ------    -------------  -------------  -----------  -------------
                                                -----------       ------    -------------  -------------  -----------  -------------
Mandatory preferred stock dividends and
  accretion (Q)...............................
Pro forma income before extraordinary item
  available to common shareholders............
Pro forma income before extraordinary item
  available per common share - basic (R)......
Pro forma income before extraordinary item
  available per common share - diluted (R)....


                                                   1997         1998                         1998
                                                 ACQUIRED     ACQUIRED       PENDING       FINANCING        PRO         COMPANY

                                                PROPERTIES   PROPERTIES   ACQUISITIONS    ADJUSTMENTS      FORMA          PRO

                                                    (G)          (H)           (I)            (J)       ADJUSTMENTS      FORMA

                                                -----------  -----------  -------------  -------------  ------------  -----------

Revenues
  Rental revenue..............................   $  14,943    $  35,936     $  16,547                                  $ 116,899

  Escalations and reimbursement revenues......       1,197        7,628         2,056                                     16,381

  Management revenues.........................
  Leasing commissions.........................                                                           $     (484)(M)
  Construction revenues.......................
  Investment income...........................       1,395                                                     (485)(N)      1,395

  Other income................................          78        1,006           947                                      3,707

                                                -----------  -----------  -------------  -------------  ------------  -----------

      Total revenues..........................      17,613       44,570        19,550                          (969)     138,382

                                                -----------  -----------  -------------  -------------  ------------  -----------

  Equity in net income (loss) in Service
    Corporations..............................                                                                  484(M)      2,331

  Equity in net (loss) from uncombined joint
    ventures..................................
                                                -----------  -----------  -------------  -------------  ------------  -----------

Expenses
  Operating expenses..........................       5,314       23,731         7,703                         1,937(P)     56,148

  Interest....................................                                             $   2,133                       7,642

  Depreciation and amortization...............       1,915        4,146         2,640                             4(K)     16,113

  Real estate taxes...........................       2,816        8,217         4,207                                     23,898

  Marketing, general and administrative.......         378                                                      961(L)      2,955

                                                -----------  -----------  -------------  -------------  ------------  -----------

      Total expenses..........................      10,423       36,094        14,550          2,133          2,902      106,756

                                                -----------  -----------  -------------  -------------  ------------  -----------

  Income (loss) before minority interest and
    extraordinary item........................       7,190        8,476         5,000         (2,133)        (3,387)      33,957

  Minority interest in operating partnership..                                                               (1,465) (O)     (2,539)

                                                -----------  -----------  -------------  -------------  ------------  -----------

    Income (loss) before extraordinary item...   $   7,190    $   8,476     $   5,000      $  (2,133)    $   (4,852)      31,418

                                                -----------  -----------  -------------  -------------  ------------
                                                -----------  -----------  -------------  -------------  ------------
Mandatory preferred stock dividends and
  accretion (Q)...............................                                                                             8,050

                                                                                                                      -----------

Pro forma income before extraordinary item
  available to common shareholders............                                                                         $  23,368

                                                                                                                      -----------

                                                                                                                      -----------

Pro forma income before extraordinary item
  available per common share - basic (R)......                                                                         $    1.05

                                                                                                                      -----------

                                                                                                                      -----------

Pro forma income before extraordinary item
  available per common share - diluted (R)....                                                                         $    1.04

                                                                                                                      -----------

                                                                                                                      -----------


                             SL GREEN REALTY CORP.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

            ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET

    (A) To reflect the consolidated balance sheet of SL Green Realty Corp. as of December 31, 1997.


    (B) To reflect the issuance of 10,000,000 shares of common stock at an assumed price of $23.875 per share which is reduced by the underwriting discount of $11,937, including $725 previously paid and is deferred on the pro-forma balance sheet and estimated other costs of the Common Offering of $980.



    Also, to reflect the issuance of 4,000,000 shares of 7.75% Preferred Income Equity Mandatory Redeemable Shares at a liquidation value of $25 per share which is reduced by the underwriting discount of $4,000 and estimated other costs of the PIERS Offering of $420.


    (C) To reflect the acquisition of the three respective Acquired Properties at cost which represents the purchase price, including certain closing costs, of 420 Lexington Avenue, 1466 Broadway and 321 West 44th Street as follows:


                                                                              420                       321
                                                                           LEXINGTON      1466       WEST 44TH
                                                                            AVENUE      BROADWAY      STREET       TOTAL
                                                                          -----------  -----------  -----------  ----------
Assets acquired:
Land....................................................................                $  13,074    $   3,500   $   16,574
Building................................................................                   52,298       14,000       66,298
Building leasehold......................................................   $  82,788                                 82,788
                                                                          -----------  -----------  -----------  ----------
                                                                              82,788       65,372       17,500      165,660
Liabilities assumed:
Overage rent payable                                                          (3,110)                                (3,110)
                                                                          -----------  -----------  -----------  ----------
Acquisition costs.......................................................   $  79,678    $  65,372    $  17,500   $  162,550
                                                                          -----------  -----------  -----------  ----------
                                                                          -----------  -----------  -----------  ----------



    The purchase of 420 Lexington, 1466 Broadway and 321 West 44th Street were funded primarily by proceeds from the Company's Acquisition Facility totalling approximately $162,550. In addition, the Company utilized the Acquisition Facility to repay the Credit Facility in the amount of $76,000 and paid $1,450 in financing costs related to the Acquisition Facility, including $725 which is to be applied toward the underwriting fees (see (B) above).



    (D) To reflect the acquisition of the Pending Acquisitions at cost which represents the purchase price, including certain closing costs, of 711 Third Avenue, 440 Ninth Avenue, 116 Nassau Street and 38 East 30th Street as follows:



                                                                   711        440        116
                                                                  THIRD      NINTH     NASSAU      38 EAST
                                                                 AVENUE     AVENUE     STREET    30TH STREET    TOTAL
                                                                ---------  ---------  ---------  -----------  ----------
Assets acquired:
Land..........................................................             $   5,974  $   2,163   $   2,163   $   10,300
Building......................................................                23,896      8,652       8,652       41,200
Building leasehold............................................  $  41,000                                         41,000
Investment in real estate partnership.........................     20,000                                         20,000
                                                                ---------  ---------  ---------  -----------  ----------
Acquisition costs.............................................  $  61,000  $  29,870  $  10,815   $  10,815   $  112,500
                                                                ---------  ---------  ---------  -----------  ----------
                                                                ---------  ---------  ---------  -----------  ----------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


    The purchase of the Pending Acquisitions will be funded from net proceeds from the Offerings, issuance of units, and additional borrowings under the Company's Credit Facility (see (E) below).



    (E) To reflect the partial repayment of the Company's Credit Facility and full repayment of the Acquisition Facility with net proceeds from the Offerings. Financing fees related to the Acquisition Facility totalling $725 have been charged to distributions in excess of earnings as a result of the early retirement of the Acquisition Facility. The Credit Facility remained committed until the Acquisition Facility is repaid, at which time, the Company will be in compliance under the Credit Facility and is able to draw additional funds under such Credit Facility.



    (F) To adjust minority interest in the Company to reflect the Pending Acquisition and Common Offering as follows:



Total stockholders' equity and minority interest..................  $ 436,222
Percentage of Units which are not owned by the Company............        9.8%
                                                                    ---------
Minority interest in the equity of the Company....................  $  42,800
                                                                    ---------
                                                                    ---------


       ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

    (A) To reflect the historical consolidated statement of operations of SL Green Realty Corp. for the period August 21, 1997 to December 31, 1997.

    (B) To reflect the historical combined statement of operations of SL Green Predecessor for the period January 1, 1997 to August 20, 1997.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    (C) To reflect the period January 1, 1997 to August 20, 1997 operations of 673 First Avenue, 470 Park Avenue South, 29 West 35th Street and 36 West 44th Street (the "Equity Properties") as consolidated entities rather than equity method investees due to the acquistion of 100% of the partnership interests.

                                                                             ACQUISITION OF PARTNERSHIPS' INTERESTS AND
                                                                                   FAIR MARKET VALUE ADJUSTMENTS
                                                                       ------------------------------------------------------
                                            ELIMINATE
                                           HISTORICAL    UNCOMBINED        673          470           29             36
                                             AMOUNTS        TOTAL       FIRST AVE    PARK AVE      WEST 35TH      WEST 44TH
                                           -----------  -------------  -----------  -----------  -------------  -------------
REVENUES:
Rental revenue(a)........................                 $  12,604     $     247    $     152     $      64      $      12
Escalations and reimbursement revenues...                       859
Other income.............................                        89
                                                                                                                         --
                                                -----   -------------       -----        -----         -----
      Total revenues.....................                    13,552           247          152            64             12
                                                                                                                         --
                                                -----   -------------       -----        -----         -----
Equity in net income/(loss) of
  investees..............................   $     770
                                                                                                                         --
                                                -----   -------------       -----        -----         -----

EXPENSES:
Operating expenses(b)....................                     2,976          (221)        (128)          (37)           (62)
Real estate taxes........................                     1,741
Ground rent(c)...........................                     2,425            31
Interest.................................                     5,320
Depreciation and amortization(c).........                     2,510            24          (64)          (11)            (2)
                                                                                                                         --
                                                -----   -------------       -----        -----         -----
      Total expenses.....................                    14,972          (166)        (192)          (48)           (64)
                                                                                                                         --
                                                -----   -------------       -----        -----         -----
Income (loss) before minority interest...   $     770     $  (1,420)    $     413    $     344     $     112      $      76
                                                                                                                         --
                                                                                                                         --
                                                -----   -------------       -----        -----         -----
                                                -----   -------------       -----        -----         -----



                                               TOTAL
                                            ADJUSTMENTS
                                           -------------
REVENUES:
Rental revenue(a)........................    $  13,079
Escalations and reimbursement revenues...          859
Other income.............................           89

                                           -------------
      Total revenues.....................       14,027

                                           -------------
Equity in net income/(loss) of
  investees..............................          770

                                           -------------
EXPENSES:
Operating expenses(b)....................        2,528
Real estate taxes........................        1,741
Ground rent(c)...........................        2,456
Interest.................................        5,320
Depreciation and amortization(c).........        2,457

                                           -------------
      Total expenses.....................       14,502

                                           -------------
Income (loss) before minority interest...    $     295

                                           -------------
                                           -------------

------------------------

(a) Rental income is adjusted to reflect straight line amounts as of the acquisition date.

(b) Operating expenses are adjusted to eliminate management fees paid to the Service Corporations (Management fee income received by the Service Corporations was also eliminated.)

(c) Ground rent and depreciation and amortization were adjusted to reflect the purchase of the assets.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    (D) To reflect the operations of the Service Corporations pursuant to the equity method of accounting for the period January 1, 1997 to August 20, 1997.

                                                                  EXPENSES
                                                  HISTORICAL    ATTRIBUTABLE     EQUITY
                                                    SERVICE        TO REIT     CONVERSION      TOTAL
                                                 CORPORATIONS        (A)           (B)      ADJUSTMENT
                                                 -------------  -------------  -----------  -----------
STATEMENT OF OPERATIONS:
  Management revenues..........................    $   1,268                                 $  (1,268)
  Leasing commissions..........................        3,464                                    (3,464)
  Construction revenues........................           77                                       (77)
  Equity in net income of Service
    Corporations...............................                                 $  (1,948)       1,948
  Other income.................................           11                                       (11)
                                                      ------          -----    -----------  -----------
      Total revenues...........................        4,820                       (1,948)      (2,872)
                                                      ------          -----    -----------  -----------

EXPENSES
  Operating expenses...........................        1,000                                    (1,000)
  Depreciation and amortization................           48                                       (48)
  Marketing, general and administrative........        2,189      $    (668)                    (1,521)
                                                      ------          -----    -----------  -----------
      Total expenses...........................        3,237           (668)                    (2,569)
                                                      ------          -----    -----------  -----------
      Income (loss)............................    $   1,583      $     668     $  (1,948)   $    (303)
                                                      ------          -----    -----------  -----------
                                                      ------          -----    -----------  -----------

------------------------

(a) Expenses are allocated to the Service Corporations and the Management LLC based upon the job functions of the employees.

(b) The equity in net income of the Service Corporations is computed as follows:

Historical Service Corporations income.............................................  $   1,583
Adjustment for management fees eliminated in the combined
  historical financial statements due to acquisition of
  partnerships interests...........................................................       (201)
Expenses attributable to REIT......................................................        668
                                                                                     ---------
Income.............................................................................  $   2,050
                                                                                     ---------
                                                                                     ---------
Equity in net income of Service Corporations' at 95 percent........................  $   1,948
                                                                                     ---------
                                                                                     ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    (E) To reflect the operations of 1372 Broadway, 1140 Avenue of the Americas and 50 West 23rd Street for the period January 1, 1997 to August 20, 1997. Historical rental revenue was adjusted for straight line rents as of the acquisition date, historical operating expenses were reduced for management fees, the land lease on 1140 Avenue of the Americas was recorded, and depreciation and amortization based on cost was recorded.

                                                     1372 BROADWAY                      1140 AVENUE OF THE AMERICAS
                                       -----------------------------------------  ---------------------------------------
                                       HISTORICAL     ADJUSTMENT      PRO FORMA   HISTORICAL    ADJUSTMENT     PRO FORMA
                                       -----------  ---------------  -----------  -----------  -------------  -----------
REVENUES:
Rental revenue.......................   $   5,154      $     578      $   5,732    $   2,768     $     230     $   2,998
Escalations & reimbursement
  revenues...........................         713                           713          440                         440
Other income.........................       1,520                         1,520           61                          61
                                       -----------         -----     -----------  -----------        -----    -----------
    Total revenues...................       7,387            578          7,965        3,269           230         3,499
                                       -----------         -----     -----------  -----------        -----    -----------

EXPENSES:
Operating expenses...................       1,701           (181)         1,520        1,261          (130)        1,131
Ground rent..........................                                                                  268           268
Depreciation & amortization..........                        658            658                        271           271
Real estate taxes....................       1,396                         1,396          660                         660
                                       -----------         -----     -----------  -----------        -----    -----------
    Total expenses...................       3,097            477          3,574        1,921           409         2,330
                                       -----------         -----     -----------  -----------        -----    -----------
Income before minority interest......   $   4,290      $     101      $   4,391    $   1,348     $    (179)    $   1,169
                                       -----------         -----     -----------  -----------        -----    -----------
                                       -----------         -----     -----------  -----------        -----    -----------

                                                 50 WEST 23RD STREET
                                       ---------------------------------------    TOTAL
                                       HISTORICAL    ADJUSTMENT     PRO FORMA   PRO FORMA
                                       -----------  -------------  -----------  ---------
REVENUES:
Rental revenue.......................   $   3,303     $     221     $   3,524   $  12,254
Escalations & reimbursement
  revenues...........................         491                         491       1,644
Other income.........................           1                           1       1,582
                                       -----------        -----    -----------  ---------
    Total revenues...................       3,795           221         4,016      15,480
                                       -----------        -----    -----------  ---------
EXPENSES:
Operating expenses...................         876          (116)          760       3,411
Ground rent..........................                                                 268
Depreciation & amortization..........                       461           461       1,390
Real estate taxes....................         658                         658       2,714
                                       -----------        -----    -----------  ---------
    Total expenses...................       1,534           345         1,879       7,783
                                       -----------        -----    -----------  ---------
Income before minority interest......   $   2,261     $    (124)    $   2,137   $   7,697
                                       -----------        -----    -----------  ---------
                                       -----------        -----    -----------  ---------

    (F) To reflect the changes in interest expense as the result of the IPO financing transactions and the related adjustments to deferred financing expense.

                                                                          470         29           36           70
                                                          673 1ST AVE     PAS       W 35TH       W 44TH       W 36TH
                                                          -----------  ---------  -----------  -----------  -----------
Interest................................................   $  (1,123)  $  (1,025)               $    (593)   $    (339)
Depreciation and amortization...........................          30           9   $       3                       (47)
                                                                                          --
                                                          -----------  ---------                    -----        -----
      Total expenses....................................      (1,093)     (1,016)          3         (593)        (386)
                                                                                          --
                                                          -----------  ---------                    -----        -----
      Income before minority interest...................   $   1,093   $   1,016   $      (3)   $     593    $     386
                                                                                          --
                                                                                          --
                                                          -----------  ---------                    -----        -----
                                                          -----------  ---------                    -----        -----

                                                                               NEW
                                                               1414         MORTGAGE
                                                           AVE. AMERICAS      LOAN        TOTAL
                                                          ---------------  -----------  ---------
Interest................................................     $    (591)     $     663   $  (3,008)
Depreciation and amortization...........................           (29)            18         (16)

                                                                 -----          -----   ---------
      Total expenses....................................          (620)           681      (3,024)

                                                                 -----          -----   ---------
      Income before minority interest...................     $     620      $    (681)  $   3,024

                                                                 -----          -----   ---------
                                                                 -----          -----   ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    (G) To reflect the operations of 110 East 42nd Street for the period January 1, 1997 to September 15, 1997, 17 Battery Place including the mortgage loan receivable for the period January 1, 1997 to December 18, 1997, and 633 Third Avenue for the period January 1, 1997 to December 31, 1997. Historical rental revenue was adjusted for straight line rents as of the acquisition date, historical operating expenses were reduced for management fees, and depreciation based on recorded cost. These acquisitions were funded by proceeds from the IPO and Revolving Credit Facility.

                                                                                                            633 THIRD
                                    110 EAST 42ND STREET                     17 BATTERY PLACE                AVENUE
                            -------------------------------------  -------------------------------------  -------------
                            HISTORICAL   ADJUSTMENT    PRO FORMA   HISTORICAL   ADJUSTMENT    PRO FORMA    HISTORICAL
                            -----------  -----------  -----------  -----------  -----------  -----------  -------------
REVENUES:
  Rental revenue..........   $   3,499    $    (166)   $   3,333    $   9,750    $     668    $  10,418     $     809
  Escalation &
    reimbursement
    revenues..............         501                       501          696                       696
  Investment income.......                                                           1,395        1,395
  Other income............          14                        14           64                        64
                            -----------  -----------  -----------  -----------  -----------  -----------        -----
      Total revenues......       4,014         (166)       3,848       10,510        2,063       12,573           809
                            -----------  -----------  -----------  -----------  -----------  -----------        -----

EXPENSES:

  Operating expenses......       1,839         (147)       1,692        4,120         (321)       3,799           201
  Interest expense........
  Depreciation &
    amortization..........                      426          426                     1,273        1,273
  Real estate taxes.......       1,000                     1,000        1,624                     1,624           192
                            -----------  -----------  -----------  -----------  -----------  -----------        -----
      Total expenses......       2,839          279        3,118        5,744          952        6,696           393
                            -----------  -----------  -----------  -----------  -----------  -----------        -----
Income before minority
  interest................   $   1,175    $    (445)   $     730    $   4,766    $   1,111    $   5,877     $     416
                            -----------  -----------  -----------  -----------  -----------  -----------        -----
                            -----------  -----------  -----------  -----------  -----------  -----------        -----


                                                          TOTAL
                                                           PRO
                             ADJUSTMENT     PRO FORMA     FORMA
                            -------------  -----------  ---------
REVENUES:
  Rental revenue..........    $     383     $   1,192   $  14,943
  Escalation &
    reimbursement
    revenues..............                                  1,197
  Investment income.......                                  1,395
  Other income............                                     78
                                  -----    -----------  ---------
      Total revenues......          383         1,192      17,613
                                  -----    -----------  ---------
EXPENSES:
  Operating expenses......                        201       5,692
  Interest expense........
  Depreciation &
    amortization..........          216           216       1,915
  Real estate taxes.......                        192       2,816
                                  -----    -----------  ---------
      Total expenses......          216           609      10,423
                                  -----    -----------  ---------
Income before minority
  interest................    $     167     $     583   $   7,190
                                  -----    -----------  ---------
                                  -----    -----------  ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    (H) To reflect three of the Acquired Properties operations purchased after December 31, 1997 of 420 Lexington Avenue, 1466 Broadway and 321 West 44th Street for the year ended December 31, 1997. Historical rental revenue was adjusted for straight line rents and historical operating expenses were reduced for management fees and depreciation based on the recorded cost.

                                   420 LEXINGTON AVE                        1466 BROADWAY                321 WEST 44TH STREET
                         -------------------------------------  -------------------------------------  ------------------------
                         HISTORICAL   ADJUSTMENT    PRO FORMA   HISTORICAL   ADJUSTMENT    PRO FORMA   HISTORICAL   ADJUSTMENT
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenue:
Rental revenue.........   $  25,278    $     224    $  25,502    $   7,749    $      23    $   7,772    $   2,511    $     151
Escalation &
  reimbursement
  revenues.............       5,708                     5,708          760                       760        1,160
Other income...........         763                       763          225                       225           18
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.....      31,749          224       31,973        8,734           23        8,757        3,689          151
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Expenses:
Operating expenses.....   $  20,431         (442)      19,989        2,554         (151)       2,403        1,450         (111)
Depreciation &
  amortization.........                    2,516        2,516                     1,280        1,280                       350
Real estate taxes......       5,823                     5,823        1,931                     1,931          463
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total expenses.....      26,254        2,074       28,328        4,485        1,129        5,614        1,913          239
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before minority
  interest.............   $   5,495    $  (1,850)   $   3,645    $   4,249    $  (1,106)   $   3,143    $   1,776    $     (88)
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                         TOTAL
                          PRO FORMA    PRO FORMA
                         -----------  -----------
Revenue:
Rental revenue.........   $   2,662    $  35,936
Escalation &
  reimbursement
  revenues.............       1,160        7,628
Other income...........          18        1,006
                         -----------  -----------
    Total revenues.....       3,840       44,570
                         -----------  -----------
Expenses:
Operating expenses.....       1,339       23,731
Depreciation &
  amortization.........         350        4,146
Real estate taxes......         463        8,217
                         -----------  -----------
    Total expenses.....       2,152       36,094
                         -----------  -----------
Income before minority
  interest.............   $   1,688    $   8,476
                         -----------  -----------
                         -----------  -----------

                             SL GREEN REALTY CORP.
        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



    (I) To reflect the Pending Acquisitions of 711 Third Avenue, 440 Ninth Avenue, 116 Nassau Street and 38 East 30th Street for the year ended December 31, 1997. Historical rental revenue was adjusted for straight line rents and historical operating expenses were reduced for management fees, ground lease adjustment and depreciation was calculated based on the estimated purchase prices.


                           711 THIRD AVENUE                        440 NINTH AVENUE                  116 NASSAU STREET
                 -------------------------------------  ---------------------------------------  --------------------------
                 HISTORICAL   ADJUSTMENT    PRO FORMA   HISTORICAL    ADJUSTMENT     PRO FORMA   HISTORICAL    ADJUSTMENT
                 -----------  -----------  -----------  -----------  -------------  -----------  -----------  -------------
Revenue:
Rental
  revenue......   $  10,097    $      60    $  10,157    $   3,923     $      18     $   3,941    $   1,183
Escalation &
  reimbursement
  revenues.....         353                       353        1,145                       1,145           36
Other income...         847                       847           68                          68            1
                 -----------  -----------  -----------  -----------        -----    -----------  -----------        -----
    Total
     revenues..      11,297           60       11,357        5,136            18         5,154        1,220
                 -----------  -----------  -----------  -----------        -----    -----------  -----------        -----
Expenses:
Operating
  expenses.....       5,434         (284)       5,150        1,948          (256)        1,692          264     $     (59)
Depreciation &
amortization...          --        1,640        1,640                        580           580                        210
Real estate
  taxes........       2,674                     2,674        1,123                       1,123          121
                 -----------  -----------  -----------  -----------        -----    -----------  -----------        -----
    Total
     expenses..       8,108        1,356        9,464        3,071           324         3,395          385           151
                 -----------  -----------  -----------  -----------        -----    -----------  -----------        -----
Income before
  minority
  interest.....   $   3,189    $  (1,296)   $   1,893    $   2,065     $    (306)    $   1,759    $     835     $    (151)
                 -----------  -----------  -----------  -----------        -----    -----------  -----------        -----
                 -----------  -----------  -----------  -----------        -----    -----------  -----------        -----

                                       38 EAST 30TH STREET
                              -------------------------------------     TOTAL
                  PRO FORMA   HISTORICAL   ADJUSTMENT    PRO FORMA    PRO FORMA
                 -----------  -----------  -----------  -----------  -----------
Revenue:
Rental
  revenue......   $   1,183    $   1,240    $      26    $   1,266    $  16,547
Escalation &
  reimbursement
  revenues.....          36          522                       522        2,056
Other income...           1           31                        31          947
                 -----------  -----------  -----------  -----------  -----------
    Total
     revenues..       1,220        1,793           26        1,819       19,550
                 -----------  -----------  -----------  -----------  -----------
Expenses:
Operating
  expenses.....         205          757         (101)         656        7,703
Depreciation &
amortization...         210                       210          210        2,640
Real estate
  taxes........         121          289                       289        4,207
                 -----------  -----------  -----------  -----------  -----------
    Total
     expenses..         536        1,046          109        1,155       14,550
                 -----------  -----------  -----------  -----------  -----------
Income before
  minority
  interest.....   $     684    $     747    $     (83)   $     664    $   5,000
                 -----------  -----------  -----------  -----------  -----------
                 -----------  -----------  -----------  -----------  -----------

                             SL GREEN REALTY CORP.



              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



                               DECEMBER 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



    (J) To reflect the additional borrowings required under the Credit Facility to fund the Pending Acquisitions (7.265% interest rate).


    (K) To reflect for 70 West 36th Street and 1414 Avenue of the Americas, depreciation expense adjustments for real property transfer taxes capitalized in connection with the Formation Transactions which are amortized over the remaining life of the commercial property.

    (L) To reflect the increase in marketing, general and administrative expenses related to operations of a public company for the period January 1, 1997 to August 20, 1997 which includes the following:

Officers' compensation and related costs.............................  $     446
Professional fees....................................................        203
Directors' fees and insurance........................................        174
Printing and distribution costs......................................         87
Other................................................................         51
                                                                       ---------
                                                                       $     961
                                                                       ---------
                                                                       ---------

    The additional officers' compensation and related costs are attributable primarily to Employment Agreements with the officers as further described under the caption "Employment and Non Competition Agreement."

    (M) Represents the reclassifications of leasing commissions attributable to the Service Corporations since all leasing commissions is presently being recorded in the Service Corporations.


    (N) Represents the reduction of interest income from the excess cash that was used to fund Pending Acquisitions.



    (O) Represents the 9.8% interest of the minority shareholders in the Operating Partnership less Unit Holders 9.8% share of the preferred dividends and accretion totalling $789.


    (P) To adjust the provision for doubtful accounts based upon 2% of Pro Forma rental revenue.


    (Q) Represents the 7.75% dividends and accretion on the Preferred Income Equity Mandatory Redeemable Shares. The difference between the carrying value and the redemption amount is being accreted using the interest method over ten years.



    (R) Pro Forma income before extraordinary item per common share--basic is based upon 22,292,311 shares of common stock outstanding as of December 31, 1997. Pro Forma income before extraordinary item per common share--diluted is based upon 22,404,412 weighted average shares of common stock outstanding as of December 31, 1997, which gives effect to stock options (the preferred shares are anti-dilutive). As each Unit is redeemable for cash, or at the Company's election, for one share of common stock, the calculation of earnings per share upon redemption will be unaffected as unitholders and stockholders share equally on a per unit and per share basis in the net income of the Company. Pursuant to the terms of the Partnership Agreement, the Unit holders that received Units at the IPO may not, for up to two years from the IPO date, transfer any of their rights or redeem their Units as a limited partner without the consent of the Company.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the accompanying consolidated balance sheet of SL Green Realty Corp. as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the period August 21, 1997 (date of commencement of operations) to December 31, 1997. We have also audited the financial statement schedule listed in the Index to Financial Statements included in the Prospectus. These financial statements and financial statement schedule are the responsibility of SL Green Realty Corp.'s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of SL Green Realty Corp. at December 31, 1997 and the consolidated results of its operations and its cash flows for the period August 21, 1997 (date of commencement of operations) to December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ Ernst & Young LLP

New York, New York
February 10, 1998 except for the
last two paragraphs in Note 15,
as to which the date is March 18, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the accompanying balance sheet of SL Green Predecessor as of December 31, 1996 and the related combined statements of operations, owners' deficit and cash flows for the period from January 1, 1997 to August 20, 1997 and for each of the two years in the period ended December 31, 1996. We have also audited the financial statement schedule listed in the Index to Financial Statements included in the Prospectus. These financial statements and financial statement schedule are the responsibility of SL Green Predecessor's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly in all material respects, the combined financial position of SL Green Predecessor at December 31, 1996 and the combined results of its operations and its cash flows for the period from January 1, 1997 to August 20, 1997 and for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ Ernst & Young LLP

New York, New York
February 10, 1998

                             SL GREEN REALTY CORP.

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                        SL GREEN       SL GREEN
                                                                                      REALTY CORP.   PREDECESSOR
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  ------------
                                                                                      (CONSOLIDATED)  (COMBINED)
Assets
Commercial real estate properties, at cost:
Land................................................................................   $    53,834    $    4,465
Buildings and improvements..........................................................       272,776        21,819
Property under capital lease........................................................        12,208        --
                                                                                      -------------  ------------
                                                                                           338,818        26,284
Less accumulated depreciation.......................................................       (23,800)       (5,721)
                                                                                      -------------  ------------
                                                                                           315,018        20,563
Cash and cash equivalents...........................................................        12,782           476
Restricted cash.....................................................................        10,310         1,227
Receivables.........................................................................           738           914
Related party receivables...........................................................         1,971         1,186
Deferred rents receivable net of provision for doubtful accounts of $399 in 1997....        11,563         1,265
Investment in Service Corporations..................................................         1,480        --
Mortgage loan receivable............................................................        15,500        --
Investment in uncombined joint venture..............................................       --              1,730
Deferred costs, net.................................................................         6,099         1,371
Other assets........................................................................         7,314         1,340
                                                                                      -------------  ------------
Total assets........................................................................   $   382,775    $   30,072
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                            See accompanying notes.

                             SL GREEN REALTY CORP.

                                 BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         SL GREEN      SL GREEN
                                                                                       REALTY CORP.  PREDECESSOR
                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                                                       (CONSOLIDATED)  (COMBINED)
Liabilities and Stockholders' Equity/ Owners' Deficit
Mortgage notes payable...............................................................   $   52,820    $   16,610
Revolving credit facility............................................................       76,000        --
Accrued interest payable.............................................................          552            90
Accounts payable and accrued expenses................................................        3,340         1,037
Accounts payable to related parties..................................................          367         2,213
Excess of distributions and share of losses over investments in uncombined joint
  ventures...........................................................................       --            17,300
Capitalized lease obligations........................................................       14,490        --
Deferred land lease payable..........................................................        8,481        --
Dividend and distributions payable...................................................        5,136        --
Security deposits....................................................................       11,475         1,227
                                                                                       ------------  ------------
Total liabilities....................................................................      172,661        38,477
Minority interest....................................................................       33,906        --

Commitments, contingencies and other matters

Stockholders' Equity/ Owners' Deficit
    Preferred stock, $.01 par value 25,000 shares authorized, none outstanding
    Common stock, $.01 par value 100,000 shares authorized, 12,292 issued and
      outstanding....................................................................          123        --
    Additional paid-in capital.......................................................      178,669        --
    Distributions in excess of earnings..............................................       (2,584)       --
                                                                                       ------------  ------------
Total stockholders' equity...........................................................      176,208        --
                                                                                       ------------  ------------
Owners' deficit......................................................................       --            (8,405)
                                                                                       ------------  ------------
Total liabilities and stockholders' equity/owners' deficit...........................   $  382,775    $   30,072
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                            See accompanying notes.

                             SL GREEN REALTY CORP.

                            STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     SL GREEN
                                                                   REALTY CORP          SL GREEN PREDECESSOR
                                                                   ------------  ----------------------------------
                                                                   AUGUST 21 TO  JANUARY 1 TO  YEAR ENDED DECEMBER
                                                                   DECEMBER 31,   AUGUST 20,           31,
                                                                       1997          1997        1996       1995
                                                                   ------------  ------------  ---------  ---------
                                                                   (CONSOLIDATED)             (COMBINED)
Revenues
  Rental revenue.................................................   $   20,033    $    4,107   $   4,199  $   2,416
  Escalation and reimbursement revenues..........................        2,205           792       1,051        758
  Management revenues, including $458 (1997), $447 (1996), and
    $449 (1995) from affiliates..................................       --             1,268       2,336      2,260
  Leasing commissions............................................          484         3,464       2,372        897
  Construction revenues, net, including $6 (1997), $35 (1996),
    and $82 (1995), from affiliates..............................       --                77         101        233
  Investment income..............................................          485        --          --         --

  Other income...................................................       --                16         123     --
                                                                   ------------  ------------  ---------  ---------
Total revenues...................................................       23,207         9,724      10,182      6,564
                                                                   ------------  ------------  ---------  ---------

Equity in net (loss) from Service Corporations...................         (101)       --          --         --
Equity in net (loss) of uncombined joint ventures................       --              (770)     (1,408)    (1,914)
                                                                   ------------  ------------  ---------  ---------

Expenses
  Operating expenses.............................................        7,077         2,722       3,197      2,505
  Interest.......................................................        2,135         1,062       1,357      1,212
  Depreciation and amortization..................................        2,815           811         975        775
  Real estate taxes..............................................        3,498           705         703        496
  Marketing, general and administrative..........................          948         2,189       3,250      3,052
                                                                   ------------  ------------  ---------  ---------
Total expenses...................................................       16,473         7,489       9,482      8,040
                                                                   ------------  ------------  ---------  ---------

Income (loss) before minority interest and extraordinary item....        6,633         1,465        (708)    (3,390)
Minority interest in operating partnership.......................       (1,074)       --          --         --
Extraordinary item, net of minority interest of $362 in 1997.....       (1,874)       22,087       8,961     --
                                                                   ------------  ------------  ---------  ---------
Net income (loss)................................................   $    3,685    $   23,552   $   8,253  $  (3,390)
                                                                   ------------  ------------  ---------  ---------
                                                                   ------------  ------------  ---------  ---------
Per share data:
Income per share before extraordinary item.......................   $     0.45
Extraordinary item...............................................        (0.15)
                                                                   ------------
Net income per share--basic and diluted..........................   $     0.30
                                                                   ------------
                                                                   ------------
Basic weighted average common share outstanding..................       12,292
                                                                   ------------
                                                                   ------------
Diluted weighted average common share and common share
  equivalents outstanding........................................       12,404
                                                                   ------------
                                                                   ------------

                            See accompanying notes.

                             SL GREEN REALTY CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                           DISTRIBUTIONS
                                                                              ADDITIONAL        IN
                                                                                PAID-        EXCESS OF
                                                             COMMON STOCK     IN CAPITAL     EARNINGS        TOTAL
                                                           -----------------  ----------  ---------------  ----------
Balance at August 20, 1997 (Inception)
Net proceeds from Initial Public Offering of Common
  stock..................................................      $     123      $  223,366            --     $  223,489
Net income...............................................             --              --     $   3,685          3,685
Cash distributions declared ($0.51 per common share of
  which none represented a return of capital for Federal
  Income Tax purposes)...................................             --              --        (6,269)        (6,269)
Contribution of the net assets of SL Green Predecessor in
  exchange for Units of the Operating Partnership and
  other Formation Transactions...........................             --         (44,697)           --        (44,697)
                                                                   -----      ----------       -------     ----------
Balance at December 31, 1997.............................      $     123      $  178,669     $  (2,584)    $  176,208
                                                                   -----      ----------       -------     ----------
                                                                   -----      ----------       -------     ----------

                            See accompanying notes.

                             SL GREEN REALTY CORP.

                COMBINED STATEMENTS OF OWNERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                                                        SL GREEN
                                                                                                       PREDECESSOR
                                                                                                       -----------
Balance at December 31, 1994.........................................................................   $ (15,521)
  Distributions......................................................................................          --
  Contributions......................................................................................          63
  Net loss for the year ended December 31, 1995......................................................      (3,390)
                                                                                                       -----------
Balance at December 31, 1995.........................................................................     (18,848)
  Distributions......................................................................................        (552)
  Contributions......................................................................................       2,742
  Net income for the year ended December 31, 1996....................................................       8,253
                                                                                                       -----------
Balance at December 31, 1996.........................................................................      (8,405)
  Distributions......................................................................................      (4,024)
  Contributions......................................................................................          25
  Net income for the period ended August 20, 1997....................................................      23,552
                                                                                                       -----------
Balance at August 20, 1997...........................................................................   $  11,148
                                                                                                       -----------
                                                                                                       -----------

                            See accompanying notes.

                             SL GREEN REALTY CORP.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                   SL GREEN            SL GREEN PREDECESSOR
                                                                 REALTY CORP.   -----------------------------------
                                                                 -------------                 YEAR ENDED DECEMBER
                                                                 AUGUST 21, TO  JANUARY 1, TO          31,
                                                                 DECEMBER 31,    AUGUST 20,    --------------------
                                                                     1997           1997         1996       1995
                                                                 -------------  -------------  ---------  ---------
                                                                 (CONSOLIDATED)             (COMBINED)
Operating activities
Net income (loss)..............................................    $   3,685      $  23,552    $   8,253  $  (3,390)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
  Depreciation and amortization................................        2,815            811          975        775
  Equity in net loss (income) from Service Corporations........          101             --           --         --
  Minority interest............................................          712             --           --         --
  Share of net (income) loss from uncombined joint ventures....           --        (21,072)       1,763      2,249
  Deferred rents receivable....................................         (946)          (102)        (362)        87
  Extraordinary -non cash portion, net of minority interest in
    1997.......................................................          803             --       (8,961)        --
Changes in operating assets and liabilities:
  Restricted cash..............................................         (223)            --         (563)       (38)
  Receivables..................................................         (614)          (190)        (531)        47
  Related party receivables....................................       (1,633)          (365)        (170)      (299)
  Deferred costs...............................................         (707)          (279)      (1,108)      (465)
  Other assets.................................................       (3,101)           579         (287)      (858)
  Accounts payable and accrued expenses........................        3,142            118          280       (180)
  Accounts payable to related parties..........................          830           (201)         121        948
  Deferred land lease payable..................................          297             --           --         --
  Security deposits............................................           --             77           --         --
  Security deposits payable....................................           --            (67)         564         29
  Accrued interest payable.....................................          552            (23)         298        861
                                                                 -------------  -------------  ---------  ---------
Net cash provided by (used in) operating activities............        5,713          2,838          272       (234)
                                                                 -------------  -------------  ---------  ---------

Investing activities
Additions to land, buildings and improvements..................     (217,165)        (7,411)     (10,725)      (369)
Contributions to partnership investments.......................           --            (25)      (1,650)       (63)
Distributions from partnership investments.....................           --          1,877           --         --
                                                                 -------------  -------------  ---------  ---------
Net cash used in investing activities..........................     (217,165)        (5,559)     (12,375)      (432)
                                                                 -------------  -------------  ---------  ---------

Financing Activities
Proceeds from mortgage notes payable...........................       21,000          7,000       16,680         --
Payments of mortgage notes payable.............................      (76,822)          (219)      (6,910)        --
Proceeds form senior revolving credit facility.................       76,000             --           --         --
Capitalized lease obligation...................................           58             --           --         --
Mortgage loan receivable.......................................      (15,500)            --           --         --
Cash distributions to owners...................................           --         (4,024)        (552)        --
Cash contributions from owners.................................           --             25        2,742         63
Dividends and distributions paid...............................       (2,348)            --           --         --
Deferred loan costs............................................       (1,643)            --           --         --
Net proceeds from sale of common stock.........................      228,704             --           --         --
Formation expenses.............................................       (5,215)            --           --         --
                                                                 -------------  -------------  ---------  ---------
Net cash provided by financing activities......................      224,234          2,782       11,960         63
Net increase (decrease) in cash and cash equivalents...........       12,782             61         (143)      (603)
Cash and cash equivalents at beginning of period...............           --            476          619      1,222
                                                                 -------------  -------------  ---------  ---------
Cash and cash equivalents at end of period.....................    $  12,782      $     537    $     476  $     619
                                                                 -------------  -------------  ---------  ---------
                                                                 -------------  -------------  ---------  ---------

Supplemental cash flow disclosures
Interest paid..................................................    $   1,583      $   1,085    $   1,059  $     351
                                                                 -------------  -------------  ---------  ---------
                                                                 -------------  -------------  ---------  ---------
Income taxes paid..............................................    $      --      $      --    $      --  $      35
                                                                 -------------  -------------  ---------  ---------
                                                                 -------------  -------------  ---------  ---------
Supplemental disclosure of non-cash investing and financing
  activities
Formation transaction activity:
Assets acquired
  Commercial real estate, net..................................    $  91,123
  Other assets.................................................    $  16,751

Liabilities Assumed
  Mortgage notes payable.......................................    $  73,073
  Capitalized lease obligation.................................    $  14,431
  Deferred land lease..........................................    $   8,184
  Security deposits payable....................................    $   4,262

    In December 1997 the Company declared distributions per unit of $0.35. The distributions were paid in 1998.

                            See accompanying notes.

                             SL GREEN REALTY CORP.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

INITIAL PUBLIC OFFERING AND FORMATION TRANSACTIONS

    SL Green Realty Corp. (the "Company"), a Maryland corporation, and SL Green Operating Partnership, L.P., (the "Operating Partnership"), were formed in June 1997 for the purpose of combining the commercial real estate business of S.L. Green Properties, Inc. and its affiliated partnerships and entities ("SL Green"). The Operating Partnership received a contribution of interest in the real estate properties as well as 95% of the economic interest in the management, leasing and construction companies (the "Service Corporations"). The Company qualifies as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended; and operates as a fully integrated, self-administered, self-managed REIT. A REIT is a legal entity that holds real estate interests and, through payments of dividends to shareholders, is permitted to reduce or avoid the payment of federal income taxes at the corporate level.

    The authorized capital stock of the Company consists of 200 million shares of capital stock, $.01 par value, of which the Company has authorized the issuance of up to 100 million shares of Common Stock, $.01 par value per share, 75 million shares of Excess Stock, at $.01 par value per share, and 25 million shares of Preferred Stock, par value $.01 per share. On August 20, 1997, the Company issued 11.615 million shares of its Common Stock (including the underwriters' over-allotment option of 1.52 million shares) to the public through a public offering (the "Offering"). Concurrently with the consummation of the Offering, the Company issued 38,095 shares of restricted common stock pursuant to stock loans and 85,600 shares of restricted common stock to a financial advisor. In addition, the Company previously issued to its executive officers approximately 553,616 shares, as founders' shares. As of December 31, 1997, no shares of Excess Stock or Preferred Stock are issued and outstanding.

    Concurrent with the consummation of the Offering, the Company and the Operating Partnership, together with the partners and members of the affiliated partnerships of the SL Green Predecessor and other parties which held ownership interests in the properties contributed to the Operating Partnership (collectively, the "Participants"), engaged in certain Formation Transactions (the "Formation Transactions").

    The net cash proceeds received by the Company from the Offering (after deducting underwriting discounts) was $228.7 million. The Company utilized approximately $42.6 million of the Offering proceeds to repay mortgage indebtedness encumbering the properties, including $1.5 million for prepayment penalties and other financing fees and expenses, approximately $6.6 million to purchase the direct or indirect interests of certain participants in the properties, approximately $95.5 million to acquire properties (50 West 23rd Street, 1140 Avenue of the Americas, and 1372 Broadway) approximately $3.4 million to pay certain expenses incurred in the Formation Transactions, $35.6 million to repay a loan from Lehman Brothers Holdings, Inc. ("LBHI") (which included $20 million to repay a loan that was made to a company indirectly owned by Stephen L. Green), $1.8 million to fund the advisory fee payment to Lehman Brothers, Inc. and $41.7 million to fund capital expenditures, general working capital needs and future acquisitions (See note 2).

    Substantially all of the Company's assets are held by, and it conducts its operations through, the Operating Partnership, a Delaware limited partnership. The Company is the sole managing general partner of the Operating Partnership. Continuing investors hold, in the aggregate, a 16.2% limited partnership interest in the Operating Partnership.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
PRINCIPLES OF COMBINATION--SL GREEN PREDECESSOR

    The SL Green Predecessor is not a legal entity but rather a combination of real estate properties and affiliated real estate management, construction and leasing entities under common control and management of Stephen L. Green; and interests owned and managed by Stephen L. Green in entities accounted for on the equity method (see note 2) that are organized as partnerships and a limited liability company. The entities included in this financial statement have been combined for only the periods that they were under common control and management. All significant intercompany transactions and balances have been eliminated in combination. Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the applicable agreements.

    The accompanying combined financial statements include partnerships and corporations which are under common control as follows:

                                                                             STEPHEN L. GREEN
                                                                                PERCENTAGE
ENTITY                                           PROPERTY/SERVICE                OWNERSHIP         OWNERSHIP TYPE
---------------------------------------  ---------------------------------  -------------------  -------------------
Office Property Entities

64-36 Realty Associates................  70 West 36th Street                            95%      General partner
1414 Management Associates, LP           1414 Avenue of the Americas                   100%      General partner

Service Corporations

SL Green Management, Corp..............  Management                                    100%      Sole shareholder
SL Green Leasing, Inc..................  Management and leasing                        100%      Sole shareholder
Emerald City Construction Corp.........  Construction                                  100%      Sole shareholder

    On June 30, 1997, the majority owner of SL Green Predecessor purchased the remaining 90% interest in Praedium Bar Associates LLC, which was funded by a loan from Lehman Brothers Holdings Inc., which as of that date is included in the combined financial statements (see note 2).

    For the entities accounted for on the equity method, SL Green Predecessor records its investments in partnerships and limited liability company at cost and adjusts the investment accounts for its share of the entities' income or loss and for cash distributions and contributions.

MANAGEMENT

    In order to maintain the Company's qualification as a REIT while realizing income from management leasing and construction contracts from third parties, all of the management operations with respect to properties in which the Company will not own 100% of the interest are conducted through the Service Corporations. In so doing, the Company should not incur a risk of this revenue exceeding the 5% REIT Qualifying Income Test. The Company, through the Operating Partnership, owns 100% of the non-voting common stock (representing 95% of the total equity) of the Service Corporations. Through dividends on its equity interest, the Operating Partnership will receive substantially all of the cash flow (if any) from the Service Corporations' operations. All of the voting common stock of the Service Corporations (representing 5% of the total equity) is held by an SL Green affiliate. This controlling interest gives the SL Green

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED) affiliate the power to elect all directors of the Service Corporations. The Company accounts for its investment in the Service Corporations on the equity basis of accounting on the basis that it has significant influence with respect to management and operations.

    All of the management and leasing with respect to the properties contributed and acquired by the Company are conducted through the Management LLC. The Operating Partnership owns 100% interest in the Management LLC.

PARTNERSHIP AGREEMENT

    In accordance with the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"), all allocations of distributions and profits and losses are to be made in proportion to the percentage ownership interests of their respective partners. As the managing general partner of the Operating Partnership, the Company will be required to take such reasonable efforts, as determined by it in its sole discretion, to cause the Operating Partnership to distribute sufficient amounts to enable the payment of sufficient distributions by the Company to avoid any federal income or excise tax at the Company level as a consequence of a sale of a SL Green property. Under the Operating Partnership agreement each limited partner will have the right to redeem limited partnership interest for cash, or if the Company so elects shares of common stock. In accordance with the Operating Partnership Agreement, the Company is prohibited from selling 673 First Avenue and 470 Park Avenue South through August 2009. Pursuant to the terms of the Operating Partnership's partnership agreement, the Units issued to the Company's management and continuing investors at the IPO may not, for up to two years from the IPO date, transfer any of their rights or redeem their Units as a limited partner without the consent of the Company.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

DEPRECIATION OF REAL ESTATE PROPERTIES

Depreciation and amortization is computed on the straight-line method as follows.

CATEGORY                                                                            TERM
--------------------------------------------------------  --------------------------------------------------------
Building (fee ownership)................................  40 years
Building improvements...................................  remaining life of the building
Building (leasehold interest)...........................  lesser of 40 years or remaining life of the lease
Property under capital lease............................  49 years
Furniture and fixtures..................................  four to seven years
Tenant improvements.....................................  remaining life of the lease

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

DEPRECIATION OF REAL ESTATE PROPERTIES (CONTINUED)
    Depreciation expense included amortization of the capital lease asset amounted to $2,526 for the period August 21, 1997 to December 31, 1997 and $591 for the period January 1, 1997 to August 20, 1997, $788 and $579 in 1996 and 1995 respectively.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RESTRICTED CASH

    Restricted cash primarily consists of security deposits held on behalf of tenants.

REVENUE RECOGNITION

    Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying balance sheets. The Company establishes an allowance on a current basis a reserve for future potential tenant credit losses, which may occur against this account. The balance reflected on the balance sheet is net of such allowance.

RENT EXPENSE

    Rent expense is recognized on a straight-line basis over the initial term of the lease. The excess of the rent expense recognized over the amounts contractually due pursuant to the underlining lease is included in the deferred lease payable in the accompanying combined balance sheet.

DEFERRED LEASE COSTS

    Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the initial lease term or renewal period as appropriate.

DEFERRED FINANCING COSTS

    Deferred financing costs represent commitment fees, legal and other third party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements. Unamortized deferred financing costs are expensed when the associated debt is refinanced before maturity. Costs incurred in seeking financial transactions which do not close are expensed in the period incurred.

EARNINGS PER SHARE

    In 1997, Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share ("SFAS No. 128"), replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

EARNINGS PER SHARE (CONTINUED)
effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for the quarter ended September 30, 1997 have been restated to conform to SFAS No. 128 requirements.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high quality institutions. Management of the Company performs ongoing credit evaluation of its tenants and requires certain tenants to provide security deposits. Though these security deposits are insufficient to meet the terminal value of a tenant's lease obligation, they are a measure of good faith and a source of funds to offset the economic costs associated with lost rent and the costs associated with retenanting the space. Although the SL Green Predecessors' buildings and new acquisitions are all located in Manhattan, the tenants located in these buildings operate in various industries and no single tenant represents a dominant share of the Company's revenue and no tenant represents 10% of the Company's revenue. Approximately 19% of the Company's revenue for the period August 21, 1997 to December 31, 1997 was derived from 673 First Avenue.

STOCK-BASED COMPENSATION

    The Company accounts for its stock compensation arrangements under the provisions of APB opinion No. 25, "Accounting for Stock Issued to Employees". Since the stock options are granted by the Company at the fair value of the shares at the date of grant, no compensation expense is recognized in the financial statements. Awards of stock, restricted stock or employee loans to purchase stock which may be forgiven over a period of time are expensed as compensation expense on a current basis over the benefit period.

INCOME TAXES

    The Company is taxed as a REIT under Section 856(c) of the Internal Revenue Code of 1986, as amended, commencing with the period August 21, 1997 to December 31, 1997. As a REIT, the Company generally is not subject to federal income tax. To maintain qualification as a REIT, the Company must distribute at least 95% of its REIT taxable income to its stockholders and meet certain other requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes on its income and property. Under certain circumstances, federal income and excise taxes may be due on its undistributed taxable income. At December 31, 1997, the Company believes it is in compliance with all REIT requirements and was not subject to federal income taxes.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    SFAS 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS No. 131") is effective for financial statements issued for periods beginning after December 15, 1997. SFAS No. 131 requires disclosures about segments of an enterprise and related information regarding the different types

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED) of business activities in which an enterprise engages and the different economic environments in which it operates.

    The Company does not believe that the implementation of SFAS No. 131 will have a material impact on its financial statements.

2. INVESTMENT IN UNCOMBINED JOINT VENTURES

    The SL Green Predecessor's investments in three partnerships and a limited liability company had been accounted for under the equity method since control was shared with other parties. The investment in partnerships and limited liability company were as follows:

PARTNERSHIPS/LIMITED                                           GREEN GROUP
LIABILITY COMPANY                         PROPERTY              OWNERSHIP               OWNERSHIP TYPE
-------------------------------  --------------------------  ---------------  ----------------------------------
673 First Realty Company.......  673 First Avenue                      67%    Co-general partner
470 Park South Associates, LP..  470 Park Avenue South                 65%    Co-general partner
29/35 Realty Associates, LP....  29 West 35th Street                 21.5%    Co-general partner
Praedium Bar Associates, LLC
 ("Praedium Bar")..............  36 West 44th Street                   10%(A) Has veto rights relating to sale
                                                                              and financing

------------------------

(A) Praedium Bar acquired the first mortgage related to the property in October, 1996 which provides for substantially all the economic interest in the property and has the sole right to purchase the fee interest, (the property deed is in escrow), for a nominal cost; accordingly SL Green Predecessor has accounted for Praedium Bar investment as a ownership interest in the property. On June 30, 1997, the majority owner of SL Green Predecessor purchased the remaining 90% interest in Praedium Bar Associates, LLC for $6.3 million. The current owners of the fee interest in 36 West 44th Street and the leasehold interest in 35 West 43rd Street are obligated to transfer their interests, in this property to the Company not later than October 1, 1998.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

2. INVESTMENT IN UNCOMBINED JOINT VENTURE (CONTINUED)

    Condensed combined financial statements of the partnerships and the limited liability company, are as follows:

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
CONDENSED BALANCE SHEETS
ASSETS:
Commercial real estate property, net................................................................   $   72,958
Deferred rent receivable............................................................................       14,860
Cash and cash equivalents, including restricted cash of $1,588......................................        3,811
Deferred costs and other assets.....................................................................        7,271
                                                                                                      ------------
Total assets........................................................................................   $   98,900
                                                                                                      ------------
                                                                                                      ------------
LIABILITIES:
Mortgages and accrued interest payable..............................................................   $   90,245
Obligations under capital lease.....................................................................       14,265
Deferred rent payable...............................................................................       11,459
Accounts payable and other liabilities..............................................................        4,560
Owners' deficit
  SL Green Predecessor..............................................................................      (15,570)
  Other partners....................................................................................       (6,059)
                                                                                                      ------------
Total owners' deficit...............................................................................      (21,629)
                                                                                                      ------------
Total liabilities and owner's deficit...............................................................   $   98,900
                                                                                                      ------------
                                                                                                      ------------

                                                                            JANUARY 1,   YEAR ENDED DECEMBER
                                                                                TO               31,
                                                                            AUGUST 20,   --------------------
                                                                               1997        1996       1995
                                                                           ------------  ---------  ---------
CONDENSED STATEMENTS OF OPERATIONS
  Rental revenue and escalations.........................................   $   13,552   $  18,874  $  17,934
  Other revenue..........................................................       --              28         18
                                                                           ------------  ---------  ---------
  Total revenues.........................................................       13,552      18,902     17,952
                                                                           ------------  ---------  ---------
  Interest...............................................................        5,320       7,743      7,785
  Depreciation and amortization..........................................        2,510       3,580      3,768
  Operating and other expenses...........................................        7,142      10,036      9,552
                                                                           ------------  ---------  ---------
  Total expenses.........................................................       14,972      21,359     21,105
                                                                           ------------  ---------  ---------
  Operating loss before outside partner's interest.......................       (1,420)     (2,457)    (3,153)
  Elimination of inter-company management fees...........................          240         355        335
  Extraordinary gain on forgiveness of debt..............................       33,419      --         --
  Other partner share of the (income) loss...............................      (10,922)        694        904
                                                                           ------------  ---------  ---------
  Income (loss) allocated to the SL Green Predecessor....................   $   21,317   $  (1,408) $  (1,914)
                                                                           ------------  ---------  ---------
                                                                           ------------  ---------  ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

2. INVESTMENT IN UNCOMBINED JOINT VENTURE (CONTINUED)
    There are several business relationships with related parties which involve management, leasing and construction fee revenues and maintenance expense. Transactions relative to the aforementioned combined statements of operations and balance sheet for the equity investees include the following before elimination of intercompany transactions:

                                                                          JANUARY 1, TO      YEAR ENDED DECEMBER 31,
                                                                           AUGUST 20,    --------------------------------
                                                                              1997            1996             1995
                                                                          -------------  ---------------  ---------------
Management fee expenses.................................................    $     448       $     622        $     563
Leasing commission expenses.............................................          295             218               48
Construction fees.......................................................        1,796             185              376
Maintenance expenses....................................................          186             227              132

3. PROPERTY ACQUISITIONS

    In connection with the Formation Transaction (see note 1), the Company acquired the first mortgage related to 1372 Broadway on August 21, 1997 which provides for substantially all of the economic interest in the property and has the sole right to purchase the fee interest; accordingly, the Company has accounted for the 1372 Broadway investment as ownership interest in the property. The Company purchased the fee interest in January 1998 for approximately $1 million.

    On September 15, 1997, the Operating Partnership acquired the land and building at 110 East 42nd Street for $30 million. The acquisition was funded by proceeds of an LBHI loan and the Offering.

    On December 19, 1997, the Operating Partnership exercised the Company's option to acquire an interest in 17 Battery Place for approximately $59 million. In connection with this acquisition, the Company also loaned $15.5 million to the co-tenant at 17 Battery Place. The mortgage receivable bears interest at 12% and is due September 30, 1998 and is secured by a first mortgage on the co-tenant's interest in the property. The cash required to purchase the investment and make the loan were funded through borrowings under the Company's senior unsecured revolving credit facility.

    In connection with the acquisition of 17 Battery Place, prior to January 1, 1999, the Company is required to make available up to 153,000 rentable square feet of vacant office space to tenants of 17 Battery Place, who currently occupy portions of the co-tenants space. In order to convert the upper floors of the South Building into hotel/ residential space, the co-tenant plans to exercise relocation options to relocate tenants from its hotel/ residential space to the Company's office space.

    On December 30, 1997 the Operating Partnership acquired a condominium ownership interest at 633 Third Avenue for $10.5 million and a capital reserve of $1 million. The acquisition was funded by proceeds from a mortgage loan on 50 West 23rd Street and cash on hand.

    The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 1997 and 1996 as though each acquisition described above and each acquisition included in the Offering and Formation Transactions was made on January 1, 1996.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

3. PROPERTY ACQUISITIONS (CONTINUED)

                                                                                                1997       1996
                                                                                              ---------  ---------
Revenues....................................................................................  $  80,675  $  78,648
Pro forma net income........................................................................     18,147     14,348
Pro forma basic earnings per share..........................................................       1.47       1.18
Pro forma diluted earnings per share........................................................       1.46       1.17
Common and common equivalent share--basic...................................................     12,293     12,293
Common and common equivalent share--diluted.................................................     12,404     12,404

4. DEFERRED COSTS

Deferred costs consist of the following:

                                                                                                 1997       1996
                                                                                              ----------  ---------
Deferred financing..........................................................................  $    3,147  $     982
Deferred lease..............................................................................       7,201      1,613
Deferred offering...........................................................................      --             87
                                                                                              ----------  ---------
                                                                                                  10,348      2,682
Less accumulated amortization...............................................................      (4,249)    (1,311)
                                                                                              ----------  ---------
                                                                                              $    6,099  $   1,371
                                                                                              ----------  ---------
                                                                                              ----------  ---------

5. MORTGAGE NOTES PAYABLE AND REVOLVING CREDIT FACILITY

    The mortgage notes payable collateralized by the respective properties and assignment of leases at December 31, 1997 and 1996 are as follows:

PROPERTY                                            MORTGAGE NOTES                             1997       1996
--------------------------  ---------------------------------------------------------------  ---------  ---------
1414 Avenue of the          First mortgage note with interest payable at 7.875%, due June
  Americas                    1, 2006(A)                                                     $  --      $   9,946
70 West 36th Street         First mortgage note with interest payable at LIBOR plus 2%, due
                              January 29, 2001 (A) (B)                                          --          6,664
50 West 23rd Street         Note payable to Lehman Brothers Holdings, Inc. with interest based on LIBOR plus 1.75% (7.6875% at December 31, 1997) due
                              December, 2007 (C)                                                 7,000     --
50 West 23rd Street         Note payable to Lehman Brothers Holdings Inc., with interest at
                              7.47% due August, 2007 (C)                                        14,000     --
29 West 35th Street         First mortgage note with interest payable at 8.464%, due
                              February 1, 2001                                                   2,974
673 First Avenue            First mortgage note with interest payable at 9.0%, due December
                              13, 2003                                                          18,013
470 Park Avenue South       First mortgage note with interest payable at 8.25%, due April
                              1, 2004                                                           10,833
                                                                                             ---------  ---------
                            Total mortgage notes payable                                     $  52,820  $  16,610
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

5. MORTGAGE NOTES PAYABLE AND REVOLVING CREDIT FACILITY (CONTINUED)
------------------------

(A) These loans were repaid in connection with proceeds from the Offering.

(B) In January, 1996, the first mortgage was bifurcated into a first and second mortgage; the second mortgage was acquired by an unrelated entity for no consideration. In December 1996 the holder of the second mortgage on 70 West 36th Street forgave the indebtedness for no consideration; as a result SL Green Predecessor recognized extraordinary income of $8,961. The remaining unpaid portion of the first mortgage was paid during August 1997.

(C) The Lehman Brothers Holdings Inc. loan is collateralized by partnership interests in certain property-owning entities.

    On December 19, 1997 the Company entered into a $140 million three year senior unsecured revolving credit facility (the "Credit Facility") due December 2000. Availability under the Credit Facility may be limited to an amount less than $140 million which is calculated by several factors including recent acquisition activity and most recent quarterly property performance. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to the London Interbank Offered Rate ("LIBOR") applicable to each interest period plus 130 basis points to 145 basis points per annum. The Credit Facility requires the Company to comply with certain covenants, including but not limited to, maintenance of certain financial ratios. At December 31, 1997 the outstanding amount of indebtedness under the Credit Facility was $76 million, and the interest rate on such indebtedness was 7.265% per annum. At December 31, 1997 the Company's borrowing availability was $40 million.

    The interest rate of the existing mortgage loan which is collateralized by 50 West 23rd Street can be fixed in the future at 150 basis points plus the ten year US Treasury Note rate and maturing co-terminously with the underlying mortgage note when certain income targets are met.

PRINCIPAL MATURITIES

    Combined aggregate principal maturities of mortgages and notes payable as of December 31, 1997 are as follows:

1998..............................................................  $   1,973
1999..............................................................      2,228
2000..............................................................     79,241
2001..............................................................      3,473
2002..............................................................      3,782
Thereafter........................................................     38,123
                                                                    ---------
                                                                    $ 128,820
                                                                    ---------
                                                                    ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

5. MORTGAGE NOTES PAYABLE AND REVOLVING CREDIT FACILITY (CONTINUED)

MORTGAGE RECORDING TAX--HYPOTHECATED LOAN

    The Operating Partnership received loans totaling approximately $69.5 million from LBHI. These loans are collateralized by the mortgages encumbering the Operating Partnership's interests in 1140 Avenue of the Americas and 110 East 42nd Street. The loans are also collateralized by an equivalent amount of the Company's cash which is held by LBHI and invested in US Treasury securities. Interest earned on the cash collateral is applied by Lehman to service the loans which interest rate is commensurate with that of the portfolio of US Treasury securities, which mature on May 15, 1998. The Operating Partnership and LBHI each have the right of offset and therefore the loans and the cash collateral have been presented on a net basis in the consolidated balance sheet at December 31, 1997. The purpose of these loans is to temporarily preserve mortgage recording tax credits for future potential acquisitions of real property which the Company may make, the financing of which may include property based debt, for which these credits would be applicable and provide a financial savings.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the SL Green Predecessor could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash equivalents, variable rate mortgages and fixed rate debt are carried at amounts which reasonably approximate their fair values.

    Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

7. RENTAL INCOME

    The Operating Partnership is the lessor and the sublessor to tenants under operating leases with expiration dates ranging from 1998 to 2011. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments. The leases generally also require that the tenants reimburse the Company for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for leases in effect at December 31, 1997 are as follows:

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

7. RENTAL INCOME (CONTINUED)

1998..............................................  $  61,039
1999..............................................     59,423
2000..............................................     56,234
2001..............................................     53,146
2002..............................................     50,683
Thereafter........................................    212,478
                                                    ---------
                                                    $ 493,003
                                                    ---------
                                                    ---------

8. RELATED PARTY TRANSACTIONS

    There are several business relationships with related parties, entities owned by Stephen L. Green or relatives of Stephen L. Green exclusive of the uncombined joint ventures (see note 2) which involve management, leasing, and construction fee revenues, rental income and maintenance expenses in the ordinary course of business. These transactions for the years ended December 31, include the following:

                                                                         AUGUST 21,       JANUARY 1,
                                                                             TO               TO
                                                                        DECEMBER 31,      AUGUST 20,
                                                                            1997             1997          1996       1995
                                                                       ---------------  ---------------  ---------  ---------
Management revenues..................................................     $      78        $     172     $     180  $     221
Leasing commission revenues..........................................             8               29            37         36
Construction fees....................................................            14               37            25         69
Rental income........................................................            --               43            33         25
Maintenance expense..................................................           119              163            93         32

Amounts due from related parties at December 31, consist of:

                                                                                                   1997       1996
                                                                                                 ---------  ---------
SL Green Properties Inc........................................................................  $  --      $     507
First Quality Maintenance......................................................................     --            160
250 PAS, Associates, LP........................................................................     --            363
SL Green Management............................................................................        582     --
SL Green Leasing...............................................................................        498     --
Emerald City Corporation.......................................................................        166     --
Officers.......................................................................................        725        156
                                                                                                 ---------  ---------
                                                                                                 $   1,971  $   1,186
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

8. RELATED PARTY TRANSACTIONS (CONTINUED)
Amounts due to related parties at December 31, consist of:

                                                                                                     1997       1996
                                                                                                   ---------  ---------
29 West 35th Street Predecessor Partnership......................................................  $      45  $  --
36 West 44th Street Predecessor Partnership......................................................         56     --
70 West 36th Street Predecessor Partnership......................................................         67     --
1414 Avenue of the Americas Predecessor Partnership..............................................         88     --
470 Park Avenue South Predecessor Partnership....................................................         72     --
673 First Avenue Predecessor Partnership.........................................................         39     --
SL Green Properties, Inc.........................................................................     --          2,213
                                                                                                   ---------  ---------
                                                                                                   $     367  $   2,213
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

9. STOCKHOLDERS' EQUITY

    The authorized capital stock of the Company consists of $200 million shares of capital stock, $.01 par value, of which the Company has authorized the issuance of up to 100 million shares of Common Stock $0.01 par value per share, 75 million shares of excess stock, at $0.01 par value per share and 25 million shares of preferred stock, par value $0.01 per share. Under the Company's Charter, the Board of Directors will have authority to issue, without any further action by the stockholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Directors may determine.

    During August 1997, the Company instituted the 1997 Stock Option and Incentive Plan (The "Stock Option Plan"). The Stock Option Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs"), (ii) the grant of stock options that do not so qualify ("NQSOs"), (iii) the grant of stock options in lieu of cash Directors' fees and employee bonuses, (iv) grants of shares of Common Stock, in lieu of compensation and (v) the making of loans to acquire shares of Common Stock, in lieu of compensation. The exercise price of stock options will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Director's fees and employee bonuses, the exercise price may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. At December 31, 1997,
1.1 million shares of Common Stock are reserved for exercise of warrants and stock options.

    Options granted under the 1997 qualified stock option plan are exercisable at the fair market value on the date of grant and, subject to termination of employment, expire ten years form the date of grant, are not transferable other than on death, and are exercisable in three equal annual installments commencing one year from the date of grant (with the exception of 10,000 options which have a vesting period of one year).

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

9. STOCKHOLDERS' EQUITY (CONTINUED)
Information on stock options is shown in the following table:

                                                               SHARES OUTSTANDING    EXERCISABLE       PRICE RANGE
                                                               ------------------  ---------------  ------------------
Balances at August 21, 1997..................................          --                    --             --
Granted......................................................         626,000                --     $     21.00
Granted......................................................          34,000                --     $     24.69
Granted......................................................          10,000                --     $     26.19
Became Exercisable...........................................          --                    --             --
Canceled.....................................................         (10,000)               --     $     21.00
                                                                     --------               ---
Balances at December 31, 1997................................         660,000                --     $  21.00-$26.19
                                                                     --------               ---
                                                                     --------               ---

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's pro forma net income and earnings per share would have differed. The Black-Scholes option pricing model estimates fair value of options using subjective assumptions which can materially effect fair value estimates and, therefore, do not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model for all options granted on or after August 20, 1997 and a risk-free interest rate of 5.00%, dividend yield on common stock of 5%, a volatility factor for the market price of the Company's Common Stock of .259 and a weighted-average expected life of options of approximately four years, the Company's pro forma net income, basic pro forma earnings per share and diluted pro forma earnings per share would have been $3,439, $0.28 and $0.28, respectively, for the period August 20, 1997 to December 31, 1997. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

EARNINGS PER SHARE

    Basic and diluted earnings per common share for the period ended December 31, 1997 have been computed based upon weighted average equivalent shares outstanding of 12,292 and 12,404 respectively. The difference in the weighted average shares outstanding represents the inclusion of common share equivalents from options issued and outstanding at December 31, 1997 in the calculation of diluted earnings per share which is not included in basic earnings per share.

10. BENEFIT PLANS

    The building employees of the individual partnerships are covered by multi-employer defined benefit pension plans and post-retirement health and welfare plans. Contributions to these plans amounted to $35, $44, $30 and $7 during the periods August 21, 1997 to December 31, 1997, January 1, 1997 to August 20, 1997 and the years ended December 31, 1996 and 1995, respectively. Separate actuarial information

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

10. BENEFIT PLANS (CONTINUED)
regarding such plans is not made available to the contributing employers by the union administrators or trustees, since the plans do not maintain separate records for each reporting unit.

401(K) PLAN

    During August 1997, the Company implemented a 401(k) Savings/ Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate. The 401(k) Plan permits eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company did not make any contributions to the 401(k) Plan during 1997.

11. COMMITMENTS AND CONTINGENCIES

    The Company and the Operating Partnership are not presently involved in any material litigation nor, to their knowledge, is any material litigation threatened against them or their properties, other than routine litigation arising in the ordinary course of business. Management believes the costs, if any, incurred by the Company and the Operating Partnership related to this litigation will not materially affect the financial position, operating results or liquidity of the Company and the Operating Partnership.

    The Company has entered into employment agreements with certain executive officers. Six executive officers have three year employment agreements which expire in August 2000. The base compensation associated with these employment agreements total $1,100 annually.

    The SL Green Predecessor is the lessor and sub-lessor of commercial buildings under operating leases with expiration dates ranging from 1998 to 2031. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments. The leases generally also require that the tenants reimburse the SL Green Predecessor for increases in certain operating costs and real estate taxes above their base year costs.

    In April 1988, the SL Green Predecessor entered into a lease agreement for property at 673 First Avenue in New York City, which has been capitalized for financial statement purposes. Land was estimated to be approximately 70% of the fair market value of the property. The portion of the lease attributed to land is classified as an operating lease and the remainder as a capital lease. The initial lease term is 49 years with an option for an additional 26 years. Beginning in lease year 11 and 25, the lessor is entitled to additional rent as defined by the lease agreement.

    The Company leases 673 First Avenue with a cost basis of $12,208 and cumulative amortization of $2,284 under a capital lease at December 31, 1997. The following is a schedule of future minimum lease payments under capital leases and noncancellable operating leases with initial terms in excess of one year as of December 31, 1997:

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

                                                                                                   NONCANCELLABLE
                                                                                       CAPITAL       OPERATING
DECEMBER 31                                                                            LEASES          LEASES
----------------------------------------------------------------------------------  -------------  --------------
1998..............................................................................   $     1,140    $      3,101
1999..............................................................................         1,140           3,101
2000..............................................................................         1,177           3,218
2001..............................................................................         1,290           3,451
2002..............................................................................         1,290           4,741
Thereafter........................................................................        62,886         158,015
                                                                                    -------------  --------------
Total minimum lease payments......................................................        68,923    $    175,627
                                                                                                   --------------
                                                                                                   --------------
Less amount representing interest.................................................       (54,433)
                                                                                    -------------
Present value of net minimum lease payments.......................................   $    14,490
                                                                                    -------------
                                                                                    -------------

    Rent expense under noncancellable operating leases for the year ended December 31, 1997 was $1,560.

12. ENVIRONMENTAL MATTERS

    The management of the Company believes that the properties are in compliance in all material respects with applicable federal, state and local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability that management believes would have a material adverse impact on the Company's financial position, results of operations or cash flows. Management is unaware of any instances in which it would incur significant environmental cost if any of the properties were sold.

13. EXTRAORDINARY ITEMS

    Forgiveness of mortgage debt totaling $22,087 (net of other partners' share of $11,332 for the period January 1, 1997 to August 20, 1997) is reflected in the accompanying SL Green Predecessor financial statements as an extraordinary gain.

    Prepayment penalties of $1,071 (net of minority interest of $207) and unamortized deferred charges of $803 (net of minority interest of $155) related to mortgages paid in connection with the Formation Transactions were expensed and are reflected in the Company's financial statements as an extraordinary loss.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following summary represents the Company's results of operations for the quarters ended September 30, 1997 (August 21, 1997 to September 30, 1997) December 31, 1997 (in thousands, except share amounts)

                                                                               QUARTER ENDED       QUARTER ENDED
                                                                             DECEMBER 31, 1997  SEPTEMBER 30, 1997
                                                                             -----------------  -------------------
Total revenues.............................................................      $  16,058           $   7,149
                                                                                   -------              ------
                                                                                   -------              ------
Income net of minority interest and before extraordinary item..............      $   3,033           $   2,056
                                                                                   -------              ------
                                                                                   -------              ------
Net income.................................................................      $   3,503           $     182
                                                                                   -------              ------
                                                                                   -------              ------
Income per share before extraordinary item.................................      $    0.29           $    0.17
                                                                                   -------              ------
                                                                                   -------              ------
Net income per share--basic................................................      $    0.29           $    0.01
                                                                                   -------              ------
                                                                                   -------              ------
Net income per share--diluted..............................................      $    0.28           $    0.01
                                                                                   -------              ------
                                                                                   -------              ------

    The 1997 quarters' earnings per share amounts have been restated to comply with SFAS No. 128.

15. SUBSEQUENT EVENTS

ACQUISITION OF 321 AND HELMSLEY PROPERTIES

    The Company announced in February 1998 three (3) additional properties placed under contract for purchase at a cost of approximately $176 million. The properties aggregate rentable area is approximately 1.7 million square feet. The Company closed two of these acquisitions in March 1998 and the third is expected to close during the second quarter of 1998. Acquisition financing for these properties was obtained through a commitment from Lehman Brothers Holdings, Inc. for a short term acquisition facility for up to $275 million. The Company used these loan proceeds to (i) re-pay the current balance on its line of credit ($93 million at March 1, 1998), (ii) fund the closing of the announced acquisitions and (iii) provide for general corporate purposes. The three acquisition properties are as follows:

321 WEST 44TH STREET

    On January 26, 1998 SL Green announced it had placed under contract a 200,000 square foot office building at 321 West 44th Street. The property was contracted to be acquired for $17 million in cash and was approximately 96% leased at the time of acquisition. Closing is anticipated to occur during the second quarter of 1998.

                             SL GREEN REALTY CORP.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

15. SUBSEQUENT EVENTS (CONTINUED)
ACQUISITION OF HELMSLEY PROPERTIES (CONTINUED)

    On February 20, 1998 the Company announced it had placed under contract for purchase of the fee interest in one property (1466 Broadway) and the operating interest of another property (420 Lexington Avenue, the Graybar Building) from the Helmsley organization. The Graybar building is located adjacent to Grand Central Station and encompasses approximately 1.2 million square feet. 1466 Broadway is located in the heart of Times Square at 42nd Street and Broadway encompassing approximately 290,000 square feet. The aggregate base purchase price for the two properties is $142 million. At the time the acquisition was announced, the Graybar building was 83% leased and 1466 Broadway was approximately 87% leased. The Company closed on these acquisitions on March 18, 1998.

ACQUISITION FINANCING

    Subsequent to December 31, 1997, the Company asked the Credit Facility banking group to temporarily relieve the Company from its obligations under the financial covenants of the Credit Facility, in order to close an additional financing necessary to acquire the Helmsley properties (the "Acquisition Facility"). This Acquisition Facility which closed in March financed the Helmsley properties, paid-off the outstanding balance on the Company's Credit Facility and provide on going liquidity for future acquisition and corporate needs. The term of the Acquisition Facility is one year. The interest rate is determined by a schedule of the percent of loan commitment outstanding and the duration of the outstanding commitments, ranging from 170 basis points over LIBOR to 300 basis points over LIBOR (7.3875% at date of borrowing). The original Credit Facility will remain committed but unused until the Acquisition Facility is paid off through either permanent debt or an equity financing and the Company's financial covenant obligations are restored.

                             SL GREEN REALTY CORP.
             SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                              COLUMN D                    COLUMN E
                                                                    ----------------------------  ------------------------
                                                  COLUMN C                                         GROSS AMOUNT AT WHICH
                                          ------------------------        COST CAPITALIZED
                                                                     SUBSEQUENT TO ACQUISITION            CARRIED
                                                INITIAL COST                                         AT CLOSE OF PERIOD
COLUMN A                      COLUMN B    ------------------------  ----------------------------  ------------------------
--------------------------  ------------             BUILDING AND                 BUILDING AND               BUILDING AND
DESCRIPTION(2)              ENCUMBRANCE     LAND     IMPROVEMENTS      LAND       IMPROVEMENTS      LAND     IMPROVEMENTS
--------------------------  ------------  ---------  -------------     -----     ---------------  ---------  -------------
70 West 36th Street                  --   $   1,517    $   7,700     $      13      $   7,342     $   1,530    $  15,042
1414 Avenue of the
  Americas                           --       2,948        6,790            60            716         3,008        7,506
673 First Avenue             $   18,013          --       43,618            --             82            --       43,700
                            (1 mortgage)
29 West 35th Street               2,974         339        5,682            --             89           339        5,771
                            (1 mortgage)
470 Park Avenue South            10,833       3,750      30,718             --            212         3,750      30,930
                            (1 mortgage)
36 West 44th Street                  --       3,259      13,330             --            592         3,259      13,922
1372 Broadway                        --      10,478      41,912             66            485        10,544      42,397
1140 Avenue of the
  Americas                           --       4,207      16,828             54            231         4,261      17,059
50 West 23rd Street              21,000       7,217      28,866             43            180         7,260      29,046
                            (1 mortgage)
17 Battery Place                     --      11,686      46,744             --             --        11,686      46,744
110 East 42nd Street                 --       6,000      24,070             26            115         6,026      24,185
633 Third Avenue                     --       2,171       8,682             --             --         2,171       8,682
                            ------------  ---------  -------------       -----        -------     ---------  -------------
                            $    52,820   $  53,572  $  274,940     $      262   $     10,044     $  53,834  $  284,984
                            ------------  ---------  -------------       -----        -------     ---------  -------------
                            ------------  ---------  -------------       -----        -------     ---------  -------------


                                                                                     COLUMN I
                                         COLUMN F       COLUMN G      COLUMN H    ---------------
COLUMN A                               -------------  -------------  -----------   LIFE ON WHICH
--------------------------              ACCUMULATED      DATE OF        DATE      DEPRECIATION IS
DESCRIPTION(2)                TOTAL    DEPRECIATION   CONSTRUCTION    ACQUIRED       COMPUTED
--------------------------  ---------  -------------  -------------  -----------  ---------------
70 West 36th Street         $  16,572    $   6,183                     12/19/84        Various
1414 Avenue of the
  Americas                     10,514          378                      6/18/96        Various
673 First Avenue               43,700        8,432                      8/20/97        Various

29 West 35th Street             6,110          474                      8/20/97        Various

470 Park Avenue South          34,680        7,044                      8/20/97       Various

36 West 44th Street            17,181          307                      8/20/97       Various
1372 Broadway                  52,941          385                      8/20/97       Various
1140 Avenue of the
  Americas                     21,320          154                      8/20/97       Various
50 West 23rd Street            36,306          265                      8/20/97       Various

17 Battery Place               58,430           --                     12/19/97       Various
110 East 42nd Street           30,211          178                      9/15/97       Various
633 Third Avenue               10,853           --                     12/30/97       Various
                            ---------  -------------
                            $ 338,818  $    23,800
                            ---------  -------------
                            ---------  -------------

------------------------

(1) Encumbrance includes accrued interest of $235 December 31, 1996

(2) All properties located in New York, New York

                             SL GREEN REALTY CORP.
             SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

The changes in real estate for the three years ended December 31, 1997 are as follows:

                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
Balance at beginning of year....................................................  $   26,284  $  15,559  $  15,190
Property Acquisitions and Formation Transactions................................     306,752         --         --
Improvements....................................................................       5,782     10,725        369
                                                                                  ----------  ---------  ---------
Balance at end of year..........................................................  $  338,818  $  26,284  $  15,559
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    The aggregate cost of land, buildings and improvements for Federal income tax purposes at December 31, 1997 was approximately $338,818.

    The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the three years ended December 31, 1997 are as follows:

                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Balance at beginning of year........................................................  $   5,721  $   5,025  $   4,508
Formation Transactions..............................................................     14,073         --         --
Depreciation for year...............................................................      4,006        696        517
                                                                                      ---------  ---------  ---------
Balance at end of year..............................................................  $  23,800  $   5,721  $   5,025
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the accompanying combined balance sheet of the uncombined joint ventures of SL Green Predecessor as of December 31, 1996 and the related combined statements of operations, owners' deficit and cash flows for the period from January 1, 1997 to August 20, 1997 and for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of SL Green Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly in all material respects, the combined financial position of the uncombined joint ventures of SL Green Predecessor at December 31, 1996 and the combined results of its operations and its cash flows for the period from January 1, 1997 to August 20, 1997 and for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /S/ Ernst & Young LLP

New York, New York
February 10, 1998

                          UNCOMBINED JOINT VENTURES OF

                              SL GREEN PREDECESSOR

                             COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

                                            ASSETS
Commercial real estate properties, at cost:
  Land.............................................................................  $   6,366
  Buildings and improvements.......................................................     75,307
  Property under capital lease.....................................................     12,208
                                                                                     ---------
                                                                                        93,881
  Less accumulated depreciation....................................................    (20,923)
                                                                                     ---------
                                                                                        72,958
Cash and cash equivalents..........................................................      2,223
Restricted cash....................................................................      1,588
Deferred rents receivable..........................................................     14,860
Deferred costs, net................................................................      4,812
Other assets.......................................................................      2,459
                                                                                     ---------
Total assets.......................................................................  $  98,900
                                                                                     ---------
                                                                                     ---------
                               LIABILITIES AND OWNERS' DEFICIT
Mortgages and note payable.........................................................  $  74,827
Accrued interest payable...........................................................     15,418
Obligations under capital lease....................................................     14,265
Deferred rent payable..............................................................     11,459
Accounts payable and accrued expenses..............................................      1,200
Accounts payable to related parties................................................        688
Security deposits..................................................................      2,672
                                                                                     ---------
Total liabilities..................................................................    120,529
Commitments, contingencies and other comments
Owners' deficit:
  SL Green Predecessor.............................................................    (15,570)
  Other partners...................................................................     (6,059)
                                                                                     ---------
Total owners' deficit..............................................................    (21,629)
                                                                                     ---------
Total liabilities and owners' deficit..............................................  $  98,900
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                 JANUARY 1,   YEAR ENDED DECEMBER
                                                                                     TO               31,
                                                                                 AUGUST 20    --------------------
                                                                                    1997        1996       1995
                                                                                ------------  ---------  ---------
Revenues:
  Rental revenue..............................................................   $   12,604   $  17,386  $  16,519
  Escalation and reimbursement revenues.......................................          859       1,488      1,415
  Other income................................................................           89          28         18
                                                                                ------------  ---------  ---------
Total revenues................................................................       13,552      18,902     17,952
                                                                                ------------  ---------  ---------
Expenses:
  Operating expenses:
    Other.....................................................................        2,342       3,115      2,931
    Related parties...........................................................          634         849        695
  Real estate taxes...........................................................        1,741       2,316      2,183
  Rent expense................................................................        2,425       3,756      3,743
  Interest....................................................................        5,320       7,743      7,785
  Depreciation and amortization...............................................        2,510       3,580      3,768
                                                                                ------------  ---------  ---------
Total expenses................................................................       14,972      21,359     21,105
                                                                                ------------  ---------  ---------
Loss before extraordinary gain................................................       (1,420)     (2,457)    (3,153)
                                                                                ------------  ---------  ---------
Extraordinary gain............................................................       33,419      --         --
                                                                                ------------  ---------  ---------
Net income (loss).............................................................   $   31,999   $  (2,457) $  (3,153)
                                                                                ------------  ---------  ---------
                                                                                ------------  ---------  ---------

                            See accompanying notes.

                          UNCOMBINED JOINT VENTURES OF

                              SL GREEN PREDECESSOR

                     COMBINED STATEMENTS OF OWNERS' DEFICIT

                             (DOLLARS IN THOUSANDS)

                                                                               SL GREEN &
                                                                                RELATED      ALL OTHER
                                                                                ENTITIES     PARTNERS     TOTAL
                                                                             --------------  ---------  ----------
Balance at December 31, 1994...............................................    $  (13,271)   $  (7,473) $  (20,744)
  Distributions............................................................        --           --          --
  Contributions............................................................            63           62         125
  Net loss for the year ended December 31, 1995............................        (2,249)        (904)     (3,153)
                                                                             --------------  ---------  ----------
Balance at December 31, 1995...............................................       (15,457)      (8,315)    (23,772)
  Distributions............................................................        --           (1,150)     (1,150)
  Contributions............................................................         1,650        4,100       5,750
  Net loss for the year ended December 31, 1996............................        (1,763)        (694)     (2,457)
                                                                             --------------  ---------  ----------
Balance at December 31, 1996...............................................       (15,570)      (6,059)    (21,629)
  Distributions............................................................        (1,702)      (1,345)     (3,047)
  Other-reclassification of joint venture to combined property.............          (880)      (4,463)     (5,343)
  Contributions............................................................           450          385         835
  Net income for the period ending August 20, 1997.........................        21,102       10,897      31,999
                                                                             --------------  ---------  ----------
Balance at August 20, 1997.................................................    $    3,400    $    (585) $    2,815
                                                                             --------------  ---------  ----------
                                                                             --------------  ---------  ----------

                            See accompanying notes.

                          UNCOMBINED JOINT VENTURES OF

                              SL GREEN PREDECESSOR

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                 JANUARY 1,   YEAR ENDED DECEMBER
                                                                                     TO               31,
                                                                                 AUGUST 20    --------------------
                                                                                    1997        1996       1995
                                                                                ------------  ---------  ---------
OPERATING ACTIVITIES
Net Income (loss).............................................................   $   31,999   $  (2,457) $  (3,153)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
  Extraordinary item..........................................................      (33,419)         --         --
  Depreciation and amortization...............................................        2,510       3,580      3,768
  Deferred rents receivable...................................................         (293)       (524)      (370)
  Other.......................................................................           93          --         --
Changes in operating assets and liabilities
  Restricted cash.............................................................         (135)       (383)        70
  Deferred costs..............................................................         (639)       (705)       (54)
  Other assets................................................................        1,552      (1,033)       (75)
  Accounts payable and accrued expenses.......................................         (616)        768       (192)
  Accounts payable to related parties.........................................          (85)        (91)      (124)
  Security deposits...........................................................          133         409       (102)
  Accrued interest on mortgage notes payable..................................        1,144         969      1,781
                                                                                ------------  ---------  ---------
Net cash provided by operating activities.....................................        2,244         533      1,549
                                                                                ------------  ---------  ---------
INVESTING ACTIVITIES
Additions to land, buildings and improvements.................................       (1,232)     (4,583)      (690)
                                                                                ------------  ---------  ---------
Net cash used in investing activities.........................................       (1,232)     (4,583)      (690)
                                                                                ------------  ---------  ---------
FINANCING ACTIVITIES
Payments of mortgage notes payable............................................       (1,211)     (1,674)    (1,531)
Cash distributions to owners..................................................       (3,047)     (1,150)        --
Cash contributions from owners................................................          835       5,750        125
Capitalized lease obligations.................................................          824       1,277      1,532
                                                                                ------------  ---------  ---------
Net cash provided by (used in) financing activities...........................       (2,599)      4,203        126
                                                                                ------------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..........................       (1,587)        153        985
Cash transfer related to Praedium Bar Associates, LLC presented as a combined
  entity......................................................................         (185)         --         --
Cash and cash equivalents at beginning of period..............................        2,223       2,070      1,085
                                                                                ------------  ---------  ---------
Cash and cash equivalents at end of period....................................   $      451   $   2,223  $   2,070
                                                                                ------------  ---------  ---------
                                                                                ------------  ---------  ---------
Supplemental cash flow disclosures interest paid..............................   $    4,176   $   6,774  $   6,004
                                                                                ------------  ---------  ---------
                                                                                ------------  ---------  ---------
Supplemental schedule of non cash investing and financing activities:
  Assumption of mortgage in connection with property acquisition..............           --   $  10,200         --

                          UNCOMBINED JOINT VENTURES OF

                              SL GREEN PREDECESSOR

                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    On June 30, 1997 the remaining interest of Praedium Bar Associates, LLC ("Praedium Bar") was purchased by an affiliate of Stephen L. Green. In connection with the purchase as of June 30, 1997, the assets and liabilities of Praedium Bar have been excluded from the financial statements of the uncombined joint ventures of SL Green Predecessor and have been presented in the combined financial statements of SL Green Predecessor. The assets, liabilities and owners' equity of Praedium Bar as of June 30, 1997 were as follows:

Commercial real estate property, net...............................................  $  14,383
Total assets.......................................................................     16,174
Mortgage notes payable.............................................................     10,200
Total liabilities..................................................................     10,831
Owners' equity.....................................................................      5,343

                            See accompanying notes.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    The uncombined joint ventures of SL Green Predecessor are engaged in the business of owning, managing and leasing, and repositioning Class B office properties in Manhattan, New York.

FORMATION TRANSACTIONS

    Concurrently with the consummation of the initial public offering of SL Green Realty Corp. (the "REIT") Common Stock (the "Offering"), which was completed on August 20, 1997 the REIT and a newly formed limited partnership, SL Green Operating Partnership, L.P. (the "Operating Partnership"), together with the partners and members of the affiliated partnerships of the SL Green Predecessor and other parties which hold ownership interests in the properties (collectively, the "Participants"), engaged in certain formation transactions (the "Formation Transactions"). The Formation Transactions were designed to (i) enable the REIT to raise the necessary capital to acquire the remaining interests in the uncombined joint ventures of the SL Green Predecessor and repay certain mortgage debt relating thereto and pay other indebtedness, (ii) enable the REIT to acquire properties, (iii) fund costs, capital expenditures, and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with certain requirements under the Federal income tax laws and regulations relating to real estate investment trusts, and (vi) preserve certain tax advantages for certain Participants.

    The REIT is the sole general partner in the Operating Partnership. The Operating Partnership received a contribution of interests in the real estate properties in exchange for units of limited partnership interests in the Operating Partnership and/or cash. The REIT is a fully integrated self-administered and self-managed.

PRINCIPLES OF COMBINATION

    The uncombined joint ventures of the SL Green Predecessor is not a legal entity but rather a combination of real estate properties (collectively, the "Properties") and interests in entities that are organized as partnerships and a limited liability company. The operations of the properties are included in the financial statements of the SL Green Predecessor from the date of acquisition and management. All significant intercompany transactions and balances have been eliminated in combination.

    Capital contributions, distributions and profits and losses are allocated to the owners in accordance with the terms of the applicable agreements.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The joint ventures, included in the accompanying combined financial statements include partnerships and a limited liability company which are managed but not controlled by the SL Green Predecessor, are as follows:

PARTNERSHIPS/LIMITED                                                      SL GREEN PREDECESSOR
LIABILITY COMPANY                                      PROPERTY           PERCENTAGE OWNERSHIP     OWNERSHIP TYPE
--------------------------------------------  --------------------------  --------------------  ---------------------
673 First Realty Company....................  673 First Avenue                  67.0%           Co-general partner
29/35 Realty Associates, LP.................  29 West 35th Street               21.5%           Co-general partner
470 Park South Associates, LP...............  470 Park Avenue South             65.0%           Co-general partner
Praedium Bar Associates, LLC................  36 West 44th Street               10.0%(A)        Has veto rights
("Praedium Bar")                                                                                  relating to sale
                                                                                                  and financing

------------------------

(A) Praedium Bar acquired the first mortgage related to the property in October, 1996 which provides for substantially all the economic interest in the property and has the sole right to purchase the fee interest, (the property deed is in escrow), for a nominal cost; accordingly SL Green Predecessor has accounted for Praedium Bar investment as an ownership in the property. On June 30, 1997, the majority owner of SL Green Predecessor purchased the remaining 90% interest in Praedium Bar Associates, LLC for $6.3 million.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

DEPRECIATION OF REAL ESTATE PROPERTIES

Depreciation and amortization is computed on the straight-line method as follows:

CATEGORY                                                     TERM
-----------------------------------------------------------  ---------------------------------
Building...................................................  40 years
Property under capital lease...............................  49 years
Building improvements......................................  remaining life of the building
Tenant improvements........................................  remaining life of the lease

    Depreciation expense including the amortization of the capital lease asset amounted to $2,917, and $2,999 in 1996 and 1995 respectively. For the period ended August 20, 1997 depreciation expense amounted to $1,859.

CASH AND CASH EQUIVALENTS

    The SL Green Predecessor considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESTRICTED CASH

    Restricted cash consists of security deposits.

REVENUE RECOGNITION

    Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying combined balance sheet. Contractually due but unpaid rents are included in other assets on the accompanying combined balance sheet. Certain lease agreements provide for reimbursement of real estate taxes, insurance and certain common area maintenance costs and rental increases tied to increases in certain economic indexes.

DEFERRED LEASE COSTS

    Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases, and are amortized on a straight-line basis over the initial lease term or renewal period as appropriate.

DEFERRED FINANCING COSTS

    Deferred financing costs are amortized over the terms of the respective agreements. Unamortized deferred financing costs are expensed when the associated debt is retired before maturity.

CAPITALIZED INTEREST

    Interest for borrowings used to fund development and construction is capitalized to individual property costs.

RENT EXPENSE

    Rent expense is recognized on a straight-line basis over the initial term of the lease. The excess of the rent expense recognized over the amounts contractually due pursuant to the underlining lease is included in the deferred lease payable in the accompanying combined balance sheet.

INCOME TAXES

    The properties are not taxpaying entities for Federal income tax purposes, and, accordingly, no provision or credit has been made in the accompanying financial statements for Federal income taxes. Owners' allocable shares of taxable income or loss are reportable on their income tax returns.

CONCENTRATION OF REVENUE AND CREDIT RISK

    Approximately 60% of the properties revenue for the two years ended December 31, 1996 were derived from 673 First Avenue. Approximately 50% of the properties revenue for the period January 1, 1997 to August 20, 1997 were derived from 673 First Avenue. The loss or a material decrease in revenues from this building for any reason may have a material adverse effect on the properties. In addition

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF REVENUE AND CREDIT RISK (CONTINUED) approximately 30% of the properties revenue for the two years ended December 31, 1996 and the period January 1, 1997 to August 20, 1997 were derived from three tenants, (Society of NY Hospital, Kallir, Phillips, Ross, Inc. and UNICEF), which lease space in the 673 First Avenue building.

    Management of the SL Green Predecessor performs on going credit evaluations of its tenants and requires certain tenants to provide security deposits.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. MORTGAGE NOTES PAYABLE

    The mortgage notes payable collateralized by the respective properties and assignment of leases at December 31, 1996 are as follows:

                                                                                              MORTGAGE     ACCRUED
                                                                                               PAYABLE    INTEREST
PROPERTY                                      MORTGAGE NOTES WITH FIXED INTEREST                1996        1996
---------------------------------  --------------------------------------------------------  -----------  ---------
29 West 35th Street                First mortgage note with interest payable at 8.464%, due
                                   February 1, 2001                                           $   3,040   $      21
673 First Avenue                   First mortgage note with interest payable at 9.0%, due
                                   December 13, 2003                                             19,439          --
470 Park Avenue South              First mortgage note with interest payable at 8.25%, due
                                   April 1, 2004                                                 11,132          77
470 Park Avenue South              Second mortgage note with interest payable at 10.0%, due
                                   October 31, 1999                                               1,067           9
(A) 470 Park Avenue South          Third mortgage note with interest payable at 10.98%, due
                                   September 30, 2001                                            13,000      10,204
                                                                                             -----------  ---------
                                   Total Fixed Rate Notes                                        47,678      10,311
                                                                                             -----------  ---------


                                            MORTGAGE NOTES WITH VARIABLE INTEREST
                                   --------------------------------------------------------
36 W 44th Street                   First mortgage note with interest based on LIBOR + 3.4%,
                                   due September 30, 1998                                        10,200          --
673 First Avenue                   Second mortgage note with interest based on adjusted
                                   LIBOR rate, as defined by the mortgage agreement, or
                                   Prime + 1.0%, due January 1, 2014                             15,180       4,574
                                                                                             -----------  ---------
                                   Total Variable Rate Notes                                     25,380       4,574
                                                                                             -----------  ---------

                                                        UNSECURED NOTE
                                   --------------------------------------------------------
673 First Avenue                   Unsecured note with interest based on Prime plus 1.0%,
                                   due January 1, 2014                                            1,769         533
                                                                                             -----------  ---------
                                   Total Unsecured Note                                           1,769         533
                                                                                             -----------  ---------
                                   Total Mortgages and Note Payable                           $  74,827   $  15,418
                                                                                             -----------  ---------
                                                                                             -----------  ---------

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. MORTGAGE NOTES PAYABLE (CONTINUED)
An analysis of the mortgages and accrued interest are as follows:

                                                                           MORTGAGE     ACCRUED
                                                                            PAYABLE    INTEREST
MORTGAGE TYPE                                                                1996        1996
------------------------------------------------------------------------  -----------  ---------
First mortgages.........................................................   $  43,811   $      98
Second mortgages........................................................      16,247       4,583
Third mortgage..........................................................      13,000      10,204
Unsecured note..........................................................       1,769         533
                                                                          -----------  ---------
                                                                           $  74,827   $  15,418
                                                                          -----------  ---------
                                                                          -----------  ---------

(A) 470 Park Avenue South

    The third mortgage requires the monthly payment of minimum interest at 6%. The difference between the minimum interest and the base interest of 10.98% may be deferred until the maturity of the mortgage. The mortgage requires additional interest of 50% of adjusted gross revenue, as defined in the mortgage agreement, of the property for the applicable loan year. If the total loan balance exceeds 90% of the appraised value in lieu of payments of additional interest all of the adjusted gross revenue shall be paid and applied as a reduction of the principal indebtedness until such time as the loan balance is reduced to 90% of the appraised value. Upon payment of the outstanding principal balance at maturity or on another date shared appreciation interest, as defined in the mortgage agreement will be due. The holder of the mortgage is entitled to an annual rate of return on the mortgage of 13%. If the annual rate of return is less than 13%, the share appreciation interest will be increased to the percentage necessary to provide the mortgage holder with such return. Additional interest of $19 was due in 1996 and was unpaid as of December 31, 1996.

3. EXTRAORDINARY ITEM

    Forgiveness of mortgage debt totaling $33,419 is reflected in the 1997 combined statement of operation as in extraordinary gain.

4. DEFERRED COSTS

Deferred costs consist of the following:

                                                                                         1996
                                                                                       ---------
Deferred financing...................................................................  $   3,372
Deferred lease.......................................................................      7,415
                                                                                       ---------
                                                                                          10,787
Less accumulated amortization........................................................     (5,975)
                                                                                       ---------
                                                                                       $   4,812
                                                                                       ---------
                                                                                       ---------

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the properties could realize on disposition of financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash equivalents and variable rate mortgages are carried at amounts which reasonably approximate their fair values. Estimated fair value is based on anticipated settlement in connection with the REIT formation, interest rates and other related factors currently available to the properties for issuance of debt with similar terms and remaining maturities. The fair value by mortgage type as of December 31, 1996 is as follows:

                                                                         CARRYING
MORTGAGE TYPE                                                             AMOUNT    FAIR VALUE
-----------------------------------------------------------------------  ---------  -----------
First Mortgages........................................................  $  43,811   $  44,369
Second Mortgages.......................................................     16,247       6,067
Third Mortgages........................................................     13,000      12,000
Unsecured Note.........................................................      1,769           0

    Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

6. LEASE AGREEMENTS

CAPITAL LEASE

    In April 1988, the SL Green Predecessor entered into a lease agreement for property at 673 First Avenue in New York City, which has been capitalized for financial statement purposes. Land was estimated to be approximately 70% of the fair market value of the property. The portion of the lease attributed to land is classified as an operating lease and the remainder as a capital lease. The initial lease term is 49 years with an option for an additional 26 years. Beginning in lease year 11 and 25, the lessor is entitled to additional rent as defined by the lease agreement.

    Rent expense amounted to approximately $3,756 for each year ended December 31, 1996 and 1995 respectively. For the period January 1, 1997 to August 20, 1997 rent expense amounted to approximately $2,425.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. LEASE AGREEMENTS (CONTINUED)
CAPITAL LEASE BUILDING

Leased property consists of the following:

                                                                                       1996
                                                                                     ---------
Building...........................................................................  $  12,208
Less accumulation amortization.....................................................      2,035
                                                                                     ---------
Leased property, net...............................................................  $  10,173
                                                                                     ---------
                                                                                     ---------

7. RELATED PARTY TRANSACTIONS

    There are several business relationships with related parties which involve management, leasing, and construction fee revenues and maintenance expenses in the ordinary course of business. Transactions include the following:

                                                                                 YEAR ENDED DECEMBER
                                                                  JANUARY 1 TO           31,
                                                                   AUGUST 20,    --------------------
                                                                      1997         1996       1995
                                                                  -------------  ---------  ---------
Management expenses.............................................    $     448    $     622  $     563
Leasing commission expenses.....................................          295          218         48
Construction fees...............................................        1,796          185        376
Maintenance expenses............................................          186          227        132

Amounts due to related parties consist of:

                                                                                   DECEMBER 31,
                                                                                       1996
                                                                                  ---------------
SL Green Management Corp........................................................     $     512
Other partners..................................................................           176
                                                                                         -----
                                                                                     $     688
                                                                                         -----
                                                                                         -----

8. BENEFIT PLAN

    The building employees of the individual partnerships are covered by multi-employer defined benefit pension plans and post-retirement health and welfare plans. Contributions to these plans amounted to $42 and $30 in 1996 and 1995 respectively; and $38 for the period January 1 to August 20, 1997. Separate actuarial information regarding such plans is not made available to the contributing employers by the union administrators or trustees, since the plans do not maintain separate records for each reporting unit.

                          UNCOMBINED JOINT VENTURES OF
                              SL GREEN PREDECESSOR

                               DECEMBER 31, 1996

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

9. CONTINGENCIES

    SL Green Predecessor is party to a variety of legal proceedings relating to the ownership of the Properties arising in the ordinary course of business. SL Green Predecessor management believes that substantially all of these liabilities are covered by insurance. All of these matters, taken together, are not expected to have a material adverse impact on the uncombined joint venture of SL Green Predecessor's, financial position, results of operations or cash flows.

10. ENVIRONMENTAL MATTERS

    The management of SL Green Predecessor believes that the properties are in compliance in all material respects with applicable federal, state and local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability that management believes would have a material adverse impact on the uncombined joint venture of SL Green Predecessor's financial position, results of operations or cash flows. Management is unaware of any instances in which it would incur significant environmental cost if any of the properties were sold.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 36 West 44th Street ("Bar Building") as described in Note 1, for the year ended December 31, 1996. The financial statement is the responsibility of management of the Bar Building. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp. and is not intended to be a complete presentation of the Bar Building's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Bar Building, as described in Note 1 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /S/ Ernst & Young LLP

New York, New York
May 7, 1997

                              36 WEST 44TH STREET

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                 YEAR ENDED      SIX MONTHS ENDED
                                                                              DECEMBER 31, 1996    JUNE 30, 1997
                                                                              -----------------  -----------------
                                                                                                    (UNAUDITED)
Revenues
  Rental revenue............................................................      $   3,599          $   1,547
  Escalation and reimbursement revenue......................................            980                471
  Other income..............................................................             53                 30
                                                                                     ------             ------
Total revenues..............................................................          4,632              2,048
                                                                                     ------             ------
Certain Expenses
  Property taxes............................................................            872                413
  Cleaning and security.....................................................            838                250
  Utilities.................................................................            358                165
  Professional fees.........................................................            133                 42
  Payroll and expenses......................................................             74                131
  Management fees...........................................................             61                 61
  Repairs and maintenance...................................................             40                 46
  Ground rent...............................................................             93                 46
  Other operating expenses..................................................            100                 69
                                                                                     ------             ------
Total certain expenses......................................................          2,569              1,223
                                                                                     ------             ------
Revenues in excess of certain expenses......................................      $   2,063          $     825
                                                                                     ------             ------
                                                                                     ------             ------

                            See accompanying notes.

                              36 WEST 44TH STREET

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of the Bar Building, (the "Property"), located in the borough of Manhattan in New York City.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the SL Green Realty Corp. in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

    On September 30, 1996 Praedium Bar Associates, LLC ("Praedium") acquired the mortgage secured by the property and SL Green Predecessor acquired its interest in Praedium.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due over amounts so recognized pursuant to the underlying leases amounted to approximately $60 and $29 (unaudited) for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

4. CONCENTRATION OF REVENUE

    Approximately 11% and 13% of the Bar Building's revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, was derived from one tenant.

5. MANAGEMENT AGREEMENTS

    There was no management fee incurred for the period January 1, through June 28, 1996. The compensation for management services incurred from June 28, through September 30, 1996 included an initial one time start-up fee of $7,500 and thereafter, a monthly fixed fee of $7,500. For the period of October 1, through December 31, 1996 the management fee was based on three percent (3%) of gross receipts from the Property.

6. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1997 to 2006. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum

                              36 WEST 44TH STREET

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

6. LEASE AGREEMENTS (CONTINUED)
rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) are as follows:

1997...............................................................  $   2,886
1998...............................................................      2,335
1999...............................................................      2,110
2000...............................................................      1,434
2001...............................................................        859
Thereafter.........................................................      1,163
                                                                     ---------
                                                                     $  10,787
                                                                     ---------
                                                                     ---------

    The Property is the lessee of a triple net ground lease with term expiration date of 2080. The minimum rental amounts due under the ground lease is subject to scheduled increases, based on 33% of the percentage increase in the Consumer Price Index. The ground lease requires that the tenant is responsible for the payment for all expenses. Approximate future minimum rents to be paid over the next five years and thereafter for the ground lease as of December 31, 1996 are as follows:

1997................................................................  $      93
1998................................................................         93
1999................................................................         93
2000................................................................         93
2001................................................................         93
Thereafter..........................................................      7,347
                                                                      ---------
                                                                      $   7,812
                                                                      ---------
                                                                      ---------

7. RELATED PARTY TRANSACTIONS

    There are several business relationships with related parties which involve management, leasing and maintenance expenses. Transactions include the following:

                                                              YEAR ENDED          SIX MONTHS ENDED
                                                           DECEMBER 31, 1996        JUNE 30, 1997
                                                         ---------------------  ---------------------
                                                                                     (UNAUDITED)
Leasing commission's...................................        $      40              $      98
Management fees........................................               31                     61
Cleaning and security..................................                6                     42

8. INTERIM UNAUDITED FINANCIAL INFORMATION

    The financial statement for the six months ended June 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the financial statement for the interim period have been included. The results of the interim period is not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 1372 Broadway, as described in Note 1, for the year ended December 31, 1996. The financial statement is the responsibility of management of 1372 Broadway. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp. and is not intended to be a complete presentation of 1372 Broadways' revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 1372 Broadway, as described in Note 1 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /S/ Ernst & Young LLP

New York, New York
May 2, 1997

                                 1372 BROADWAY

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                                 SIX MONTHS ENDED
                                                                                                   JUNE 30, 1997
                                                                                 YEAR ENDED      -----------------
                                                                              DECEMBER 31, 1996
                                                                              -----------------     (UNAUDITED)
Revenues
  Rental revenue............................................................      $   8,580          $   4,054
  Escalations and reimbursement revenue.....................................          1,842                562
  Other income..............................................................            690              1,483
                                                                                     ------             ------
Total revenues..............................................................         11,112              6,099
                                                                                     ------             ------
Certain Expenses
  Property taxes............................................................          2,343              1,098
  Utilities.................................................................          1,287                491
  Management fees...........................................................            459                142
  Marketing, general, and administrative....................................            335                144
  Repairs and maintenance...................................................            950                462
  Insurance.................................................................             77                 32
  Security..................................................................            149                 66
                                                                                     ------             ------
Total certain expenses......................................................          5,600              2,435
                                                                                     ------             ------
Revenues in excess of certain expenses......................................      $   5,512          $   3,664
                                                                                     ------             ------
                                                                                     ------             ------

                            See accompanying notes.

                                 1372 BROADWAY

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of 1372 Broadway (the "Property"), located in the New York City garment district, which is principally leased by garment, banking, and retail tenants.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the SL Green Realty Corp. in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $22 and $(117) (unaudited) for the year ended December 31, 1996 and the six months ended June 30, 1997 respectively.

4. MANAGEMENT AGREEMENTS

    The Property, as of July 1, 1997, is managed by Axiom Real Estate Management ("Axiom"), Inc. for a fixed annual amount of $37 plus an allocation of overhead costs which were approximately $354 in 1996. Prior to May 1, 1997, the Property was managed by Winthrop Management for a fee of 5% of gross rental receipts.

5. INSURANCE COSTS

    Insurance costs represent 1372 Broadway's portion of an umbrella policy held by Winthrop Management.

                                 1372 BROADWAY

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

6. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with expiration dates ranging from 1997 to 2010. Most leases contain renewal options at the election of the lessee. The lease agreements generally contain provisions for reimbursements of real estate taxes and operating expenses over base year amounts. Future minimum lease receipts under non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) were as follows:

1997...............................................  $   8,253
1998...............................................      8,389
1999...............................................      8,421
2000...............................................      7,505
2001...............................................      7,084
Thereafter.........................................     36,787
                                                     ---------
                                                     $  76,439
                                                     ---------
                                                     ---------

7. CONCENTRATION OF REVENUE

    Approximately 42% and 40% of 1372 Broadway's revenue for the year ended December 31, 1996 and for the six months ended June 30, 1997 were derived from three tenants.

8. CONTINGENCY

    As of March 12, 1996, 1372 Broadway has been in legal proceedings related to grievances filed by the Service Employees International Union for allegedly violating the terms of their agreement for cleaning services. At this time management can not estimate the loss, if any, associated with this litigation.

9. INTERIM UNAUDITED FINANCIAL INFORMATION

    The financial statement for the six months ended June 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the financial statement for the interim period have been included. The results of the interim period is not necessarily indicative of the results to be obtained for a full fiscal year.

10. SUBSEQUENT EVENT

    On January 31, 1997, a tenant entered into an agreement whereby certain space leased by the tenant was terminated for a fee of $1,350.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 1140 Avenue of the Americas, as described in Note 1, for the year ended December 31, 1996. The financial statement is the responsibility of management of 1140 Avenue of the Americas. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of S.L. Green Realty Corp. and is not intended to be a complete presentation of 1140 Avenue of the Americas' revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 1140 Avenue of the Americas, as described in Note 1 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /S/ Ernst & Young LLP

New York, New York

May 23, 1997

                          1140 AVENUE OF THE AMERICAS

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                 YEAR ENDED      SIX MONTHS ENDED
                                                                              DECEMBER 31, 1996    JUNE 30, 1997
                                                                              -----------------  -----------------
                                                                                                    (UNAUDITED)
Revenues
  Rental revenue............................................................      $   4,265          $   2,178
  Escalations and reimbursement revenue.....................................            716                346
  Other income..............................................................            204                 48
                                                                                    -------            -------
Total revenues..............................................................          5,185              2,572
                                                                                    -------            -------
Certain Expenses
  Property taxes............................................................          1,007                519
  Utilities.................................................................            720                259
  Cleaning and security.....................................................            551                281
  Payroll and expenses......................................................            241                137
  Management fees...........................................................            205                102
  Repairs and maintenance...................................................            180                 69
  Professional fees.........................................................            107                 61
  Interest--capital lease...................................................             56                 28
  Lease expense.............................................................             14                  7
  Insurance.................................................................             53                 21
  Other operating expenses..................................................             50                 27
                                                                                    -------            -------
Total certain expenses......................................................          3,184              1,511
                                                                                    -------            -------

Revenues in excess of certain expenses......................................      $   2,001          $   1,061
                                                                                    -------            -------
                                                                                    -------            -------

                            See accompanying notes.

                          1140 AVENUE OF THE AMERICAS

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of 1140 Avenue of the Americas, (the "Property"), located in the borough of Manhattan in New York City.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the SL Green Realty Corp. in the proposed future operations of the Property. Items excluded consist of non-capital lease interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over amounts so recognized amounted to approximately $59 and $54 (unaudited) for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

4. CONCENTRATION OF REVENUE

    Approximately 10% of 1140 Avenue of the Americas' revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively was derived from one tenant.

5. MANAGEMENT AGREEMENTS

    During 1996 and the period ended June 30, 1997 the Property was managed by Murray Hill Property Management, Inc. During the period from January 1, 1996 to June 30, 1997 the management and asset management fees were based on three percent (3%) and one percent (1%) of gross collections from the Property, respectively.

6. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1997 to 2007. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum

                          1140 AVENUE OF THE AMERICAS

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

6. LEASE AGREEMENTS (CONTINUED)
rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) are as follows:

1997...............................................................  $   4,439
1998...............................................................      4,210
1999...............................................................      3,813
2000...............................................................      3,327
2001...............................................................      2,826
Thereafter.........................................................      7,638
                                                                     ---------
                                                                     $  26,253
                                                                     ---------
                                                                     ---------

    The Property operates under a net ground lease with a term expiration date of 2016, with an option to renew for an additional 50 years. The minimum rental amounts due under the ground lease is subject to increases every 21 years based on four and a half percent (4 1/2%) of the fair and reasonable market value of the unencumbered land. The ground lease requires that the tenant is responsible for the payment for all expenses. The current annual rent for the period commencing January 1, 1997 through December 31, 2016 was in arbitration due to a disagreement relating to the market value of the land and has been recently resolved in the amount of approximately $380 (unaudited).

7. INTERIM UNAUDITED FINANCIAL INFORMATION

    The financial statement for the six months ended June 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the financial statement for the interim period have been included. The results of the interim period is not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 50 West 23rd Street, as described in Note 1, for the year ended December 31, 1996. The financial statement is the responsibility of management of 50 West 23rd Street. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp. and is not intended to be a complete presentation of 50 West 23rd Street's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 50 West 23rd Street, as described in Note 1 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

New York, New York
May 29, 1997

                              50 WEST 23RD STREET

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                    (NOTE 1)

                                                                                                    SIX MONTHS
                                                                                  YEAR ENDED      ENDED JUNE 30,
                                                                               DECEMBER 31, 1996       1997
                                                                               -----------------  ---------------
                                                                                                    (UNAUDITED)
Revenues
  Rental revenue.............................................................      $   5,357         $   2,597
  Escalations and reimbursement revenue......................................            716               386
  Other income...............................................................             12                 1
                                                                                      ------            ------
Total revenues...............................................................          6,085             2,984
                                                                                      ------            ------
Certain Expenses
  Property taxes.............................................................          1,006               518
  Utilities..................................................................            241               115
  Management fees............................................................            195                91
  Marketing, general, and administrative.....................................            129                53
  Repairs and maintenance....................................................            808               362
  Insurance..................................................................             37                19
  Security...................................................................            101                49
                                                                                      ------            ------
Total certain expenses.......................................................          2,517             1,207
                                                                                      ------            ------
Revenues in excess of certain expenses.......................................      $   3,568         $   1,777
                                                                                      ------            ------
                                                                                      ------            ------

                            See accompanying notes.

                              50 WEST 23RD STREET

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of 50 West 23rd Street (the "Property"), located in the borough of Manhattan in New York City, which is principally leased by government, professional, and retail tenants.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the SL Green Realty Corp. in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $50 and $127 (unaudited) for the year ended December 31, 1996 and the six months ended June 30, 1997 respectively.

4. MANAGEMENT AGREEMENTS

    The Property has been managed by Montrose Realty Corp., a related party to the seller, since May 1, 1989 for a fee of 3% of all rent, escalation rent and additional rent, and any other proceeds received from the Property.

5. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1997 to 2010. Most leases contain renewal options at the election of the lessee. The lease agreements generally contain provisions for reimbursements of real estate taxes and operating expenses over base year amounts. Future minimum lease receipts under non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) were as follows:

1997...............................................  $   5,097
1998...............................................      5,387
1999...............................................      4,735
2000...............................................      4,719
2001...............................................      3,986
Thereafter.........................................     13,845
                                                     ---------
                                                     $  37,769
                                                     ---------
                                                     ---------

                              50 WEST 23RD STREET

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

6. CONCENTRATION OF REVENUE

    Approximately 53% and 55% of 50 West 23rd Street's revenue for the year ended December 31, 1996 and the six months ended June 30, 1997 was derived from three tenants.

7. RELATED PARTY TRANSACTIONS

    Legal fees of $120 were paid to a firm, certain partners of which are affiliated with the general partner of the seller. Of such amount, $76 was included in professional fees for the year ended December 31, 1996.

8. INTERIM UNAUDITED FINANCIAL INFORMATION

    The statement of revenues and certain expenses for the six months ended June 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of this financial statement for the interim period have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 110 East 42nd Street, as described in Note 1, for the year ended December 31, 1996. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
November 3, 1997

                              110 EAST 42ND STREET

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                      YEAR ENDED      SIX MONTHS
                                                                                     DECEMBER 31,   ENDED JUNE 30,
                                                                                         1996            1997
                                                                                     -------------  ---------------
                                                                                                      (UNAUDITED)
Revenues
  Rental revenue...................................................................    $   4,306       $   2,470
  Escalations and reimbursement revenue............................................          520             354
  Other income.....................................................................           16              10
                                                                                          ------          ------
Total revenues.....................................................................        4,842           2,834
                                                                                          ------          ------
Certain Expenses
  Property taxes...................................................................        1,422             706
  Utilities........................................................................          708             329
  Cleaning and service contracts...................................................          811             411
  Payroll and expenses.............................................................          413             245
  Management fees..................................................................          172             104
  Repairs and maintenance..........................................................          150              60
  Professional fees................................................................           42              29
  Insurance........................................................................           60              30
  Other operating expenses.........................................................          166              90
                                                                                          ------          ------
Total certain expenses.............................................................        3,944           2,004
                                                                                          ------          ------
Revenues in excess of certain expenses.............................................    $     898       $     830
                                                                                          ------          ------
                                                                                          ------          ------

                            See accompanying notes.

                              110 EAST 42ND STREET

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of the property, located at 110 East 42nd Street, in the Grand Central District sub-market, in the borough of Manhattan in New York City, (the "Property"). The Property is comprised of a building containing 250,548 square feet.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. The Property was acquired by SL Green on September 15, 1997. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over amounts so recognized amounted to approximately $280 for the year ended December 31, 1996. For the six months ended June 30, 1997 amounts so recognized exceeded amounts due pursuant to the underlying leases by $82 (unaudited).

4. CONCENTRATION OF REVENUE

    Approximately 60% and 18% of the Property's revenue for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited), respectively was derived from one tenant.

5. MANAGEMENT AGREEMENTS

    During 1996 and the period ended June 30, 1997 the Property was managed by Metromedia, Inc. During the year ended December 31, 1996 the management fees were based on quarterly fixed payments of $13 and administrative salaries. During the six months ended June 30, 1997 (unaudited) the management fees were based on quarterly fixed payments of $25 and administrative salaries.

6. RELATED PARTY TRANSACTIONS

    Office space is leased to companies that have shareholders who are also partners in the partnership which owned the Property. Total rents from these affiliated companies totaled $82 and $50 at December 31, 1996 and June 30, 1997 (unaudited), respectively.

    A company controlled by partners of the partnership which owned the Property provided management and administrative services to the Property. The management fee for these services were $172 and

                              110 EAST 42ND STREET

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

6. RELATED PARTY TRANSACTIONS (CONTINUED)
$104 for the year ended December 31, 1996 and for the six months ended June 30, 1997 (unaudited), respectively.

7. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1997 to 2007. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) are as follows:

1997...............................................  $   4,654
1998...............................................      4,619
1999...............................................      4,564
2000...............................................      4,128
2001...............................................      3,533
Thereafter.........................................      9,204
                                                     ---------
                                                     $  30,702
                                                     ---------
                                                     ---------

8. INTERIM UNAUDITED FINANCIAL INFORMATION

    The financial statement for the six months ended June 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the financial statement for the interim period have been included. The results of the interim period is not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 17 Battery Place as described in Note 1, for the year ended December 31, 1996. This financial statement is the responsibility of management of the property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of 17 Battery Place as described in
Note 1, revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 17 Battery Place as described in Note 1, for the year ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
December 16, 1997

                                17 BATTERY PLACE

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)
                                     NOTE 1

                                                                                                     NINE MONTHS
                                                                                       YEAR ENDED       ENDED
                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1996          1997
                                                                                      ------------  -------------
                                                                                                     (UNAUDITED)
Revenues
  Rental revenue....................................................................   $   13,231     $   9,750
  Escalations and reimbursement revenue.............................................        1,097           696
  Other income......................................................................           62            64
                                                                                      ------------  -------------
Total revenues......................................................................       14,390        10,510
                                                                                      ------------  -------------
Certain Expenses
  Property taxes....................................................................        2,519         1,624
  Utilities.........................................................................        1,487         1,189
  Cleaning and service contracts....................................................        2,175         1,569
  Payroll and expenses..............................................................          959           716
  Management fees...................................................................          375           321
  Repairs and maintenance...........................................................          192           168
  Professional fees.................................................................          261            59
  Insurance.........................................................................           86            67
  Other operating expenses..........................................................          124            31
                                                                                      ------------  -------------
Total certain expenses..............................................................        8,178         5,744
                                                                                      ------------  -------------
Revenues in excess of certain expenses..............................................   $    6,212     $   4,766
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                            See accompanying notes.

                                17 BATTERY PLACE

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION


    Presented herein are the statements of revenues and certain expenses related to the operations of 17 Battery Place, located in the World Trade Center sub-market, in the borough of Manhattan in New York City. The property is comprised of interconnected office buildings (North and South) containing a total of approximately 1,221,481 square feet (which space is currently rented or available for use on a commercial basis). Through its interest in a cotenancy, SLG 17 Battery LLC, ("Green LLC") a New York limited liability company wholly-owned by SL Green Realty Corp. ("SL Green"), purchased the entire North Building and portions of the ground floor and floors one through thirteen of the South Building, encompassing approximately 806,927 square feet (the "Office Space"). An unrelated third party ("Third Party") has through its interest in the cotenancy purchased portions of the ground floor and floors fourteen through thirty-one of the South Building which represents the remaining 414,554 square feet of the property. The Third Party plans to convert its space into a hotel and residential units, (the "Hotel/ Residential Space"). Green LLC has entered into a cotenancy agreement with the Third Party and SL Green has financed the Third Party's purchase through the issuance of a mortgage. The cotenancy agreement provides for the allocation of revenue and expenses substantially consistent with the Third Party's and Green LLC's ownership interest. It is the intention of the parties to convert the property to condominium ownership. The statements of revenues and certain expenses present the activity of the Office Space purchased by SL Green.


    All revenues and expenses have been allocated between the Office and Hotel/Residential Space. The allocation method used for base rent and escalations were based on specific identification of the tenants located in the specific floors being purchased. Expenses were allocated based on an agreed upon allocation between Green LLC and the Third Party.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by SL Green in its proposed future operations. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Office Space is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts recognized over amounts due pursuant to the underlying leases amounted to approximately $507 and $270 (unaudited) for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

                                17 BATTERY PLACE

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1996

4. CONCENTRATION OF REVENUE

    Approximately 62% of the Office Space's revenue for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively was derived from two tenants.

5. MANAGEMENT AGREEMENTS

    During 1996 and the period ended September 30, 1997 the property manager was SL Green Management, Inc. During the period from January 1, 1996 to September 30, 1997 the management fees were based on two percent (2%) of gross collections. In addition, a $15,000 monthly asset management fee was paid to Victor Capital Group.

6. LEASE AGREEMENTS

    The Office Space is being leased to tenants under operating leases with term expiration dates ranging from 1997 to 2009. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) are as follows:

1997..............................................................  $  12,638
1998..............................................................     12,688
1999..............................................................     12,371
2000..............................................................     11,847
2001..............................................................     11,531
Thereafter........................................................     47,464
                                                                    ---------
                                                                    $ 108,539
                                                                    ---------
                                                                    ---------

7. LEASE RESTRICTIONS

    In connection with the cotenancy agreement (Note 1), prior to January 1, 1999, Green LLC is required to make available up to 153,000 rentable square feet of vacant Office Space to tenants of 17 Battery Place, who currently occupy portions of the Hotel/Residential Space. In order to convert the upper floors of the South Building, the Third Party will exercise relocation options to relocate tenants from the Hotel/Residential Space to Office Space.

8. INTERIM UNAUDITED FINANCIAL INFORMATION

    The financial statement for the nine months ended September 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the financial statement for the interim period have been included. The results of the interim period is not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 17 Battery Place as described in Note 1, for the year ended December 31, 1996. This financial statement is the responsibility of management of the property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of 17 Battery Place as described in
Note 1, revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 17 Battery Place as described in Note 1, for the year ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
December 16, 1997

                          17 BATTERY PLACE (MORTGAGOR)
                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                             (DOLLARS IN THOUSANDS)
                                     NOTE 1

                                                                                                      NINE MONTHS
                                                                                       YEAR ENDED        ENDED
                                                                                      DECEMBER 31,   SEPTEMBER 30,
                                                                                          1996           1997
                                                                                      -------------  -------------
                                                                                                      (UNAUDITED)
Revenues
  Rental revenue....................................................................    $   2,967      $   2,717
  Escalations and reimbursement revenue.............................................          857            654
  Other income......................................................................           21             19
                                                                                           ------         ------
Total revenues......................................................................        3,845          3,390
                                                                                           ------         ------
Certain Expenses
  Property taxes....................................................................          781            504
  Utilities.........................................................................          714            570
  Cleaning and service contracts....................................................        1,044            752
  Payroll and expenses..............................................................          460            343
  Management fees...................................................................          134            115
  Repairs and maintenance...........................................................           92             81
  Professional fees.................................................................          125             28
  Insurance.........................................................................           41             32
  Other operating expenses..........................................................           60             15
                                                                                           ------         ------
Total certain expenses..............................................................        3,451          2,440
                                                                                           ------         ------
Revenues in excess of certain expenses..............................................    $     394      $     950
                                                                                           ------         ------
                                                                                           ------         ------

                            See accompanying notes.

                          17 BATTERY PLACE (MORTGAGOR)
              NOTES TO STATMENTS OF REVENUES AND CERTAIN EXPENSES
                             (DOLLARS IN THOUSANDS)
                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of 17 Battery Place, located in the World Trade Center sub-market, in the borough of Manhattan in New York City. The property is comprised of interconnected office buildings (North and South) containing a total of approximately 1,221,481 square feet (which space is currently rented or available for use on a commercial basis). Through its interest in a cotenancy, SLG 17 Battery LLC, ("Green LLC") a New York limited liability company wholly-owned by SL Green Realty Corp. ("SL Green"), purchased the entire North Building and portions of the ground floor and floors one through thirteen of the South Building, encompassing approximately 806,927 square feet (the "Office Space"). An unrelated third party ("Third Party") has through its interest in the cotenancy purchased a portion of the ground floor and floors fourteen through thirty-one of the South Building which represents the remaining 414,554 square feet of the property. The Third Party plans to convert its space into a hotel and residential units, (the "Hotel/ Residential Space"). Green LLC has entered into a cotenancy agreement with the Third Party and has financed the Third Party's purchase of its property through the issuance of a mortgage. The cotenancy agreement provides for the allocation of revenue and expenses substantially consistent with the Third Party's and Green LLC's ownership interest. The statement of revenues and certain expenses presents the activity of the Hotel/Residential Space which is the collateral for the mortgage issued by SL Green.

    All revenues and expenses have been allocated between the Office and Hotel/Residential Space. The allocation method used for base rent and escalations were based on specific identification of the tenants located in the specific floors purchased. Expenses were allocated based on an agreed upon allocation between Green LLC and the Third Party.

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for a mortgage collateralized by real estate properties. Since it is intended that the Hotel/Residential Space is to be converted to a hotel/ residential units, future operations will be substantially different from those presented in these statements of revenues and certain expenses. The financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Third Party in its proposed future operations. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Third Party's interest currently is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts recognized over amounts due pursuant to the underlying leases amounted to approximately $114 and $154 (unaudited) for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

                          17 BATTERY PLACE (MORTGAGOR)
        NOTES TO STATMENTS OF REVENUES AND CERTAIN EXPENSES (CONTINUED)
                             (DOLLARS IN THOUSANDS)
                               DECEMBER 31, 1996

4. CONCENTRATION OF REVENUE

    Approximately 40% and 25% of the revenue for the year ended December 31, 1996 and the nine months ended September 30, 1997, were derived from three and two tenants, respectively.

5. MANAGEMENT AGREEMENTS

    During 1996 and the period ended September 30, 1997 the property manager was SL Green Management, Inc. During the period from January 1, 1996 to September 30, 1997 the management fees were based on two percent (2%) of gross collections. In addition, a $15,000 monthly asset management fee was paid to Victor Capital Group.

6. LEASE AGREEMENTS

    The Third Party's interest is being leased to tenants under operating leases with term expiration dates ranging from 1997 to 2005. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1996 (exclusive of renewal option periods) are as follows:

1997...............................................  $   3,619
1998...............................................      2,534
1999...............................................      1,755
2000...............................................      1,575
2001...............................................      1,357
Thereafter.........................................      1,943
                                                     ---------
                                                     $  12,783
                                                     ---------
                                                     ---------

7. INTERIM UNAUDITED FINANCIAL INFORMATION

    The financial statement for the nine months ended September 30, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the interim period have been included. The results of the interim period is not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 1466 Broadway, as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
March 13, 1998

                                 1466 BROADWAY

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      -------------
Revenues
  Rental revenue....................................................................................    $   7,749
  Escalations and reimbursement revenue.............................................................          760
  Other income......................................................................................          225
                                                                                                           ------
Total revenues......................................................................................        8,734
                                                                                                           ------

Certain Expenses
  Property taxes....................................................................................        1,931
  Utilities.........................................................................................          559
  Cleaning and service contracts....................................................................          542
  Payroll and expenses..............................................................................          463
  Management fees...................................................................................          151
  Repairs and maintenance...........................................................................          453
  Professional fees.................................................................................           87
  Insurance.........................................................................................           87
  Other operating expenses..........................................................................          212
                                                                                                           ------
Total certain expenses..............................................................................        4,485
                                                                                                           ------
Revenues in excess of certain expenses..............................................................    $   4,249
                                                                                                           ------
                                                                                                           ------

                            See accompanying notes.

                                 1466 BROADWAY

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operations of the property, located at 1466 Broadway, in the Times Square sub-market, in the borough of Manhattan in New York City, (the "Property").

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over amounts so recognized amounted to approximately $429 for the year ended December 31, 1997.

4. CONCENTRATION OF REVENUE

    Approximately 15% of the Property's revenue for the year ended December 31, 1997 was derived from one tenant.

5. MANAGEMENT AGREEMENTS

    During 1997 the Property was managed by Helmsley Noyes Co., Inc., an affiliate of Helmsley Enterprises Inc., the owner of the Property. During the year ended December 31, 1997 the management fees were based on gross collections, as follows: 5.0% for the first $200, 3.0% for the next $300 and 1.5% for the excess above $500.

    The fees incurred for managing the Property by the affiliated company for the year ended December 31, 1997 was $151.

6. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1998 to 2009. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum

                                 1466 BROADWAY

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

6. LEASE AGREEMENTS (CONTINUED)
rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1997 (exclusive of renewal option periods) are as follows:

1998...............................................................  $   6,600
1999...............................................................      5,600
2000...............................................................      4,100
2001...............................................................      3,200
2002...............................................................      2,600
Thereafter.........................................................     13,900
                                                                     ---------
                                                                     $  36,000
                                                                     ---------
                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 420 Lexington Avenue, as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
March 13, 1998

                              420 LEXINGTON AVENUE

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
Revenues
  Rental revenue....................................................................................   $   25,278
  Escalations and reimbursement revenue.............................................................        5,708
  Other income......................................................................................          763
                                                                                                      ------------
Total revenues......................................................................................       31,749
                                                                                                      ------------

Certain Expenses
  Ground rent.......................................................................................        7,946
  Property taxes....................................................................................        5,823
  Utilities.........................................................................................        3,452
  Cleaning and service contracts....................................................................          946
  Payroll and expenses..............................................................................        4,537
  Management fees...................................................................................          442
  Repairs and maintenance...........................................................................        1,499
  Professional fees.................................................................................          622
  Insurance.........................................................................................          358
  Other operating expenses..........................................................................          629
                                                                                                      ------------
Total certain expenses..............................................................................       26,254
                                                                                                      ------------
Revenues in excess of certain expenses..............................................................   $    5,495
                                                                                                      ------------
                                                                                                      ------------

                            See accompanying notes.

                              420 LEXINGTON AVENUE

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operations of the property, located at 420 Lexington Avenue, in the Grand Central District sub-market, in the borough of Manhattan in New York City, (the "Property").

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over amounts so recognized amounted to approximately $1,146 for the year ended December 31, 1997.

4. CONCENTRATION OF REVENUE

    Approximately 20% of the Property's revenue for the year ended December 31, 1997 was derived from two tenants.

5. MANAGEMENT AGREEMENTS

    During 1997 the Property was managed by Helmsley Noyes Co., Inc., an affiliate of Helmsley Enterprises Inc., the owner of the Property. During the year ended December 31, 1997 the management fees were based on gross collections, as follows: 5.0% for the first $200, 3.0% for the next $300 and 1.5% for the excess above $500.

    The fees incurred for managing the Property by the affiliated company for the year ended December 31, 1997 was $442.

6. RELATED PARTY TRANSACTIONS

    The Property recognized approximately $116 in rental income from companies affiliated with the seller for the year ended December 31, 1997.

7. GROUND RENT

    The Property is subject to an operating sublease agreement (the "Ground Lease"), which is subject to the terms and conditions of three other subleases. The Ground Lease, expiring on December 31, 2008,

                              420 LEXINGTON AVENUE

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

7. GROUND RENT (CONTINUED)
requires fixed annual rent of approximately $7,918, (which includes $6,000 of ground rent) plus an additional annual rent (overage rent) equal to 33.3% of net earnings in excess of $2,740, a portion of which is deferred and paid over five years. The Ground Lease contains an option to renew for an additional term of 21 years to the year 2029.

8. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1998 to 2016. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs.

    Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1997 (exclusive of renewal option periods) are as follows:

1998..............................................................  $  23,900
1999..............................................................     21,300
2000..............................................................     19,400
2001..............................................................     16,200
2002..............................................................     12,500
Thereafter........................................................     66,100
                                                                    ---------
                                                                    $ 159,400
                                                                    ---------
                                                                    ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 321 West 44th Street, as described in Note 1, for the year ended June 30, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp. and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended June 30, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
March 11, 1998

                              321 WEST 44TH STREET

                  STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                                       SIX MONTHS
                                                                                         YEAR ENDED       ENDED
                                                                                          JUNE 30,    DECEMBER 31,
                                                                                            1997          1997
                                                                                         -----------  -------------
                                                                                                       (UNAUDITED)
Revenues
  Rental revenue.......................................................................   $   2,457     $   1,278
  Escalations and reimbursement revenue................................................         948           560
  Other income.........................................................................          25             2
                                                                                         -----------       ------
Total revenues.........................................................................       3,430         1,840
                                                                                         -----------       ------
Certain Expenses
  Property taxes.......................................................................         462           232
  Utilities............................................................................         792           464
  Cleaning and service contracts.......................................................         108            34
  Payroll and expenses.................................................................         300           150
  Management fees......................................................................         104            58
  Repairs and maintenance..............................................................         151            51
  Professional fees....................................................................          17             4
  Insurance............................................................................          27            12
  Other operating expenses.............................................................          23             9
                                                                                         -----------       ------
Total certain expenses.................................................................       1,984         1,014
                                                                                         -----------       ------
Revenues in excess of certain expenses.................................................   $   1,446     $     826
                                                                                         -----------       ------
                                                                                         -----------       ------

                            See accompanying notes.

                              321 WEST 44TH STREET

              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                 JUNE 30, 1997

1. BASIS OF PRESENTATION

    Presented herein are the statements of revenues and certain expenses related to the operations of the property, located at 321 West 44th Street, in the Clinton sub-market, in the borough of Manhattan in New York City, (the "Property").

    The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation expense.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over amounts so recognized amounted to approximately $15 for the year ended June 30, 1997. For the six months ended December 31, 1997 amounts so recognized exceeded amounts due pursuant to the underlying leases by $15 (unaudited).

4. CONCENTRATION OF REVENUE

    Approximately 54% and 52% of the Property's revenue for the year ended June 30, 1997 and the six months ended December 31, 1997 (unaudited), respectively were derived from three tenants.

5. MANAGEMENT AGREEMENTS

    During 1997 the Property was managed by Williams Real Estate Co., Inc. During the year ended June 30, 1997 and the period July 1, 1997 to December 31, 1997 (unaudited) the management fees were based on 3% of rental receipts including escalations and reimbursement revenues.

6. RELATED PARTY TRANSACTIONS

    Insurance coverage is provided by Rosen Group Properties, an affiliate of the seller. Total premiums paid to this affiliate totaled $14 and $7 for the year ended June 30, 1997 and for the six months ended December 31, 1997 (unaudited), respectively.

7. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from July 1, 1997 to 2006. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for

                              321 WEST 44TH STREET

                             (DOLLARS IN THOUSANDS)

                                 JUNE 30, 1997

7. LEASE AGREEMENTS (CONTINUED)
increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of June 30, 1997 (exclusive of renewal option periods) are as follows:

1998...............................................................  $   2,600
1999...............................................................      2,200
2000...............................................................      1,800
2001...............................................................      1,500
2002...............................................................      1,500
Thereafter.........................................................      3,000
                                                                     ---------
                                                                     $  12,600
                                                                     ---------
                                                                     ---------

8. INTERIM UNAUDITED FINANCIAL INFORMATION

    The statement of revenues and certain expenses for the six months ended December 31, 1997 is unaudited, however, in the opinion of management all adjustments, (consisting solely of normal recurring adjustments), necessary for a fair presentation of the statement of revenues and certain expenses for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 440 Ninth Avenue, as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
March 31, 1998

                                440 NINTH AVENUE

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operations of the property located at 440 Ninth Avenue in New York City, (the "Property").

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over the amounts recognized amounted to approximately $68 for the year ended December 31, 1997.

4. CONCENTRATION OF REVENUE

    Approximately 39% of the Property's revenue for the year ended December 31, 1997 was derived from three tenants.

5. MANAGEMENT AGREEMENTS

    During 1997 the Property was managed by Murray Hill Property Management, Inc., (the "Management Company"), a related party. During the year ended December 31, 1997 the management fees were based on 5% of gross cash receipts. The management fee was $256 for the year ended December 31, 1997. In addition, the Property paid to the Management Company fees of $8 for accounting services provided by the Management Company.

6. RELATED PARTY TRANSACTIONS

    The Management Company leased office space at the Property for the year ended December 31, 1997. The rental income of $95 was not billed to the Management Company; however, it was partially offset by payments of $28 made by the Management Company on behalf of the Property. The financial statement reflects both the rental income and the expenses.

                                440 NINTH AVENUE

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

7. INSURANCE COSTS

    The Property is included in an umbrella insurance policy that covers several properties managed by the Management Company. The Management Company allocates the costs of the policy on a per square foot basis.

8. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1998 to 2009. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1997 (exclusive of renewal option periods) are as follows:

1998...............................................................  $   4,000
1999...............................................................      4,100
2000...............................................................      3,500
2001...............................................................      2,800
2002...............................................................      1,300
Thereafter.........................................................      5,700
                                                                     ---------
                                                                     $  21,400
                                                                     ---------
                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 38 East 30th Street, as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
March 31, 1998

                              38 EAST 30TH STREET

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      -------------
Revenues
  Rental revenue....................................................................................    $   1,240
  Escalations and reimbursement revenue.............................................................          522
  Other income......................................................................................           31
                                                                                                           ------
Total revenues......................................................................................        1,793
                                                                                                           ------
Certain Expenses
  Property taxes....................................................................................          289
  Utilities.........................................................................................          303
  Cleaning and service contracts....................................................................          119
  Payroll and expenses..............................................................................          129
  Management fees...................................................................................          101
  Repairs and maintenance...........................................................................           52
  Professional fees.................................................................................           19
  Insurance.........................................................................................           24
  Other operating expenses..........................................................................           10
                                                                                                           ------
Total certain expenses..............................................................................        1,046
                                                                                                           ------
Revenues in excess of certain expenses..............................................................    $     747
                                                                                                           ------
                                                                                                           ------

                            See accompanying notes.

                             38 EAST 30(TH) STREET

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operations of the property located at 38 East 30th Street in New York City, (the "Property").

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts due pursuant to the underlying leases over amounts so recognized amounted to approximately $94 for the year ended December 31, 1997.

4. CONCENTRATION OF REVENUE

    Approximately 73% of the Property's revenue for the year ended December 31, 1997 was derived from two tenants.

5. MANAGEMENT AGREEMENTS

    During 1997 the Property was managed by Murray Hill Property Management, Inc., (the "Management Company"), a related party. During the year ended December 31, 1997 the management fees were based on 5% of gross cash receipts. The management fee was $101 for the year ended December 31, 1997. In addition, the Property paid to the Management Company fees of $9 for accounting services provided by the Management Company.

6. INSURANCE COSTS

    The Property is included in an umbrella insurance policy that covers several properties managed by the Management Company. The Management Company allocates the costs of the policy on a per square foot basis.

7. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1998 to 2007. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in

                             38 EAST 30(TH) STREET

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

7. LEASE AGREEMENTS (CONTINUED)
certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1997 (exclusive of renewal option periods) are as follows:

1998................................................................  $   1,300
1999................................................................      1,200
2000................................................................      1,300
2001................................................................        700
2002................................................................        700
Thereafter..........................................................      2,800
                                                                      ---------
                                                                      $   8,000
                                                                      ---------
                                                                      ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 116 Nassau Street, as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP


New York, New York
March 31, 1998

                               116 NASSAU STREET

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                                     NOTE 1

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      -------------
Revenues
  Rental revenue....................................................................................    $   1,183
  Escalations and reimbursement revenue.............................................................           36
  Other income......................................................................................            1
                                                                                                           ------
Total revenues......................................................................................        1,220
                                                                                                           ------

Certain Expenses
  Property taxes....................................................................................          121
  Utilities.........................................................................................           38
  Cleaning and service contracts....................................................................            6
  Payroll and expenses..............................................................................           61
  Management fees...................................................................................           59
  Repairs and maintenance...........................................................................           46
  Professional fees.................................................................................           28
  Insurance.........................................................................................           20
  Other operating expenses..........................................................................            6
                                                                                                           ------
Total certain expenses..............................................................................          385
                                                                                                           ------
Revenues in excess of certain expenses..............................................................    $     835
                                                                                                           ------
                                                                                                           ------

                            See accompanying notes.

                               116 NASSAU STREET

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operations of the property located at 116 Nassau Street in Brooklyn, New York, (the "Property").

    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.

2. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $42 for the year ended December 31, 1997.

4. CONCENTRATION OF REVENUE

    The Property's revenue for the year ended December 31, 1997 was derived from two tenants.

5. MANAGEMENT AGREEMENTS

    During 1997 the Property was managed by Murray Hill Property Management, Inc., (the "Management Company"), a related party. During the year ended December 31, 1997 the management fees were based on 5% of gross cash receipts. The management fee was $59 for the year ended December 31, 1997.

6. INSURANCE COSTS

    The Property is included in an umbrella insurance policy that covers several properties managed by the Management Company. The Management Company allocates the costs of the policy on a per square foot basis.

7. LEASE AGREEMENTS

    The Property is being leased to tenants under operating leases with term expiration dates ranging from 1998 to 2009. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum

                               116 NASSAU STREET

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 1997

7. LEASE AGREEMENTS (CONTINUED)
rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1997 (exclusive of renewal option periods) are as follows:

1998................................................................  $   1,100
1999................................................................      1,200
2000................................................................      1,200
2001................................................................      1,000
2002................................................................        400
Thereafter..........................................................      2,800
                                                                      ---------
                                                                      $   7,700
                                                                      ---------
                                                                      ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
SL Green Realty Corp.

    We have audited the statement of revenues and certain expenses of the property at 711 Third Avenue, as described in Note 1, for the year ended December 31, 1997. The financial statement is the responsibility of management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-11 of SL Green Realty Corp., and is not intended to be a complete presentation of the Property's revenues and expenses.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note 1 for the year ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                  /s/ Ernst & Young LLP


New York, New York
March 24, 1998

                                711 THIRD AVENUE
                   STATEMENT OF REVENUES AND CERTAIN EXPENSES
                             (DOLLARS IN THOUSANDS)
                                     NOTE 1


                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
Revenues
  Rental revenue....................................................................................   $   10,097
  Escalations and reimbursement revenue.............................................................          353
  Other income......................................................................................          847
                                                                                                      ------------
Total revenues......................................................................................       11,297
                                                                                                      ------------
Certain Expenses
  Ground rent.......................................................................................        1,550
  Property taxes....................................................................................        2,674
  Utilities.........................................................................................          638
  Cleaning and service contracts:
    Related party...................................................................................          893
    Other...........................................................................................          272
  Payroll and expenses..............................................................................        1,159
  Management fees...................................................................................          172
  Repairs and maintenance...........................................................................          396
  Professional fees.................................................................................           89
  Insurance.........................................................................................           37
  Other operating expenses..........................................................................          228
                                                                                                      ------------
Total certain expenses..............................................................................        8,108
                                                                                                      ------------
Revenues in excess of certain expenses..............................................................   $    3,189
                                                                                                      ------------
                                                                                                      ------------


                            See accompanying notes.

                                711 THIRD AVENUE



              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES



                             (DOLLARS IN THOUSANDS)
                               DECEMBER 31, 1997


1. BASIS OF PRESENTATION

    Presented herein is the statement of revenues and certain expenses related to the operations of the property, located at 711 Third Avenue, in the borough of Manhattan in New York City, (the "Property").


    The accompanying financial statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by SL Green Realty Corp., ("SL Green"), in the proposed future operations of the Property. Items excluded consist of interest, amortization and depreciation.



    SL Green has entered into an agreement to purchase 50% of the fee interest in the Property and upon completion of this transaction will enter a co-tenancy agreement with the other 50% fee owner. Additionally, SL Green has made an offer to purchase the existing mortgage loan which is collateralized by the leasehold interest in the Property and will enter into a sublease agreement for the leasehold interest. Upon the completion of the proposed transactions the ground rent will be adjusted in accordance with the purchase agreements.


2. USE OF ESTIMATES

    The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

    The Property is leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $22 for the year ended December 31, 1997.

4. CONCENTRATION OF REVENUE

    Approximately 29% of the Property's revenue for the year ended December 31, 1997 was derived from two tenants.

5. MANAGEMENT AGREEMENTS

    For the period January 1, 1997 through August 31, 1997 the Property was managed by Weiler Arnow Management Co., Inc., (the "Management Company"), an affiliate of the owner of the Property. The management fees were based on monthly fixed payments of $16 plus administrative salaries. For the period September 1, 1997 through December 31, 1997 the Property was managed by Cushman & Wakefield Inc. and the management fees were based on monthly fixed payments of $11 plus administrative salaries.

6. RELATED PARTY TRANSACTIONS


    The Property was provided cleaning services for the eight months ended August 31, 1997 by the Wieler Arnow Cleaning Company, which is wholly owned by the Management Company.

                                711 THIRD AVENUE

                             (DOLLARS IN THOUSANDS)
                               DECEMBER 31, 1997


6. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Property paid approximately $893 in contract cleaning and $122 of management, general and administrative costs to affiliated companies of the Property owner for the year ended December 31, 1997. In addition, the Property paid approximately $1,550 of ground rent expense to an affiliated company of the Property owner for the year ended December 31, 1997.

7. GROUND RENT

    The Property is comprised of a triple net ground lease with a term expiring in July 2033, (the "Ground Lease"). In addition, the Ground Lease contains five ten year renewal options and requires fixed annual rent of approximately $1,550. The rent is re-set at July 2001, July 2011 and July 2021 (and at the commencement of each of the five ten year renewal option periods), at the greater of (a) the net annual rental payable for the immediately preceding lease year, or (b) 7.75% of the fair market value of the land.

    The ground rent may be adjusted for future periods due to the anticipated acquisition of the Property (as described in Note 1) by SL Green.

8. BENEFIT PLANS


    The Property employees are covered by multi-employer defined benefit pension plans and post-retirement health and welfare plans. Contributions to these plans amounted to $101 for the year ended December 31, 1997.


9. LEASE AGREEMENTS

    The Property is being subleased to tenants under operating leases with term expiration dates ranging from 1998 to 2011. The minimum rental amounts due under the leases are generally subject to scheduled fixed increases. The leases generally also require that the tenants reimburse the Property for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases as of December 31, 1997 (exclusive of renewal option periods) are as follows:

1998...............................................................  $   9,000
1999...............................................................      8,800
2000...............................................................      8,200
2001...............................................................      7,100
2002...............................................................      5,800
Thereafter.........................................................     36,900
                                                                     ---------
                                                                     $  75,800
                                                                     ---------
                                                                     ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                           SUMMARY TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................          16
The Company....................................          31
Recent Developments............................          32
Business and Growth Strategies.................          34
Use of Proceeds................................          39
Ratios of Earnings to Fixed Charges............          39
Price Range of Common Stock and Distribution
  History......................................          40
Capitalization.................................          41
Selected Financial Information.................          42
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          45
Market Overview................................          53
The Properties.................................          61
Management.....................................         100
Structure and Formation of the Company.........         108
Policies with Respect to Certain Activities....         111
Certain Relationships and Transactions.........         116
Partnership Agreement..........................         116
Principal Stockholders.........................         123
Capital Stock..................................         125
Certain Provisions of Maryland Law and the
  Company's Charter and Bylaws.................         137
Shares Available for Future Sale...............         139
Material Federal Income Tax Consequences.......         141
Underwriting...................................         155
Experts........................................         157
Legal Matters..................................         157
Additional Information.........................         157
Glossary of Selected Terms.....................         159
Index to Financial Statements..................         F-1


                                4,000,000 SHARES

                                     [LOGO]

                             SL GREEN REALTY CORP.
                             % PREFERRED INCOME EQUITY
                             REDEEMABLE SHARES-SM-

                                 ("PIERS-SM-")

                            (LIQUIDATION PREFERENCE
                               $25.00 PER SHARE)

                             ---------------------

                                   PROSPECTUS

                                           , 1998

                             ---------------------

                            PREFERRED INCOME EQUITY
                           REDEEMABLE SHARES-SM- AND
                                "PIERS-SM-" ARE
                             SERVICE MARKS OWNED BY
                              LEHMAN BROTHERS INC.

                                LEHMAN BROTHERS

                       PRUDENTIAL SECURITIES INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table itemizes the expenses incurred by the Company in connection with the PIERS Offering. All amounts are estimated except for the Registration Fee and the NASD Fee.

Registration Fees...............................................  $  33,925
NASD Fees.......................................................     10,500
New York Stock Exchange Listing Fees............................     29,600
Printing and Engraving Expenses.................................      *
Legal Fees and Expenses.........................................      *
Accounting Fees and Expenses....................................      *
Blue Sky Fees and Expenses......................................      *
Financial Advisory Fee..........................................      *
Environmental and Engineering Expenses..........................      *
Miscellaneous...................................................      *
                                                                  ---------
        Total...................................................  $   *
                                                                  ---------
                                                                  ---------

------------------------

* To be provided by amendment.

ITEM 31. SALES TO SPECIAL PARTIES

    See Item 32.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

    Upon formation of the Registrant, Stephen L. Green was issued 1,000 shares of Common Stock for total consideration of $1,000 in cash in order to provide the initial capitalization of the Registrant. These shares will be repurchased by the Registrant at cost upon completion of the Offering. In connection with the Formation Transactions, certain officers of the Registrant were issued an aggregate of 553,616 shares of Common Stock for total consideration of $3,831 in cash. The issuance of securities described in this Item 32 were made in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's officers and directors are and will be indemnified under Maryland and Delaware law, the Charter and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Company's Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time under Maryland law.

    The Company's Bylaws require it to indemnify (a) any present or former director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful.

    In addition, the Company's Bylaws require the Company to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to a proceeding by reason of his service as a director or officer provided that the Company shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written understanding by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws also (i) permit the Company to provide indemnification and advance expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

    Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director of officer of the Company shall be liable to the Company or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Charter has incorporated the provisions of such law limiting the liability of directors and officers.

    The Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its organizational documents, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under their organizational documents.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

    Not Applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

    (a) Financial Statements, all of which are included in the Prospectus:


SL GREEN REALTY CORP.

Pro Forma Consolidated Financial Statements (unaudited)
    Pro Forma Consolidated Balance Sheet as of December 31, 1997
    Pro Forma Consolidated Statement of Operations for the year ended
      December 31, 1997
    Notes to Pro Forma Consolidated Financial Statements
Historical
    Report of Independent Auditors
    Consolidated Balance Sheet as of December 31, 1997
    Consolidated Statement of Operations for the period August 21, 1997 (Inception)
     to December 31, 1997
    Consolidated Statement of Stockholders' Equity for the period August 21, 1997
     (Inception) to December 31, 1997
    Consolidated Statement of Cash Flows for the period August 21, 1997 (Inception)
     to December 31, 1997
    Notes to Consolidated Financial Statements

    Schedule III
    Real Estate and Accumulated Depreciation as of December 31, 1997

THE SL GREEN PREDECESSOR

Combined Financial Statements
    Report of Independent Auditors
    Combined Balance Sheet as of December 31, 1996
    Combined Statements of Operations for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995
    Combined Statements of Owners' Equity (Deficit) for the period January 1, 1997 to
     August 20, 1997 and the Years Ended December 31, 1996 and 1995
    Combined Statements of Cash Flows for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995
    Notes to the Combined Financial Statements

Uncombined Joint Ventures--Combined Financial Statements
    Report of Independent Auditors
    Combined Balance Sheet as of December 31, 1996
    Combined Statements of Operations for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995
    Combined Statements of Owners' Deficit for the period January 1, 1997 to August
     20, 1997 and Years Ended December 31, 1996 and 1995
    Combined Statements of Cash Flows for the period January 1, 1997 to August 20,
     1997 and the Years Ended December 31, 1996 and 1995
    Notes to the Combined Financial Statements

36 WEST 44TH STREET

    Report of Independent Auditors
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996
    Notes to Statements of Revenues and Certain Expenses

1372 BROADWAY

    Report of Independent Auditors
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996
    Notes to Statements of Revenues and Certain Expenses

1140 AVENUE OF THE AMERICAS

    Report of Independent Auditors
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996
    Notes to Statements of Revenues and Certain Expenses

50 WEST 23RD STREET

    Report of Independent Auditors
    Statements of Revenues and Certain Expenses for the Six Months Ended
      June 30, 1997 (unaudited) and the Year Ended December 31, 1996
    Notes to Statements of Revenues and Certain Expenses

110 EAST 42ND STREET
    Report of Independent Auditors
    Statements of Revenues and Certain Expenses for the Six Months Ended June 30,
     1997 (unaudited) and the Year Ended December 31, 1996
    Notes to Statements of Revenues and Certain Expenses

17 BATTERY PLACE

    PROPERTY
    Report of Independent Auditors
    Statements of Revenues and Certain Expenses for the Nine Months Ended
     September 30, 1997 (unaudited) and the Year Ended December 31, 1996
    Notes to Statements of Revenues and Certain Expenses

    MORTGAGE
      Report of Independent Auditors
      Statements of Revenues and Certain Expenses for the Nine Months Ended
       September 30, 1997 (unaudited) and the Year Ended December 31, 1996
       (Mortgagor)
      Notes to Statements of Revenues and Certain Expenses (Mortgagor)

1466 BROADWAY
    Report of Independent Auditors

    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997
    Notes to Statement of Revenues and Certain Expenses

420 LEXINGTON AVENUE
    Report of Independent Auditors
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997
    Notes to Statement of Revenues and Certain Expenses

321 WEST 44TH STREET
    Report of Independent Auditors
    Statement of Revenues and Certain Expenses for the Six Months Ended December
     31, 1997 (unaudited) and the Year Ended June 30, 1997
    Notes to Statement of Revenues and Certain Expenses

440 NINTH AVENUE
    Report of Independent Auditors
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997
    Notes to Statement of Revenues and Certain Expenses

38 EAST 30TH STREET
    Report of Independent Auditors
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997
    Notes to Statement of Revenues and Certain Expenses

116 NASSAU STREET
    Report of Independent Auditors
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997
    Notes to Statement of Revenues and Certain Expenses

711 THIRD AVENUE
    Report of Independent Auditors
    Statement of Revenues and Certain Expenses for the Year Ended December 31,
     1997
    Notes to Statement of Revenues and Certain Expenses


    (b) Exhibits

      1.1  Form of Underwriting Agreement among Lehman Brothers Inc., Prudential Securities
             Incorporated, the Company and the Operating Partnership*
      3.1  Articles of Incorporation of the Company**
      3.2  Bylaws of the Company**
      4.1  Specimen Share Certificate**
      4.2  Articles Supplementary*
      5.1  Opinion of Brown & Wood LLP regarding the validity of the securities being registered*
      8.1  Opinion of Brown & Wood LLP regarding tax matters*
     10.1  Form of Agreement of Limited Partnership of the Operating Partnership**
     10.2  Form of Articles of Incorporation and Bylaws of the Management Corporation**
     10.3  Form of Articles of Incorporation and Bylaws of the Leasing Corporation**
     10.4  Form of Articles of Incorporation and Bylaws of the Construction Corporation**
     10.5  Form of Employment and Noncompetition Agreement among the Executive Officers and the
             Company**
     10.6  Employment and Noncompetition Agreement between David J. Nettina and the Company**

     10.7  Amended 1997 Stock Option and Incentive Plan***
     10.8  Form of Credit Facility documentation between the Company and LBHI****
     10.9  Form of Acquisition Facility documentation between the Company and LBHI*****
     12.1  Ratios of Earnings to Fixed Charges
     21.1  List of Subsidiaries**
     23.1  Consent of Brown & Wood LLP (included as part of Exhibit 5.1)*
     23.2  Consent of Ernst & Young LLP
     23.3  Consent of Rosen Consulting Group
     24.1  Power of Attorney (included on the signature page at page II-7 hereof)
     99.4  Rosen Market Study*


------------------------
    *To be filed by amendment.

   ** Incorporated by reference to the registrant's registration statement on Form S-11 (333-29329) declared effective by the Commission on August 14, 1997.


  *** Incorporated by reference to the registrant's registration statement on Form S-11 (333-50311) filed with the Commission on April 16, 1998.



 **** Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Commission on March 31, 1998.



***** Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Commission on January 2, 1998.


ITEM 36. UNDERTAKINGS

    The Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery of each purchaser.

        (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in New York, New York on this     day of April, 1998.


                                SL GREEN REALTY CORP.

                                By:             /s/ STEPHEN L. GREEN
                                     -----------------------------------------
                                                  Stephen L. Green
                                              CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 27th day of April, 1998.



    Each person whose signature appears below hereby constitutes and appoints each of Stephen L. Green, Benjamin P. Feldman and John H. Alschuler, Jr. as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the PIERS under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.



                      SIGNATURE                                          TITLE                         DATE
------------------------------------------------------  ---------------------------------------  ----------------

                 /s/ STEPHEN L. GREEN                   Chief Executive Officer, President and    April 27, 1998
     -------------------------------------------          Chairman of the Board of Directors
                   Stephen L. Green                       (principal executive officer)

                 /s/ DAVID J. NETTINA                   Executive Vice President, Chief           April 27, 1998
     -------------------------------------------          Financial Officer and Chief Operating
                   David J. Nettina                       Officer (principal financial officer
                                                          and principal accounting officer)

               /s/ BENJAMIN P. FELDMAN                  Executive Vice President, General         April 27, 1998
     -------------------------------------------          Counsel, Secretary and Director
                 Benjamin P. Feldman

              /s/ JOHN H. ALSCHULER, JR.                Director                                  April 27, 1998
     -------------------------------------------
                John H. Alschuler, Jr.

             /s/ EDWIN THOMAS BURTON, III               Director                                  April 27, 1998
     -------------------------------------------
               Edwin Thomas Burton, III

                   /s/ JOHN S. LEVY                     Director                                  April 27, 1998
     -------------------------------------------
                     John S. Levy